   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 21, 2003


                                                     REGISTRATION NO. 333-108982
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                         WESTLAKE CHEMICAL CORPORATION
             (Exact name of registrant as specified in its charter)

                DELAWARE                                   2869                                  76-0346924
    (State or other jurisdiction of            (Primary Standard Industrial                   (I.R.S. Employer
     incorporation or organization)            Classification Code Number)                  Identification No.)

             2801 POST OAK BOULEVARD, SUITE 600                                 LOUIS B. TRENCHARD III
                    HOUSTON, TEXAS 77056                                        VICE PRESIDENT, LEGAL
                       (713) 960-9111                                       WESTLAKE CHEMICAL CORPORATION
    (Address, including ZIP code, and telephone number,                   2801 POST OAK BOULEVARD, SUITE 600
    including area code, of each registrant's principal                          HOUSTON, TEXAS 77056
                     executive offices)                                             (713) 960-9111
                                                              (Name, address, including ZIP code, and telephone number,
                                                                      including area code, of agent for service)

                             ---------------------
                                    COPY TO:
                             J. DAVID KIRKLAND, JR.
                               BAKER BOTTS L.L.P.
                                ONE SHELL PLAZA
                              HOUSTON, TEXAS 77002
                                 (713) 229-1234
                             ---------------------

                                                      JURISDICTION OF         PRIMARY STANDARD INDUSTRIAL      I.R.S. EMPLOYER
EXACT NAME OF ADDITIONAL REGISTRANTS             INCORPORATION/ORGANIZATION   CLASSIFICATION CODE NUMBER    IDENTIFICATION NUMBER
------------------------------------             --------------------------   ---------------------------   ---------------------
Geismar Holdings, Inc..........................           Delaware                       2821                    33-1036002
Geismar Vinyls Company LP......................           Delaware                       2821                    06-1641487
Gramercy Chlor-Alkali Corporation..............           Delaware                       2821                    76-0669252
GVGP, Inc......................................           Delaware                       2821                    71-0921650
North American Pipe Corporation................           Delaware                       3084                    76-0370735
North American Profiles, Inc...................           Delaware                       3089                    76-0636880
Van Buren Pipe Corporation.....................           Delaware                       3084                    76-0441452
Westech Building Products, Inc.................           Delaware                       3089                    76-0498816
Westlake Chemical Holdings, Inc................           Delaware                       2869                    76-0664308
Westlake Chemical Investments, Inc.............           Delaware                       2821                    76-0664309
Westlake Chemical Manufacturing, Inc...........           Delaware                       2869                    51-0405162
Westlake Chemical Products, Inc................           Delaware                       2821                    51-0405164
Westlake Development Corporation...............           Delaware                       2869                    76-0666307
Westlake Management Services, Inc..............           Delaware                       2869                    76-0321065
Westlake Olefins Corporation...................           Delaware                       2821                    52-1629821
Westlake Overseas Corporation..................     U.S. Virgin Islands                  2821                    66-0443812
Westlake Petrochemicals LP.....................           Delaware                       2869                    76-0553330
Westlake Polymers LP...........................           Delaware                       2821                    76-0144230
Westlake PVC Corporation.......................           Delaware                       2821                    76-0346192
Westlake Resources Corporation.................           Delaware                       2821                    76-0321064
Westlake Styrene LP............................           Delaware                       2865                    76-0294926
Westlake Vinyl Corporation                                Delaware                       2821                    76-0414632
Westlake Vinyls, Inc...........................           Delaware                       2821                    76-0542667
WPT LP.........................................           Delaware                       2869                    76-0469048

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable following the effectiveness of this Registration Statement.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                             ---------------------
    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND WE ARE NOT SOLICITING ANY OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 21, 2003


PROSPECTUS

                                  $380,000,000

                            (WESTLAKE CHEMICAL CORP)

                         WESTLAKE CHEMICAL CORPORATION

                               OFFER TO EXCHANGE
                          8 3/4% SENIOR NOTES DUE 2011
                              FOR ALL OUTSTANDING
                          8 3/4% SENIOR NOTES DUE 2011
                  FULLY AND UNCONDITIONALLY GUARANTEED BY ALL
       DOMESTIC RESTRICTED SUBSIDIARIES OF WESTLAKE CHEMICAL CORPORATION

THE NEW NOTES:

- will be freely tradable and otherwise substantially identical to the old notes;

- will accrue interest at 8 3/4% per annum, payable semiannually on each January 15 and July 15;

- will not be listed on any securities exchange or on any automated dealer quotation system, but may be sold in the over-the-counter market, in negotiated transactions or through a combination of those methods.

THE EXCHANGE OFFER:


- expires at 5:00 p.m., New York City time, on January 7, 2004, unless extended; and


- is not conditioned upon any minimum principal amount of old notes being tendered.
YOU SHOULD NOTE THAT:

- we will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that we have registered under the Securities Act of 1933;

- you may withdraw tenders of old notes at any time prior to the expiration of the exchange offer;

- the exchange of old notes for new notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes; and

- the exchange offer is subject to customary conditions, which we may waive in our sole discretion.

     PLEASE CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 13 OF THIS PROSPECTUS BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                   The date of this prospectus is           .

                               TABLE OF CONTENTS


                                         PAGE
                                         ----
WHERE YOU CAN FIND MORE INFORMATION....    i
INDUSTRY AND MARKET DATA...............   ii
PRODUCTION CAPACITY....................   ii
NON-GAAP FINANCIAL MEASURES............   ii
PROSPECTUS SUMMARY.....................    1
RISK FACTORS...........................   13
FORWARD-LOOKING INFORMATION............   22
PRIVATE PLACEMENT......................   23
USE OF PROCEEDS........................   23
CAPITALIZATION.........................   24
SELECTED CONSOLIDATED FINANCIAL,
  OPERATING AND INDUSTRY DATA..........   25
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
  FINANCIAL CONDITION AND RESULTS OF
  OPERATIONS...........................   27
INDUSTRY OVERVIEW......................   42
BUSINESS...............................   48



                                         PAGE
                                         ----
MANAGEMENT.............................   60
SECURITY OWNERSHIP OF CERTAIN
  BENEFICIAL OWNERS
  AND MANAGEMENT.......................   66
CERTAIN RELATIONSHIPS AND RELATED
  TRANSACTIONS.........................   67
DESCRIPTION OF CERTAIN INDEBTEDNESS....   69
THE EXCHANGE OFFER.....................   71
DESCRIPTION OF NOTES...................   81
CERTAIN UNITED STATES FEDERAL INCOME
  TAX CONSIDERATIONS...................  125
PLAN OF DISTRIBUTION...................  126
TRANSFER RESTRICTIONS ON OLD NOTES.....  128
LEGAL MATTERS..........................  128
EXPERTS................................  128
INDEX TO CONSOLIDATED FINANCIAL
  STATEMENTS...........................  F-1


                               ------------------

     THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT WE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. YOU SHOULD RELY ONLY ON THE INFORMATION WE HAVE PROVIDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THIS DOCUMENT.

                      WHERE YOU CAN FIND MORE INFORMATION

     This prospectus incorporates important business and financial information about us that is not included in or delivered with this document. You may request a copy of any or all of the documents summarized in this prospectus or incorporated by reference in this prospectus, without charge, by written or oral request directed to us at the following address and telephone number:

                         Westlake Chemical Corporation
                       2801 Post Oak Boulevard, Suite 600
                              Houston, Texas 77056
                           Telephone: (713) 960-9111
                         Attention: Investor Relations

The exhibits to the documents will generally not be made available unless they are specifically incorporated by reference in the documents.


     TO OBTAIN TIMELY DELIVERY OF ANY OF OUR DOCUMENTS, YOU MUST MAKE YOUR REQUEST TO US BY NO LATER THAN DECEMBER 30, 2003. THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 7, 2004. THE EXCHANGE OFFER CAN BE EXTENDED BY US IN OUR SOLE DISCRETION, BUT WE CURRENTLY DO NOT INTEND TO EXTEND THE EXPIRATION DATE. SEE "THE EXCHANGE OFFER" FOR MORE DETAILED INFORMATION.


     This prospectus is part of a registration statement we have filed with the SEC relating to the notes and the related guarantees. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and these securities. You may read and copy, at prescribed rates, the registration statement, exhibits and schedules and any reports that we file at the SEC's public reference room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov.

     Under the terms of the indenture governing the notes, following consummation of the exchange offer described in this prospectus, we will file with the SEC (unless the SEC will not accept such a filing):

          (1) all quarterly and annual reports on Forms 10-Q and 10-K required to be filed with the SEC; and

          (2) all current reports on Form 8-K required to be filed with the SEC,

for public availability within the time periods specified in the rules and regulations applicable to those reports. If, at any time after consummation of the exchange offer, we are no longer subject to the periodic reporting requirements of the Securities Exchange Act of 1934 for any reason, we will nevertheless continue filing the reports specified in this paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing. We have agreed that we will not take any action for the purpose of causing the SEC not to accept any such filings. If the SEC will not accept our filings for any reason, we will post the reports referred to in this paragraph on our website within the time periods that would apply if we were required to file those reports with the SEC.

                            INDUSTRY AND MARKET DATA

     Industry and market data used throughout this prospectus were obtained through internal company research, surveys and studies conducted by third parties and industry and general publications, including information from the Chemical Market Associates, Inc., or CMAI. We have not independently verified market and industry data from third-party sources. While we believe internal company estimates are reliable and market definitions are appropriate, neither such estimates nor these definitions have been verified by any independent sources, and we do not make any representations as to the accuracy of such estimates.

                              PRODUCTION CAPACITY


     Unless we state otherwise, annual production capacity used throughout this prospectus represents rated capacity at September 30, 2003. We calculated rated capacity by estimating the number of days in a typical year that a production unit of a plant is expected to operate, after allowing for downtime for regular maintenance, and multiplying that number by an amount equal to the unit's optimal daily output based on the design feedstock mix. Because the rated capacity of a production unit is an estimated amount, actual production volumes may be more or less than the rated capacity.


                          NON-GAAP FINANCIAL MEASURES


     The body of accounting principles generally accepted in the United States is commonly referred to as "GAAP." For this purpose, a non-GAAP financial measure is generally defined by the SEC as one that purports to measure historical or future financial performance, financial position or cash flows, but excludes or includes amounts that would not be so adjusted in the most comparable GAAP measures. In this prospectus, we disclose so-called non-GAAP financial measures, primarily Adjusted EBITDA. Our Adjusted EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization, debt retirement cost, other income, impairment of long-lived assets (a non-cash charge), cumulative effect of change in accounting principle and minority interest. The non-GAAP financial measures described in this prospectus are not substitutes for the GAAP measures of earnings and cash flow.

     EBITDA is a key measure used by the banking and high-yield investing communities in their evaluation of economic performance. Adjusted EBITDA is included in this prospectus because management believes that it is a useful tool for measuring our ability to meet our future debt service, capital expenditure and working capital requirements and for comparing our operating performance with the performance of other companies that have different financing and capital structures or tax rates. Adjusted EBITDA is not necessarily a measure of our ability to fund our cash needs. In addition, it should be noted that companies calculate EBITDA differently and, therefore, Adjusted EBITDA as presented for us may not be comparable to EBITDA or Adjusted EBITDA reported by other companies.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all the information that is important to you or that you should consider before deciding whether to participate in this exchange offer. You should carefully read this entire prospectus, including the financial statements and related notes, before making an investment decision. In this prospectus, we refer to Westlake Chemical Corporation and its consolidated subsidiaries as "we," "us" or "Westlake," unless we state otherwise or the context clearly indicates otherwise.

                                 ABOUT WESTLAKE


     We are a vertically integrated manufacturer and marketer of basic chemicals, polymers, vinyls and fabricated products. Our products include some of the most widely used chemicals in the world, which are fundamental to many diverse consumer and industrial markets, including flexible and rigid packaging, automotive products, coatings, residential and commercial construction as well as other durable and non-durable goods. We believe that our business is characterized by highly integrated, world-class chemical production facilities, state-of-the-art technology, leading regional market positions for particular products, a strong and stable customer base and experienced management. We operate in two principal business segments, Olefins and Vinyls, and we are one of the few fully integrated producers of vinyls and fabricated products in North America. For the nine months ended September 30, 2003, we had net sales of $1,057.2 million, net income of $2.2 million and Adjusted EBITDA of $105.8 million. During the same period, our Olefins segment contributed 62% and our Vinyls segment contributed 38% of our net sales, after intercompany eliminations. For the nine months ended September 30, 2003, our Olefins segment contributed 69% and our Vinyls segment contributed 33% of our Adjusted EBITDA, including corporate and other.


     We benefit from highly integrated production facilities that allow us to process raw materials into higher value-added chemicals and fabricated products. We have 8.1 billion pounds of active aggregate production capacity at 11 strategically located manufacturing plants in North America. We believe that with our highly integrated capabilities, we are less affected by volatility in product demand, have less exposure to the effects of cyclical raw material prices and operate at higher capacity utilization rates than non-integrated chemical producers. In addition, the strategic location of our facilities lowers our transportation costs due to our high level of internally consumed production. In 2002, we used 71% of our basic chemical production internally to produce higher value-added chemicals and fabricated products for sale to external customers.

OLEFINS


     In our Olefins segment, we manufacture ethylene, polyethylene, styrene and associated co-products at our facilities in Lake Charles, Louisiana. For the nine months ended September 30, 2003, our Olefins segment had net sales of $652.5 million, operating income of $32.8 million and Adjusted EBITDA of $72.7 million.


     Ethylene. Ethylene is the world's most widely consumed petrochemical in terms of volume. It is the key building block used to produce a large number of higher value-added chemicals including polyethylene, ethylene dichloride, ethylbenzene and ethylene oxide. We have the capacity to produce 2.3 billion pounds of ethylene per year at our Lake Charles facilities. In 2002, we consumed 84% of that production internally to produce higher value-added chemical products. We also have the capacity to produce 450 million pounds of ethylene per year in our Vinyls segment at our Calvert City, Kentucky facilities, all of which is consumed internally in the production of vinyl chloride monomer, or VCM.

     Polyethylene. Polyethylene, the world's most widely consumed polymer, is used in the manufacture of a wide variety of packaging, film, coating and molded product applications including trash can liners, shopping and dry cleaning bags and housewares. We produce the three principal types of polyethylene: low-density polyethylene, or LDPE, linear low-density polyethylene, or LLDPE, and high-density polyethylene, or HDPE. We are the fourth largest producer of LDPE in North America. We have the capacity to produce 850 million pounds of LDPE and 500 million pounds of LLDPE or HDPE per year.

     Styrene. Styrene is used to produce polystyrene and synthetic rubber, which are used in a number of applications including injection molding, disposables, food packaging, housewares, paints and coatings, resins, building materials and toys. We have the capacity to produce 450 million pounds of styrene per year.

VINYLS


     In our Vinyls segment, we manufacture polyvinyl chloride, or PVC, VCM, chlorine, caustic soda, ethylene and fabricated products. Chlorine and ethylene are the basic raw materials used to manufacture VCM, which we then convert into PVC. We use most of our PVC to manufacture fabricated products such as pipe, fence, deck and door and window components. We manage our integrated vinyls production chain, from the basic chemicals to finished fabricated products, to maximize product margins, pricing and capacity utilization. Our primary manufacturing facilities are in Calvert City, Kentucky. We also own eight strategically located PVC fabricated product facilities, each situated in close proximity to our markets and customers. In addition, in 2003, we acquired a vinyls facility in Geismar, Louisiana. We are in the process of starting up the ethylene dichloride portion of the Geismar facility. We plan to operate part or all of the remainder of the facility when market conditions support utilization of the additional capacity. We also own a 43% interest in a PVC joint venture in China with total capacity of 264 million pounds of PVC per year. For the nine months ended September 30, 2003, our Vinyls segment had net sales of $404.7 million, operating income of $9.5 million and Adjusted EBITDA of $34.4 million.


     PVC. PVC, the world's third most widely used plastic, is an attractive alternative to traditional materials such as glass, metal, wood, concrete and other plastic materials because of its versatility, durability and cost competitiveness. We have the capacity to produce 800 million pounds of PVC per year, excluding capacity of our China joint venture and our Geismar facility. In 2002, we used 61% of our PVC internally in the production of our fabricated products. PVC is used for construction materials including pipe, siding and window and door components; rigid and flexible film for packaging; and medical applications such as blood bags and tubing.

     VCM. VCM is used to produce PVC, solvents and PVC-related products. We have the capacity to produce 1.3 billion pounds of VCM per year, excluding capacity at our Geismar facility. In 2002, we used 63% of our VCM production in our PVC operations.

     Chlorine and Caustic Soda. We produce chlorine and caustic soda, co-products commonly referred to as chlor-alkali, at our Calvert City facilities. We use chlorine to produce VCM and sell caustic soda to external customers who use it in a variety of end markets including the production of pulp and paper, organic and inorganic chemicals, and alumina. In 2002, we converted our chlorine facility to a more efficient, state-of-the-art membrane technology, resulting in an approximate 25% reduction in energy consumption per unit of production that should result in significant savings, as energy is a major cost of chlor-alkali production. This conversion increased our annual production capacity by 64% from 250 to 410 million pounds of chlorine and from 275 to 450 million pounds of caustic soda.

     Ethylene. Our Calvert City ethylene plant has annual production capacity of 450 million pounds and, in 2002, produced approximately 70% of the ethylene required for our VCM production. We obtain the remainder of the ethylene we need for our Vinyls business from our Lake Charles ethylene production.

     Fabricated Products. Products made from PVC are used in construction materials ranging from water and sewer systems to home and commercial applications for fence, deck, window and patio door systems. PVC windows and patio doors are more energy efficient, less costly and easier to maintain than alternative products. PVC fence and deck products feature low maintenance materials and long product life. PVC pipe offers greater strength, lower installed cost, increased corrosion resistance, lighter weight and longer service life when compared to iron, steel and concrete alternatives. We are a leading manufacturer of PVC fabricated products in the geographic regions where we operate. We market pipe products under the "North American Pipe" brand, PVC window and patio door components under the "NAPG" brand and PVC fence and deck products under the "Westech" brand, all of which are recognized brands in their respective markets. We sell substantially all of our products to distributors who, in turn, sell the products to municipalities and contractors. Since entering the market in 1992, we have increased our annual capacity of fabricated products from 194 million pounds to 600 million pounds.

                             COMPETITIVE STRENGTHS

     Vertically Integrated Operations. We operate in two vertically integrated business segments and use the majority of our internally produced basic chemicals to manufacture higher value-added chemicals and fabricated products. We are one of the few fully integrated producers of vinyls and fabricated products in North America. By operating integrated olefins and vinyls production processes, we believe we are less susceptible to volatility in product demand, have less exposure to the effects of cyclical raw material prices and are able to operate at higher capacity utilization rates than non-integrated chemical producers. We have also been able to lower our transportation costs due to our high level of internally consumed production. In 2002, we used almost 85% of our ethylene production to manufacture polyethylene, styrene monomer and VCM. We also used 63% of our VCM production to manufacture PVC and 61% of our PVC production to manufacture our fabricated products.

     Efficient Modern Asset Base and Low Cost Operations. We operate some of the industry's newest manufacturing facilities in North America and focus on continually improving our asset portfolio and cost position. We have invested $1.2 billion since 1990 to construct new, state-of-the-art facilities and to acquire and to upgrade acquired facilities and equipment in both our Olefins and Vinyls segments. We built two ethylene crackers in Lake Charles in 1991 and 1997, and constructed a gas-phase LLDPE/HDPE plant in 1998. In addition, we recently completed the technology conversion and upgrade of our chlor-alkali facility at Calvert City, reducing per unit energy consumption by approximately 25% and increasing capacity by 64%. These newer plants increase operating efficiency and reduce our maintenance and environmental compliance costs. Our ethylene plants allow us to choose between ethane, propane and butane feedstocks. This flexibility enables us to react to changing market conditions and reduce raw material costs. We continually focus on reducing costs throughout our organization and believe that our selling, general and administrative costs, as a percentage of net sales, of 5.5% for 2002 is one of the lowest in the chemical industry. We eliminate research and development expenses by selectively acquiring and licensing third-party proprietary technology as a cost-effective approach to product development and production efficiency improvement.

     Stable and Sustained Customer Relationships. We believe that our focus on customer service strengthens customer loyalty during periods of lower demand, leading to stability in down-cycles. We estimate that 87% of our net sales in 2002 were made to the same customers we had in 2000. Almost all of our 2002 net sales were to customers in the North American market, limiting our exposure to the lower-margin export market.

     Strong Regional Market Presence. We are a leading seller of PVC fabricated products in the geographic regions where we operate. Fabricated products are sold on a regional basis. The location of our vinyls facilities at Calvert City, Kentucky on the Tennessee River provides a freight cost advantage to our customers in the high-volume Midwest and Northeast markets when compared to most of our competitors located on the Gulf Coast. Our eight fabricated products facilities in North America allow us to focus our sales effort on local markets where we have a strong market presence.


     Experienced Management and Strong Equity Support. Our senior management team has an average of over 25 years of experience in the petrochemical industry. We were founded by our chairman, T.T. Chao, and his family in 1985. The Chao family has more than 50 years of experience in the plastics and fabrications industries, both in Asia and the United States. Our management has demonstrated expertise in reducing costs and growing our business through acquisitions and capacity expansions. In addition, since 1997, Westlake Polymer & Petrochemical, Inc., our parent company, has contributed $216 million to our equity consisting of $50 million in cash, equity interests in Westlake Styrene with a book value of $79 million, a vinyls facility in Geismar, Louisiana with a book value of $5 million and the 20% of common stock of Westlake Olefins Corporation we did not own with a book value of $82 million.


                          CURRENT INDUSTRY CONDITIONS


     The profitability of our key olefins and vinyls products is cyclical. In general, the cycles are characterized by periods of tight supply, leading to high operating rates and margins, followed by periods of oversupply primarily resulting from significant capacity additions, leading to reduced operating rates and lower margins. Our Olefins and Vinyls businesses have been operating in a down cycle as a result of significant new capacity additions, weak demand reflecting the current global economic conditions and high raw material costs. Our primary raw materials are natural gas based feedstocks, which have increased in price dramatically in 2003, primarily as a result of unseasonably cold weather in the first quarter, record low inventory levels, poor underlying natural gas supply trends and recent geopolitical events.


     According to CMAI, industry fundamentals currently suggest a cyclical recovery in the petrochemicals business beginning in 2005, with the next peak expected to commence in 2006. Industry recovery is supported by limited new capacity additions for these products in North America over the next several years, combined with announced capacity shutdowns. CMAI forecasts operating rates and margins to improve as demand recovers as a result of improved global economic conditions.


     In the first nine months of 2003, we experienced some recovery in margins for our key products. While prices for many of our feedstocks increased dramatically in the period, we were able to increase the prices for most of our products to offset much of the higher raw materials costs. These higher feedstock costs were primarily a result of unfavorable supply and demand fundamentals in the North American market for natural gas discussed above. We experienced stronger demand for our products during the third quarter of 2003. Margins decreased, but there were some price improvements at the end of the quarter.



     We have not seen definitive signs of a sustained economic recovery in our industry in the third quarter of 2003 or early in the fourth quarter of 2003. While there have been some improvements in prices and volume, these improvements may not be sustained. An uncertain pricing environment has resulted in pricing pressure on most of our products.


                                  RISK FACTORS

     PLEASE READ AND CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 13 BEFORE PARTICIPATING IN THE EXCHANGE OFFER.

                           THE FINANCING TRANSACTIONS


     On July 31, 2003, we sold $380.0 million in aggregate principal amount of 8 3/4% Senior Notes due 2011 in transactions exempt from or not subject to the registration requirements of the Securities Act of 1933. You may exchange these notes in the exchange offer described in this prospectus. On the same date, we entered into a $120.0 million senior secured term loan and borrowed $21.0 million under a new $200.0 million senior secured revolving credit facility. We used the aggregate net proceeds from these transactions of approximately $507.4 million to repay in full our then-existing revolving credit facility, term loan and 9.5% Series A and Series B notes, including all accrued and unpaid interest, fees and a make-whole premium on the notes, and to provide cash collateral for outstanding letters of credit. As a result of the refinancing, we recognized $11.3 million in non-operating expense in the third quarter of 2003, consisting of the $4.0 million make-whole premium and $7.3 in previously capitalized debt issuance costs. In conjunction with the transactions described above, we also terminated our then-existing accounts receivable securitization facility and repurchased all accounts receivable previously sold to our unconsolidated accounts receivable securitization subsidiary. Please read "Description of Certain Indebtedness" for a description of the credit facility and term loan.

                          PRINCIPAL EXECUTIVE OFFICES

     Our principal executive offices are located at 2801 Post Oak Boulevard, Houston, Texas 77056 and our telephone number is (713) 960-9111. Our corporate website address is www.westlakegroup.com. The information contained in our corporate website is not part of this prospectus.

                               THE EXCHANGE OFFER

     On July 31, 2003, we issued $380 million principal amount of the outstanding 8 3/4% Senior Notes due 2011. We sold the old notes in transactions exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the old notes are subject to transfer restrictions. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

     In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. We agreed to use all commercially reasonable efforts to have the registration statement of which this prospectus is a part declared effective by the SEC within 180 days after the issue date of the old notes and to complete the exchange offer within 30 business days after the registration statement becomes effective. In the exchange offer, you are entitled to exchange your old notes for new notes with substantially identical terms, except that the existing transfer restrictions will be removed. You should read the discussion under the headings "-- Terms of the New Notes" and "Description of Notes" for further information about the new notes.

     We have summarized the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" for further information about the exchange offer and resale of the new notes. IF YOU FAIL TO EXCHANGE YOUR OLD NOTES FOR NEW NOTES IN THE EXCHANGE OFFER, THE EXISTING TRANSFER RESTRICTIONS WILL REMAIN IN EFFECT AND THE MARKET VALUE OF YOUR OLD NOTES LIKELY WILL BE ADVERSELY AFFECTED BECAUSE OF A SMALLER FLOAT AND REDUCED LIQUIDITY.


Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on January 7, 2004 or such later date and time to which we extend it.


Withdrawal of Tenders.........   You may withdraw your tender of old notes at
                                 any time prior to the expiration date. We will return to you, without charge, any old notes that you tendered but that were not accepted for exchange promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange
Offer.........................   We will not be required to accept old notes for
                                 exchange if, in our reasonable judgment, the exchange offer, or the making of any exchange by a holder of old notes, would:

                                 - violate applicable law or any applicable interpretation of the staff of the SEC; or

                                 - be impaired by any action or proceeding that has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer.

                                 The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered.

                                 Please read "The Exchange Offer -- Conditions to the Exchange Offer" for more information about the conditions to the exchange offer.

Procedures for Tendering Old
Notes.........................   If you wish to participate in the exchange
                                 offer, you must complete, sign and date the letter of transmittal that we are providing with this prospectus and mail or deliver the letter of transmittal, together with the old notes, to the exchange agent. If your old notes are held through The Depository Trust Company, you may effect delivery of the old notes by book-entry transfer.

                                 In the alternative, if your old notes are held through DTC, you may participate in the exchange offer through DTC's automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal as though you had signed it.

                                 By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                 -  any new notes that you receive will be
                                    acquired in the ordinary course of your
                                    business;

                                 - you have no arrangement or understanding with any person to participate in the distribution of the old notes or the new notes;

                                 - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

                                 - if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes;

                                 - if you are a broker-dealer, you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such new notes;

                                 -  if you are a broker-dealer, you did not
                                    purchase the old notes to be exchanged for the new notes from us; and

                                 - you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

Special Procedures for
Beneficial Owners.............   If you own a beneficial interest in old notes
                                 that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the old notes in the exchange offer, please contact the registered holder as soon as possible and instruct it to tender on your behalf and to comply with our instructions described in this prospectus.

Guaranteed Delivery
Procedures....................   You must tender your old notes according to the
                                 guaranteed delivery procedures described in
                                 "The Exchange Offer -- Guaranteed Delivery
                                 Procedures" if any of the following apply:

                                 - you wish to tender your old notes but they are not immediately available;

                                 -  you cannot deliver your old notes, the
                                    letter of transmittal or any other required documents to the exchange agent prior to the expiration date; or

                                 -  you cannot comply with the applicable
                                    procedures under DTC's automated tender
                                    offer program prior to the expiration date.

United States Federal Income
Tax Consequences..............   The exchange of old notes for new notes in the
                                 exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read "Certain United States Federal Income Tax
                                 Considerations."

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of new notes in the exchange offer.

                               THE EXCHANGE AGENT

     We have appointed JPMorgan Chase Bank as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC's automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

                              JPMORGAN CHASE BANK


                                 (800) 275-2048


                     BY OVERNIGHT DELIVERY, COURIER OR MAIL
                  (REGISTERED OR CERTIFIED MAIL RECOMMENDED):

                              JPMorgan Chase Bank

                                4 New York Plaza


                              Ground Floor Window


                            New York, New York 10004


            BY FACSIMILE TRANSMISSION (ELIGIBLE INSTITUTIONS ONLY):


                                 (214) 468-6494


                             Attention: Frank Ivins


                             Confirm by Telephone:


                                 (214) 468-6464

                             TERMS OF THE NEW NOTES

     The new notes will be freely tradable and otherwise substantially identical to the old notes. The new notes will not have registration rights or provisions for additional interest. The new notes will evidence the same debt as the old notes, and the old notes and the new notes will be governed by the same indenture. The old notes and the new notes will vote together as a single class under the indenture.

Issuer........................   Westlake Chemical Corporation

Notes Offered.................   $380,000,000 aggregate principal amount of
                                 8 3/4% Senior Notes due 2011.

Maturity Date.................   July 15, 2011.

Interest......................   8 3/4% per annum, payable semi-annually in
                                 arrears on January 15 and July 15, commencing on January 15, 2004.

Subsidiary Guarantees.........   The new notes will be jointly and severally
                                 guaranteed on a senior unsecured basis by all of our existing and future domestic restricted subsidiaries.

Ranking.......................   The new notes and the subsidiary guarantees
                                 will rank:

                                 - effectively junior in right of payment to all of our and the guarantors' secured indebtedness and to the indebtedness and other liabilities of our non-guarantor subsidiaries;

                                 - equal in right of payment to all of our and the guarantors' unsecured senior indebtedness; and

                                 - senior in right of payment to all of our and the guarantors' subordinated indebtedness.


                                 As of September 30, 2003, the new notes and the subsidiary guarantees would have ranked effectively junior in right of payment to:



                                 -  approximately $130.6 million of secured
                                    indebtedness; and



                                 - $5.6 million of current liabilities and $0.3 million of long-term indebtedness of our non-guarantor subsidiaries.


Optional Redemption...........   We may redeem any of the notes at any time on
                                 or after July 15, 2007, in whole or in part, in cash at the redemption prices described in this prospectus, plus accrued and unpaid interest to the date of redemption.

                                 In addition, on or before July 15, 2007, we may redeem up to 35% of the aggregate principal amount of notes with the net proceeds of certain equity offerings. We may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of notes remains outstanding. We may redeem any of the notes at any time before July 15, 2007 in cash at 100% of the principal amount plus accrued and unpaid interest to the date of redemption and a make-whole premium.

                                 See "Description of Notes -- Optional
                                 Redemption."

Change of Control.............   Upon a change of control, we may be required to
                                 make an offer to purchase each holder's notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. See "Description of Notes -- Repurchase at the Option of Holders -- Change of Control."

Certain Covenants.............   The indenture contains covenants that, among
                                 other things, limit our ability and the ability of our restricted subsidiaries to:

                                 - pay dividends on, redeem or repurchase our capital stock;

                                 -  make investments and other restricted
                                    payments;

                                 -  incur additional indebtedness or issue
                                    preferred stock;

                                 -  create liens;

                                 -  permit dividend or other payment
                                    restrictions on our restricted subsidiaries;

                                 - sell all or substantially all of our assets or consolidate or merge with or into other companies;

                                 -  engage in transactions with affiliates; and

                                 -  engage in sale-leaseback transactions.

                                 These limitations are subject to a number of important qualifications and exceptions. See "Description of Notes -- Certain Covenants."

Registration Rights...........   If we fail to complete the exchange offer as
                                 required by the registration rights agreement, we may be obligated to pay additional interest to holders of the old notes. Please read
                                 "Description of Notes -- Registration Rights;
                                 Additional Interest" for more information regarding your rights as a holder of old notes.

No Prior Market...............   There is no existing trading market for the new
                                 notes, and there can be no assurance regarding:

                                 - any future development or liquidity of a trading market for the new notes;

                                 -  your ability to sell your new notes at all;
                                    or

                                 - the price at which you may be able to sell your new notes.

                                 Future trading prices of the new notes will depend on many factors, including:

                                 -  prevailing interest rates;

                                 -  our operating results and financial
                                    condition; and

                                 -  the market for similar securities.

                                 We do not currently intend to apply for the listing of the new notes on any securities exchange or for quotation of the new notes in any dealer quotation system.

          SUMMARY CONSOLIDATED FINANCIAL, OPERATING AND INDUSTRY DATA

     We have provided in the table below summary consolidated financial, operating and industry data. You should read this data in conjunction with "Selected Consolidated Financial, Operating and Industry Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.


                                                                                                            NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                       --------------------------------------------------------------   -------------------------
                                          1998         1999         2000         2001         2002         2002          2003
                                       ----------   ----------   ----------   ----------   ----------   -----------   -----------
                                                                                                        (UNAUDITED)   (UNAUDITED)
                                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales............................  $  826,694   $1,057,631   $1,391,363   $1,087,033   $1,072,627   $  790,611    $1,057,155
Gross profit.........................      21,107      169,675      192,663      (34,726)      70,535       54,951        82,764
Selling, general and administrative
  expenses...........................      47,256       52,087       61,855       53,203       58,783       41,473        43,765
Impairment of long-lived assets(1)...      14,622        2,748       10,777        7,677        2,239           --           932
Income (loss) from operations........     (40,771)     114,840      120,031      (95,606)       9,513       13,478        38,067
Interest expense.....................     (35,899)     (41,991)     (31,957)     (31,892)     (32,907)     (24,544)      (26,252)
Debt retirement cost.................          --           --           --           --           --           --       (11,343)
Other income (expense), net(2).......       7,889       11,421        1,685        8,895        6,784        4,285         4,602
Net income (loss)....................     (45,141)      37,800       53,695      (64,875)      (1,339)       2,030         2,227
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents............      30,501        8,617        8,256       78,991       10,074       16,114        19,664
Working capital(3)...................     154,270      155,814      134,091      169,089      186,138      153,880       231,003
Total assets.........................   1,377,798    1,344,857    1,393,485    1,329,152    1,322,053    1,295,037     1,358,216
Total debt...........................     590,406      460,889      392,889      511,639      506,350      469,200       510,842
Stockholders' equity.................     394,470      433,023      512,275      445,935      443,425      448,123       534,700
OTHER OPERATING DATA:
Adjusted EBITDA(4)...................      52,675      204,050      211,971       (4,622)     101,354       79,821       105,844
Cash flow from:
  Operating activities...............      74,512      132,884      172,332       28,485      (29,676)       5,921        45,642
  Investing activities...............    (152,973)     (25,251)     (87,693)     (76,500)     (33,686)     (26,359)      (26,367)
  Financing activities...............     103,006     (129,517)     (85,000)     118,750       (5,555)     (42,439)       (9,685)
Depreciation and amortization........      78,824       86,462       81,163       83,307       89,602       66,343        66,845
Capital expenditures.................     216,299       29,170       78,893       76,500       38,587       29,859        29,717
EXTERNAL SALES VOLUME:                                                    (MILLIONS OF POUNDS)
Ethylene.............................         658          586          607          560          340          228           367
Polyethylene.........................         768        1,117        1,213        1,076        1,199          905           951
Styrene..............................         416          445          455          494          428          313           294
PVC..................................         424          310          300          309          301          235           211
VCM..................................         135          387          394          459          473          348           314
Fabricated products..................         495          506          440          501          545          425           396
AVERAGE INDUSTRY PRICING:(5)                                       (CENTS PER POUND, EXCEPT AS NOTED)
Ethylene(6)..........................        13.4         21.5         27.2         21.4         16.9         16.7          21.4
Polyethylene(7)......................        35.0         41.0         46.4         42.8         41.9         40.9          51.6
Styrene(8)...........................        17.5         22.9         34.8         21.8         27.3         27.3          31.8
PVC(9)...............................        26.5         32.8         36.7         31.4         34.4         33.6          42.2
VCM(10)..............................        15.3         18.3         25.3         18.9         19.9         19.1          25.6
Natural gas ($/mmbtu)(11)............        2.16         2.32         4.32         4.04         3.37         3.04          5.51

 (1) Impairments in 1998 and 1999 related primarily to a fabricated products business that was subsequently sold and an idled PVC plant. Impairments in 2000 and 2001 related primarily to assets that were acquired but never placed in service. The 2002 impairment related to a ceased product business. The 2003 impairment related to idled styrene assets.

 (2) Other income, net is composed of interest income, insurance proceeds, income and expenses related to our accounts receivable securitization facility, equity income, management fee income and other gains and losses.

 (3) Working capital equals current assets less current liabilities.


 (4) Adjusted EBITDA is calculated as net income before interest expense, income taxes, depreciation and amortization, debt retirement cost, other income, impairment of long-lived assets (a non-cash charge), cumulative effect of change in accounting principle and minority interest. See "Non-GAAP Financial Measures." The following table reconciles Adjusted EBITDA with our net income (loss):


             RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA


                                                                                                   NINE MONTHS ENDED
                                                      YEAR ENDED DECEMBER 31,                        SEPTEMBER 30,
                                        ----------------------------------------------------   -------------------------
                                          1998       1999       2000       2001       2002        2002          2003
                                        --------   --------   --------   --------   --------   -----------   -----------
                                                                                               (UNAUDITED)   (UNAUDITED)
                                                                         (IN THOUSANDS)
Net income (loss).....................  $(45,141)  $ 37,800   $ 53,695   $(64,875)  $ (1,339)    $ 2,030      $  2,227
Plus:
  Cumulative effect of change in
    accounting principle, net of
    tax...............................        --      9,335         --         --         --          --            --
  Minority interest...................     2,795      6,797      5,357     (8,473)    (8,065)     (5,710)        1,057
  Provision for (benefit from) income
    taxes.............................   (26,435)    30,338     30,707    (45,255)    (7,206)     (3,101)        1,790
  Interest expense....................    35,899     41,991     31,957     31,892     32,907      24,544        26,252
  Debt retirement cost................        --         --         --         --         --          --        11,343
Less:
  Other income, net...................     7,889     11,421      1,685      8,895      6,784       4,285         4,602
                                        --------   --------   --------   --------   --------     -------      --------
Income (loss) from operations.........   (40,771)   114,840    120,031    (95,606)     9,513      13,478        38,067
                                        --------   --------   --------   --------   --------     -------      --------
Plus:
  Depreciation and amortization.......    78,824     86,462     81,163     83,307     89,602      66,343        66,845
  Impairment of long-lived assets.....    14,622      2,748     10,777      7,677      2,239          --           932
                                        --------   --------   --------   --------   --------     -------      --------
Adjusted EBITDA.......................  $ 52,675   $204,050   $211,971   $ (4,622)  $101,354     $79,821      $105,844
                                        ========   ========   ========   ========   ========     =======      ========


 (5) These are average industry prices for the indicated products as reported by CMAI and are not the prices we realized.

 (6) Represents average North American spot prices of ethylene over the period as reported by CMAI.

 (7) Represents average North American prices of LDPE general purpose film over the period as reported by CMAI.

 (8) Represents average North American spot prices of styrene over the period as reported by CMAI.

 (9) Represents average North American contract prices of PVC over the period as reported by CMAI.

(10) Represents average North American contract prices of VCM over the period as reported by CMAI.

(11) Represents average prices of Henry Hub natural gas over the period as reported by the New York Mercantile Exchange (NYMEX).

                                  RISK FACTORS

     You should carefully consider the risks described below before deciding whether to participate in the exchange offer. The risks described below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial may also impair our business operations. Our business, financial condition, results of operations or cash flows could be materially adversely affected by any of these risks. The trading price of the notes could decline due to any of these risks, and you may lose all or part of your investment.

     This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus. See "Forward-Looking Information."

RISKS RELATING TO THE EXCHANGE OFFER

  IF YOU FAIL TO EXCHANGE YOUR OLD NOTES, THE EXISTING TRANSFER RESTRICTIONS WILL REMAIN IN EFFECT AND THE MARKET VALUE OF YOUR OLD NOTES MAY BE ADVERSELY AFFECTED BECAUSE THEY MAY BE MORE DIFFICULT TO SELL.

     If you fail to exchange your old notes for new notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the old notes.

     The tender of old notes under the exchange offer will reduce the principal amount of the old notes outstanding. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any old notes that you continue to hold following completion of the exchange offer.

RISKS RELATING TO OUR INDEBTEDNESS AND THE NEW NOTES

     The risks described in this "Risks Relating to Our Indebtedness and the New Notes" that apply to the new notes also apply to any old notes not tendered for new notes in the exchange offer.

  WE ARE HIGHLY LEVERAGED, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO OPERATE OUR BUSINESS.


     As of September 30, 2003, we had total outstanding debt of approximately $510.8 million. This debt represented approximately 49% of our total capitalization. We had up to $185.5 million of available capacity under our $200 million credit facility, subject to borrowing base limitations, and we may continue to borrow thereunder to fund working capital or other needs in the near term. For the year ended December 31, 2002, our earnings were inadequate to cover fixed charges by $15.4 million. Our earnings have been inadequate to cover our fixed charges in three of the past five years. Our level of debt and the limitations imposed on us by our existing or future debt agreements could have significant consequences on our business and future prospects, including the following:


     - a significant portion of our cash flow from operations will be dedicated to the payment of interest and principal on our debt and will not be available for other purposes;

     - we may not be able to obtain necessary financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes;

     - our less leveraged competitors could have a competitive advantage because they have greater flexibility to utilize their cash flow to improve their operations;

     - we may be exposed to risks inherent in interest rate fluctuations because some of our borrowings are at variable rates of interest, which would result in higher interest expense in the event of increases in interest rates; and

     - we could be more vulnerable in the event of a downturn in our business that would leave us less able to take advantage of significant business opportunities and to react to changes in our business and in market or industry conditions.

  TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

     Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.


     We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility, our term loan and the notes, on commercially reasonable terms or at all.



  OUR CREDIT FACILITY, OUR TERM LOAN AND THE INDENTURE GOVERNING THE NOTES IMPOSE SIGNIFICANT OPERATING AND FINANCIAL RESTRICTIONS, WHICH MAY PREVENT US FROM CAPITALIZING ON BUSINESS OPPORTUNITIES AND TAKING SOME ACTIONS.



     Our credit facility, our term loan and the indenture governing the notes impose significant operating and financial restrictions on us. These restrictions limit our ability to:


     - pay dividends on, redeem or repurchase our capital stock;

     - make investments and other restricted payments;

     - incur additional indebtedness or issue preferred stock;

     - create liens;

     - permit dividend or other payment restrictions on our restricted subsidiaries;

     - sell all or substantially all of our assets or consolidate or merge with or into other companies;

     - engage in transactions with affiliates; and

     - engage in sale-leaseback transactions.


These limitations are subject to a number of important qualifications and exceptions. Our credit facility also requires us to maintain a minimum fixed charge coverage ratio if availability falls below a specified level. These covenants may adversely affect our ability to finance our future operations and capital needs and to pursue available business opportunities. A breach of any of these covenants could result in a default in respect of the related debt. If a default occurred, the relevant lenders could elect to declare the debt, together with accrued interest and other fees, to be immediately due and payable and proceed against any collateral securing that debt. In addition, any acceleration of debt under our credit facility or our term loan will constitute a default under some of our other debt, including the indenture governing the notes.


  YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES IS EFFECTIVELY SUBORDINATED TO THE RIGHTS OF OUR EXISTING AND FUTURE SECURED CREDITORS. FURTHER, THE GUARANTEES OF THE NOTES ARE EFFECTIVELY SUBORDINATED TO ALL OUR GUARANTORS' EXISTING AND FUTURE SECURED INDEBTEDNESS.


     Holders of our secured indebtedness and the secured indebtedness of the guarantors will have claims that are prior to your claims as holders of the notes to the extent of the value of the assets securing that other indebtedness. Notably, we and certain of our subsidiaries, including the guarantors, are parties to the
credit facility and term loan, which together are secured by liens on, among other things, our accounts receivable, inventory and some fixed assets. The notes are effectively subordinated to all that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less, ratably, than holders of secured indebtedness.


     As of September 30, 2003, the notes were effectively junior to $130.6 million of secured indebtedness, and we would have up to $185.5 million of available capacity under our $200.0 million credit facility, subject to borrowing base limitations.


  YOUR RIGHT TO RECEIVE PAYMENTS ON THE NOTES COULD BE ADVERSELY AFFECTED IF ANY OF OUR NON-GUARANTOR SUBSIDIARIES DECLARES BANKRUPTCY, LIQUIDATES OR REORGANIZES.

     Some but not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, holders of that subsidiary's indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of the subsidiary before any assets are made available for distribution to us.


     As of September 30, 2003, the notes were effectively junior to $5.9 million of indebtedness and other liabilities (including trade payables) of our non-guarantor subsidiaries. Our non-guarantor subsidiaries generated 2.0% of our consolidated net sales in 2002 and held 3.4% of our consolidated assets as of September 30, 2003.


  FEDERAL AND STATE STATUTES ALLOW COURTS, UNDER SPECIFIC CIRCUMSTANCES, TO VOID GUARANTEES AND REQUIRE NOTE HOLDERS TO RETURN PAYMENTS RECEIVED FROM GUARANTORS.

     Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided or claims in respect of a guarantee could be subordinated to all other debts of the applicable guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee:

     - received less than reasonably equivalent value or fair consideration for the incurrence of such guarantee; and

     -  was insolvent or rendered insolvent by reason of such incurrence; or

     - was engaged or about to engage in a business or transaction for which the guarantor's remaining assets constituted unreasonably small capital; or

     - intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

     In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor.

     The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

     - the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

     - the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

     -  it could not pay its debts as they become due.

     On the basis of historical financial information, recent operating history and other factors, we believe that each guarantor, after giving effect to its guarantee of the notes, will not be insolvent, will not have unreasonably small capital for the business in which it is engaged and will not have incurred debts beyond its ability to pay such debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions in this regard.

  WE MAY INCUR ADDITIONAL DEBT RANKING EQUAL TO THE NOTES.

     If we incur any additional debt that ranks equally with the notes, the holders of that debt will be entitled to share ratably with you in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of our company. This may have the effect of reducing the amount of proceeds paid to you.

  WE MAY NOT HAVE THE ABILITY TO RAISE THE FUNDS NECESSARY TO FINANCE THE CHANGE OF CONTROL OFFER REQUIRED BY THE INDENTURE.


     Upon the occurrence of specified change of control events, we will be required to offer to repurchase all outstanding notes at 101% of the principal amount thereof plus accrued and unpaid interest and additional interest, if any, to the date of repurchase. It is possible, however, that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our credit facility or term loan will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "change of control" under the indenture. See "Description of Notes -- Repurchase at the Option of Holders." Our credit facility and term loan provide that certain change of control events will be a default that will permit the lenders to accelerate the maturity of all borrowings under the credit facility and term loan and terminate commitments to lend under the credit facility. Any of our future debt agreements may contain similar provisions.


  THERE IS NO TRADING MARKET FOR THE NEW NOTES AND THERE MAY NEVER BE ONE.

     The new notes will be new securities for which currently there is no trading market. We do not currently intend to apply for the listing of the new notes on any securities exchange or for quotation of the new notes in any dealer quotation system. The liquidity of any market for the notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those securities and other factors. Accordingly, we cannot assure you as to the development or liquidity of any trading market for the notes or as to your ability to sell your notes at all. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for the notes will be free from similar disruptions. Any such disruptions may adversely affect the note holders.

     Even if a market for the new notes develops, trading prices could be higher or lower than the initial offering price or historical trading prices of the outstanding notes. The prices of the new notes will depend on many factors, including:

     -  prevailing interest rates;

     -  our operating results and financial condition; and

     -  the market for similar securities.

  WE ARE CONTROLLED BY WESTLAKE POLYMER & PETROCHEMICAL, INC. ALL OF OUR DIRECTORS HAVE BEEN DESIGNATED BY WPPI AND ARE AFFILIATED WITH WPPI. ACCORDINGLY, NONE OF THEM IS DISINTERESTED.

     Westlake Polymer & Petrochemical, Inc., or WPPI, owns all of our equity and is able to control all matters requiring a stockholder vote. Our entire board of directors has been designated by WPPI and is affiliated with WPPI. Accordingly, none of our directors is disinterested. In addition, WPPI controls the appointment of our management, any mergers involving our company, sales of all or substantially all of our assets and similar extraordinary transactions. We can give you no assurance that your interests will not differ from those of WPPI, our board of directors or our management.

RISKS RELATING TO OUR BUSINESS

  CYCLICALITY IN THE PETROCHEMICAL INDUSTRY HAS IN THE PAST, AND MAY IN THE FUTURE, RESULT IN REDUCED OPERATING MARGINS OR OPERATING LOSSES.

     Our historical operating results reflect the cyclical and volatile nature of the petrochemical industry. The industry is mature and capital intensive. Margins in this industry are sensitive to supply and demand balances both domestically and internationally, which historically have been cyclical. The cycles are characterized by periods of tight supply, leading to high operating rates and margins, followed by periods of oversupply primarily resulting from significant capacity additions, leading to reduced operating rates and lower margins.

     Moreover, profitability in the petrochemical industry is affected by the worldwide level of demand along with vigorous price competition which may intensify due to, among other things, new domestic and foreign industry capacity. In general, weak economic conditions either in the United States or in the world tend to reduce demand and put pressure on margins. It is not possible to predict accurately the supply and demand balances, market conditions and other factors that will affect industry operating margins in the future.

  WE SELL COMMODITY PRODUCTS IN HIGHLY COMPETITIVE MARKETS AND FACE SIGNIFICANT COMPETITION AND PRICE PRESSURE.

     We sell our products in highly competitive markets. Due to the commodity nature of many of our products, competition in these markets is based primarily on price and to a lesser extent on performance, product quality, product deliverability and customer service. As a result, we generally are not able to protect our market position for these products by product differentiation and may not be able to pass on cost increases to our customers. Accordingly, increases in raw material and other costs may not necessarily correlate with changes in prices for these products, either in the direction of the price change or in magnitude. Specifically, timing differences in pricing between raw material prices, which may change daily, and contract product prices, which in many cases are negotiated only monthly or less often, sometimes with an additional lag in effective dates for increases, have had and may continue to have a negative effect on profitability. Significant volatility in raw material costs tends to put pressure on product margins, as sales price increases generally tend to lag behind raw material cost increases. Conversely, when raw material costs decrease, customers seek relief in the form of lower sales prices.

  HIGH COSTS OF RAW MATERIALS AND ENERGY MAY RESULT IN INCREASED OPERATING EXPENSES AND ADVERSELY AFFECT OUR RESULTS OF OPERATIONS AND CASH FLOW.

     Significant variations in the costs and availability of raw materials and energy may negatively affect our results of operations. We purchase significant amounts of ethane and propane feedstock, natural gas, chlorine and salt to produce several basic chemicals. We also purchase significant amounts of electricity to supply the energy required in our production processes. The cost of these raw materials and energy, in the aggregate, represents a substantial portion of our operating expenses. The prices of raw materials and energy generally follow price trends of, and vary with market conditions for, crude oil and natural gas, which are highly volatile and cyclical. Our results of operations have been and could in the future be significantly affected by increases in these costs. Price increases increase our working capital needs and, accordingly, can adversely affect our liquidity and cash flow. We typically do not enter into significant hedging arrangements with respect to prices of raw materials. However, we have occasionally entered into short-term contracts in order to hedge our costs for ethane and natural gas. We cannot assure you that in the future we will hedge any of our raw material costs or that any such hedges will have successful results.

     In addition, higher natural gas prices adversely affect the ability of many domestic chemical producers to compete internationally since U.S. producers are disproportionately reliant on natural gas and natural gas liquids as an energy source and as a raw material. In addition to the impact that this had on our exports, reduced competitiveness of U.S. producers also has in the past increased the availability of chemicals in North America, as U.S. production that would otherwise have been sold overseas was instead offered for sale domestically, resulting in excess supply and lower prices in North America. We could also face the threat of imported products from countries that have a cost advantage.

  THERE IS OVERCAPACITY IN CERTAIN SEGMENTS OF THE PETROCHEMICAL INDUSTRY THAT MAY RESULT IN LOWER OPERATING RATES AND MARGINS.

     Currently, there is overcapacity in the ethylene and polymers industries as a number of our competitors have added capacity. There can be no assurance that future growth in product demand will be sufficient to utilize this excess capacity. Excess industry capacity has depressed, and may continue to depress, our operating rates and margins. The global economic and political environment continues to be uncertain, contributing to reduced industry operating rates, adding to the volatility of raw materials and energy costs, and forestalling the industry's recovery from trough conditions, which may place pressure on our results of operations.

  EXTERNAL FACTORS BEYOND OUR CONTROL CAN CAUSE FLUCTUATIONS IN DEMAND FOR OUR PRODUCTS AND IN OUR PRICES AND MARGINS, WHICH MAY NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS AND CASH FLOW.

     External factors beyond our control can cause volatility in raw material prices, demand for our products, product prices and volumes and deterioration in operating margins. These factors can also magnify the impact of economic cycles on our business and results of operations. Examples of external factors include:

     -  general economic conditions;

     -  the level of business activity in the industries that use our products;

     -  competitor action;

     -  technological innovations;

     -  currency fluctuations;

     -  international events and circumstances; and

     -  governmental regulation in the United States and abroad.

     We believe that events in the Middle East and Venezuela have had a particular influence in recent months and may continue to do so until the situations normalize. In addition, a number of our products are highly dependent on durable goods markets, such as housing and construction, which are themselves particularly cyclical. If the global economy does not improve, demand for our products and our income and cash flow would continue to be adversely affected.

     We may reduce production at or idle a facility for an extended period of time or exit a business because of high raw material prices, an oversupply of a particular product and/or a lack of demand for that particular product, which makes production uneconomical. Temporary outages sometimes last for several quarters or, in certain cases, longer and cause us to incur costs, including the expenses of maintaining and restarting these facilities. Factors such as increases in raw material costs or lower demand in the future may cause us to further reduce operating rates or idle facilities or exit uncompetitive businesses.

     Continued hostilities in the Middle East and/or the occurrence or threat of occurrence of future terrorist attacks such as those against the United States on September 11, 2001 could adversely affect the economies of the United States and other developed countries. A lower level of economic activity could result in a decline in demand for our products, which could adversely affect our net sales and margins and limit our future growth prospects. In addition, these risks have and may continue to increase volatility in prices for crude oil and natural gas and could result in increased feedstock costs. In addition, these risks could cause increased instability in the financial and insurance markets and adversely affect our ability to access capital and to obtain insurance coverages that we consider adequate or are otherwise required by our contracts with third parties.

  OUR INABILITY TO COMPETE SUCCESSFULLY MAY REDUCE OUR OPERATING PROFITS.

     The petrochemical industry is highly competitive. In the last several years, there have been a number of mergers, acquisitions, spin-offs and joint ventures in the industry. This restructuring activity has resulted in fewer but more competitive producers, many of which are larger than we are and have greater financial resources than we do. Among our competitors are some of the world's largest chemical companies and chemical industry joint ventures. Competition within the petrochemical industry and in the manufacturing of fabricated products is affected by a variety of factors, including:

     -  product price;

     -  technical support and customer service;

     -  quality;

     -  reliability of supply;

     -  availability of potential substitute materials; and

     -  product performance.

     Changes in the competitive environment could have a material adverse effect on our business and our operations. These changes could include:

     -  the emergence of new domestic and international competitors;

     -  the rate of capacity additions by competitors;

     -  change in customer base due to mergers;

     -  the intensification of price competition in our markets;

     -  the introduction of new or substitute products by competitors;

     -  the technological innovations of competitors; and

     -  the adoption of new environmental laws and regulatory requirements.

  OUR PRODUCTION FACILITIES PROCESS SOME VOLATILE AND HAZARDOUS MATERIALS THAT SUBJECT US TO OPERATING RISKS THAT COULD ADVERSELY AFFECT OUR OPERATING RESULTS.


     We have three major manufacturing facilities: our olefins complex in Lake Charles, Louisiana, our vinyls complex in Calvert City, Kentucky and our recently acquired vinyls facility in Geismar, Louisiana. Our operations are subject to the usual hazards associated with commodity chemical and plastics manufacturing and the related use, storage, transportation and disposal of feedstocks, products and wastes, including:


     -  pipeline leaks and ruptures;

     -  explosions;

     -  fires;

     -  severe weather and natural disasters;

     -  mechanical failure;

     -  unscheduled downtime;

     -  labor difficulties;

     -  transportation interruptions;

     -  chemical spills;

     -  discharges or releases of toxic or hazardous substances or gases;

     -  storage tank leaks;

     -  other environmental risks; and

     -  terrorist attacks.

     These hazards can cause personal injury and loss of life, catastrophic damage to or destruction of property and equipment and environmental damage, and may result in a suspension of operations and the imposition of civil or criminal penalties. We could become subject to environmental claims brought by governmental entities or third parties. The loss or shutdown over an extended period of operations at either of our major operating facilities would have a material adverse effect on us. We maintain property, business interruption and casualty insurance which we believe is in accordance with customary industry practices, but we cannot be fully insured against all potential hazards incident to our business, including losses resulting from war risks or terrorist acts. As a result of market conditions, premiums and deductibles for certain insurance policies can increase substantially and, in some instances, certain insurance may become unavailable or available only for reduced amounts of coverage. If we were to incur a significant liability for which we were not fully insured, it could have a material adverse effect on our financial position.

  NEW REGULATIONS CONCERNING THE TRANSPORTATION OF HAZARDOUS CHEMICALS AND THE SECURITY OF CHEMICAL MANUFACTURING FACILITIES COULD RESULT IN HIGHER OPERATING COSTS.

     Targets such as chemical manufacturing facilities may be at greater risk of future terrorist attacks than other targets in the United States. As a result, the chemical industry has responded to the issues surrounding the terrorist attacks of September 11, 2001 by starting new initiatives relating to the security of chemicals industry facilities and the transportation of hazardous chemicals in the United States. Simultaneously, local, state and federal governments have begun a regulatory process that could lead to new regulations impacting the security of chemical plant locations and the transportation of hazardous chemicals. Our business or our customers' businesses could be adversely affected because of the cost of complying with new regulations.

  OUR OPERATIONS AND ASSETS ARE SUBJECT TO EXTENSIVE ENVIRONMENTAL, HEALTH AND SAFETY LAWS AND REGULATIONS.

     We use large quantities of hazardous substances and generate large quantities of hazardous wastes in our manufacturing operations. Due to the large quantities of hazardous substances and wastes, our industry is highly regulated and monitored by various environmental regulatory authorities. As such, we are subject to extensive federal, state and local laws and regulations pertaining to pollution and protection of the environment, health and safety and governing, among other things, emissions to the air, discharges onto land or waters, the maintenance of safe conditions in the workplace, the remediation of contaminated sites, and the generation, handling, storage, transportation, treatment and disposal of waste materials. Some of these laws and regulations are subject to varying and conflicting interpretations. Many of these laws and regulations provide for substantial fines and potential criminal sanctions for violations and require the installation of costly pollution control equipment or operational changes to limit pollution emissions and/or reduce the likelihood or impact of hazardous substance releases, whether permitted or not. For example, at our Lake Charles and Calvert City plants, we are currently planning equipment and operational changes necessary to comply with anticipated requirements of the U.S. Environmental Protection Agency's recently promulgated regulations related to the ethylene maximum achievable control technology, or MACT, standards that require compliance by July 2005, as well as anticipated wastewater regulations of the synthetic organic chemical manufacturing industries.

     In addition, we cannot accurately predict future developments, such as increasingly strict environmental laws or regulations, and inspection and enforcement policies, as well as resulting higher compliance costs, which might affect the handling, manufacture, use, emission, disposal or remediation of products, other materials or hazardous and non-hazardous waste, and we cannot predict with certainty the extent of our future liabilities and costs under environmental, health and safety laws and regulations. These liabilities and costs may be material.

     We also may face liability for alleged personal injury or property damage due to exposure to chemicals or other hazardous substances at our facilities or to chemicals that we otherwise manufacture, handle or own. Although these types of claims have not historically had a material impact on our operations, a significant increase in the success of these types of claims could materially adversely affect our business, financial condition, operating results or cash flow.

     Environmental laws may have a significant effect on the nature and scope of, and responsibility for, cleanup of contamination at our current and former operating facilities, the costs of transportation and storage of raw materials and finished products, the costs of reducing emissions and the costs of the storage and disposal of wastewater. In addition, the federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, and similar state laws impose joint and several liability for the costs of remedial investigations and actions on the entities that generated waste, arranged for disposal of the wastes, transported to or selected the disposal sites and the past and present owners and operators of such sites. All such potentially responsible parties (or any one of them, including us) may be required to bear all of such costs regardless of fault, legality of the original disposal or ownership of the disposal site.


     Our operations are inherently subject to accidental spills, discharges or other releases of hazardous substances that may make us liable to governmental entities or private parties. This may involve contamination associated with our current and former facilities, facilities to which we sent wastes or by-products for treatment or disposal and other contamination. Accidental discharges may occur in the future, future action may be taken in connection with past discharges, governmental agencies may assess damages or penalties against us in connection with any past or future contamination, or third parties may assert claims against us for damages allegedly arising out of any past or future contamination. In addition, we may be liable for existing contamination related to certain of our facilities for which we believe third parties are liable in the event such third parties fail to perform their obligations. For further discussion of such existing contamination, see
"Business -- Environmental and Other Regulation."



     In some cases, compliance with environmental, health and safety laws and regulations can only be achieved by capital expenditures, such as the installation of pollution control equipment. For environmentally related capital expenditures at our Lake Charles and Calvert City facilities, we spent approximately $1.6 million in the year ended December 31, 2002, $14.1 million in the year ended December 31, 2001 and $1.9 million in the year ended December 31, 2000. We currently estimate that environmentally related capital expenditures at these facilities will be approximately $3.1 million for 2003. In addition, we currently estimate that environmentally related capital expenditures at our recently acquired Geismar facility will be approximately $0.8 million for 2003.


  OUR PROPERTY INSURANCE DOES NOT COVER ACTS OF TERRORISM AND, IN THE EVENT OF A TERRORIST ATTACK, WE COULD LOSE NET SALES AND OUR FACILITIES.

     As a result of the terrorist attacks of September 11, 2001 and other events, our insurance carriers have created exclusions for losses from terrorism from our "all risk" property insurance policies. While separate terrorism insurance coverage is available, premiums for such coverage are very expensive, especially for chemical facilities, and the policies are subject to very high deductibles. Available terrorism coverage typically excludes coverage for losses from acts of foreign governments as well as nuclear, biological and chemical attacks. We have determined that it is not economically prudent to obtain terrorism insurance, especially given the significant risks that are not covered by such insurance, and we do not carry terrorism insurance on our property at this time. In the event of a terrorist attack impacting one or more of our facilities, we could lose the net sales from the facilities and the facilities themselves, and could become liable for any contamination or for personal or property damage due to exposure to hazardous materials caused by any catastrophic release that may result from a terrorist attack.

                          FORWARD-LOOKING INFORMATION

     Certain of the statements contained in this prospectus are forward-looking statements. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These include such matters as:

     -  future operating rates, margins, cash flow and demand for our products;

     -  production capacities;

     -  expected cyclical recovery in the olefins and vinyls industries;


     -  our ability to borrow additional funds under our credit facility;


     -  future capacity additions and expansions in the industry;

     - compliance with present and future environmental regulations and costs associated with environmentally related penalties, capital expenditures, remedial actions and proceedings; and

     -  effects of pending legal proceedings.

     We have based these statements on assumptions and analyses in light of our experience and perception of historical trends, current conditions, expected future developments and other factors we believe were appropriate in the circumstances when the statements were made. These statements are subject to a number of assumptions, risks and uncertainties, including those described above under "Risk Factors" and the following:

     -  general economic and business conditions;

     -  the cyclical nature of the chemical industry;

     -  the availability, cost and volatility of raw materials and energy;

     - uncertainties associated with the United States and worldwide economies, including those due to political tensions in the Middle East and elsewhere;

     - current and potential governmental regulatory actions in the United States and regulatory actions and political unrest in other countries;

     -  industry production capacity and operating rates;

     -  the supply/demand balance for our products;

     -  competitive products and pricing pressures;

     -  access to capital markets;

     -  terrorist acts;

     - operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions, spills and releases and other environmental risks);

     -  changes in laws or regulations;

     -  technological developments;

     -  our ability to implement our business strategies; and

     -  creditworthiness of our customers.

Many of such factors are beyond our ability to control or predict. Any of the factors, or a combination of these factors, could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. These forward-looking statements are not guarantees of our future perform-ance, and our actual results and future developments may differ materially from those projected in the forward-looking statements. Management cautions against putting undue reliance on forward-looking statements or projecting any future results based on such statements or present or prior earnings levels.

                               PRIVATE PLACEMENT

     On July 31, 2003, we issued $380 million principal amount of the outstanding 8 3/4% Senior Notes due 2011 to the initial purchasers of those notes. We issued the old notes to the initial purchasers in transactions exempt from or not subject to registration under the Securities Act. The initial purchasers then offered and resold the notes to qualified institutional buyers and non-U.S. persons initially at 100.0% of the principal amount. On the same date, we entered into a $120.0 million senior secured term loan and borrowed $21.0 million under a $200.0 million senior secured revolving credit facility.


     We used the aggregate net proceeds from these transactions of approximately $507.4 million to repay in full our then-existing revolving credit facility, term loan and 9.5% Series A and Series B notes, including all accrued and unpaid interest, fees and a make-whole premium on the notes, and to provide cash collateral for outstanding letters of credit. In conjunction with the transactions described above, we also terminated our then-existing accounts receivable securitization facility and repurchased all accounts receivable previously sold to our unconsolidated accounts receivable securitization subsidiary. Please read "Description of Certain Indebtedness" for a description of the credit facility and term loan.


                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes, we will receive in exchange a like principal amount of old notes. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

                                 CAPITALIZATION


     We have provided in the table below our consolidated cash and cash equivalents and capitalization as of September 30, 2003. You should read this table in conjunction with our consolidated financial statements and the related notes appearing elsewhere in this prospectus.



                                                              SEPTEMBER 30, 2003
                                                              ------------------
                                                                (IN MILLIONS)
Cash and cash equivalents...................................       $   19.7
                                                                   ========
Long-term debt, including current portion:
  Senior secured revolving credit facility(1)...............       $     --
  Senior secured term loan..................................          119.7
  8 3/4% Senior Notes due 2011..............................          380.0
  Loan related to tax-exempt revenue bonds..................           10.9
  Other.....................................................            0.2
                                                                   --------
          Total long-term debt, including current portion...          510.8
                                                                   --------
Total stockholders' equity..................................          534.7
                                                                   --------
          Total capitalization..............................       $1,045.5
                                                                   ========


---------------------


(1) Our credit facility provides for availability of up to $200 million, subject to borrowing base limitations. As of September 30, 2003, letters of credit totaling $14.5 million were outstanding under the credit facility. See "Description of Certain Indebtedness -- Credit Facility."

          SELECTED CONSOLIDATED FINANCIAL, OPERATING AND INDUSTRY DATA


     We have provided in the table below selected consolidated financial, operating and industry data. We have derived the statement of operations data for each of the years in the three-year period ended December 31, 2002, and the balance sheet data as of December 31, 2001 and 2002, from audited consolidated financial statements appearing elsewhere in this prospectus. We have derived the statement of operations data for each of the years in the two-year period ended December 31, 1999, and the balance sheet data as of December 31, 1998, 1999 and 2000, from audited consolidated financial statements not included in this prospectus. We have derived the statement of operations data for the nine-month periods ended September 30, 2002 and 2003, and the balance sheet data as of September 30, 2003, from unaudited consolidated financial statements included elsewhere in this prospectus, which, in our management's opinion, include all adjustments necessary for the fair presentation of our financial position at September 30, 2003 and our results of operations for the nine-month periods ended September 30, 2002 and 2003. We have derived the balance sheet data as of September 30, 2002 from our unaudited consolidated financial statements not included in this prospectus. Results of operations for the nine-month period ended September 30, 2003 are not necessarily indicative of the results of operations that may be achieved for the entire year. You should read this data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.



                                                                                                            NINE MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                             SEPTEMBER 30,
                                       --------------------------------------------------------------   -------------------------
                                          1998         1999         2000         2001         2002         2002          2003
                                       ----------   ----------   ----------   ----------   ----------   -----------   -----------
                                                                                                        (UNAUDITED)   (UNAUDITED)
                                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales............................  $  826,694   $1,057,631   $1,391,363   $1,087,033   $1,072,627   $  790,611    $1,057,155
Gross profit.........................      21,107      169,675      192,663      (34,726)      70,535       54,951        82,764
Selling, general and administrative
  expenses...........................      47,256       52,087       61,855       53,203       58,783       41,473        43,765
Impairment of long-lived assets(1)...      14,622        2,748       10,777        7,677        2,239           --           932
Income (loss) from operations........     (40,771)     114,840      120,031      (95,606)       9,513       13,478        38,067
Interest expense.....................     (35,899)     (41,991)     (31,957)     (31,892)     (32,907)     (24,544)      (26,252)
Debt retirement cost.................          --           --           --           --           --           --       (11,343)
Other income (expense), net(2).......       7,889       11,421        1,685        8,895        6,784        4,285         4,602
Net income (loss)....................     (45,141)      37,800       53,695      (64,875)      (1,339)       2,030         2,227
BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents............      30,501        8,617        8,256       78,991       10,074       16,114        19,664
Working capital(3)...................     154,270      155,814      134,091      169,089      186,138      153,880       231,003
Total assets.........................   1,377,798    1,344,857    1,393,485    1,329,152    1,322,053    1,295,037     1,358,216
Total debt...........................     590,406      460,889      392,889      511,639      506,350      469,200       510,842
Stockholders' equity.................     394,470      433,023      512,275      445,935      443,425      448,123       534,700
OTHER OPERATING DATA:
Cash flow from:
  Operating activities...............      74,512      132,884      172,332       28,485      (29,676)       5,921        45,642
  Investing activities...............    (152,973)     (25,251)     (87,693)     (76,500)     (33,686)     (26,359)      (26,367)
  Financing activities...............     103,006     (129,517)     (85,000)     118,750       (5,555)     (42,439)       (9,685)
Depreciation and amortization........      78,824       86,462       81,163       83,307       89,602       66,343        66,845
Capital expenditures.................     216,299       29,170       78,893       76,500       38,587       29,859        29,717
Ratio of earnings to fixed
  charges(4).........................          --          2.8x         3.3x          --           --           --           1.2x

                                                                                              NINE MONTHS
                                                                                                 ENDED
                                                            YEAR ENDED DECEMBER 31,          SEPTEMBER 30,
                                                      ------------------------------------   --------------
                                                      1998   1999    2000    2001    2002    2002     2003
                                                      ----   -----   -----   -----   -----   -----    -----
EXTERNAL SALES VOLUME:                                                (MILLIONS OF POUNDS)
Ethylene............................................  658      586     607     560     340    228      367
Polyethylene........................................  768    1,117   1,213   1,076   1,199    905      951
Styrene.............................................  416      445     455     494     428    313      294
PVC.................................................  424      310     300     309     301    235      211
VCM.................................................  135      387     394     459     473    348      314
Fabricated products.................................  495      506     440     501     545    425      396
AVERAGE INDUSTRY PRICING:(5)                                   (CENTS PER POUND, EXCEPT AS NOTED)
Ethylene(6).........................................  13.4    21.5    27.2    21.4    16.9   16.7     21.4
Polyethylene(7).....................................  35.0    41.0    46.4    42.8    41.9   40.9     51.6
Styrene(8)..........................................  17.5    22.9    34.8    21.8    27.3   27.3     31.8
PVC(9)..............................................  26.5    32.8    36.7    31.4    34.4   33.6     42.2
VCM(10).............................................  15.3    18.3    25.3    18.9    19.9   19.1     25.6
Natural gas ($/mmbtu)(11)...........................  2.16    2.32    4.32    4.04    3.37   3.04     5.51


---------------------

 (1) Impairments in 1998 and 1999 related primarily to a fabricated products business that was subsequently sold and an idled PVC plant. Impairments in 2000 and 2001 related primarily to assets that were acquired but never placed in service. The 2002 impairment related to a ceased product business. The 2003 impairment related to idled styrene assets.

 (2) Other income, net is composed of interest income, insurance proceeds, income and expenses related to our accounts receivable securitization facility, equity income, management fee income and other gains and losses.

 (3) Working capital equals current assets less current liabilities.


 (4) We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, "earnings" consist of earnings before income taxes plus fixed charges less capitalized interest. "Fixed charges" consist of interest expense, capitalized interest and that portion of operating lease rental expense (one-third) we have deemed to represent the interest factor of such expense. For the years ended December 31, 1998, 2001 and 2002, earnings were inadequate to cover fixed charges by $74.3 million, $119.7 million and $15.4 million, respectively. For the nine months ended September 30, 2002, earnings were inadequate to cover fixed charges by $5.8 million.



 (5) These are average industry prices for the indicated products as reported by CMAI and are not the prices we realized.



 (6) Represents average North American spot prices of ethylene over the period as reported by CMAI.



 (7) Represents average North American prices of LDPE general purpose film over the period as reported by CMAI.



 (8) Represents average North American spot prices of styrene over the period as reported by CMAI.



 (9) Represents average North American contract prices of PVC over the period as reported by CMAI.



(10) Represents average North American contract prices of VCM over the period as reported by CMAI.



(11) Represents average prices of Henry Hub natural gas over the period as reported by the New York Mercantile Exchange (NYMEX).

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Consolidated Financial, Operating and Industry Data" and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus. This discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this prospectus. See "Forward-Looking Information."

OVERVIEW

     We are a vertically integrated manufacturer and marketer of petrochemicals, polymers and fabricated products. Our two principal business segments are Olefins and Vinyls. We use the majority of our internally-produced basic chemicals to produce higher value-added chemicals and fabricated products.

     Consumption of the basic chemicals that we manufacture in the commodity portions of our ethylene and vinyls processes has increased significantly over the past 30 years. Our Olefins and Vinyls products are some of the most widely used chemicals in the world and are upgraded into a wide variety of higher value-added chemical products used in many end markets. Petrochemicals are typically manufactured in large volume by a number of different producers using widely available technologies. The petrochemical industry exhibits cyclical, commodity characteristics, and margins are influenced by changes in the balance between supply and demand and the resulting operating rates, the level of general economic activity and the price of raw materials. The cycle is characterized by periods of tight supply, leading to high operating rates and margins, followed by a decline in operating rates and margins primarily as a result of significant capacity additions. Due to the significant size of new plants, capacity additions are built in large increments and typically require several years of demand growth to be absorbed. The industry is currently in a down cycle as a result of significant new capacity additions in the past several years, combined with soft demand resulting from the global economic recession. Currently, no significant new olefins or vinyls capacity additions have been announced in North America. While operating rates and margins are currently depressed, rates are expected to increase as economic growth improves and excess capacity is absorbed, which is expected to result in increasing margins.

     We purchase significant amounts of ethane and propane feedstock, natural gas, chlorine and salt from third parties for use in production of basic chemicals in the olefins and vinyls chains. We also purchase significant amounts of electricity to supply the energy required in our production processes. While we have agreements providing for the supply of ethane and propane feedstocks, natural gas, chlorine, salt and electricity, the contractual prices for these raw materials and energy vary with market conditions and may be highly volatile. Factors which have caused volatility in our raw material prices in the past and which may do so in the future, include:

     -  shortages of raw materials due to increasing demand;

     - capacity constraints due to construction delays, strike action or involuntary shutdowns;

     -  the general level of business and economic activity; and

     -  the direct or indirect effect of governmental regulation.

     Significant volatility in raw material costs tends to put pressure on product margins, as sales price increases generally tend to lag behind raw material cost increases. Conversely, when raw material costs decrease, customers seek relief in the form of lower sales prices. These dynamics are particularly pronounced during periods of excess industry capacity and contributed to the trough conditions experienced by the chemical industry in 2001 and 2002. We typically do not enter into hedging arrangements with respect to prices of raw materials.

     In 2001 and 2002, we experienced two periods of dramatically increased raw material costs. In 2001, natural gas prices spiked to a high of $9.82 per million BTUs, or mmbtu, as compared to a three year average of $3.57 per mmbtu between 1999 and 2001. Prices for natural gas declined, but spiked again in 2002 to a high of $5.34 per mmbtu for natural gas. As a result of weak industry conditions, in most cases we were unable to fully pass these raw material price increases through to customers and our margins declined. In the first nine months of 2003, we experienced another natural gas price spike with prices averaging $5.51 per mmbtu. In this period, we were able to pass some of the higher feedstock prices through to our customers. As a result, margins improved compared to margins in 2001 and 2002.


     Our historical results have been significantly affected by our plant production capacity, our efficient use of the capacity and our ability to increase our capacity. Since inception, we have followed a disciplined growth strategy that focuses on plant acquisitions, new plant construction and internal expansion. We evaluate each expansion project on the basis of its ability to produce sustained returns in excess of its cost of capital and its ability to improve efficiency or reduce operating costs. In addition, we continually evaluate the cost efficiency of our assets and have implemented an asset rationalization program to eliminate under-performing assets.

     We have invested approximately $1.2 billion since 1990 to construct new, state-of-the-art facilities and to acquire and to upgrade acquired facilities and equipment in both our Olefins and Vinyls segments. Our Olefins business began in 1985 with the acquisition of our low-density polyethylene plant. We began operations in this facility in 1986. Since that time, we have significantly increased our olefins capacity, increasing our LDPE capacity from 225 million pounds to 850 million pounds and adding 2.3 billion pounds of ethylene capacity, 450 million pounds of styrene monomer capacity and 500 million pounds of LLDPE capacity. During the same period, we commenced our Vinyls operations and added substantial capacity to those operations, including two PVC plants (one of which is in China through our joint venture), five PVC pipe plants and three PVC components plants. In 1997, we also acquired a chlor-alkali plant and an ethylene plant in Calvert City, Kentucky.

RESULTS OF OPERATIONS

  SEGMENT DATA


                                                                             NINE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,              SEPTEMBER 30,
                                    ------------------------------------   ---------------------
                                       2000         2001         2002        2002        2003
                                    ----------   ----------   ----------   --------   ----------
                                                       (DOLLARS IN THOUSANDS)
NET SALES:
  Olefins.........................  $  906,276   $  665,703   $  627,494   $452,949   $  676,727
  Vinyls..........................     527,652      455,339      474,095    360,204      405,289
  Intersegment eliminations.......     (42,565)     (34,009)     (28,962)   (22,542)     (24,861)
                                    ----------   ----------   ----------   --------   ----------
     Total........................  $1,391,363   $1,087,033   $1,072,627   $790,611   $1,057,155
                                    ==========   ==========   ==========   ========   ==========
INCOME (LOSS) FROM OPERATIONS:
  Olefins.........................  $   94,292   $  (44,734)  $    7,875   $  6,500   $   32,844
  Vinyls..........................      43,999      (32,857)      10,482     10,905        9,473
  Corporate and other.............     (18,260)     (18,015)      (8,844)    (3,927)      (4,250)
                                    ----------   ----------   ----------   --------   ----------
     Total........................  $  120,031   $  (95,606)  $    9,513   $ 13,478   $   38,067
                                    ==========   ==========   ==========   ========   ==========
ADJUSTED EBITDA(1):
  Olefins.........................  $  144,439   $    3,602   $   61,370   $ 46,371   $   72,714
  Vinyls..........................      69,531         (904)      45,068     35,477       34,415
  Corporate and other.............      (1,999)      (7,320)      (5,084)    (2,027)      (1,285)
                                    ----------   ----------   ----------   --------   ----------
     Total........................  $  211,971   $   (4,622)  $  101,354   $ 79,821   $  105,844
                                    ==========   ==========   ==========   ========   ==========


---------------------

(1) The following tables reconcile Adjusted EBITDA with our income (loss) from operations for each segment:

 RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO ADJUSTED EBITDA -- OLEFINS


                                                                             NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                             -----------------------------   -----------------
                                               2000       2001      2002      2002      2003
                                             --------   --------   -------   -------   -------
                                                          (DOLLARS IN THOUSANDS)
Income (loss) from operations..............  $ 94,292   $(44,734)  $ 7,875   $ 6,500   $32,844
Depreciation and amortization..............    50,147     48,336    53,495    39,871    38,938
Impairment of long-lived assets............        --         --        --        --       932
                                             --------   --------   -------   -------   -------
Adjusted EBITDA............................  $144,439   $  3,602   $61,370   $46,371   $72,714
                                             ========   ========   =======   =======   =======


  RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO ADJUSTED EBITDA -- VINYLS


                                                                             NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                              ----------------------------   -----------------
                                               2000       2001      2002      2002      2003
                                              -------   --------   -------   -------   -------
                                                           (DOLLARS IN THOUSANDS)
Income (loss) from operations...............  $43,999   $(32,857)  $10,482   $10,905   $ 9,473
Depreciation and amortization...............   25,532     31,153    32,347    24,572    24,942
Impairment of long-lived assets.............       --        800     2,239        --        --
                                              -------   --------   -------   -------   -------
Adjusted EBITDA.............................  $69,531   $   (904)  $45,068   $35,477   $34,415
                                              =======   ========   =======   =======   =======


RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO ADJUSTED EBITDA -- CORPORATE
                                   AND OTHER


                                                                             NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,        SEPTEMBER 30,
                                             -----------------------------   -----------------
                                               2000       2001      2002      2002      2003
                                             --------   --------   -------   -------   -------
                                                          (DOLLARS IN THOUSANDS)
Income (loss) from operations..............  $(18,260)  $(18,015)  $(8,844)  $(3,927)  $(4,250)
Depreciation and amortization..............     5,484      3,818     3,760     1,900     2,965
Impairment of long-lived assets............    10,777      6,877        --        --        --
                                             --------   --------   -------   -------   -------
Adjusted EBITDA............................  $ (1,999)  $ (7,320)  $(5,084)  $(2,027)  $(1,285)
                                             ========   ========   =======   =======   =======



  NINE MONTHS ENDED SEPTEMBER 30, 2003 COMPARED WITH NINE MONTHS ENDED SEPTEMBER 30, 2002



     Net Sales. Net sales increased by $266.6 million, or 33.7%, to $1,057.2 million in the first nine months of 2003 from $790.6 million in the first nine months of 2002. This increase was due to price increases throughout our Olefins and Vinyls segments and higher sales volumes of ethylene and polyethylene. Higher selling prices were primarily the result of higher energy and raw material costs that were passed through to customers. These improvements were partially offset by lower sales volumes for PVC pipe and resin resulting from lower demand.



     Gross Margin. Gross margins increased to 7.8% in the first nine months of 2003 from 7.0% in the first nine months of 2002. This improvement was primarily the result of higher prices, reduced by higher energy and feedstock costs and lower sales volumes for PVC pipe and resin.



     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.3 million in the first nine months of 2003 as compared to the first nine months of 2002. The increase was primarily the result of increases in consulting and legal fees, allowance for doubtful accounts and insurance costs.

     Impairment of Long-Lived Assets. Impairment of long-lived assets was $0.9 million in the first nine months of 2003 and related to idled styrene assets.



     Interest Expense. Interest expense increased $1.7 million in the first nine months of 2003 as compared to the first nine months of 2002. The average interest rate increased to 7.3% in the first nine months of 2003 from 6.7% in the first nine months of 2002.



     Debt Retirement Costs. We recognized $11.3 million in non-operating expense in the third quarter of 2003 related to our refinancing transaction described below under "-- Liquidity and Capital Resources -- Debt," consisting of a $4.0 million make-whole premium in connection with the redemption of senior notes and a write-off of $7.3 million in previously capitalized debt issuance cost.



     Other Income, Net. Other income, net increased by $0.3 million in the first nine months of 2003 as compared to the first nine months of 2002, primarily as a result of insurance proceeds related to a fire at one of our ethylene plants in 2002, partially offset by reduced management fees, lower interest income and a derivative loss.



     Income Taxes. Our effective tax rate was 35.3% in the first nine months of 2003 as compared to 45.7% in the first nine months of 2002. The effective tax rate for nine months ended September 30, 2002 is different from the federal statutory tax rate and the rate for the first nine months of 2003 due primarily to tax rates on foreign income and adjustment of prior period state net operating loss carryforwards.


  Olefins Segment


     Net Sales. Net sales increased by $221.7 million, or 51.5%, to $652.5 million in the first nine months of 2003 from $430.8 million in the first nine months of 2002. This increase was due to price increases in ethylene, polyethylene and styrene and higher sales volumes in ethylene and polyethylene, partially offset by lower styrene sales volumes. These increased prices were due to higher demand and higher energy and raw material costs that were passed through to customers. Styrene sales volumes decreased due to lower demand and a planned 30-day shut-down at our Lake Charles styrene facility for maintenance.



     Income from Operations. Income from operations in our Olefins segment increased by $26.3 million to $32.8 million in the first nine months of 2003 from $6.5 million in the first nine months of 2002. This increase was due to price increases for ethylene, polyethylene and styrene, reduced by higher raw material costs for ethane and propane and higher energy costs. The increase was also due to higher sales volumes for ethylene and polyethylene and higher production volume for ethylene. In the first quarter of 2002, one ethylene unit was down for 44 days due to a fire while the other unit ran at a reduced rate throughout the quarter due to furnace metallurgical failures, which were subsequently resolved.


  Vinyls Segment


     Net Sales. Net sales increased by $44.9 million, or 12.5%, to $404.7 million in the first nine months of 2003 from $359.8 million in the first nine months of 2002. This increase was due to price increases in PVC pipe and fence, PVC resin, VCM and caustic, partially offset by lower PVC pipe and resin sales volumes and lower VCM sales volumes. The price increases resulted from higher feedstock and energy costs that were passed through to customers. The sales volume decreases were primarily the result of heavy rainfall in the first six months of 2003 in the Midwest and Southeast regions. VCM sales volumes were adversely impacted by an outage at a major customer due to the blackout in the Northeast in August 2003.



     Income from Operations. Income from operations in our Vinyls segment decreased by $1.4 million to $9.5 million in the first nine months of 2003 from $10.9 million in the first nine months of 2002. This decrease was due to lower sales volumes and production of PVC pipe, PVC resin and VCM. Higher prices for PVC pipe and resin, VCM and caustic were offset by higher raw material costs for propane and chlorine. Additionally, VCM production and sales volumes were adversely impacted by the outage at a major customer described above. In addition, our Calvert City ethylene plant experienced an unplanned outage for four days in July 2003 due to a mechanical problem. The impact on operating income of the outage was approximately $1.5 million.


  2002 COMPARED WITH 2001

     Net Sales. Net sales decreased by $14.4 million, or 1.3%, to $1,072.6 million in 2002 from $1,087.0 million in 2001. This decrease was primarily due to lower prices for ethylene, polyethylene and caustic and lower styrene sales volumes and was partially offset by higher sales volumes in both our Olefins and Vinyls segments and higher styrene prices. Ethylene and polyethylene prices fell primarily due to energy and raw material cost reductions in natural gas, ethane and propane. Sales volumes were higher for our Olefins and Vinyls products due to increases in 2002 demand as compared with 2001, when we experienced a slowdown in the general economy.

     Gross Margin. Gross margin increased to positive 6.6% in 2002 from negative 3.2% in 2001. This improvement was primarily due to price increases, higher sales volumes and higher utilization rates, partially offset by higher energy and raw material costs.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased by approximately $5.6 million in 2002 compared with 2001 primarily due to increases in the provision for doubtful accounts of $5.2 million, depreciation of software and hardware of $2.0 million due to the startup of several information technology projects and an increase in insurance expense of $1.8 million due to rate increases, partially offset by reductions in payroll and benefits of $2.5 million due to reductions in head count and bonuses.

     Impairment of Long-Lived Assets. Impairment of long-lived assets decreased to $2.2 million in 2002 from $7.7 million in 2001. The 2002 impairment was for assets related to a discontinued product in our Vinyls business. The 2001 impairment included a $3.2 million write-down to fair market value of idled assets held for sale and $4.4 million relating to computer software and fixed assets.

     Interest Expense. Interest expense increased by $1.0 million in 2002 from 2001, primarily due to an increase in interest rates. The weighted average interest rate on borrowings as of December 31, 2002 and 2001 was 7.1% and 6.3%, respectively.

     Other Income, Net. Other income, net decreased by $2.1 million in 2002 from 2001, primarily as a result of reduced insurance claims proceeds and a reduction in management fees received from an affiliated company.

     Income Taxes. The effective income tax rate increased to 43.4% in 2002 from 38.2% in 2001 due to an adjustment of prior period state net operating loss carryforwards.

  Olefins Segment

     Net Sales. Net sales before intersegment eliminations decreased by $38.2 million, or 5.7%, to $627.5 million in 2002 from $665.7 million in 2001. This decrease resulted from lower prices for ethylene and LDPE and lower merchant sales volumes for ethylene, styrene and ethylene co-product and was partially offset by higher styrene prices and higher LDPE and LLDPE sales volumes. As reported by CMAI, selling prices for spot ethylene decreased by 21.1% to 16.9 cents per pound in 2002. Ethylene co-product sales decreased in 2002, primarily due to lower pricing. Sales volumes for LDPE and LLDPE, which are higher value-added products, increased substantially in 2002 due to stronger market demand. Our polyethylene sales volumes increased by 11.4% to 1.2 billion pounds in 2002 as compared to 2001. Our styrene sales volumes decreased by 13.5% to
427.6 million pounds in 2002 due to a reduction from 2001 levels in outside purchases of styrene for subsequent resale.

     Income (Loss) from Operations. Income (loss) from operations increased by $52.6 million to $7.9 million in 2002 from a loss of $44.7 million in 2001. This increase was primarily due to higher polyethylene margins, higher styrene margins, higher polyethylene sales volumes and higher utilization rates in polyethylene and styrene. Polyethylene margins were higher in 2002 due to decreased raw material costs as compared to 2001 levels. Styrene margins were higher in 2002 due to price increases and lower raw material costs. Increased utilization rates resulted from increased demand for ethylene, polyethylene and styrene. Operating costs were lower due to cost cutting measures, primarily a reduction in force initiated in 2002. These improvements were partially offset by an outage at one of our ethylene units due to a fire resulting in 44 days of downtime in the first quarter of 2002. Our second ethylene unit was operating at reduced rates for the first half of 2002 due to furnace metallurgical failures, which were subsequently resolved.

  Vinyls Segment

     Net Sales. Net sales increased by $18.8 million, or 4.1%, to $474.1 million in 2002 from $455.3 million in 2001. This increase was due to higher prices for PVC pipe, PVC resin, VCM and ethylene co-products and higher sales volumes for PVC pipe, VCM, caustic and ethylene co-products. These increases were partially offset by lower PVC fence prices, lower caustic prices, lower PVC resin volumes and lower caustic trading volumes. Caustic sales volumes increased by 80.0 million pounds, or 23.4%, to 422.0 million pounds, primarily due to our expansion of our chlor-alkali facility that started up in the second quarter of 2002.

     Income (Loss) from Operations. Income (loss) from operations increased by $43.4 million to $10.5 million in 2002 from a loss of $32.9 million in 2001. This increase was due to higher prices for fabricated products and PVC resin prices combined with lower raw material costs for propane and chlorine and higher utilization rates for the PVC pipe, PVC fence, PVC, VCM and chlor-alkali plants. The higher profit margins and utilization rates were primarily due to the impact of increased demand for our Vinyls products as a result of a more favorable environment for construction spending as interest rates fell throughout 2002. As a result of the improved demand, the industry was able to institute several price increases during 2002. The chlor-alkali plant was converted to membrane technology beginning in 2001. This project was completed and brought on line in the second quarter of 2002. This conversion positively affected income (loss) from operations due to an approximate 25% reduction in per unit energy cost and higher chlorine and caustic soda production. Our VCM and ethylene plants underwent de-bottlenecking during 2001, which reduced overall operating costs. The benefit of these lower operating costs were not fully realized until 2002.

  2001 COMPARED WITH 2000

     Net Sales. Net sales decreased by $304.4 million, or 21.9%, to $1,087.0 million in 2001 from $1,391.4 million in 2000. Lower 2001 net sales were primarily due to price decreases throughout our Olefins and Vinyls segments and lower ethylene and polyethylene sales volumes, partially offset by higher sales volumes of PVC pipe and fence, PVC resin and VCM. Ethylene and polyethylene prices and sales volumes decreased in 2001 due to reduced demand as a result of a general economic slowdown and large capacity additions in the industry in 2000 and 2001. Lower prices in Vinyls were primarily the result of the general economic slowdown.

     Gross Margin. Gross margin decreased to a negative 3.2% in 2001 from a positive 13.8% in 2000. This decrease was primarily due to price decreases, partially offset by lower raw material costs of ethane and propane. A general slowdown in the economy, energy price spikes and large capacity additions in ethylene and polyethylene all contributed to lower utilization rates and profit margins.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased by $8.7 million, or 14.0%, in 2001 compared with 2000. The decrease was a result of decreases in consulting and legal expenses of $1.9 million, in depreciation and amortization of $1.2 million, in contract labor costs of $1.0 million, in provision for doubtful accounts of $1.0 million and in other selling, general and administrative expenses of $3.6 million.

     Impairment of Long-Lived Assets. Impairment of long-lived assets decreased to $7.7 million in 2001 from $10.8 million in 2000. The 2001 impairment included a $3.2 million write-down to fair market value of idled assets held for sale and $4.4 million related to computer software and fixed assets. The 2000 impairment included a $10.8 million write-down to fair market value of idled assets.

     Interest Expense. Interest expense did not materially change from 2000 to 2001.

     Income Taxes. The effective income tax rate increased to 38.2% in 2001 from 34.2% in 2000. Our 2000 income tax provision was based on alternative minimum tax. Alternative minimum tax did not apply in 2001 and the higher regular federal rate was used.

  Olefins Segment

     Net Sales. Net sales before intersegment eliminations decreased by $240.6 million, or 26.5%, to $665.7 million in 2001 from $906.3 million in 2000. This decrease resulted from price decreases in polyethylene, styrene and ethylene and lower sales volumes in polyethylene, ethylene and ethylene co-products. As reported by CMAI, in 2001, ethylene spot prices decreased by 21.1% to 21.4 cents per pound, LDPE prices decreased by 7.9% to 42.8 cents per pound, LLDPE prices decreased by 9.6% to 34.8 cents per pound and styrene spot prices decreased by 37.2% to 21.9 cents per pound. Polyethylene sales volumes in 2001 decreased 136 million pounds, or 11.3%, and ethylene sales volumes in 2001 fell by 14.8%, in each case from 2000 levels, due to a weaker U.S. economy, lower market demand and significant capacity additions in the industry. These lower sales prices and sales volumes were partially offset by higher styrene sales volumes resulting from increased trading volumes in 2001.

     Income (Loss) from Operations. Income (loss) from operations decreased by $138.9 million to a loss of $44.7 million in 2001 from income of $94.3 million in 2000. The decrease was due to lower product prices and margins in ethylene, polyethylene and styrene and lower utilization rates and sales volumes in ethylene and polyethylene. Utilization rates were also lower in styrene, while sales volumes were higher due to higher trading volumes. Ethylene and polyethylene demand and utilization rates fell in 2001 due to a global economic downturn and energy price spikes early in 2001. Ethylene and polyethylene utilization rates were also impacted by large capacity additions in 2000 and 2001. Styrene profit margins fell in 2001 due to the weak economy and lower production at our styrene facility. The lower production was replaced with styrene purchased for resale.

  Vinyls Segment

     Net Sales. Net sales decreased by $72.4 million, or 13.7%, to $455.3 million from $527.7 million in 2000. This decrease was primarily due to lower prices for PVC pipe and fence, PVC resin, VCM and ethylene co-products and was partially offset by higher sales volumes of PVC pipe and fence, PVC resin and VCM. As reported by CMAI, in 2001, PVC resin prices decreased by 14.3% to 31.4 cents per pound. Our PVC pipe prices fell by an average of 32.3% in 2001 compared with 2000. These price decreases were the result of a general slowdown in the global economy and declining demand for these products.

     Income (Loss) from Operations. Income (loss) from operations decreased by $76.9 million to a loss of $32.9 million in 2001 from income of $44.0 million in 2000. This decrease was due to lower prices for PVC pipe and fence, PVC resin, VCM and ethylene co-products, primarily propylene and aromatics, and was only partially offset by lower raw material cost for propane, ethylene and chlorine. Product demand fell in 2001 due to the global economic downturn, resulting in lower prices and margin pressure. Income (loss) from operations was also negatively impacted in 2001 due to de-bottlenecking projects at the propane ethylene cracking facility and the VCM plant.

CASH FLOW DISCUSSION

  OPERATING ACTIVITIES


     First Nine Months of 2003 and 2002. Operating activities generated cash of $45.6 million in the first nine months of 2003 compared to $5.9 million in the same period in 2002. The $39.7 million improvement in operating cash flow was primarily due to improvements in income from operations, as described above, and favorable changes in working capital. Income from operations increased by $24.6 million in the first nine months of 2003 as compared to the first nine months of 2002. Changes in components of working capital, which we define for purposes of this cash flow discussion as accounts receivable, inventories, prepaid expense and other current assets less accounts payable and accrued liabilities, used cash of $9.9 million in the first nine months of 2003, compared to $47.6 million net cash used in the first nine months of 2002, an improvement of $37.7 million. In the first nine months of 2003, receivables increased by $28.9 million due to higher average selling prices and sales volumes and the termination of our accounts receivable securitization facility as described below, while inventory increased by $11.5 million primarily due to higher feedstock and energy prices. The resulting effect on operating cash flow was offset by a $20.6 million increase in accounts payable and accrued liabilities, primarily due to increased inventory and higher energy and feedstock costs. A $9.9 million reduction in prepaid expenses in the first nine months of 2003 was related to feedstock purchases in the fourth quarter of 2002. The primary reason for the $47.6 million use of cash in the first nine months of 2002 was a $33.7 million increase in receivables and a $24.3 million increase in inventories, partially offset by a corresponding increase in accounts payable. The increase in receivables was due to higher average selling prices and sale volumes. The increase in inventories was primarily due to higher feedstock and energy prices.


     2002, 2001 and 2000. Operating activities used cash of $29.7 million in 2002, compared to cash provided of $28.5 million in 2001 and $172.3 million in 2000. The $58.2 million decrease in operating cash flow in 2002 as compared to 2001 was primarily due to changes in working capital components. Changes in working capital components used $93.2 million of cash in 2002 and provided $62.2 million of cash in 2001. In 2002, accounts receivable increased by $52.2 million due to higher product sales, decreased utilization of our receivables securitization facility and higher product prices in the fourth quarter of 2002. Inventory increased by $42.6 million in 2002 due to both higher raw material prices and purchases made at year-end in anticipation of rising prices. Prepaid expenses increased in 2002 by $11.8 million as a result of prepaid feedstock purchases. In 2002, accounts payable increased by $14.5 million, primarily due to increased inventory levels.

     Operating cash flow decreased by $143.8 million in 2001 as compared to 2000, primarily due to a $215.6 million decrease in income (loss) from operations. The cash flow impact from the decrease in income (loss) from operations was partially offset by a $62.2 million decrease in working capital components. Changes in working capital components provided $62.2 million of cash in 2001 compared to cash used of $3.7 million in 2000. Lower prices and sales volume in 2001 resulted in lowered working capital requirements. Accounts receivable were $29.7 million lower than 2000 and inventories decreased by $77.0 million. Partially offsetting the positive impact of the lower receivables and inventory was a $29.9 million increase in accounts payable and a $15.0 million increase in accrued liabilities.

  INVESTING ACTIVITIES


     First Nine Months of 2003 and 2002. Net cash used in investing activities was $26.4 million in the first nine months of 2003 and $26.4 million in the first nine months of 2002. Capital expenditures in the first nine months of 2003 of $29.7 million related to normal maintenance, safety and environmental related projects. These expenditures were offset by $3.3 million of insurance proceeds related to a fire at one of our ethylene plants in 2002. Capital expenditures in the first nine months of 2002 of $29.9 million were related to maintenance, safety and environmental related projects and the completion of the conversion of the Calvert City chlorine plant from mercury cell to membrane technology. These expenditures were offset by $3.5 million of insurance proceeds.


     2002, 2001 and 2000. Net cash used in investing activities was $33.7 million in 2002 as compared to $76.5 million in 2001 and $87.7 million in 2000. As a result of the chemical industry downturn in 2001 and the first half of 2002, we limited our 2002 capital expenditures to primarily maintenance, environmental and safety related projects. Total 2002 capital spending was $38.6 million, before a $4.9 million insurance reimbursement for replacement of equipment destroyed by a fire at the Lake Charles plant. In 2001 and 2000, capital expenditures included normal maintenance, environmental and safety expenditures of $29.0 million and $39.0 million, respectively. In 2000, we acquired a window fabrication business for $8.8 million. The remainder of the capital expenditures of $47.5 million in 2001 and $39.9 million in 2000 primarily related to the conversion of the Calvert City chlorine plant to membrane technology, the debottlenecking of the Calvert City ethylene and VCM plants and the expansion of one of our fabricated products pipe plants.

  FINANCING ACTIVITIES


     First Nine Months of 2003 and 2002. Net cash used by financing activities during the first nine months of 2003 was $9.7 million as we used a portion of the cash generated from operating activities to repay debt. The equity contribution from the parent relates to cash contributed with the stock of GVGP, Inc. and Geismar Holdings, Inc. in April 2003. Net cash used by financing activities during the first nine months of 2002 was $42.4 million. In the first nine months of 2002, we used available cash to fund operating needs and repay $42.4 million of debt.


     2002, 2001 and 2000. Financing activities used cash of $5.6 million in 2002, compared to net cash provided by financing activities of $118.8 million in 2001 and net cash used by financing activities of $85.0 million in 2000. During 2002, our debt decreased $5.6 million despite cash requirements for operating activities of $29.7 million and investing activities of $33.7 million as we used available cash of $68.9 million for those purposes. In 2001, debt increased by $118.8 million which, together with net cash from operating activities of $28.5 million, provided the cash to fund investing activities of $76.5 million and to increase cash balances by $70.7 million. In 2000, debt decreased $68.0 million as cash generated from operating activities was sufficient to cover the debt reduction, investing requirements of $87.7 million, as well as paying a dividend of $17.0 million to our parent company.

     In June 2002, we concluded negotiations with our existing lenders to change the maturity date to March 2005 for our then-existing revolving credit facility, term loan, series A and Series B notes and letter of credit support. As part of the agreement, we repaid a total of $20.0 million of principal, retroactive interest of $5.1 million and fees of $9.6 million, of which $9.4 million was capitalized and amortized over the term of the amended agreements. In 2001, we repaid $21.3 million of our outstanding notes and $20.0 million of our term loan. In 2000, we repaid $10.0 million of our term loan.

LIQUIDITY AND CAPITAL RESOURCES

  LIQUIDITY AND FINANCING ARRANGEMENTS


     Our principal sources of liquidity are from cash and cash equivalents, cash from operations, short-term borrowings under our revolving credit facility and our long-term financing. In addition, we have received equity contributions from our parent company.


  CASH


     Cash balances were $19.7 million at September 30, 2003 compared to $16.1 million at September 30, 2002. Cash balances were $8.3 million, $79.0 million and $10.1 million at December 31, 2000, 2001 and 2002, respectively. We believe the September 30, 2003, December 31, 2002 and September 30, 2002 cash levels are representative of balances required to fund our short-term requirements at quarter end and year end. However, the $79.0 million balance at December 31, 2001 was higher in order to provide us with additional liquidity because we agreed with our lenders to suspend borrowings under our revolver in connection with the debt restructuring that we completed in June 2002.


  DEBT


     Our current debt structure is used to fund our business operations, and our revolving credit facility is a source of liquidity. As of September 30, 2003, we had outstanding long-term debt of $510.8 million, including current maturities of $1.5 million. On July 31, 2003, we completed a refinancing of substantially all of our outstanding long-term debt. We used net proceeds from the refinancing of approximately $507.4 million to:


     - repay in full all outstanding amounts under our then-existing revolving credit facility, term loan and 9.5% Series A and Series B notes, including accrued and unpaid interest, fees and a $4.0 million make-whole premium to the noteholders; and


     - provide $2.4 million in cash collateral for outstanding letter of credit obligations of $2.2 million.


In conjunction with the refinancing, we terminated our accounts receivable securitization facility by repurchasing all accounts receivable previously sold to our unconsolidated accounts receivables securitization subsidiary. The net accounts receivable repurchased in the nine months ended September 30, 2003 totaled $15.1 million. No gain or loss was recognized as a result of the accounts receivable repurchase. We also obtained a $12.4 million letter of credit to secure our obligations under a letter of credit reimbursement agreement related to outstanding tax-exempt revenue bonds in the amount of $10.9 million. As a result of the refinancing, we recognized $11.3 million in non-operating expense in the third quarter of 2003 consisting of the $4.0 million make-whole premium and a write-off of $7.3 million in previously capitalized debt issuance expenses.


     The refinancing consisted of:

     - $380.0 million in aggregate principal amount of privately placed 8 3/4% senior notes due 2011;

     -  $120.0 million senior secured term loan due in 2010; and

     - $21.0 million in borrowings under a $200.0 million senior secured working capital revolving credit facility due in 2007.


     We incurred approximately $13.7 million in costs associated with the refinancing that will be capitalized and amortized over the term of the new debt. Please read "Description of Certain Indebtedness" and "Description of Notes."


  CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

     In addition to long-term debt, we are required to make payments relating to various types of obligations. The following table summarizes our minimum payments as of December 31, 2002 relating to long-term debt, unconditional purchase obligations and operating leases for the next five years and thereafter, after giving effect to the refinancing transaction described above.

                                         TOTAL    2003    2004-2005   2006-2007   THEREAFTER
                                         ------   -----   ---------   ---------   ----------
                                                            (IN MILLIONS)
CONTRACTUAL OBLIGATIONS
  Long-Term Debt.......................  $506.4   $ 0.6     $ 2.7       $ 2.4       $500.7
  Operating Leases.....................   116.7    18.1      28.2        20.5         49.9
  Unconditional Purchase Obligations...    71.1     9.6      16.4        14.7         30.4
                                         ------   -----     -----       -----       ------
                                         $694.2   $28.3     $47.3       $37.6       $581.0
                                         ======   =====     =====       =====       ======
OTHER COMMERCIAL COMMITMENTS
  Standby Letters of Credit............  $ 13.5      --     $13.5          --           --
                                         ======   =====     =====       =====       ======


     Long-Term Debt. Long-term debt amortization is based on the terms of the refinanced debt. Please read the discussion above under "-- Debt" and the description of our credit facility and term loan under "Description of Certain Indebtedness."


     Operating Leases. We lease various facilities and equipment under noncancelable operating leases for various periods.

     Unconditional Purchase Obligations. We are party to various unconditional obligations to purchase products and services primarily including commitments to purchase nitrogen, waste water treatment services and pipeline usage.


     Standby Letters of Credit. This includes (1) our obligation under a $11.3 million letter of credit issued in connection with the $10.9 million tax-exempt revenue bonds and (2) other letters of credit totaling $2.2 million issued to support obligations under our insurance programs, including for workers' compensation claims.



     Our ability to make payments on and to refinance our indebtedness, including the notes offered by this prospectus, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based on our current level of operations, we believe our cash flow from operations, available cash and available borrowings under our credit facility will be adequate to meet our future liquidity needs.



     We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under our credit facility in an amount sufficient to enable us to pay our indebtedness, including the notes offered by this prospectus, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facility and the notes, on commercially reasonable terms or at all.


  RECEIVABLES SECURITIZATION


     Prior to the July 2003 refinancing transactions described above, we sold trade receivables to Westlake AR Corporation ("WARC"), a wholly owned, non-consolidated subsidiary. WARC, in turn, had an agreement with an independent issuer of receivables-backed commercial paper under which it sold receivables and received cash proceeds of up to $49.5 million. The proceeds received from this accounts receivables securitization facility effectively reduced our debt. The amount of proceeds we received varied depending on a number of factors, including the availability of receivables, the credit and aging of the receivables, concentration of credit risk and our utilization of the facility. The balance as of December 31, 2002, 2001 and 2000 was $15.1 million, $38.0 million, and $49.1 million, respectively. Immediately prior to the July 2003 refinancing, we repurchased all accounts receivable sold to WARC and terminated the securitization facility.



  OTHER



     In October 2003, we reached a settlement with a software vendor relating to the cost of a software product. We received $3.2 million in connection with the settlement, which will be recorded as income in the fourth quarter of 2003.



     In October 2003, we paid $4.9 million in connection with the expansion of licensed capacity under our LLDPE licensing agreement. That payment will be capitalized and amortized over an approximately ten-year period.


CRITICAL ACCOUNTING POLICIES

     Critical accounting policies are those that are important to our financial condition and require management's most difficult, subjective, or complex judgments. Different amounts would be reported under different operating conditions or under alternative assumptions. We have evaluated the accounting policies used in the preparation of the accompanying consolidated financial statements and related notes and believe those policies are reasonable and appropriate.

     We apply those accounting policies that we believe best reflect the underlying business and economic events, consistent with accounting principles generally accepted in the United States. Our more critical accounting policies include those related to long-lived assets, accruals for long-term employee benefits, transfer of financial assets, inventories and environmental and legal obligations. Inherent in such policies are certain key assumptions and estimates. We periodically update the estimates used in the preparation of the financial statements based on its latest assessment of the current and projected business and general economic environment. Our significant accounting policies are summarized in note 1 to the accompanying audited consolidated financial statements. We believe the following to be our most critical accounting policies applied in the preparation of our financial statements.

     Long-Lived Assets. Key estimates related to long-lived assets include useful lives, recoverability of carrying values and existence of any retirement obligations and such estimates could be significantly modified. The carrying values of long-lived assets could be impaired by new technological developments, new chemical industry entrants with significant raw material or other cost advantages, uncertainties associated with the U.S. and world economies, the cyclical nature of the chemical and refining industries and uncertainties associated with governmental actions.

     We defer the costs of turnaround maintenance and repair activities and amortize the costs over the period until the next expected major turnaround of the affected unit. During 2002, 2001 and 2000, cash expenditures of $16.3 million, $12.9 million and $8.0 million, respectively, were deferred and are being amortized, generally over three to five year periods. Amortization in 2002, 2001 and 2000 of previously deferred turnaround costs was $5.0 million, $3.2 million and $2.6 million, respectively.

     The estimated useful lives of long-lived assets range from three to 25 years. Depreciation and amortization of these assets, including amortization of deferred turnaround costs, under the straight-line method over their estimated useful lives totaled $86 million, $82 million and $79 million in 2002, 2001 and 2000, respectively. If the useful lives of the assets were found to be shorter than originally estimated, depreciation charges would be accelerated.

     We periodically evaluate long-lived assets for potential impairment indicators. Our judgments regarding the existence of impairment indicators are based on legal factors, market conditions and the operational performance of our businesses. Actual impairment losses incurred could vary significantly from amounts estimated. Additionally, future events could cause us to conclude that impairment indicators exist and that associated long-lived assets of our businesses are impaired. Any resulting impairment loss could have a material adverse impact on our financial condition and results of operations.

     Additional information concerning long-lived assets and related depreciation and amortization appears in note 5 to the accompanying audited consolidated financial statements.

     Long-Term Employee Benefit Costs. Our costs for long-term employee benefits, particularly pension and postretirement medical and life benefits, are incurred over long periods of time and involve many uncertainties over those periods. The net periodic benefit cost attributable to current periods is based on several assumptions about such future uncertainties, and is sensitive to changes in those assumptions. It is our responsibility, often with the assistance of independent experts, to select assumptions that represent the best estimates of those uncertainties. It is also our responsibility to review those assumptions periodically and, if necessary, adjust the assumptions to reflect changes in economic or other factors.


     Accounting for employee retirement plans involves estimating the cost of benefits that are to be provided in the future and attempting to match, for each employee, that estimated cost to the period worked. To accomplish this, we rely extensively on advice from actuaries and assumptions are made about inflation, investment returns, mortality, employee turnover and discount rates that ultimately impact amounts recorded. While we believe that the amounts recorded in the accompanying consolidated financial statements related to these retirement plans are based on the best estimates and judgments available, the actual outcomes could differ from these estimates.


     Additional information on the key assumptions underlying these benefit costs appears in note 11 to the accompanying audited consolidated financial statements.

     Transfers of Financial Assets. We account for the transfers of financial assets, including transfers to a Qualified Special Purpose Entity, or QSPE, in accordance with Statement of Financial Accounting Standards ("SFAS") 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In accordance with SFAS 140, we recognize transfers of financial assets as sales provided that control has been relinquished. Control is deemed to be relinquished only when all of the following conditions have been met: (1) the assets have been isolated from the transferor, even in bankruptcy or other receivership (true sale opinions are required); (2) the transferee has the right to pledge or exchange the assets received and (3) the transferor has not maintained effective control over the transferred assets (e.g., a unilateral ability to repurchase a unique or specific asset). We are also required to follow the accounting guidance under SFAS 140 and Emerging Issues Task Force ("EITF") Topic D-14, Transactions Involving Special-Purpose Entities, to determine whether or not an special purpose entity is required to be consolidated.

     Our transfers of financial assets relate to securitization transactions with a special purpose entity, or SPE, meeting the SFAS 140 definition of a QSPE. A QSPE can generally be described as an entity with significantly limited powers that are intended to limit it to passively holding financial assets and distributing cash flows based upon established terms. Based upon the guidance in SFAS 140, we are not required to and do not consolidate our QSPE. Rather, we account for involvement with our QSPE under a financial components approach in which we recognize only our retained interest in assets transferred to the QSPE. We account for such retained interests at fair value with changes in fair value reported in earnings. As discussed under "-- Liquidity and Capital Resources -- Receivables Securitization," we terminated our securitization facility in conjunction with our refinancing transaction.

     Inventories. Inventories primarily include product, materials and supplies. Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out, or FIFO, method.

     Environmental and Legal Obligations. We consult with various professionals to assist us in making estimates relating to environmental costs and legal proceedings. We accrue an expense when we determine that it is probable that a liability has been incurred and the amount is reasonably estimable. While we believe that the amounts recorded in the accompanying consolidated financial statements related to these contingencies are based on the best estimates and judgments available, the actual outcomes could differ from our estimates. See note 16 to the accompanying audited consolidated financial statements.

ACCOUNTING CHANGES

     Effective January 1, 2002, we implemented SFAS 141, Business Combinations, SFAS 142, Goodwill and Other Intangible Assets, and SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. On January 1, 2003, we implemented SFAS 143, Accounting for Obligations Associated with the Retirement of Long-Lived Assets and SFAS 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections. Implementation of SFAS 141, SFAS 142, SFAS 143, SFAS 144 and SFAS 145 did not have a material effect on our consolidated financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS

     In August 2002, the FASB issued SFAS 143, Accounting for Obligations Associated with the Retirement of Long-Lived Assets. This statement requires:
(a) an existing legal obligation association with the retirement of a tangible long-lived asset must be recognized as a liability when incurred and the amount of the liability be initially measured at fair value, (b) an entity must recognize subsequent changes in the liability that result from the passage of time and revisions in either the timing or amount of estimated cash flows and
(c) upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. SFAS 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002. As of December 31, 2002, we did not have legal or contractual obligations to close any of our facilities. Our adoption of SFAS 143 on January 1, 2003 did not have a material impact on our consolidated results of operations, cash flows or financial position.

     In October 2002, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. SFAS 144 provides that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. Our adoption of SFAS 144 on January 1, 2002 did not have a material impact on our consolidated results of operations, cash flows or financial position.


     In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections. SFAS 145 rescinds SFAS 4, Reporting Gains and Losses from Extinguishment of Debt. By rescinding SFAS 4, gains or losses from extinguishment of debt that do not meet the criteria of APB No. 30 should not be reported as an extraordinary item and should be reclassified to income from continuing operations in all periods presented. APB No. 30 states that extraordinary items are events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. SFAS 145 is effective for fiscal years beginning after May 15, 2002. Our adoption of SFAS 145 on January 1, 2003 did not have a material impact on our consolidated results of operations, cash flow or financial position. As discussed under "-- Liquidity and Capital
Resources -- Debt," we completed a refinancing of substantially all of our outstanding long-term debt on July 31, 2003. As a result of the refinancing, we recognized $11.3 million in non-operating expense in the third quarter of 2003, consisting of the $4.0 million make-whole premium and $7.3 in previously capitalized debt issuance costs.



     In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost as defined in EITF Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. Previously issued financial statements shall not be restated upon adoption of SFAS 146. Our management believes that this statement will not have a material impact on our consolidated results of operations, cash flows or financial position.


     In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of SFAS 5, Accounting for Contingencies, relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that upon issuance of a guarantee, the entity (i.e., the guarantor) must recognize a liability for the fair value of the obligation it assumes under that guarantee, including the cases in which the entity does not receive separately identifiable consideration (i.e., a premium) for issuing the guarantee. FIN 45 is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with a separately identified premium and guarantees issued without a separately identified premium. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods that end after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor's year-end. In accordance with the provisions of FIN 45, we will recognize the fair value of the guarantees issued as modified after December 31, 2002.

     In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, Consolidation of Variable Interest Entities. This interpretation provides new consolidation accounting guidance for entities involved with SPEs and will replace the guidance provided by EITF Topic D-14. Interpretation 46 does not impact accounting for securitizations transacted through QSPEs. Interpretation 46 will require a primary beneficiary, defined as an entity, that participates in either a majority of the risks or rewards of a SPE, to consolidate the SPE. A SPE would not be subject to this interpretation if the entity has sufficient voting equity capital (presumed to require a minimum of 10%) so that the entity is able to finance its activities without additional subordinated financial support from other parties. We do not anticipate that the adoption of this interpretation will have a material impact on our consolidated results of operations, cash flows or financial position.


     In March 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 149 will be effective for contracts entered into, modified or designated as hedges after June 30, 2003. We have adopted this standard as of July 1, 2003 and do not expect it to have a significant effect on our consolidated results of operations, cash flows or financial position.


     In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and requires that those instruments be classified as liabilities in statements of financial position. This statement will be effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. We have adopted SFAS 150 as of July 1, 2003 and its adoption did not have a significant effect on our consolidated results of operations, cash flows or financial position.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

  COMMODITY PRICE RISK


     A substantial portion of our products and raw materials are commodities whose prices fluctuate as market supply and demand fundamentals change. Accordingly, product margins and the level of our profitability tend to fluctuate with changes in the business cycle. We try to protect against such instability through various business strategies. Generally, our strategy is to limit our exposure to price variances by locking in prices for future purchases and sales. Our strategies also include ethylene product feedstock flexibility and moving downstream into the olefins and vinyls products where pricing is more stable. We use derivative instruments in certain instances to reduce price volatility risk on feedstocks and products. Based on our open derivative positions at October 31, 2003, a hypothetical $1.00 increase in the price of an mmbtu of natural gas would have decreased our income before taxes by $0.9 million and a hypothetical $0.10 increase in the price of a gallon of propane would have increased our income before taxes by $0.5 million. Additional information concerning derivative commodity instruments appears in note 7 to the accompanying unaudited consolidated financial statements.


  INTEREST RATE RISK


     We are exposed to interest rate risk with respect to variable rate debt. At December 31, 2002, we had variable rate debt of $297.6 million outstanding, and at September 30, 2003, we had variable rate debt of $130.8 million outstanding. All of the debt under our credit facility and term loan is at variable rates. We do not currently hedge our variable interest rate debt, but we may do so in the future. The average variable interest rate for our variable rate debt of $130.8 million as of October 31, 2003 was 4.6%. A hypothetical 100 basis point increase in interest rates would increase our annual interest expense by $1.3 million.

                               INDUSTRY OVERVIEW

SUMMARY

     Olefins and vinyl products are some of the key building blocks of the petrochemical industry and primarily include ethylene, chlorine and their derivative products. Olefins, including ethylene, polyethylene and styrene, are used in the manufacture of a wide range of consumer non-durable plastics and films including flexible and rigid packaging, as well as consumer durables and industrial products including automotive products and coatings. Vinyls, including chlorine, polyvinyl chloride (commonly referred to as PVC) and fabricated products, are also used in a wide variety of applications, with particular focus in the plastic pipe and construction industries. Demand for these products has historically been driven by economic growth, with other key factors being rising living standards in developing nations and the continued substitution of plastics and synthetics for other materials. As a result, global olefins and vinyl products demand has historically risen in excess of U.S. gross domestic product.

     Petrochemicals are typically manufactured in large volumes by a number of different producers using widely available technologies. Changes in the balance between supply and demand and the resulting operating rates, the level of general economic activity and the price of raw materials all influence the petrochemical industry cycle and margins. The cycle is characterized by periods of tight supply, leading to high operating rates and peak margins, followed by a decline in operating rates and margins primarily as a result of significant capacity additions. Due to the significant size of new plants, capacity additions are built in large increments and typically require several years of demand growth to be absorbed. The industry is currently in a down cycle as a result of significant new capacity additions in the past several years, combined with soft demand resulting from the global economic slowdown. Currently, no significant new olefins or vinyls capacity additions have been announced in North America.

     According to CMAI, industry fundamentals currently suggest a cyclical recovery in the petrochemicals business beginning in 2005, with the next peak expected to commence in 2006. Industry recovery is supported by limited new capacity additions expected for these products in North America over the next several years, and a number of producers have announced capacity shutdowns. CMAI expects operating rates and margins to improve as demand recovers as a result of improved global economic conditions.

OLEFINS

     Ethylene. Ethylene is the most widely consumed petrochemical in the world, with over 200 billion pounds used in 2002. It is a basic raw material for a broad array of chemical products including: (1) polyethylene (in the form of high density polyethylene, or HDPE, low density polyethylene, or LDPE, and linear low density polyethylene, or LLDPE), which is used in numerous consumer and industrial products, including trash bags, packaging film, toys, housewares and plastic bottles; (2) ethylene dichloride, which is further processed into PVC; (3) ethylbenzene, an intermediate chemical used in the production of polystyrene, which is then used in packaging and containers; and (4) ethylene oxide, which is used in the production of ethylene glycol, and further processed into antifreeze, polyester fibers and resins. North America is the largest consumer of ethylene, with an estimated 65 billion pounds consumed per annum, or 32% of world demand. The following chart below shows North American ethylene consumption by end use.

  2002 NORTH AMERICAN ETHYLENE CONSUMPTION BY END USE


                         (PIE CHART)

                                                              PERCENTAGE
                                                              ----------

Ethylbenzene................................................      6%
Ethylene dichloride.........................................     13%
Ethylene oxide/ethylene glycol..............................     13%
Polyethylene................................................     56%
Other.......................................................     12%

---------------------

Source: CMAI.

     Between 1990 and 2002, the global and North American compound annual growth rates for ethylene demand were 4.2% and 2.4%, respectively. The world's 2002 ethylene capacity totaled approximately 240 billion pounds, with North American capacity accounting for approximately 32% of the total. While significant new ethylene capacity was built over the past several years, no major capacity additions are expected in North America in the next three years, and it typically takes three to four years to construct a new ethylene facility. The North American ethylene industry has been altered by consolidation and alliances among producers with the aggregate capacity share of the five largest North American producers increasing.


     Cash margins in the U.S. ethylene market reached a peak in 1995, with operating rates increasing in response to both strong demand and limited capacity additions. The 1996 to 1998 period was characterized by significant capacity additions and lower demand due to the Asian crisis, resulting in lower margins. As the world economy recovered in 1999 and 2000, demand for ethylene improved, resulting in increased operating rates and margins. Operating rates and margins declined dramatically by late 2000 and continued into 2002 due to the impact of increased capacity from new plants, the sharp slowdown in the economy and increased raw material costs. Through the first nine months of 2003, significantly higher feedstock costs prompted dramatic price increases. Demand was also higher than the prior year period, in part as a result of customer orders that built inventory ahead of the anticipated price increases.


     According to CMAI, ethylene industry fundamentals suggest a cyclical recovery in ethylene prices and margins beginning in 2005, with the next peak expected to commence in 2006. This recovery in the ethylene market is supported by minimal new capacity additions expected in North America and significant capacity shutdowns announced by a number of large producers. CMAI expects operating rates and margins to improve as demand recovers due to improved global economic conditions.

     Polyethylene. Polyethylene is produced through the polymerization of ethylene. There are three primary types of polyethylene: LDPE, HDPE and LLDPE. LDPE is typically used in applications requiring flexibility and film clarity, such as household bags and wraps. HDPE is a rigid plastic most commonly used for blow molding in the manufacture of milk bottles, liquid detergent bottles, industrial drums, bottles and gas tanks. LLDPE is a tough yet flexible plastic with its major end use in cost-sensitive film applications such as stretch wrap, trash can liners and injection molding applications, including housewares and lids. Historically, polyethylene demand has grown at or above economic growth rates, driven by the replacement of other materials with plastics. Between 1993 and 2002, North American LLDPE demand has grown at a compound annual growth rate of 5.8%, followed by HDPE at 3.6%, while

LDPE demand remained flat. The following chart shows North American polyethylene consumption by end use.

  2002 NORTH AMERICAN POLYETHYLENE CONSUMPTION BY END USE


                         (PIE CHART)

                                                              PERCENTAGE
                                                              ----------

Wire and cable..............................................      2%
Rotomolding.................................................      3%
Extrusion coating...........................................      3%
Pipe and profile............................................      7%
Injection molding...........................................     12%
Film and sheet..............................................     40%
Blow molding................................................     16%
Other.......................................................     17%

---------------------

Source: CMAI.

     The world's 2002 polyethylene capacity totaled approximately 150 billion pounds, with North America capacity accounting for 30% of the total. Over the next three years, limited polyethylene capacity additions have been announced in North America, with the lead-time to build a new plant typically around two years. As with ethylene, the industry has been concentrated into fewer, larger competitors in recent years.


     U.S. operating rates held relatively steady from 1995 to 2000, benefiting from strong economic activity balanced by modest capacity additions. Margins moved from a cyclical peak in 1995 to trough conditions over the 1998 to 2000 period, as escalating feedstock costs were not fully recovered through price increases. In early 2001, natural gas prices reached historic highs, while demand declined through the year as a result of the weakened North American and global economy. A modest improvement in demand, a reduction in feedstock costs and the closure of some excess polyethylene capacity occurred in 2002, resulting in marginally improved industry profitability. The first nine months of 2003 has seen a dramatic increase in feedstock costs. Polyethylene producers have generally been able to maintain margins through price increases despite the higher feedstock costs.


     Styrene. Styrene is used primarily in the production of polystyrene and is also used to make styrene butadiene rubber, acrylonitrile-butadiene-styrene, or ABS, styrene-acrylonitrile, or SAN, resins, styrene co-polymers, unsaturated polyester resins, and other downstream chemical products. The following chart shows 2002 North American styrene consumption by end use.

  2002 NORTH AMERICAN STYRENE CONSUMPTION BY END USE


                         (PIE CHART)

                                                              PERCENTAGE
                                                              ----------

ABS/SAN.....................................................      7%
Expandable polystyrene......................................     10%
Styrene butadiene rubber....................................     12%
Polystyrene.................................................     56%
Other.......................................................     15%

---------------------

Source: CMAI.

     Historically, styrene demand has grown in line with economic growth rates, driven by the increased replacement of other materials with polystyrene. Between 1990 and 2002, North American styrene demand has grown at a compound annual growth rate of 2.4%. The world's 2002 styrene demand totaled approximately 48 billion pounds, with North American demand accounting for 23% of the total. The styrene industry is characterized by backward-integrated producers that produce ethylene and benzene, as well as forward-integrated producers that produce polystyrene and ABS.

     Following peak cash margins in 1995, margins declined from 1996 to 1998 as a result of modest demand growth combined with significant new capacity additions. During 1999 and 2000, the styrene industry experienced an increase in demand growth from developing regions and high utilization rates, which, when combined with reducing feedstock costs, resulted in a strong improvement in margins. During 2001, the North American manufacturing recession significantly reduced demand while higher U.S. feedstock costs made North American styrene less attractive to Asian buyers. Utilization rates in North America dropped in 2001 and the industry's profitability level declined significantly. During 2002, utilization rates rose due to the decrease of capacity and a modest increase in demand, leading to higher profitability as compared to 2001.

VINYLS

     Chlorine and Caustic Soda. Chlorine and caustic soda are co-products manufactured by breaking salt into its components through the application of electric power. Chlorine and caustic soda are produced in a fixed ratio forming what is commonly referred to as an electrochemical unit, or ECU. Electric power is the most significant cost component in the production of chlorine and caustic soda. Chlorine is used in a wide variety of chemical processes and products, including those used to make plastics and PVC resins. Other applications include the manufacture of propylene oxide and titanium dioxide, water purification and pulp and paper bleaching. Caustic soda is used in the production of pulp and paper, alumina, oil, textiles, soaps, detergents and a variety of other chemical processes. The following charts show 2002 consumption of chlorine and caustic soda by end use.

  2002 NORTH AMERICAN CHLOR-ALKALI CONSUMPTION BY END USE

                                    Chlorine

                         (PIE CHART)

                            PERCENTAGE
                            ----------

Epichlorohydrin...........      6%
Propylene oxide...........     10%
Ethylene dichloride.......     39%
Chlorinated
  intermediates...........     10%
Other.....................     35%

                                  Caustic Soda


                         (PIE CHART)

                            PERCENTAGE
                            ----------

Alumina...................      3%
Water treatment...........      3%
Soaps, detergents and
  textiles................     12%
Inorganic chemicals.......     22%
Organic chemicals.........     23%
Pulp and paper............     24%
Other.....................     13%

---------------------

Source: CMAI.

     Between 1990 and 2002, global and North American chlorine demand has increased at compound annual growth rates of 1.5% and 0.2%, respectively. In North America, growth resulting from the increased demand for PVC resins and propylene oxide has been offset by declining usage as a bleaching agent in pulp and paper. Caustic soda supply has been driven by chlorine production, as the two co-products are produced in a fixed ratio of 1.1 to 1, and historically, there has been a large market for caustic soda at a given price due to its wide variety of applications as a pH modifying agent.

     There are generally three main processes for manufacturing chlorine: (1) the mercury cell process, the oldest and highest cost technology, (2) the diaphragm process and (3) the membrane process, the newest, lowest cost process. North American chlorine capacity is approximately 34 billion pounds, and is made up almost entirely of diaphragm and membrane technology. No new major chlorine capacity expansions have been announced, and it typically takes two to three years to build a new facility. As a result, when combined with increasing demand of PVC and stable demand of pulp and paper, operating rates and margins are expected to improve over the near to medium term.

     While long-term growth has typically been driven by chlorine demand, short-term demand fluctuations will cause chlorine and caustic soda prices typically to move in opposite directions, with the "higher demand" product dictating the premium price. As a result, manufacturers generally track pricing on an ECU basis, which is essentially the combination of chlorine and caustic soda prices. ECU prices reached a peak in 1995 at over $400 per ton, trending down to a trough in 1999 to just over $200 per ton from weak but balanced demand for both chlorine and caustic soda. The industry experienced a recovery in ECU pricing in 2000 and early 2001, driven particularly by strong caustic soda demand. Beginning in late 2001 and into 2002, a significant decline in demand caused by the global economic recession resulted in lower operating rates and ECU prices. Beginning in late 2002 and into the first nine months of 2003, rising energy prices resulted in dramatic increases in ECU prices, as producers have pushed to maintain margins.


     PVC and VCM. PVC is a plastic resin manufactured from vinyl chloride monomer (commonly referred to as VCM), which in turn is manufactured from ethylene and chlorine. PVC resins are one of the most widely used plastics in the world today, with estimated demand of 60.8 billion pounds globally, with North America accounting for 26% of the total. Applications are diverse and include pipe and fittings, window frames, siding, flooring, shower curtains, packaging, bottles, film, medical tubing, business machine housings and credit cards. The following chart shows 2002 consumption of PVC by end use.

  2002 NORTH AMERICAN PVC CONSUMPTION BY END USE


                         (PIE CHART)

                                                              PERCENTAGE
                                                              ----------

Bottles.....................................................      1%
Wire and cable..............................................      4%
Film and sheet..............................................     14%
Profiles and tubes..........................................     28%
Pipe and fittings...........................................     48%
Other.......................................................      5%

---------------------

Source: CMAI.

     Between 1990 and 2002, North American PVC demand has increased at a compound annual growth rate of 3.9%, driven by increased economic and new/remodeling housing activity and the cost-effective replacement of metal and other materials. Minimal announced capacity expansions are expected over the next three years. The capacity additions are not, however, expected to keep up with anticipated increases in demand. It typically takes one to two years to build new capacity.

     According to CMAI, PVC industry fundamentals suggest a cyclical recovery in PVC prices and margins in 2004. This recovery in the PVC market is supported by minimal new capacity additions expected in North America. CMAI expects operating rates and margins to improve as demand recovers due to improved global economic conditions.


     After reaching peak margins in 1994 and 1995, margins declined in the 1996 to 1999 period due to the absorption of significant new capacity additions. The industry experienced a significant decline in North American demand and operating rates in 2000 and 2001. The industry experienced a return to growth driven by the housing sector in 2002, and, when combined with modest new capacity, producers were able to maintain operating rates and margins. The first nine months of 2003 has been characterized by increasing product prices driven by feedstock cost increases, with PVC producers able to modestly improve margins.


     Fabricated Products. Fabricated products manufactured from PVC resin include pipe, siding, fence, deck, garden accessories and window and door components. The construction building materials market is the largest consumer of PVC-based fabricated products in North America due to PVC's durability, ease of installation and low maintenance requirements.

     Pipe fabricated from PVC resin is the largest market for PVC resin in North America. PVC pipe is especially advantageous in more demanding applications, proving itself as one of the more durable and reliable materials on the market today. PVC pipe offers greater strength, lower installed cost, increased corrosion resistance, lighter weight and longer service life when compared to iron, steel and concrete alternatives. According to Chemical Data, Inc., the PVC "Rigid Pipe and Tubing" market grew at a compound annual growth rate of 3.8% from 1994 through 2002.

     Windows and patio doors manufactured from PVC resin are more energy efficient, less costly and easier to maintain than alternative products. According to Chemical Data, Inc., the PVC "Windows and Doors" market grew at a compound annual growth rate of 10.5% between 1994 and 2002.

     Fence products manufactured from PVC resin feature low maintenance materials and long product life. According to Pure Strategy, from 1996 through 2000, PVC fence demand more than doubled, growing from 3% of the total fence market in 1996 to 7% of an estimated $4.9 billion market in 2000.

                                    BUSINESS

OVERVIEW

     We are a vertically integrated manufacturer and marketer of basic chemicals, polymers, vinyls and fabricated products. Our products include some of the most widely used chemicals in the world, which are fundamental to many diverse consumer and industrial markets, including flexible and rigid packaging, automotive products, coatings, residential and commercial construction as well as other durable and non-durable goods. We believe that our business is characterized by highly integrated, world-class chemical production facilities, state-of-the-art technology, leading regional market positions for particular products, a strong and stable customer base and experienced management. We operate in two principal business segments, Olefins and Vinyls, and we are one of the few fully integrated producers of vinyls and fabricated products in North America.

     We benefit from highly integrated production facilities that allow us to process raw materials into higher value-added chemicals and fabricated products. We have 8.1 billion pounds of active aggregate production capacity at 11 strategically located manufacturing plants in North America. We believe that with our highly integrated capabilities, we are less affected by volatility in product demand, have less exposure to the effects of cyclical raw material prices and operate at higher capacity utilization rates than non-integrated producers. In addition, the strategic location of our facilities lowers our transportation costs due to our high level of internally consumed production. In 2002, we used 71% of our basic chemical production internally to produce higher value-added chemicals and fabricated products for sale to external customers.

COMPETITIVE STRENGTHS

     Vertically Integrated Operations. We operate in two vertically integrated business segments and use the majority of our internally produced basic chemicals to manufacture higher value-added chemicals and fabricated products. We are one of the few fully integrated producers of vinyls and fabricated products in North America. By operating integrated olefins and vinyls production processes, we believe we are less susceptible to volatility in product demand, have less exposure to the effects of cyclical raw material prices and are able to operate at higher capacity utilization rates than non-integrated producers. We have also been able to lower our transportation costs due to our high level of internally consumed production. In 2002, we used almost 85% of our ethylene production to manufacture polyethylene, styrene monomer and VCM. We also used 63% of our VCM production to manufacture PVC and 61% of our PVC production to manufacture our fabricated products.

     Efficient Modern Asset Base and Low Cost Operations. We operate some of the industry's newest manufacturing facilities in North America and focus on continually improving our asset portfolio and cost position. We have invested approximately $1.2 billion since 1990 to construct new, state-of-the-art facilities and to acquire and to upgrade acquired facilities and equipment in both our Olefins and Vinyls segments. We built two ethylene crackers in Lake Charles in 1991 and 1997, and constructed a gas-phase LLDPE/ HDPE plant in 1998. In addition, we recently completed the technology conversion and upgrade of our chlor-alkali facility at Calvert City, reducing per unit energy consumption by approximately 25% and increasing capacity by 64%. These newer plants increase operating efficiency and reduce our maintenance and environmental compliance costs. Our ethylene plants allow us to choose between ethane, propane and butane feedstocks. This flexibility enables us to react to changing market conditions and reduce raw material costs. We continually focus on reducing costs throughout our organization and believe that our selling, general and administrative costs, as a percentage of net sales, of 5.5% for 2002 is one of the lowest in the chemical industry. We eliminate research and development expenses by selectively acquiring and licensing third-party proprietary technology as a cost-effective approach to product development and production efficiency improvement.

     Stable and Sustained Customer Relationships. We believe that our focus on customer service strengthens customer loyalty during periods of lower demand, leading to stability in down-cycles. We estimate that 87% of our net sales in 2002 were made to the same customers we had in 2000. Almost all of our 2002 net sales were to customers in the North American market, limiting our exposure to the lower-margin export market.

     Strong Regional Market Presence. We are a leading seller of PVC fabricated products in the geographic regions where we operate. Fabricated products are sold on a regional basis. The location of our vinyls facilities at Calvert City, Kentucky on the Tennessee River provides a freight cost advantage to our customers in the high-volume Midwest and Northeast markets when compared to most of our competitors located on the Gulf Coast. Our eight fabricated products facilities in North America allow us to focus our sales effort on local markets where we have a strong market presence.


     Experienced Management and Strong Equity Support. Our senior management team has an average of over 25 years of experience in the petrochemical industry. We were founded by our chairman, T.T. Chao, and his family in 1985. The Chao family has more than 50 years of experience in the plastics and fabrications industries, both in Asia and the United States. Our management has demonstrated expertise in reducing costs and growing our business through acquisitions and capacity expansions. In addition, since 1997, Westlake Polymer & Petrochemical, Inc., our parent company, has contributed $216 million to our equity consisting of $50 million in cash, equity interests in Westlake Styrene with a book value of $79 million, a vinyls facility in Geismar, Louisiana with a book value of $5 million and the 20% of common stock of Westlake Olefins Corporation we did not own with a book value of $82 million.


OUR HISTORY

     In the 1950s, the Chao family built the first PVC plant in Taiwan. During the 1960s, they established what is now the China General Plastics Group of companies. These companies include some of the leading publicly held petrochemicals and plastic manufacturing companies in Asia. In 1990, the Chao family founded the Titan Group, a joint venture with an investment holding company owned by the Malaysian government. The Titan Group built and operates Malaysia's first, and currently the largest, integrated polyolefins complex.

     We began operations in 1986 after the Chao family acquired our first polyethylene plant near Lake Charles, Louisiana from Occidental Petroleum Corporation. We began our vinyls operations in 1990 with the acquisition of a VCM plant in Calvert City, Kentucky from the Goodrich Corporation. In 1992, we commenced our fabricated products operations after acquiring three PVC pipe plants. Since 1986, we have grown rapidly into a leading integrated producer of petrochemicals, polymers and fabricated products. We achieved this by acquiring 15 plants, constructing six new plants (including our PVC joint venture in China) and completing numerous capacity or production line expansions.

OLEFINS BUSINESS

  PRODUCTS

     Olefins are the basic building blocks used to create a wide variety of petrochemical products. We manufacture ethylene, polyethylene, styrene, and associated co-products at our manufacturing facilities in Lake Charles, Louisiana. We have two ethylene plants, two polyethylene plants and one styrene monomer plant at our Lake Charles complex. The following table illustrates our production capacities by principal product and the primary end uses of these materials:

PRODUCT                               ANNUAL CAPACITY                         END USES
-------                             --------------------                      --------
                                    (MILLIONS OF POUNDS)
Ethylene..........................         2,300           Polyethylene, ethylene dichloride,
                                                           ethylbenzene, ethylene oxide/ethylene glycol
Low-Density Polyethylene..........           850           High clarity packaging, shrink films, laundry
                                                           and dry cleaning bags, ice bags, frozen foods
                                                           packaging, bakery bags, coated paper board,
                                                           cup stock, paper, folding cartons, lids,
                                                           housewares, closures and general purpose
                                                           molding
Linear Low-Density and High-
  Density Polyethylene............           500           Heavy-duty films and bags, general purpose
                                                           liner (LLDPE); thin-walled food tubs,
                                                           housewares, pails, totes and crates (HDPE)
Styrene...........................           450           Disposables, packaging material, appliances,
                                                           paints and coatings, resins and building
                                                           materials


     Ethylene. Ethylene is the world's most widely consumed petrochemical in terms of volume. It is the key building block used to produce a large number of higher value-added chemicals including polyethylene, ethylene dichloride, ethylbenzene and ethylene oxide. In 2002, we produced 1.9 billion pounds of ethylene at our Lake Charles complex and consumed 84% of that production internally to produce polyethylene and styrene monomer in our Olefins business and to produce vinyl chloride monomer, or VCM, in our Vinyls business. We also produce ethylene in our Vinyls segment at our Calvert City, Kentucky facilities, all of which is consumed internally in the production of VCM. In addition, we produce ethylene co-products including chemical grade propylene, crude butadiene, pyrolisis gasoline and hydrogen. Together, these co-products accounted for approximately 367 million pounds of our total 2002 production. We sell our entire output of these co-products to third parties. We are in the process of starting up the ethylene dichloride portion of the Geismar facility, and we plan to use a portion of our Lake Charles ethylene production to produce that ethylene dichloride.


     Polyethylene. Polyethylene, the world's most widely consumed polymer, is used in the manufacture of a wide variety of packaging, film, coatings and molded product applications. Polyethylene is generally classified as either low-density polyethylene, or LDPE, linear low-density polyethylene, or LLDPE, or high-density polyethylene, or HDPE. The density correlates to the relative stiffness of the products. The difference between LDPE and LLDPE is molecular, and products produced from LLDPE are stronger than products produced from LDPE. LDPE is used in end products such as bread bags, dry cleaning bags, food wraps and milk carton and snack package coatings. LLDPE is used for higher film strength applications such as stretch film and heavy duty sacks. LDPE and LLDPE are also used in injection molded products such as tubs, containers and toys. HDPE is used to manufacture products such as grocery, merchandise and trash bags, plastic containers and plastic caps and closures.

     We are the fourth largest producer of LDPE in North America and, in 2002, we produced 765 million pounds of LDPE in 94 different formulations to meet the needs of our diverse customer base. We also produced 323 million pounds of LLDPE in 27 formulations and 167 million pounds of HDPE in 12 different formulations. We produce the three primary types of polyethylene and sell them to third parties as a final product in pellet form. We produce LDPE at one of our polyethylene plants and have the flexibility to produce both LLDPE and HDPE at the other polyethylene plant. This flexibility allows us to maximize production of either HDPE or LLDPE depending on prevailing market conditions.

     Styrene. Styrene is used to produce polystyrene and synthetic rubber, which are used in a number of applications including injection molding, disposables, food packaging, housewares, paints and coatings, resins, building materials and toys. We produce styrene at our Lake Charles plant and, in 2002, we produced 416 million pounds of styrene, which we sold to external customers.

  FEEDSTOCKS

     We are highly integrated along our olefins product chain. We produce all of the ethylene required to produce our polyethylene, styrene and VCM. Ethylene can be produced from either petroleum liquid feedstocks, such as naphtha, condensates and gas oils, or from natural gas liquid feedstocks, such as ethane, propane and butane. One of our ethylene plants uses ethane as its feedstock and the other can use ethane, ethane/propane mix, propane and, most recently, butane, a heavier, naphtha-based feedstock. We continue to seek ways to minimize our feedstock cost by increasing our ability to use alternative feedstocks. We receive ethane, propane and butane at our Lake Charles facilities through several pipelines from a variety of suppliers in Texas and Louisiana.

     In addition to our internally supplied ethylene, we also require butene or hexene to manufacture polyethylene and benzene to manufacture styrene. We receive butene and hexene at the Lake Charles complex via rail car from five primary suppliers. We receive benzene via pipeline pursuant to a supply contract with a nearby supplier. The butene and the hexene contracts are renewable annually. The benzene contract is also an annual agreement. Butene and hexene are priced on either a formula basis or on a toll basis using our ethylene. Under a typical tolling arrangement, we provide our ethylene to a third party that processes it into the desired end product for a fee.

  MARKETING, SALES AND DISTRIBUTION

     We use the majority of our Lake Charles ethylene production in our polyethylene, styrene and VCM operations. We sell the remainder to third parties. In addition, we sell our ethylene co-products to third parties. Our primary ethylene co-products are chemical grade propylene, crude butadiene, pyrolisis gasoline and hydrogen. The majority of sales in our Olefins business are made under agreements for one year or more. Contract volumes are established within a range. The terms of these contracts are fixed for a period (typically more than one year), although earlier termination may occur if the parties fail to agree on price and deliveries are suspended for a period of several months. In most cases, these contracts also contemplate extension of the term unless terminated by one of the parties.

     We typically ship our ethylene, propylene and hydrogen via a pipeline system that connects our plants to numerous customers. We also have storage agreements and exchange agreements that allow us access to customers who are not directly connected to the pipeline system. We transport our polyethylene by rail or truck and we move our styrene, crude butadiene and pyrolisis gasoline by barge, rail or truck.

     We have an internal sales force that sells directly to our customers. Our polyethylene customers are some of the nation's leading film and flexible packaging manufacturers. In 2002, our ten largest polyethylene customers accounted for 22% of Olefins segment net sales. In 2002, our top three styrene customers accounted for 13% of Olefins segment net sales. No single Olefins customer accounted for more than 10% of our segment net sales.

  COMPETITION

     The markets in which our Olefins business operates are highly competitive. We compete on the basis of price, customer service, product deliverability, product quality and product performance. Our competitors in the ethylene, polyethylene and styrene markets are typically some of the world's largest chemical companies, including Equistar Chemicals, LP, The Dow Chemical Company, ExxonMobil

Chemical Company, Lyondell Chemical Company, Chevron Phillips Chemical Company LP and NOVA Chemicals Corporation.

VINYLS BUSINESS

  PRODUCTS


     Principal products in our integrated Vinyls segment include PVC, VCM, chlorine, caustic soda and ethylene. We also manufacture and sell products fabricated from the PVC we produce, including pipe, fence and deck, and window and patio door components. We manage our integrated Vinyls production chain, from the basic chemicals to finished fabricated products, to maximize product margins, pricing and capacity utilization. Our primary manufacturing facilities are in Calvert City, Kentucky and include an ethylene plant, a chlor-alkali plant, a VCM plant and a PVC plant. We also own eight strategically located PVC fabricated product facilities. In addition, in 2003 we acquired a vinyls facility in Geismar, Louisiana. We are in the process of starting up the ethylene dichloride portion of the Geismar facility. We plan to operate part or all of the remainder of the facility when market conditions support utilization of the additional capacity. We also own a 43% interest in a PVC joint venture in China with total capacity of 264 million pounds of PVC per year. The following table illustrates our production capacities by principal product and the end uses of these products:


PRODUCT                        ANNUAL CAPACITY(1)                         END USES
-------                       --------------------                        --------
                              (MILLIONS OF POUNDS)
PVC.........................           800           Construction materials including pipe, siding,
                                                     profiles for windows and doors; rigid and flexible
                                                     film for packaging; medical applications such as
                                                     blood bags and tubing
VCM.........................         1,300           PVC
Chlorine....................           410           VCM, organic/inorganic chemicals, bleach
Caustic Soda................           450           Pulp and paper, organic/inorganic chemicals,
                                                     neutralization, alumina
Ethylene....................           450           VCM
Fabricated Products.........           600           Pipe: water and sewer, plumbing, irrigation,
                                                     conduit; components: windows and doors; fence and
                                                     deck

---------------------

(1) Annual capacity excludes total capacity of 79 million pounds of fabricated products and 264 million pounds of PVC from our China joint venture (in which we have a 43% interest) and 600 million pounds of PVC and VCM from our idled facilities at Geismar, Louisiana.

     PVC. PVC, the world's third most widely used plastic, is an attractive alternative to traditional materials such as glass, metal, wood, concrete and other plastic materials because of its versatility, durability and cost competitiveness. PVC is produced from VCM, which is, in turn, made from chlorine and ethylene. We will use the ethylene dichloride that we produce in our Geismar facility internally to produce PVC. PVC compounds are made by combining PVC resin with various additives in order to make either rigid and impact-resistant or soft and flexible compounds. The various compounds are then fabricated into end-products through extrusion, calendering, injection-molding or blow-molding. Flexible PVC compounds are used for wire and cable insulation, automotive interior and exterior trims, packaging and medical devices. Rigid extrusion PVC compounds are commonly used in window frames, vertical blinds and construction products, including pipes. Injection-molding PVC compounds are used in specialty products such as computer housings and keyboards, appliance parts and bottles. In 2002, we produced 761 million pounds of PVC at our Calvert City facilities. We used 61% of our PVC internally in the production of our fabricated products. The remainder of our PVC was sold to downstream fabricators.

     VCM. VCM is used to produce PVC, solvents and PVC-related products. We use ethylene and chlorine to produce VCM. In 2002, we produced 1.2 billion pounds of VCM at our Calvert City facilities and used 63% percent of our VCM production in our PVC operations. The remainder of our VCM production was sold under a long-term contract with an external customer.

     Chlorine and Caustic Soda. We combine salt and electricity to produce chlorine and caustic soda, co-products commonly referred to as chlor-alkali, at our Calvert City facilities. We use our chlorine production in our VCM plant. Our caustic soda is sold to external customers who use it for, among other things, the production of pulp and paper, organic and inorganic chemicals and alumina. In 2002, we modernized and expanded our chlorine plant by replacing our mercury cell technology with a more efficient, state-of-the-art membrane technology, resulting in a 64% increase in capacity and an approximate 25% reduction in energy consumption per unit of production that should result in significant cost savings as energy is a major cost of chlor-alkali production.

     In 2002, we produced 296 million pounds of chlorine and 340 million pounds of caustic soda. In 2003, we have the capacity to supply approximately 50% of our internal chlorine requirements. We purchased the portion of our chlorine requirements that we do not fulfill internally under an ethylene dichloride supply agreement that expires in December 2003. We are working with suppliers to satisfy our continuing chlorine requirements and we do not expect any disruption in our chlorine supply.


     Ethylene. We use all of the ethylene produced at Calvert City internally to produce VCM and, in 2002, we produced approximately 70% of the ethylene required for our VCM production. We obtain the remainder of the ethylene we need for our Vinyls business from our Lake Charles ethylene production in the form of ethylene dichloride. We are in the process of starting up the ethylene dichloride portion of our Geismar facility and plan to use the ethylene dichloride internally in our production of VCM beginning in 2004.


     Fabricated Products. Products made from PVC are used in construction materials ranging from water and sewer systems to home and commercial applications for fence, deck, window and patio door systems. We manufacture and market water, sewer, irrigation and conduit pipe products under the "North American Pipe" brand. PVC pipe offers greater strength, lower installed cost, increased corrosion resistance, lighter weight and longer service life when compared to iron, steel and concrete alternatives. We also manufacture and market PVC window and patio door profiles under the "NAPG" brand and PVC fence and deck products under the "Westech" brand. PVC windows and patio doors are more energy efficient, less costly and easier to maintain than alternative products. PVC fence and deck products feature low maintenance materials and long product life. In 2002, we produced 514 million pounds of PVC fabricated products, including 444 million pounds of PVC pipe, 46 million pounds of fence and 24 million pounds of window and patio door profiles, all of which were sold to third parties.

     China Joint Venture. We own a 43% interest in Suzhou Huasu Plastics Co. Ltd., a joint venture based near Shanghai, China. Our joint venture partners include Norway's Norsk Hydro ASA, two Chinese government-owned chemical companies and International Finance Corporation, a unit of the World Bank. In 1995, this joint venture constructed and began operating a PVC film and fabricated products plant that has a current annual capacity of 79 million pounds of PVC film. In 1999, the joint venture constructed and began operating a PVC resin plant that has an annual capacity of 264 million pounds of PVC resin. In 2002, 12% of the PVC resin was used internally for the production of the PVC film and fabricated products.

  FEEDSTOCKS

     We are highly integrated along our vinyls production chain. We produce all the ethylene, VCM and PVC used in our Vinyls business. In 2002, we produced 42% of the chlorine required for our VCM plant. We purchased the remaining amount at market prices. We purchased the salt required for our chlor-alkali plant pursuant to a long-term contract that expires in 2005. The chlorine and salt purchase prices are based on market prices. We purchase electricity for our chlor-alkali production from the Tennessee Valley Authority under a favorable contract that runs through 2005.

     We are one of the few fully integrated producers of vinyls and fabricated products in North America. Our Calvert City PVC plant supplies all the PVC required for our fabricated products plants. We believe that this provides us with a significant advantage over other fabricated products manufacturers that are reliant on external suppliers of PVC. The remaining feedstocks for fabricated products include pigments, fillers and stabilizers, which we purchase under short-term contracts based on prevailing market prices.

  MARKETING, SALES AND DISTRIBUTION

     We are a leading manufacturer of PVC fabricated products in the geographic regions where we operate. We sell our PVC pipe through a combination of distributors, manufacturer representatives and our internal salaried sales force. We use a regional sales approach. This allows us to provide focused customer service and to meet the specified needs of individual customers. In 2002, we had approximately 700 customers, with the top five customers accounting for a total of 42% of net sales in our Vinyls segment. We use an internal salaried sales force to market and sell our fence and window and patio door profiles. We sell primarily to fabricators who then convert the product into kits for installation by contractors.

     In 2002, we used 63% of our VCM production in our PVC operations and sold over 90% of the remaining production under a long-term contract. We sell all of our caustic soda production to external customers, concentrating on customers who can receive the product by barge over the Mississippi, Tennessee and Ohio Rivers to minimize distribution costs. In 2002, we had approximately 50 caustic soda customers.

  COMPETITION

     Competition in the vinyls market is based on price, product availability, product performance and customer service. We compete in the vinyls market with other large and medium-sized producers including Oxy Vinyls, LP, The Dow Chemical Company, Shintech, Inc., Georgia Gulf Corporation and Formosa Plastics Corporation.

     Competition in the fabricated products market is based on price, on-time delivery, product quality, customer service and product consistency. We compete in the fabricated products market with other medium and large-sized producers and fabricators including J-M Manufacturing Company, Inc., Diamond Plastics Corporation, National Pipe & Plastics, Inc. and PW Eagle, Inc. We are a leading manufacturer of PVC pipe in the geographic areas served by our North American Pipe Corporation subsidiary. We believe that we are the number two manufacturer of PVC fence and deck in the United States.

FACILITIES AND CAPABILITIES

     Our manufacturing facilities and principal products are set forth below. Except as noted, we own each of these facilities. Our Lake Charles and Calvert City facilities have been pledged to secure our new term loan.

LOCATION                                    PRINCIPAL PRODUCTS
--------                                    ------------------
Lake Charles, Louisiana..................   Ethylene, polyethylene, styrene
Calvert City, Kentucky(1)................   PVC, VCM, chlorine, caustic soda,
                                            ethylene
Geismar, Louisiana(2)....................   PVC, VCM and ethylene dichloride
Booneville, Mississippi..................   PVC pipe
Springfield, Kentucky....................   PVC pipe
Litchfield, Illinois.....................   PVC pipe
Wichita Falls, Texas.....................   PVC pipe
Van Buren, Arkansas......................   PVC pipe
Evansville, Indiana......................   Fence and deck
Calgary, Alberta, Canada(3)..............   Window and patio doors
Pauling, New York........................   Window and patio doors

---------------

(1) We lease a portion of our Calvert City facilities.


(2) We are in the process of starting up the ethylene dichloride portion of the Geismar facility. We plan to operate part or all of the remainder of the facility when market conditions support utilization of the additional capacity.


(3) We lease our Calgary facility.

  OLEFINS

     Our Lake Charles complex consists of three sites on over 1,300 acres in Lake Charles, Louisiana, each within two miles of one another. The complex includes two ethylene plants, two polyethylene plants and a styrene monomer plant. The combined capacity of our two ethylene plants is approximately 2.3 billion pounds per year. The capacity of our two polyethylene plants is approximately 1.4 billion pounds per year and the capacity of our styrene plant is approximately 450 million pounds per year. We operate some of the newest manufacturing sites in North America and focus on continually improving our asset portfolio and cost position. Our newest polyethylene plant has two production units that use gas phase technology to manufacture both LLDPE and HDPE. Our styrene monomer plant is being modernized with state-of-the-art technology and underwent debottlenecking in the second quarter of 2003 for additional capacity.

     Our Lake Charles complex includes a marine terminal that provides for worldwide shipping capabilities. The complex also is located near rail transportation facilities, which allows for efficient delivery of raw materials and prompt shipment of our products to customers. In addition, the complex is connected by pipeline systems to our ethylene feedstock sources in both Texas and Louisiana. Within the complex, our ethylene plants are connected by pipeline systems to our polyethylene and styrene plants. Our location, combined with our integration in ethylene and our new and modernized plant facilities, allows for low-cost production and distribution of products in our Olefins business.

     We intend to continue to explore ways to optimize our plant capabilities and to maximize our production as market conditions warrant additional capacity. In 2002, we made capital expenditures for the upgrade, maintenance and modernization of production, manufacturing and administrative facilities for our Lake Charles complex of $21.1 million. In 2001, these expenditures amounted to $20.5 million.

  VINYLS

     Our Calvert City complex is situated on 550 acres on the Tennessee River in Kentucky and includes an ethylene plant, a chlor-alkali plant, a VCM plant and a PVC plant. The capacity of our Calvert City ethylene plant is 450 million pounds per year and of our chlor-alkali plant is 410 million pounds of chlorine and 450 million pounds of caustic soda per year. In 2002, we modernized and expanded our chlorine plant by replacing our mercury cell technology with a more efficient, state-of-the-art membrane technology, resulting in a 64% increase in capacity and approximately a 25% reduction in energy consumption per unit of production that should result in significant cost savings as energy is a major cost of the chlor-alkali production. Our VCM plant has a capacity of 1.3 billion pounds per year and our Calvert City PVC plant has a capacity of 800 million pounds per year.

     We currently operate eight fabricated products plants, consisting of five PVC pipe plants, a fence and deck plant and two window and patio door profiles plants. The majority of our plants are strategically located near our Calvert City complex and service customers throughout the middle United States. One of our profiles plants is located in Calgary, Alberta and the other is in Pauling, New York. The combined capacity of our fabricated products plants is 600 million pounds per year.

     We intend to continue to explore ways to optimize our plant capabilities and to maximize our production of both vinyls and fabricated products as market conditions warrant additional capacity. In 2002, we made capital expenditures for the expansion and modernization of manufacturing facilities for our Vinyls business of $17.0 million. In 2001, these expenditures amounted to $53.3 million, of which a majority was used to upgrade and expand our chlor-alkali facility.

     In 2003, we acquired a vinyls facility in Geismar, Louisiana. The facility was purchased for $5 million in cash plus a percentage of future earnings not to exceed $4 million. The site includes a PVC plant with a capacity of 600 million pounds per year and a VCM plant with a capacity of 600 million pounds per year with related ethylene dichloride capacity. We are in the process of starting up the ethylene dichloride portion of the facility. We plan to operate part or all of the remainder of the facility when market conditions support utilization of the additional capacity.


     We believe that our current facilities are adequate to meet the requirements of our present and foreseeable future operations.

  HEADQUARTERS

     Our principal executive offices are located in Houston, Texas. Our office space is leased, at market rates, from an affiliate under a lease expiring December 31, 2004. See "Certain Relationships and Related Transactions."

TECHNOLOGY AND INTELLECTUAL PROPERTY

     Our technology strategy is to selectively acquire and license third-party proprietary technology. Our selection process incorporates many factors, including the cost of the technology, our customer's requirements, raw material and energy consumption rates, product quality, capital costs, maintenance requirements and reliability. We believe that the most cost-effective way to acquire technology applicable to our businesses is to purchase or license it from third-party market providers. As a result, we have eliminated the need for research expenditures and believe we are able to select the best available technology at the time our need arises. After acquiring a technology, we devote considerable efforts to further develop and effectively apply the technology with a view to continuously improving our competitive position.

     We license technology from a number of third-party providers. In 1988, we selected the MW Kellogg technology for our first ethylene plant at our Lake Charles complex. In 1995, we selected the ABB Lummus Crest technology, as a state-of-the-art, low-cost and efficient method of producing ethylene, for the second ethylene plant at Lake Charles. In 1990, we selected Mobil/Badger technology for our styrene monomer plant at Lake Charles and in 1996 selected BP technology for our second Lake Charles polyethylene plant. In 1997, we entered into a corporate-wide technology agreement with Aspen Technology. The Aspen Technology Plantelligence(TM) includes an advanced process control software system which improves process control and economic optimization. In 1998, we licensed Asahi Chemical membrane technology for our chlor-alkali plant.

ENVIRONMENTAL AND OTHER REGULATION

     As is common in our industry, obtaining, producing and distributing many of our products involves the use, storage, transportation and disposal of large quantities of toxic and hazardous materials, and our manufacturing operations require the generation and disposal of large quantities of hazardous wastes. We are subject to extensive, evolving and increasingly stringent federal and local environmental laws and regulations, which address, among other things, the following:

     -  emissions to the air;

     -  discharges to land or to surface and subsurface waters;

     -  other releases into the environment;

     -  remediation of contaminated sites;

     - generation, handling, storage, transportation, treatment and disposal of waste materials; and

     -  maintenance of safe conditions in the workplace.

     We are subject to environmental laws and regulations that may require us to remove or mitigate the effects of the disposal or release of chemical substances at various sites. Under some of these laws and regulations, a current or previous owner or operator of property may be held liable for the costs of removal or remediation of hazardous substances on, under, or in its property, without regard to whether the owner or operator knew of, or caused the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. As several of our production sites have a history of industrial use, it is impossible to predict precisely what effect these laws and regulations will have on us in the future. As is typical for chemical businesses, soil and groundwater contamination has occurred in the past at some of our sites, and might occur or be discovered at other sites in the future. We have typically conducted extensive soil and groundwater assessments throughout our operations either prior to acquisitions or associated with subsequent permitting requirements. Our investigations have not revealed any contamination caused by our operations that would likely require us to incur material long-term remediation efforts and associated liabilities.


     Lake Charles. In the fall of 2000, we determined that we were not in compliance with certain Clean Air Act regulations governing emissions of benzene from our two ethylene plants in Lake Charles. We voluntarily reported this discovery to the Louisiana Department of Environmental Quality, or LDEQ, and began negotiations to resolve the matter. We subsequently expanded the scope of our settlement discussions to include other environmental non-compliance matters at all of our plants in Lake Charles. We entered into a settlement agreement with the LDEQ in the fourth quarter of 2003 requiring us to pay $815,000 in penalties, which have been paid, and to perform specified beneficial environmental projects that we expect to cost approximately $4.4 million. A majority of these expenditures are capital in nature and have already been made.



     Calvert City. In connection with our acquisition of the manufacturing complex in Calvert City from Goodrich Corporation, or Goodrich, in 1990 and 1997, Goodrich agreed to indemnify us for any liabilities related to pre-existing contamination at the site. The soil and groundwater had been extensively contaminated by Goodrich's operations. In 1993, the Geon Corporation was spun off from Goodrich, and Geon assumed the responsibility to operate the site-wide remediation system and the indemnification obligations for any liabilities arising from pre-existing contamination at the site. Subsequently, Geon's name was changed to PolyOne. Part of the former Goodrich facility, which we did not acquire and on which we do not operate and that we believe is still owned by either Goodrich or PolyOne, is listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA. Contamination at our Calvert City facilities is currently being investigated and remediated by PolyOne. Given the scope and extent of the underlying contamination, the remediation will likely take a number of years and, while it is difficult to estimate, the amount of remaining remediation costs has been estimated to be at least $20 million. For the past three years, PolyOne has suggested that our actions after our acquisition of the complex have contributed to or otherwise exacerbated the contamination at the site. We have denied those allegations and have retained technical experts to evaluate our position. Goodrich has also asserted similar claims. In addition, Goodrich has asserted that we are responsible for a portion of the ongoing costs of treating contaminated groundwater being pumped from beneath the site and has withheld payment for a portion of the costs that we incur to operate Goodrich's pollution control equipment located on our property. We met with Goodrich representatives in July and August of 2003 to discuss Goodrich's assertions. In October 2003, we filed suit against Goodrich for unpaid invoices related to the groundwater treatment, which totaled approximately $0.5 million as of October 31, 2003.


     In March and June 2002, the EPA's National Enforcement Investigation Center, or NEIC, conducted an environmental investigation of our manufacturing complex in Calvert City. In May 2003, we received a report prepared by NEIC summarizing the results of that investigation. Among other things, the NEIC concluded that the requirements of several regulatory provisions had not been met. We have begun to analyze the NEIC report and have identified areas where we believe that erroneous factual or legal conclusions, or both, may have been drawn by NEIC. We have met with the EPA and plan additional meetings with the EPA to review its conclusions. Nevertheless, it is likely that penalties will be imposed or that expenditures for installation of environmental controls will be required, or both, by either the EPA or the Kentucky Department of Environmental Protection as a result of this investigation. At this time, we are unable to estimate the amount of penalties or expenditures that may be required.


     Geismar. In 2003, we acquired portions of an idled chemical complex in Geismar, Louisiana that were previously owned and operated by Borden Chemicals, Inc. and Borden Chemicals and Plastics Operating Limited Partnership, or BCP. Since these facilities have remained idle for some time, we expect to incur some costs to reopen the production processes, including costs related to obtaining or updating the necessary permits and to installing or modifying the necessary pollution control equipment. In 1998, BCP entered into a consent decree with the U.S. Environmental Protection Agency and the LDEQ to investigate and remediate contaminated soil and groundwater at the site. As a part of BCP's bankruptcy reorganization, Borden Chemicals assumed BCP's obligations under the 1998 consent decree in a separate settlement agreement with the EPA and the LDEQ. The EPA has estimated that the cleanup obligations of BCP and Borden Chemicals may total approximately $33 million. We believe that approximately $20 million of these costs relate to property that we did not acquire and on which we do not operate. Early in 2002, CERCLA was amended to create a new defense against liability for purchasers of contaminated property. We believe we meet the criteria set forth in the statute to take advantage of the "bona fide purchaser" defense with respect to pre-existing contamination as long as, among other things, we do not release hazardous substances at the site that create a material effect and we cooperate with Borden Chemicals as it performs its remediation obligations at the site. In August 2003, the LDEQ notified us that it will first look to Borden Chemicals to address cleanup responsibilities for existing contamination on the property we acquired.


     It is our policy to comply with all environmental, health and safety requirements and to provide safe and environmentally sound workplaces for our employees. In some cases, compliance can be achieved only by incurring capital expenditures, and we are faced with instances of non-compliance from time to time. In 2002, our combined expenditures, including those with respect to third party and divested sites, for compliance with environmental control regulations and internal company initiatives totaled $8.4 million, of which $1.6 million was for capital projects. Our 2003 budget calls for expenditures, including capital projects, of $11.2 million for environmental compliance. We anticipate that stringent environmental regulations will continue to be imposed on us and the industry in general. Although we cannot predict with certainty future expenditures, management believes that our current spending trends will continue.

     It is difficult to estimate the future costs of environmental protection and remediation because of many uncertainties, including uncertainties about the status of laws, regulations and information related to individual locations and sites and our ability to rely on third parties to carry out such remediation. Subject to the foregoing, but taking into consideration our experience regarding environmental matters of a similar nature and facts currently known, we believe that capital expenditures and remedial actions to comply with existing laws governing environmental protection will not have a material adverse effect on our business and financial results.

EMPLOYEES


     As of September 30, 2003, we had 1,631 employees, 299 contractors and 11 consultants in the following areas:



CATEGORY                                                      NUMBER
--------                                                      ------
Olefins segment.............................................    643
Vinyls segment..............................................  1,208
Headquarters................................................     90


     Approximately 18% of our employees are represented by labor unions. There have been no strikes or lockouts and we have not experienced any work stoppages throughout our history. We believe that our relationship with the local union officials and bargaining committees is open and positive.

LEGAL PROCEEDINGS


     In connection with the purchase of our Calvert City facilities in 1997, we acquired 10 barges that we use to transport chemicals on the Mississippi, Ohio and Illinois Rivers. In April 1999, the U.S. Coast Guard issued a forfeiture order permanently barring the use of our barges in coastwise trade due to an alleged violation of a federal statute regarding the citizenship of the purchaser. We appealed the forfeiture order with the Coast Guard and, in June 1999, we filed suit in the U.S. Court of Appeals for the D.C. Circuit seeking a stay of the order pending resolution of the Coast Guard appeal. The D.C. Circuit granted the stay and we are able to use the barges pending resolution of our appeal with the Coast Guard. On October 30, 2003, the Coast Guard issued notice that it would not change its regulations. As a result, we are now seeking legislative relief through a private bill from the U.S. Congress, and the Coast Guard has stated that it will not oppose such efforts. The D.C. Circuit is holding further proceedings in abeyance pending the outcome of those efforts. We do not believe that the ultimate outcome of this matter will have a material adverse effect on our business, although there can be no assurance in this regard.


     In addition to the matters described above and under "-- Environmental and Other Regulation," we are involved in various routine legal proceedings incidental to the conduct of our business. We do not believe that any of these legal proceedings will have material adverse effect on our financial condition, results of operations or cash flows.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


     The following table sets forth information concerning our directors, executive officers and other key managers, including their ages as of September 30, 2003:



NAME                                        AGE                   POSITION(S)
----                                        ---                   -----------
T.T. Chao.................................  81    Chairman of the Board
James Chao................................  56    Vice Chairman of the Board
Albert Chao...............................  54    President and Director
Dorothy C. Jenkins........................  58    Director
Ruth I. Dreessen..........................  47    Senior Vice President and Chief Financial
                                                  Officer
David R. Hansen...........................  53    Senior Vice President, Administration
Wayne D. Morse............................  60    Senior Vice President, Manufacturing and
                                                  Vinyls
Jerry D. Farmer...........................  56    Vice President, Manufacturing -- Lake
                                                  Charles
Fred M. Jones.............................  55    Vice President, Marketing and Materials
                                                  Management -- Vinyls
Tai-li Keng...............................  55    Vice President and Treasurer
John A. Labuda............................  54    Vice President and General Auditor
David C. Lu...............................  59    Vice President, International
George J. Mangieri........................  53    Vice President and Controller
Michael C. Tann...........................  55    Vice President, North American Profiles
Jeffrey L. Taylor.........................  50    Vice President, Polyethylene
Louis B. Trenchard III....................  57    Vice President, Legal
Warren W. Wilder..........................  46    Vice President, Olefins and Styrene
John Minelli..............................  52    General Manager, North American Pipe


     T.T. Chao. Mr. Chao has been our Chairman of the Board since 1985 and has over 50 years of international experience in the chemical industry. He is the founder of China General Plastics Group (Taiwan) and was Chairman of Titan Group (Malaysia) until June 2003, when he became Chairman Emeritus and Founder. Mr. Chao is the father of James Chao, our Vice Chairman of the Board, Albert Chao, our President, and Dorothy C. Jenkins, a director.

     James Chao. Mr. Chao has been our Vice Chairman of the Board since May 1996 and became a director in June 2003. Mr. Chao has over 30 years of international experience in the chemical industry. In June 2003, he was named Chairman of Titan Group and previously served as the Managing Director. He has served as a Special Assistant to the Chairman of China General Plastics Group and worked in various financial, managerial and technical positions at Mattel Incorporated, Developmental Bank of Singapore, Singapore Gulf Plastics Pte. Ltd. and Gulf Oil Corporation. Mr. Chao, along with his brother Albert Chao, assisted T.T. Chao in founding Westlake Group and served as Westlake's first president from 1985 to 1996. Mr. Chao received his Bachelor of Science degree from the Massachusetts Institute of Technology and an MBA from Columbia University.

     Albert Chao. Mr. Chao has been our President since May 1996 and a director since June 2003. Mr. Chao has over 30 years of international experience in the chemical industry. In 1985, Mr. Chao assisted T.T. Chao and James Chao in founding Westlake, where he served as Executive Vice President until he succeeded brother James as President. He has held positions in the Controller's Group of Mobil Oil Corporation, in the Technical Department of Hercules Incorporated and in the Plastics Group of Gulf Oil Corporation. He subsequently served as Assistant to the Chairman of China General Plastics Group and Deputy Managing Director of a plastics fabrication business in Singapore. Mr. Chao received a Bachelor's degree from Brandeis University and an MBA from Columbia University.

     Dorothy C. Jenkins. Ms. Jenkins has been a director since June 2003. Ms. Jenkins is a director of A-Group Holdings, an affiliate of ours. She is also a member of the boards of various civic and charitable organizations including Florida Southern College, Polk Museum of Art and Ringling Museum Foundation. Ms. Jenkins is the sister of James Chao and Albert Chao, and the daughter of T.T. Chao. She is a graduate of Wellesley College and holds a B.S. in Mathematics with additional graduate studies in mathematics at the University of South Florida.

     Ruth I. Dreessen. Ms. Dreessen has been our Senior Vice President and Chief Financial Officer since June 2003. She was employed by JPMorgan Chase & Company for 21 years where she last served as Managing Director of the Global Chemicals Group. She was formerly a member of the board of Georgia Gulf Corporation and is currently a member of the board of Better Minerals & Aggregates Corporation. She received her undergraduate degree from New College of Florida and a Masters in International Affairs from Columbia University.

     David R. Hansen. Mr. Hansen has been our Senior Vice President, Administration, since September 1999. Prior to joining Westlake in 1990, Mr. Hansen served as Director of Human Resources & Administration for Agrico Chemical Company and held various human resources and administrative management positions within the Williams Companies. He has over 28 years of administrative management experience in the oil, gas, energy, chemicals, pipeline, plastics and computer industries. He received his Bachelor of Science degree in Social Science from the University of Utah and has completed extensive graduate work toward an M.S. in Human Resources Management.

     Wayne D. Morse. Mr. Morse has been a Senior Vice President since 1994 and was most recently named Senior Vice President, Vinyls and Manufacturing in January 2003. Mr. Morse joined Westlake in 1990 after 23 years of service with Goodrich Corporation. He held the position of Vice President and General Manager of BFG Intermediates Division, which had ethylene, chlor-alkali and EDC/VCM operations. Since joining Westlake, Mr. Morse has had broad executive responsibility for all chemical operations and is the senior manufacturing executive of our company. Mr. Morse earned a B.S. degree in Chemical Engineering from the University of Louisville.

     Jerry D. Farmer.  Mr. Farmer has been our Vice President,
Manufacturing -- Lake Charles, since May 2002. He joined Westlake in 1990 after 21 years with Goodrich Corporation, where he held positions in engineering, operations and manufacturing management. He has served as the senior manufacturing executive of our Kentucky operations beginning March 1990 and currently holds a similar position in Louisiana. Mr. Farmer received a Bachelor of Science degree in Chemical Engineering from the University of Missouri at Rolla.

     Fred M. Jones. Mr. Jones has been our Vice President, Marketing and Materials Management -- Vinyls, since February 1999. Prior to joining Westlake in 1990, he was Purchasing Manager with BFG Intermediates Division of Goodrich Corporation for eight years, where he had responsibility for feedstock, energy and raw material management. He worked for Diamond Shamrock Corporation for seven years prior to his employment with Goodrich Corporation. Mr. Jones received both his Bachelor's degree in Business and his MBA from Sam Houston State University.

     Tai-li Keng. Ms. Keng has been our Vice President and Treasurer since December 2002. From May 1996 to December 2002, she served as Manager, Banking and Investments. Ms. Keng joined Westlake in 1992 after nine years in commercial banking, where she last served as a Vice President of NationsBank. She previously served as Manager, Finance and Manager, Banking & Investments of NationsBank and its predecessors. Ms. Keng is a graduate of the National Taiwan University and the State University of New York. She holds a Masters of International Management from the American Graduate School of International Management.

     John A. Labuda. Mr. Labuda has been our Vice President and General Auditor since July 1998. He served as our Vice President and Controller from 1993 to 1998. Prior to joining Westlake in 1991,

Mr. Labuda served as Controller of Wellstream Corporation. He previously was employed as Controller of a subsidiary of Schlumberger Limited, where he also served in several other staff positions. He received his Bachelor of Arts degree and MBA from State University of New York at Buffalo.

     David C. Lu. Mr. Lu has been our Vice President, International, since July 1993. Mr. Lu joined Westlake in 1991. Prior to that time, he served as Assistant to the Chairman of China General Plastics Corporation and held other positions during his 23-year tenure with the firm. Mr. Lu graduated in 1967 with a law degree from Fu Jen Catholic University in Taiwan.

     George J. Mangieri. Mr. Mangieri has been our Vice President and Controller since joining us in April 2000. Prior to joining Westlake, Mr. Mangieri served as Vice President and Controller of Zurn Industries, Inc. from 1998 to 2000. He previously was employed as Vice President and Controller for Imo Industries, Inc. in New Jersey, and spent over 10 years in public accounting with Ernst & Young LLP, where he served as Senior Manager. He received his Bachelor of Science degree from Monmouth College and is a Certified Public Accountant.

     Michael C. Tann. Mr. Tann has been our Vice President, North American Profiles, since December 2002. Mr. Tann began his employment with Westlake in 1992 and has previously served as Vice President, North American Pipe, and Vice President, Vinyls. Previously, Mr. Tann was Vice President of the Fabricating Division and Executive Officer of the PVC Film/Sheet Division at China General Plastics Corporation in Taiwan. He has over 25 years of experience in PVC production and operations. Mr. Tann received his Masters of Science degree in Industrial Engineering from the Illinois Institute of Technology.

     Jeffrey L. Taylor. Mr. Taylor has been our Vice President, Polyethylene, since January 2003. Mr. Taylor joined Westlake in March 2002 as Manager, PE Marketing. Mr. Taylor joined Westlake after a 25-year career with Chevron Phillips Chemical Company. In his last assignment he served as the Vice President, Polyethylene, Americas. During his career, he has held a variety of sales, marketing, operations and general management assignments. He is a graduate of the University of Delaware with a B.S. in Business Administration and a B.A. in Mathematics.

     Louis B. Trenchard III. Mr. Trenchard has been our Vice President, Legal, since September 1998. Mr. Trenchard joined our Legal Department as Assistant General Counsel in 1992. His 26 years of legal experience include private practice in Texas and Louisiana. He also served as Secretary and Senior Corporation Counsel of Cooper Industries, and General Counsel of a subsidiary of Schlumberger Limited. He received a Bachelor of Science degree in Business Administration from Louisiana State University and his JD from Tulane University. He is a graduate of the Executive Program of the Stanford Business School, and Columbia Law School's Parker School of Foreign and Comparative Law.

     Warren W. Wilder. Mr. Wilder has been our Vice President, Olefins and Styrene, since January 2003. Mr. Wilder joined Westlake in January 2000 as Vice President, Planning and Business Development, and in February 2001, he was appointed Vice President, Polyethylene. Prior to joining Westlake, he was an executive with Koch Industries, Inc. for over 10 years where he held positions in planning and business development, finance, operations and general management. Mr. Wilder holds a B.S. in Chemical Engineering from the University of Washington and an MBA from the University of Chicago.

     John Minelli. Mr. Minelli joined our company in December 2002 as our General Manager, North American Pipe, after a 26-year career with Bristolpipe. He was President of Bristolpipe for the last nine years. Mr. Minelli has been active in the plastic pipe industry over his career and has served on the boards of it various industry associations. He is a graduate of Indiana University with a B.A. in History.

EXECUTIVE COMPENSATION

  SUMMARY COMPENSATION TABLE

     The following table provides information regarding the compensation awarded to or earned during 2002 by our principal executive officer, the next four most highly compensated individuals who were serving as executive officers at the end of 2002 and one former executive officer for whom disclosure would have been required but for the fact that he was not serving as an executive officer at the end of 2002 (collectively, the "named executive officers").

                                                                       LONG-TERM
                                                                      COMPENSATION
                                                                      ------------
                                               ANNUAL COMPENSATION     LONG-TERM
                                               --------------------    INCENTIVE        ALL OTHER
NAME AND PRINCIPAL POSITION                    SALARY($)   BONUS($)     PAYOUTS      COMPENSATION(1)
---------------------------                    ---------   --------   ------------   ---------------
Albert Chao
  President..................................  $242,112    $ 1,320      $36,667          $ 8,564
Henry Kahn(2)
  Former Senior Vice President and Chief
     Financial Officer.......................   236,900      1,347           --           11,744
Wayne D. Morse
  Senior Vice President, Vinyls and
     Manufacturing...........................   235,584      1,682       52,800            5,564
David R. Hansen
  Senior Vice President, Administration......   190,800      1,040       32,267           14,061
Warren W. Wilder
  Vice President, Olefins and Styrene........   171,396     30,319(3)        --            6,626
George J. Mangieri
  Vice President and Controller..............   169,944        926           --            6,617

---------------------

(1) Consists of company contributions to a defined contribution plan, matching contributions deposited into our 401(k) plan and premiums paid on behalf of the executive for term life insurance as follows:

                                          DEFINED                                  TERM LIFE
NAME                                 CONTRIBUTION PLAN   401(K) CONTRIBUTION   INSURANCE PREMIUMS
----                                 -----------------   -------------------   ------------------
Albert Chao........................       $8,500                   --                 $64
Henry Kahn.........................        6,180               $5,500                  64
Wayne D. Morse.....................           --                5,500                  64
David R. Hansen....................        8,500                5,500                  61
Warren W. Wilder...................        4,285                2,286                  55
George J. Mangieri.................        4,249                2,314                  54

(2) Mr. Kahn became a consultant to Westlake effective December 16, 2002 and is being paid one year's salary and associated benefits.

(3) Includes a $30,000 signing bonus.

  LONG-TERM INCENTIVE PLAN - AWARDS IN 2002

     The following table provides information regarding units awarded to the named executive officers on January 1, 2003 for services provided in 2002 under our Performance Unit Plan.

                                                                           PERFORMANCE OR
                                                                         OTHER PERIOD UNTIL
NAME                                                  NUMBER OF UNITS   MATURATION OR PAYOUT
----                                                  ---------------   --------------------
Albert Chao.........................................      60,072            2/7/10 years
Henry Kahn..........................................          --                      --
Wayne D. Morse......................................      50,102            2/7/10 years
David R. Hansen.....................................      40,576            2/7/10 years
Warren W. Wilder....................................      48,599            2/7/10 years
George J. Mangieri..................................      24,095            2/7/10 years

     The Performance Unit Plan is a discretionary, non-qualified, non-equity based long-term incentive plan that covers essentially all of our executives and other key employees, including the named executive officers. The employees who participate in the plan and all awards under the plan are determined on a discretionary basis by the Chairman's Office. Units are granted on the first day of each year and 50% of the units vest two years after the grant date and the remaining 50% vest seven years after the grant date. All units will convert to cash as described below if not exercised before the end of ten years from the date of grant. The cash value of each unit is based on the percentage increase or decrease in our consolidated book value over the life of the grant as measured on December 31 of each year. Book value at the date of each grant is established by the Chairman's Office. Increases in the book value exclude any capital contributions or increases in capital due to mergers, and book value is adjusted to reflect the payment of any dividends. There are no minimum or maximum payouts with respect to the units issued under the plan. The theoretical cash value of each unit granted on January 1, 2002 would be zero as of December 31, 2002 because our book value decreased during 2002.

  PENSION PLAN TABLE

     The following table provides estimated annual pension benefits payable to some of our employees, including Wayne D. Morse, upon retirement at age 65 based on credited service as of January 1, 2003 under the provisions of the Westlake Group Salaried Employees' Defined Benefit Plan. None of the other named executive officers participate in this plan.

    AVERAGE FINAL EARNINGS
(BASE SALARY PLUS ANNUAL BONUS)    APPROXIMATE ANNUAL BENEFIT FOR YEARS OF SERVICE INDICATED(1)
HIGHEST FOUR CONSECUTIVE YEARS    --------------------------------------------------------------
   OUT OF THE LAST 10 YEARS        15 YEARS     20 YEARS     25 YEARS     30 YEARS     35 YEARS
-------------------------------   ----------   ----------   ----------   ----------   ----------
      $125,000...........           $27,032      $36,043      $45,054      $54,064     $ 63,075
       150,000...........            33,032       44,043       55,054       66,064       77,075
       175,000...........            39,032       52,043       65,054       78,064       91,075
       200,000...........            45,032       60,043       75,054       90,064      105,075
       225,000...........            45,032       60,043       75,054       90,064      105,075
       250,000...........            45,032       60,043       75,054       90,064      105,075
       300,000...........            45,032       60,043       75,054       90,064      105,075
       400,000...........            45,032       60,043       75,054       90,064      105,075
       450,000...........            45,032       60,043       75,054       90,064      105,075
       500,000...........            45,032       60,043       75,054       90,064      105,075

---------------------

(1) Mr. Morse had 35 estimated credited years of service as of January 1, 2003.

     The amounts shown in the above table are necessarily based upon certain assumptions, including retirement of the employee at age 65 based on credited services as of January 1, 2003 and payment of the benefit under the basic form of allowance provided under the Westlake Group Salaried Employees' Defined Benefit Plan (payment for the life of the employee five years certain). The amounts will change if the payment is made under any other form of allowance permitted by the retirement plan or if an employee's actual retirement occurs after January 1, 2003 since the "annual covered compensation level" of such employee (one of the factors used in computing the annual retirement benefits) may change during the employee's subsequent years of membership service. The covered compensation for which retirement benefits are computed under the Westlake Group Salaried Employees' Defined Benefit Plan is the average of the participant's highest four consecutive years out of the last ten years of base salary plus annual bonus. Base salary and annual bonus amounts for 2002 are set forth under the "Salary" and "Bonus" headings in the Summary Compensation Table for Mr. Morse. The benefits shown are not subject to deduction for Social Security benefits or other offset amounts, including any offset for payments made from the Goodrich Corporation plan for certain former employees of Goodrich Corporation, including Mr. Morse.

  SEVERANCE AGREEMENTS

     We have entered into a severance agreement with Mr. Wilder under which we have agreed to pay him for twelve months at his then current salary and a bonus in the event of his involuntary termination, except in the case of cause, death, disability or retirement.

COMPENSATION OF DIRECTORS

     Our directors receive no compensation for their services as directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During 2002, Albert Chao and James Chao participated in deliberations of our board of directors concerning executive officer compensation.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of our common stock as of the date of this prospectus by each beneficial owner of 5% or more of the outstanding shares of common stock, by each of our directors, by each named executive officer and by all directors and executive officers as a group. To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole investment and voting power with respect to the shares of common stock indicated.

                                                                   COMMON STOCK
                                                              ----------------------
                                                              NUMBER OF   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                        SHARES       CLASS
---------------------------------------                       ---------   ----------
Westlake Polymer & Petrochemical, Inc.......................   10,000       100.0%
Gulf Polymer & Petrochemical, Inc.(2).......................   10,000       100.0
T.T. Chao...................................................       --          --
James Chao(3)...............................................       --          --
Albert Chao(3)..............................................       --          --
Dorothy C. Jenkins(3).......................................       --          --
Henry Kahn..................................................       --          --
Wayne D. Morse..............................................       --          --
David R. Hansen.............................................       --          --
Warren W. Wilder............................................       --          --
George J. Mangieri..........................................       --          --
All directors and executive officers as a group(3)..........       --          --

---------------------

(1) The address of each beneficial owner is 2801 Post Oak Boulevard, Houston, Texas 77056.

(2) Gulf Polymer & Petrochemical, Inc. owns all of the shares of common stock of Westlake Polymer & Petrochemical, Inc. and, therefore, may be deemed to have beneficial ownership of the shares of our common stock owned by Westlake Polymer & Petrochemical, Inc.

(3) James Chao, Albert Chao and Dorothy C. Jenkins are each a trustee with voting and investment power for three trusts that each own one third of the voting common stock of Gulf Polymer & Petrochemical, Inc. Accordingly, James Chao, Albert Chao and Dorothy C. Jenkins together, or each of them individually, may be deemed to have investment or voting power with respect to the shares of our common stock beneficially owned by Gulf Polymer & Petrochemical, Inc.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following summary descriptions of the material terms of agreements to which we are a party are qualified in their entirety by reference to the agreement to which each summary description relates.

     We currently lease, at market rates, our principal executive offices in Houston, Texas, under a lease with Westlake Post Oak Center Ltd., one of our affiliates. Total annual payments under the lease in 2002, 2001 and 2000 were approximately $1.5 million, $1.7 million and $1.6 million, respectively. We expect to make payments of approximately $1.6 million under the lease in 2003. See "Business -- Facilities and Capabilities."


     We are party to a federal tax allocation agreement with our ultimate parent, Gulf Polymer & Petrochemical, Inc., or GPPI. Under this agreement, GPPI is responsible for the payment of all federal income taxes for the consolidated group and is entitled to receive any refunds. We must make quarterly deposits with GPPI equal to the amount of federal tax we would owe if we filed a separate federal tax return. After each return is filed, we must make an additional payment to reflect the amount of tax actually paid by the group. GPPI will generally pay us if we have a tax attribute that reduces the consolidated tax liability of the group. In 2000, we made estimated tax payments totaling $11.8 million to the Internal Revenue Service on behalf of GPPI for the consolidated group. In 2001, GPPI sought refunds for the consolidated group totaling $11.3 million of the amount paid in 2000. In 2001, we received $11.3 million from the IRS on behalf of GPPI. In 2002, GPPI sought a $0.5 million refund for the consolidated group. We received $0.5 million from the IRS in the first nine months of 2003 on behalf of GPPI.


     In June 1998, one of our subsidiaries, Westlake Management Services, Inc., entered into a management advice and technical assistance agreement with Titan Petrochemicals (M) SDN. BDH., Titan Polyethylene (Malaysia) SDN. BHD. and Titan PP Polymers (M) SDN. BHD., three Malaysian affiliates. Under the agreement, Westlake Management Services agrees to provide various management, administrative and expatriate services at cost. The agreement expires on December 31, 2008. Westlake Management Services received $2.2 million, $2.6 million and $3.1 million for these services in 2002, 2001 and 2000, respectively, and is expected to receive $1.0 million in 2003.

     In 1996, in connection with the construction of the polyethylene plant, we signed a technology license agreement with BP Chemicals Limited. During 1997, we assigned the license to Westlake Technology Corporation, a subsidiary of GPPI. We sublicense the technology and pay a royalty based on production. We paid royalties of $3.1 million, $3.2 million and $2.9 million in 2002, 2001 and 2000, respectively, and expect to pay $3.1 million in 2003.

     In 1998, we entered into a software sublicense with Westlake Technology Corporation. Under this agreement, we made software license payments to Westlake Technology Corporation of $1.3 million and $1.3 million in 2001 and 2000, respectively. We also made payments for software maintenance support of $0.5 million and $0.7 million in 2001 and 2000, respectively. We made no payments under the agreement in 2002.

     In March 2001, the board of directors of Westlake Olefins Corporation, an 80%-owned subsidiary at that time, declared and paid cash dividends as a return of capital amounting to $87 million to Westlake Polymer & Petrochemical, Inc., our parent company. Immediately following the payment, we received a capital contribution from Westlake Polymer & Petrochemical, Inc. of $87 million. In August 2003, we received a capital contribution from Westlake Polymer & Petrochemical, Inc. consisting of the 20% of common stock of Westlake Olefins Corporation that we did not own. As a result of this contribution, we now own 100% of Westlake Olefins Corporation.

     In 2000, Westlake International Investments Corporation, one of our subsidiaries, issued a $2.0 million promissory note to Gulf United Investments Corporation, one of our affiliates. In 2002, accrued interest was added to the principal and a new $2.3 million promissory note was issued with a maturity date of August 2004. Interest on this note accrues at prime rate and is due at maturity. As of December 31, 2002, the principal balance of the note was $253,459 due to principal payments during 2002.

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     In 2002, a predecessor of Geismar Vinyls Company LP issued a $117,000 promissory note to Gulf United Investments Corporation. Geismar Vinyls Company LP became one of our subsidiaries in April 2003 when Westlake Polymer & Petrochemical, Inc. contributed the stock of Geismar Holdings, Inc. and GVGP, Inc., the partners of Geismar Vinyls Company LP, to us. The loan accrued interest at prime rate and was repaid in full in July 2003.

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                      DESCRIPTION OF CERTAIN INDEBTEDNESS


CREDIT FACILITY



     On July 31, 2003, we entered into a $200 million senior secured revolving credit facility that matures in July 2007. The credit facility was amended in September 2003. Amounts drawn under the facility are limited to (1) 85% of the net amount of eligible accounts receivable, plus (2) the lesser of (a) 70% of the value of lower of cost or market of eligible inventory, or (b) 85% of the appraised net orderly liquidation value of the eligible inventory, minus (3) such reserves as Bank of America, the agent, may establish. Advances on inventory are limited to $120 million. The facility includes a $50 million sub-limit for letters of credit, and any outstanding letters of credit will be deducted from availability under the facility.



     Amounts drawn under the facility initially bear interest at either LIBOR plus 2.25% or Bank of America's prime rate plus 0.25%. The interest rate margins are subject to grid pricing adjustments based on a fixed charge coverage ratio after the first year. We pay a fee on the unused portion of the facility of 0.5% per year. We may terminate the facility at any time, with payment of a termination fee in the first two years. The facility is secured by first priority liens on existing and future acquired accounts receivable and contract rights, inventory, chattel paper, instruments, documents, deposit accounts and related general intangibles of our domestic subsidiaries. Each of our domestic restricted subsidiaries guarantees the facility.



     The facility contains a number of negative covenants restricting, among other things, prepayment or redemption of the notes offered by this prospectus, distributions, dividends and repurchases of capital stock and other equity interests, acquisitions and investments, indebtedness, liens and affiliate transactions. We are required to maintain a fixed charge coverage ratio if the excess availability under the new senior secured credit facility falls below $50 million for any three consecutive business days, or is less than $35 million at any time. The facility contains customary events of default.



TERM LOAN



     On July 31, 2003, we entered into a $120 million senior secured term loan that matures in July 2010. The term loan provides for increases in the amount of the loan up to $170 million, but these increases are not pre-committed by the lenders. Principal payments of 0.25% of the term loan are due quarterly during the first six years, with the balance due in three quarterly installments of 23.5% of the term loan in seventh year of the loan and the balance due on the maturity date. Amounts outstanding under the loan bear interest at either LIBOR plus 3.75% or Bank of America's prime rate plus 2.75%. We may prepay the term loan at any time after the first year without penalty. During the first year, we may prepay up to 35% of the term loan with the proceeds of equity offerings at 101%. We must prepay the term loan with the proceeds from assets sales or casualty events if the assets sold or subject to a casualty event are term loan collateral. In addition, we must prepay the term loan with the proceeds from assets or casualty events if the proceeds are not reinvested within one year. We must also prepay the term loan with 50% of excess cash flow under an annual cash sweep arrangement if excess cash flow for the fiscal year is at least $2 million.



     The term loan is secured by first priority liens on our Lake Charles and our Calvert City facilities and some related general intangibles. Our obligations under this loan are guaranteed by each of our domestic restricted subsidiaries. The term loan contains a number of negative covenants restricting, among other things, prepayment or redemption of the notes offered by this prospectus, distributions, dividends and repurchases of capital stock and other equity interests, acquisitions and investments, indebtedness, liens and affiliate transactions. The term loan contains customary events of default.


LOAN RELATED TO TAX-EXEMPT BONDS AND LETTER OF CREDIT


     In December 1997, one of our subsidiaries entered into a loan agreement with Calcasieu Parish Public Trust Authority. The loan was made with proceeds from the sale of tax-exempt revenue bonds by the trust authority. Our subsidiary is obligated to make payments to the bond trustee equal to the principal and interest payments due to the bondholders, for any premium resulting from redemption of the bonds and for other fees and expenses. Our subsidiary's payment obligations under the loan agreement are backed by a letter of credit in favor of the trustee for the benefit of the bondholders. As of September 30, 2003, the

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total principal outstanding under the loan was $10.9 million. We have agreed to reimburse the letter of credit issuer for any disbursements it makes under the letter of credit. On July 31, 2003, we obtained a $12.4 million letter of credit under our credit facility to assure our performance under the new letter of credit reimbursement and credit support agreement that we entered into on the same date with the issuer of the original letter of credit.


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                               THE EXCHANGE OFFER

     Participation in the exchange offer is voluntary, and we urge you to carefully consider whether to accept. Please consult your financial and tax advisors in making your own decision on what action to take.

     We are offering to issue new registered 8 3/4% Senior Notes due 2011 in exchange for a like principal amount of our outstanding 8 3/4% Senior Notes due 2011. We may extend, delay or terminate the exchange offer. Holders of old notes who wish to exchange their notes will need to complete the exchange offer documentation related to the exchange.

PURPOSE OF THE EXCHANGE OFFER

     We sold the old notes in transactions that were exempt from or not subject to the registration requirements under the Securities Act. Accordingly, the old notes are subject to transfer restrictions. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws.

     In connection with the sale of the old notes, we entered into a registration rights agreement with the initial purchasers of the old notes. In that agreement, we agreed to use all commercially reasonable efforts to file a registration statement relating to an offer to exchange the old notes for new notes and to have that registration statement declared effective by the SEC within 180 days after the issue date of the old notes. We also agreed to use all commercially reasonable efforts to complete the exchange offer within 30 business days after the registration statement becomes effective. We are offering the new notes under this prospectus in an exchange offer for the old notes to satisfy our obligations under the registration rights agreement.

     Each broker-dealer that receives new notes for its own account in exchange for old notes acquired as a result of market-making activities or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read "Plan of Distribution."

RESALE OF NEW NOTES

     Based on interpretations of the SEC staff in "no action letters" issued to third parties, we believe that each new note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     -  you acquire such new notes in the ordinary course of your business; and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

     The SEC has not, however, considered the legality of our exchange offer in the context of a "no action letter," and there can be no assurance that the staff of the SEC would make a similar determination with respect to our exchange offer as it has in other interpretations to other parties.

     If you tender your old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

     -  cannot rely on such interpretations by the SEC staff; and

     - must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the new notes.

     Unless an exemption from registration is otherwise available, the resale by any holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling holder's information required by Item 507 or Item 508, as applicable, of
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Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Failure to comply with the registration and prospectus delivery requirements by a holder subject to these requirements could result in that holder incurring liability for which it is not indemnified by us. With respect to broker-dealers, only those that acquired the old notes for their own account as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives new notes for its own account in exchange for old notes acquired as a result of market-making activities or other trading activities may be deemed to be an "underwriter" within the meaning of the Securities Act and must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Please read "Plan of Distribution" for more details regarding the transfer of new notes.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes properly tendered and not withdrawn prior to the expiration date of the exchange offer. We will issue $1,000 principal amount of new notes in exchange for each $1,000 principal amount of old notes surrendered under the exchange offer. Old notes may be tendered only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange.

     As of the date of this prospectus, $380 million principal amount of old notes is outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

     We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer will:

     -  remain outstanding;

     -  continue to accrue interest; and

     - be entitled to the rights and benefits that holders have under the indenture relating to the notes and, if applicable, the registration rights agreement.

However, these old notes will not be freely tradable. See "-- Consequences of Failure to Exchange" below.

     By signing or agreeing to be bound by the letter of transmittal, you acknowledge that, upon request, you will execute and deliver any additional documents deemed by the exchange agent or us to be necessary or desirable to complete the exchange, assignment and transfer of the old notes tendered by you, including the transfer of such old notes on the account books maintained by DTC.

     We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

     If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read the section "-- Fees and Expenses" for more details about fees and expenses incurred in the exchange offer.

     We will return any old notes that we do not accept for exchange for any reason without expense to the tendering holder as promptly as practicable after the expiration or termination of the applicable exchange offer.

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

EXPIRATION DATE


     The exchange offer will expire at 5:00 p.m., New York City time, on January 7, 2004, unless, in our sole discretion, we extend it.


EXTENSIONS; DELAY IN ACCEPTANCE; TERMINATION OR AMENDMENT

     We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. We may delay acceptance for exchange of any old notes by giving oral or written notice of the extension to their holders. During any such extensions, all old notes you have previously tendered and not withdrawn will remain subject to the exchange offer, and we may accept them for exchange. We do not currently intend to extend the expiration date.

     To extend an exchange offer, we will notify the exchange agent orally or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

     If any of the conditions described below under "-- Conditions to the Exchange Offer" have not been satisfied, we reserve the right, in our sole discretion to:

     -  delay accepting for exchange any old notes;

     -  extend the exchange offer; or

     -  terminate the exchange offer.

We will give oral or written notice of such delay, extension or termination to the exchange agent. Subject to the terms of the registration rights agreement, we also reserve the right to amend the terms of the exchange offer in any manner.

     Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of the old notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the old notes. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we will extend the exchange offer if the exchange offer would otherwise expire during such period.

     Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

CONDITIONS TO THE EXCHANGE OFFER

     Despite any other term of the exchange offer, if in our reasonable judgment the exchange offer, or the making of any exchange by a holder of old notes, would violate applicable law or any applicable interpretation of the staff of the SEC (due to a change in its current interpretations) or would be impaired by any action or proceeding that has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer:

     - we will not be required to accept for exchange, or exchange any new notes for, any old notes; and

     - we may terminate the exchange offer before accepting any old notes for exchange.

     In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

     - the representations described below under "-- Procedures for Tendering" and in the letter of transmittal; and

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

     - such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the new notes under the Securities Act.

     We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any old notes not previously accepted for exchange in the exchange offer, upon the occurrence of any of the conditions to that exchange offer specified above.

     These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times.

     In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any such old notes, if at that time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

PROCEDURES FOR TENDERING

  HOW TO TENDER GENERALLY

     Only a registered holder of old notes may tender its old notes in the exchange offer. If you are a beneficial owner of old notes and wish to have the registered owner tender on your behalf, please see "-- How to Tender if You Are a Beneficial Owner" below. To tender in the exchange offer, a holder must either comply with the procedures for manual tender or comply with the automated tender offer program procedures of DTC described below under "-- Tendering Through DTC's Automated Tender Offer Program."

     To complete a manual tender, a holder must:

     - complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal;

     - have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and

     - mail or deliver the letter of transmittal or facsimile and deliver the old notes to the exchange agent prior to the expiration date.

     If you wish to tender your old notes and cannot comply with the requirement to deliver the letter of transmittal and your old notes (including by book-entry transfer) or use the automated tender offer program of DTC described below before the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures described below.

     To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under "Prospectus Summary -- The Exchange Agent" prior to the expiration date. To complete a tender through DTC's automated tender offer program, the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below and a properly transmitted agent's message.

     The tender by a holder that is not withdrawn prior to the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

     THE METHOD OF DELIVERY OF OLD NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. RATHER THAN MAIL THESE ITEMS, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR COURIER SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. YOU SHOULD NOT SEND THE LETTER OF TRANSMITTAL OR OLD NOTES TO

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US. YOU MAY REQUEST YOUR BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER
NOMINEE TO EFFECT THE ABOVE TRANSACTIONS FOR YOU.

  BOOK-ENTRY TRANSFER

     The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer such old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date, you must tender your old notes according to the guaranteed delivery procedures described below.

  TENDERING THROUGH DTC'S AUTOMATED TENDER OFFER PROGRAM

     The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender its old notes. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

     An "agent's message" is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

     - DTC has received an express acknowledgment from a participant in DTC's automated tender offer program that is tendering old notes that are the subject of such book-entry confirmation;

     - the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

     -  we may enforce the agreement against the participant.

  HOW TO TENDER IF YOU ARE A BENEFICIAL OWNER

     If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your old notes, either:

     - make appropriate arrangements to register ownership of the old notes in your name; or

     - obtain a properly completed bond power from the registered holder of your old notes.

     The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

  SIGNATURES AND SIGNATURE GUARANTEES

     You must have signatures on a letter of transmittal or a notice of withdrawal described below guaranteed by an "eligible institution" unless the old notes are tendered:

     - by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal and the new notes are being issued

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

        directly to the registered holder of the old notes tendered in the exchange offer for those new notes; or

     -  for the account of an eligible institution.

     An "eligible institution" is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, in each case that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

  WHEN ENDORSEMENTS OR BOND POWERS ARE NEEDED

     If a person other than the registered holder of any old notes signs the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder's name appears on the old notes. An eligible institution must guarantee that signature.

     If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

  DETERMINATIONS UNDER THE EXCHANGE OFFER

     We will determine, in our sole discretion, all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which, in the opinion of our counsel, might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of the exchange offer as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

     Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within the time we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor will we or those persons incur any liability for failure to give such notification. Tenders of old notes will not be deemed made until such defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

  WHEN WE WILL ISSUE NEW NOTES

     In all cases, we will issue new notes for old notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

     - old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at DTC; and

     - a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

  RETURN OF OLD NOTES NOT ACCEPTED OR EXCHANGED

     If we do not accept any tendered old notes for exchange for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or non-exchanged old notes without expense to
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

their tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such non-exchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the rejection of tender or the expiration or termination of the exchange offer.

  YOUR REPRESENTATIONS TO US

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any new notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person to participate in the distribution of the old notes or the new notes;

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

     - if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, the distribution of the new notes;

     - if you are a broker-dealer, you will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, and you will deliver a prospectus in connection with any resale of such new notes;

     - if you are a broker-dealer, you did not purchase the old notes to be exchanged for the new notes from us; and

     - you are not acting on behalf of any person who could not truthfully and completely make the foregoing representations.

GUARANTEED DELIVERY PROCEDURES

     If you wish to tender your old notes but they are not immediately available or if you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program prior to the expiration date, you may tender if:


     -  the tender is made through an eligible institution;



     - prior to the expiration date, the exchange agent receives from that eligible institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or courier or a properly transmitted agent's message relating to a notice of guaranteed delivery:


       - stating your name and address, the registration number or numbers of your old notes and the principal amount of old notes tendered;

       -  stating that the tender is being made thereby; and


       - guaranteeing that, within three New York Stock Exchange trading days after the expiration date of the exchange offer, the letter of transmittal or facsimile thereof or agent's message in lieu thereof, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible institution with the exchange agent; and


     - the exchange agent receives such properly completed and executed letter of transmittal or facsimile or agent's message, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

     Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your old notes according to the guaranteed delivery procedures described above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at the address listed above under "Prospectus Summary -- The Exchange Agent"; or

     - the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the old notes to be withdrawn;

     - identify the old notes to be withdrawn, including the registration number or numbers and the principal amount of such old notes;

     - be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal used to deposit those old notes, or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer into the name of the person withdrawing the tender; and

     - specify the name in which such old notes are to be registered, if different from that of the person who tendered the old notes.

     If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

     We will determine, in our sole discretion, all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination will be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any old notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal. You may retender properly withdrawn old notes by following one of the procedures described under "-- Procedures for Tendering" above at any time on or prior to the expiration date.

FEES AND EXPENSES

     We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

     We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

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

     We will pay the cash expenses to be incurred in connection with the exchange offer including:

     -  SEC registration fees;

     -  fees and expenses of the exchange agent and trustee;

     -  accounting and legal fees and printing costs; and

     -  related fees and expenses.

TRANSFER TAXES

     We will pay all transfer taxes, if any, applicable to the exchange of old notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

     - certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered;

     - tendered old notes are registered in the name of any person other than the person signing the letter of transmittal; or

     - a transfer tax is imposed for any reason other than the exchange of old notes in the exchange offer.

     If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of new notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not tender your old notes for new notes in the exchange offer, or if you tender your old notes but subsequently withdraw them, your old notes will remain outstanding and continue to accrue interest, but will not retain any rights under the registration rights agreement (except in limited circumstances involving the initial purchasers and specified broker-dealers) or accrue additional interest under that agreement. IN ADDITION, YOU WILL REMAIN SUBJECT TO THE EXISTING RESTRICTIONS ON TRANSFER OF THE OLD NOTES. IN GENERAL, YOU MAY NOT OFFER OR SELL THE OLD NOTES UNLESS EITHER THEY ARE REGISTERED UNDER THE SECURITIES ACT OR THE OFFER OR SALE IS EXEMPT FROM OR NOT SUBJECT TO REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. Except as required by the registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

     THE TENDER OF OLD NOTES IN THE EXCHANGE OFFER WILL REDUCE THE PRINCIPAL AMOUNT OF THE OLD NOTES. DUE TO THE CORRESPONDING REDUCTION IN LIQUIDITY, THIS MAY HAVE AN ADVERSE EFFECT UPON, AND INCREASE THE VOLATILITY OF, THE MARKET PRICE OF ANY OLD NOTES THAT YOU CONTINUE TO HOLD FOLLOWING COMPLETION OF THE EXCHANGE OFFER.

ACCOUNTING TREATMENT

     We will not recognize a gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize our expenses of the exchange offer over the term of new notes in accordance with U.S. generally accepted accounting principles.

OTHER

     Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. In the future, we may seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes, except as required by the registration rights agreement.

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "Westlake," "we," "us" and "our" refer only to Westlake Chemical Corporation and not to any of its subsidiaries.

     The old notes were, and the new notes will be, issued under an indenture dated as of July 31, 2003 among Westlake, the Guarantors and JPMorgan Chase Bank, as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

     As described below under "--Registration Rights; Additional Interest," we are filing a registration statement to enable holders of old notes to exchange their notes for publicly registered notes having substantially identical terms, except for provisions relating to transfer restrictions and additional interest. The old notes, and the new notes issued in the exchange offer and any debt securities issued in the private exchange described below will constitute a single series of securities under the indenture and therefore will vote together as a single class for purposes of determining whether holders of the requisite percentage in aggregate principal amount thereof have taken actions or exercised rights they are entitled to take or exercise under the indenture. We are required under specified circumstances to file a shelf registration statement to cover resales of the old notes. If we fail to satisfy specified obligations under the registration rights agreement, we may be required to pay additional interest to holders of the old notes.

     The following description is a summary of the material provisions of the indenture and the registration rights agreement. It does not restate these agreements in their entirety. We urge you to read the indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. We have filed the indenture and the registration rights agreement as exhibits to the registration statement of which this prospectus is a part. Certain defined terms used in this description but not defined below under "-- Certain Definitions" have the meanings assigned to them in the indenture and the registration rights agreement.

     The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

BRIEF DESCRIPTION OF THE NOTES AND THE GUARANTEES

  THE NOTES

     The notes will be:

     - general unsecured obligations of Westlake;

     - pari passu in right of payment with all existing and future unsecured senior Indebtedness of Westlake;

     - senior in right of payment to any future subordinated Indebtedness of Westlake; and

     - unconditionally guaranteed by the Guarantors.

  THE GUARANTEES

     Westlake's payment obligations under the notes will be guaranteed by all of Westlake's Domestic Subsidiaries. Each guarantee will be:

     - a general unsecured obligation of the Guarantor;

     - pari passu in right of payment with any existing and future unsecured senior Indebtedness of that Guarantor; and

     - senior in right of payment to any future subordinated Indebtedness of that Guarantor.

     Not all of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, that non-guarantor subsidiary will pay the holders of its debt and its trade creditors before it will be able to distribute any of its assets to us. The non-guarantor subsidiaries generated 2.0% of our consolidated net sales for the year ended December 31, 2002 and held 3.4% of our consolidated assets as of September 30, 2003.


     As of the date of the indenture, all of our Subsidiaries will be "Restricted Subsidiaries," other than the Subsidiary whose sole asset is our interest in our China joint venture and our existing special purpose subsidiary related to our accounts receivable securitization facility that was terminated on July 31, 2003 in connection with our refinancing. However, under the circumstances described below under the caption "-- Certain
Covenants -- Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

PRINCIPAL, MATURITY AND INTEREST

     Westlake issued $380.0 million in aggregate principal amount of notes in the original offering. Westlake may issue additional notes from time to time without the consent of the holders. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Westlake will issue notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on July 15, 2011.

     Interest on the notes will accrue at the rate of 8 3/4% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on January 15, 2004. Interest on overdue principal and interest will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. Westlake will make each interest payment to the holders of record on the immediately preceding January 1 and July 1.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

METHODS OF RECEIVING PAYMENTS ON THE NOTES

     If a holder of notes with an aggregate principal amount in excess of $1.0 million has given wire transfer instructions to Westlake, Westlake will pay all principal, interest and premium, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Westlake elects to make interest payments by check mailed to the noteholders at their addresses set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee is acting as paying agent and registrar. Westlake may change the paying agent or registrar without prior notice to the holders of the notes, and Westlake or any of its Domestic Subsidiaries may act as paying agent or registrar.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes and other governmental charges due on transfer. Westlake is not required to transfer or exchange any note selected for redemption. Also, Westlake is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

GUARANTEES

     Westlake's payment obligations under the notes are guaranteed by each of Westlake's current and future Domestic Subsidiaries. These Guarantees are joint and several obligations of the Guarantors. The obligations of each Guarantor under its Guarantee will be limited as necessary to prevent that Guarantee from constituting a fraudulent transfer or conveyance under applicable law. See "Risk Factors -- Risks Relating to the Offering -- Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors."

     A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Westlake or another Guarantor, unless:

          (1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

          (2) either:

             (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (in each case if other than the Guarantor) assumes all the obligations of that Guarantor under the indenture and its Guarantee pursuant to a supplemental indenture satisfactory to the trustee and under the registration rights agreement; or

             (b) if applicable, the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the indenture.

        The Guarantee of a Guarantor will be released:

                (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Westlake or a Restricted Subsidiary of Westlake, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

                (2) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) Westlake or a Subsidiary of Westlake, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

                (3) if Westlake designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture; or

                (4) upon legal defeasance or satisfaction and discharge of the notes as provided below under the captions "-- Legal Defeasance and Covenant Defeasance" and "-- Satisfaction and Discharge."

See "-- Repurchase at the Option of Holders -- Asset Sales."

OPTIONAL REDEMPTION

     At any time on or prior to July 15, 2007, Westlake may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of

108.75% of the principal amount, plus accrued and unpaid interest and additional interest, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that:

          (1) at least 65% of the aggregate principal amount of notes issued under the indenture remains outstanding immediately after the occurrence of such redemption (excluding notes held by Westlake and its Subsidiaries); and

          (2) the redemption occurs within 60 days of the date of the closing of such Public Equity Offering.

     At any time prior to July 15, 2007, Westlake may also redeem all or a part of the notes at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, to the redemption date, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date.

     Except pursuant to the preceding paragraphs, the notes will not be redeemable at Westlake's option prior to July 15, 2007.

     On or after July 15, 2007, Westlake may redeem all or a part of the notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and additional interest, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 15 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

YEAR                                                          PERCENTAGE
----                                                          ----------
2007........................................................   104.375%
2008........................................................   102.917%
2009........................................................   101.458%
2010 and thereafter.........................................   100.000%

SELECTION AND NOTICE

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     Westlake will redeem notes only in principal amounts of $1,000 and integral multiples of $1,000. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. Unless Westlake defaults in the payment of the redemption amount, on and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

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

MANDATORY REDEMPTION

     Westlake is not required to make mandatory redemption or sinking fund payments with respect to the notes.

REPURCHASE AT THE OPTION OF HOLDERS

  CHANGE OF CONTROL

     If a Change of Control occurs, each holder of notes will have the right to require Westlake to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, Westlake will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and additional interest, if any, on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, Westlake will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice.

     On the Change of Control Payment Date, Westlake will, to the extent lawful:

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by Westlake.

     The paying agent will promptly pay to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     The provisions described above requiring Westlake to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture, including those described below under "-- Certain Covenants -- Merger, Consolidation or Sale of Assets," are applicable to the transaction. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that Westlake repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     Westlake will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Westlake and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "-- Selection and Notice," unless and until there is a default in payment of the applicable redemption price.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Westlake and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no established quantitative definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require Westlake to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Westlake and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

  ASSET SALES

     Westlake will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Westlake or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (as determined by Westlake's Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers' certificate delivered to the trustee) of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2) at least 75% of the consideration received in the Asset Sale by Westlake or such Restricted Subsidiary is in the form of cash or Cash Equivalents or a controlling interest in a business engaged in a Permitted Business. For purposes of this provision, each of the following will also be deemed to be cash:

             (a) any liabilities, as shown on its most recent balance sheet, of Westlake or such Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any related Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Westlake or such Restricted Subsidiary from further liability;

             (b) any securities, notes or other obligations received by Westlake or any such Restricted Subsidiary from such transferee that are promptly, subject to ordinary settlement periods, converted or monetized by Westlake or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion or monetization; and

             (c) any stock or assets of the kind referred to in clauses (2) or
        (4) of the next paragraph of this covenant.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Westlake (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds, at its option:

          (1) to repay Indebtedness and other Obligations under a Credit Facility and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2) to acquire all or substantially all of the assets of, or any Capital Stock of, any Person or division thereof conducting a Permitted Business, if, in the case of any such acquisition of Capital Stock and after giving effect thereto, such Person will be a Restricted Subsidiary of Westlake (or enter into a binding commitment for any such acquisition); provided that such binding commitment shall be treated as a permitted application of Net Proceeds from the date of such commitment until and only until the earlier of (x) the date on which such acquisition is consummated and (y) the 180th day following the expiration of the aforementioned 360-day period. If the acquisition or expenditure contemplated by such binding commitment is not consummated on or before such 180th day and Westlake or such Restricted Subsidiary shall not have applied such Net Proceeds pursuant to clause (1), (3) or (4) of this paragraph on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds;

          (3) to make a capital expenditure; or

          (4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

     Pending the final application of any Net Proceeds, Westlake may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, Westlake will make an Asset Sale Offer to all holders of notes and all holders of other Pari Passu Indebtedness containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of asset sales to purchase the maximum principal amount of notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and additional interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Westlake may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other Pari Passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     Westlake will comply with the provisions of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those provisions are applicable in connection with each repurchase of notes pursuant to a Change of Control Offer or an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control or Asset Sale provisions of the indenture, Westlake will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control or Asset Sale provisions of the indenture by virtue of such conflict.

     The agreements governing Westlake's other Indebtedness contain, and future agreements may contain, prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale and including repurchases of or other prepayments in respect of the notes. The exercise by the holders of notes of their right to require Westlake to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on Westlake. In the event a Change of Control or Asset Sale occurs at a time when Westlake is prohibited from purchasing notes, Westlake could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If Westlake does not obtain such consent or repay those borrowings, Westlake will remain prohibited from purchasing notes. In that case, Westlake's failure to purchase tendered notes would constitute an Event of Default under the indenture which may, in turn, constitute a default under the other indebtedness. Finally, Westlake's ability to pay cash to the holders of notes upon a repurchase may be limited by Westlake's then existing financial resources. See "Risk Factors -- Risks Relating to the Offering -- We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture."

CERTAIN COVENANTS

  RESTRICTED PAYMENTS

     Westlake will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any dividend or make any other distribution on account of Westlake's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Westlake or any of its Restricted Subsidiaries) or to the direct or indirect holders of Westlake's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Westlake or to Westlake or a Restricted Subsidiary of Westlake);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Westlake) any Equity Interests of Westlake or any direct or indirect parent of Westlake;

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          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Westlake or any Guarantor that is contractually subordinated to the notes or any Guarantee (excluding any intercompany Indebtedness between or among Westlake and any of its Restricted Subsidiaries), except a payment of interest or principal at or after the Stated Maturity of such interest or principal; or

          (4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

          (2) Westlake would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock;" and

          (3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Westlake and its Restricted Subsidiaries since the date of the indenture (excluding Restricted Payments permitted by clauses (2), (3), (4), (6), (7), (8), (9), (10) and (11) of the next succeeding paragraph), is less than the sum, without duplication, of:

             (a) 50% of the Consolidated Net Income of Westlake for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the indenture to the end of Westlake's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); provided, however, that if at any time after the date of the indenture the notes are rated Investment Grade, the percentage will be 100% of Consolidated Net Income for such period; provided, further, however, that if such Restricted Payment is to be made in reliance upon an additional amount permitted pursuant to the immediately preceding proviso, the notes must be rated Investment Grade at the time such Restricted Payment is declared or, if not declared, made, plus

             (b) 100% of the aggregate net cash proceeds received by Westlake since the date of the indenture as a contribution to its common equity capital or by Westlake or any of its Restricted Subsidiaries from the issue or sale of Equity Interests of Westlake (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of Westlake or any of its Restricted Subsidiaries that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of Westlake), plus

             (c) to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or otherwise liquidated, repaid for cash or otherwise reduced, the lesser of (i) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment, plus

             (d) to the extent that any Unrestricted Subsidiary of Westlake is redesignated as a Restricted Subsidiary after the date of the indenture, the Fair Market Value of Westlake's Investment in such Subsidiary as of the date of such redesignation, plus

             (e) 50% of any dividends received by Westlake or a Restricted Subsidiary of Westlake that is a Guarantor after the date of the indenture from an Unrestricted Subsidiary or a Joint Venture, to the extent that such dividends were not otherwise included in Consolidated Net Income of Westlake for such period; provided, however, that if at any time after the date of the
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        indenture the notes are rated Investment Grade, the percentage will be
        100% of any such dividends; provided, further, however, that if such Restricted Payment is to be made in reliance upon an additional amount permitted pursuant to the immediately preceding proviso, the notes must be rated Investment Grade at the time such Restricted Payment is declared or, if not declared, made.

     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the indenture;

          (2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent issuance or sale (other than to a Subsidiary of Westlake) of, Equity Interests of Westlake (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Westlake; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3) (b) of the preceding paragraph;

          (3) the defeasance, redemption, repurchase or other acquisition of Indebtedness of Westlake or any Guarantor that is contractually subordinated to the notes or to any Guarantee of the notes with the net cash proceeds from a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

          (4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Westlake to Westlake or another Restricted Subsidiary, or the purchase, redemption, or other acquisition or retirement of any Equity Interests in a Restricted Subsidiary held by Westlake or another Restricted Subsidiary;

          (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Westlake or any Restricted Subsidiary of Westlake held by any current or former officer, director or employee of Westlake or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders' agreement or similar plan or agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve-month period;

          (6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

          (7) the declaration and payment of dividends to holders of any class or series of Disqualified Stock of Westlake or any Restricted Subsidiary of Westlake issued on or after the date of the indenture in accordance with the Fixed Charge Coverage Ratio test described below under the caption
     "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (8) distributions or payments of Receivables Fees;

          (9) the repurchase of any Indebtedness of Westlake or any Guarantor that is contractually subordinated to the notes or to any Guarantee of the notes at a purchase price not greater than 101% of the principal amount thereof in the event of (x) a change of control pursuant to a provision no more favorable to the holders thereof than the provision described under "-- Repurchase at the Option of the Holders -- Change of Control" or (y) an Asset Sale (pursuant to a provision no more favorable to the holders thereof than the provision described under "-- Repurchase at the Option of the Holders -- Asset Sales"); provided that in each case, prior to such repurchase Westlake has made a Change of Control Offer or Asset Sale Offer, as applicable, and repurchased all notes that were validly tendered for payment in connection with such Change of Control Offer or Asset Sale Offer;

          (10) Permitted Payments to Parent; and

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          (11) other Restricted Payments in an aggregate amount not to exceed
     $25.0 million since the date of the indenture.

     The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Westlake or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors' determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $15.0 million.

  INCURRENCE OF INDEBTEDNESS AND ISSUANCE OF PREFERRED STOCK

     Westlake will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and Westlake will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Westlake may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Guarantors may incur Indebtedness or issue preferred stock, if the Fixed Charge Coverage Ratio for Westlake's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom and, in the case of Acquired Debt, giving pro forma effect to the applicable transaction related thereto), as if the additional Indebtedness had been incurred (and such transaction had occurred) or the preferred stock or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by Westlake or any Guarantor of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Westlake and its Subsidiaries thereunder) not to exceed the greater of (x) $320.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Westlake or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction thereunder pursuant to the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales" or (y) the amount of the Borrowing Base as of the date of such incurrence;

          (2) the incurrence by Westlake and its Restricted Subsidiaries of the Existing Indebtedness;

          (3) the incurrence by Westlake and the Guarantors of Indebtedness represented by the notes and the related Guarantees to be issued on the date of the indenture and the exchange notes and the related Guarantees to be issued in accordance with the registration rights agreement;

          (4) the incurrence by Westlake or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of property, plant or equipment used or usable in a Permitted Business, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $10.0 million at any time outstanding;

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          (5) the incurrence by Westlake or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refund, refinance, renew, defease or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (16) of this paragraph;

          (6) the incurrence by Westlake or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Westlake and any of its Restricted Subsidiaries; provided, however, that:

             (a) if Westlake or any Guarantor is the obligor on such Indebtedness and the payee is not Westlake or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of Westlake, or the Guarantee, in the case of a Guarantor; and

             (b) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Westlake or a Restricted Subsidiary of Westlake and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Westlake or a Restricted Subsidiary of Westlake will be deemed, in each case, to constitute an incurrence of such Indebtedness by Westlake or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

          (7) the issuance by any of Westlake's Restricted Subsidiaries to Westlake or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

             (a) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than Westlake or a Restricted Subsidiary of Westlake; and

             (b) any sale or other transfer of any such preferred stock to a Person that is not either Westlake or a Restricted Subsidiary of Westlake;

     will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause
     (7);

          (8) the incurrence by Westlake or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

          (9) the guarantee by Westlake or any of the Guarantors of Indebtedness of Westlake or a Restricted Subsidiary of Westlake that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the notes, then the guarantee shall be subordinated to the same extent as the Indebtedness guaranteed;

          (10) the incurrence by Westlake or any of its Restricted Subsidiaries of Indebtedness in respect of workers' compensation claims; self-insurance obligations; bankers' acceptances; performance, appeal, completion, guarantee and surety bonds; or similar requirements in the ordinary course of business;

          (11) the incurrence by Westlake or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

          (12) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate principal amount at any time outstanding pursuant to this clause
     (12), including all Permitted Refinancing Indebtedness incurred to refund, refinance, defease, renew, extend or replace Indebtedness incurred pursuant to this clause (12), not to exceed $10.0 million;

          (13) the incurrence by Westlake or a Restricted Subsidiary of Indebtedness arising from agreements of Westlake or such Restricted Subsidiary providing for indemnification, adjustment of

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     purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Westlake or such Restricted Subsidiary in connection with such disposition;

          (14) the incurrence by Westlake or a Restricted Subsidiary of Indebtedness consisting of take-or-pay obligations contained in supply agreements entered into in the ordinary course of business;

          (15) the incurrence by Westlake of Indebtedness to any of its Subsidiaries incurred in connection with the purchase of accounts receivable and related assets by Westlake from any such Subsidiary which assets are subsequently conveyed by Westlake in connection with a Receivable Facility; and

          (16) the incurrence by Westlake or any of the Guarantors of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to extend, refund, refinance, renew, defease or replace any Indebtedness incurred pursuant to this clause (16), and the issuance by Westlake of any Disqualified Stock and by any Restricted Subsidiary of any additional preferred stock, not to exceed $50.0 million.

     Westlake will not incur, and will not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Pari Passu Indebtedness of Westlake or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the notes and the applicable Guarantee on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of Westlake solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Westlake will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant; provided, in each such case, that the amount thereof is included in Fixed Charges of Westlake as accrued. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Westlake or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

  LIENS

     Westlake will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien, except Permitted Liens, to secure Indebtedness of any kind on any asset now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured (or, if such obligations are subordinated by their terms to the notes or the related Guarantees, prior to the obligations so secured) until such time as such obligations are no longer secured by a Lien.
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  DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING SUBSIDIARIES

     Westlake will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to Westlake or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Westlake or any of its Restricted Subsidiaries;

          (2) make loans or advances to Westlake or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to Westlake or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

          (2) the indenture, the notes and the Guarantees;

          (3) applicable law, rule, regulation or order;

          (4) any instrument governing Indebtedness or Capital Stock of a Person as in effect at the time of the acquisition by Westlake or any of its Restricted Subsidiaries of such Person or the properties or assets of such Person (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

          (5) customary non-assignment provisions in contracts and leases entered into in the ordinary course of business;

          (6) construction loans and purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property constructed, purchased or leased of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

          (8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

          (9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption "-- Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) any restriction under an agreement governing Indebtedness of a Foreign Subsidiary permitted under "-- Incurrence of Indebtedness and Issuance of Preferred Stock";

          (11) provisions limiting or prohibiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other

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     similar agreements entered into with the approval of Westlake's Board of
     Directors, which limitation or prohibition is applicable only to the assets that are the subject of such agreements; and

          (12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

     For purposes of determining compliance with this "Dividend and Other Payment Restrictions Affecting Subsidiaries" covenant, in the event that a restriction meets the criteria of more than one of the categories of permitted restrictions described in clauses (1) through (12) above, Westlake will be permitted to classify such restriction on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant.

  MERGER, CONSOLIDATION OR SALE OF ASSETS

     Westlake may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Westlake is the surviving corporation); or
(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Westlake and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

          (1) either: (a) Westlake is the surviving or continuing Person; or (b) the Person formed by or surviving any such consolidation or merger (if other than Westlake) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a Person organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than Westlake) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Westlake under the notes, the indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

          (3) immediately after giving effect to such transaction, no Default or Event of Default exists; and

          (4) Westlake or the Person formed by or surviving any such consolidation or merger (if other than Westlake), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock."

     In addition, Westlake may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person.

     This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

          (A) a merger or consolidation of Westlake with an Affiliate for the purpose of reincorporating or reorganizing Westlake in another jurisdiction;

          (B) a merger or consolidation of Westlake with a Wholly Owned Restricted Subsidiary; provided that, in connection with any such merger or consolidation, no consideration, other than Equity Interests (other than Disqualified Stock) in the surviving or continuing Person or Westlake, shall be issued or distributed to the holders of Equity Interests of Westlake; and

          (C) any sale, transfer, assignment, conveyance or other disposition of assets between or among Westlake and its Restricted Subsidiaries.

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  TRANSACTIONS WITH AFFILIATES

     Westlake will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Westlake (each, an "Affiliate Transaction"), unless:

          (1) the Affiliate Transaction is on terms that are no less favorable to Westlake or the relevant Restricted Subsidiary than those that might reasonably have been obtained in a comparable transaction by Westlake or such Restricted Subsidiary with an unrelated Person; and

          (2) Westlake delivers to the trustee:

             (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and such Affiliate Transaction been approved by a majority of the members of the Board of Directors; and

             (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to Westlake or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any fees, compensation and other payments paid to any officer or employee pursuant to any employment agreement, employee or director benefit plan, officer and director indemnification agreement or any similar arrangement entered into by Westlake or any of its Restricted Subsidiaries in the ordinary course of business;

          (2) transactions between or among Westlake and/or its Restricted Subsidiaries;

          (3) transactions with a Person (other than an Unrestricted Subsidiary of Westlake) that is an Affiliate of Westlake solely because Westlake owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

          (4) payment of reasonable directors' fees to Persons who are not otherwise Affiliates of Westlake;

          (5) any issuance of Equity Interests (other than Disqualified Stock) of Westlake to Affiliates of Westlake;

          (6) Restricted Payments that do not violate the provisions of the indenture described above under the caption "-- Restricted Payments";

          (7) loans or advances to employees in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding;

          (8) sales (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable, related assets and the provision of billing, collection and other services in connection therewith, in each case, to an Accounts Receivable Subsidiary in connection with any Receivables Facility;

          (9) transactions pursuant to any contract or agreement in effect on the issue date, as the same may be amended, modified, extended or replaced from time to time, so long as any such contract or agreement as so amended, modified, extended or replaced is, taken as a whole, not materially less favorable to Westlake and its Restricted Subsidiaries than under those agreements as described in the

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     section "Certain Relationships and Related Transactions" in Westlake's
     offering memorandum dated July 21, 2003;

          (10) any transaction or series of transactions between Westlake or any Restricted Subsidiary and any of their Joint Ventures, provided that (a) such transaction or series of transactions is in the ordinary course of business between Westlake or such Restricted Subsidiary and such Joint Venture, and (b) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $5.0 million, such Affiliate Transaction complies with clause (1) of the initial paragraph above and such Affiliate Transaction has been approved by the Board of Directors; and

          (11) Permitted Investments and Permitted Payments to Parent.

  ADDITIONAL GUARANTEES

     If Westlake or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will, unless it has been designated as an Unrestricted Subsidiary under the indenture, become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the trustee within 10 business days of the date on which it was acquired or created.

  DESIGNATION OF RESTRICTED AND UNRESTRICTED SUBSIDIARIES

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value of all outstanding Investments owned by Westlake and its Restricted Subsidiaries in the Subsidiary designated as Unrestricted will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "-- Restricted Payments" or under one or more clauses of the definition of Permitted Investments, as determined by Westlake. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default. If a Restricted Subsidiary that is a Guarantor is designated an Unrestricted Subsidiary in accordance with the terms of this covenant, such Guarantee will be released.

  SALE AND LEASEBACK TRANSACTIONS

     Westlake will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Westlake or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

          (1) Westlake or that Restricted Subsidiary, as applicable, could have
     (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in the first paragraph of the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "-- Liens;"

          (2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value, as determined in good faith by the Board of Directors and set forth in an officers' certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

          (3) the transfer of assets in that sale and leaseback transaction is permitted by, and Westlake applies the proceeds of such transaction in compliance with, the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales."

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  ACCOUNTS RECEIVABLE FACILITIES

     Westlake or any of its Restricted Subsidiaries may sell (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) at any time and from time to time, accounts receivable and related assets to any Accounts Receivable Subsidiary; provided that the aggregate consideration received in each such sale is at least equal to the aggregate fair market value of the receivables sold.

  PAYMENTS FOR CONSENT

     Westlake will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  REPORTS

     As long as Westlake is not subject to the periodic reporting requirements of the Exchange Act, Westlake will furnish to all holders of the notes and prospective purchasers of the notes designated by the holders, promptly upon their request, the information required to be delivered under Rule 144A(d)(4) of the Securities Act. In addition, prior to consummation of the exchange offer contemplated by this prospectus and the registration rights agreement, Westlake will furnish to the trustee, within 15 days after it would have been required to file the same with the SEC if Westlake had been subject to the periodic reporting requirements of the Exchange Act and excluding any time periods applicable to "accelerated filers" under the Exchange Act, quarterly and annual financial statements, including any notes thereto (and with respect to annual financial statements only, an auditors' report thereon by a firm of established national reputation), and a "Management's Discussion and Analysis of Financial Condition and Results of Operations," both comparable to that which Westlake would have been required to include in a quarterly report on Form 10-Q or an annual report on Form 10-K if Westlake had been subject to those periodic reporting requirements.

     Following consummation of the exchange offer, Westlake will file with the SEC (unless the SEC will not accept such a filing):

          (1) all quarterly and annual reports on Forms 10-Q and 10-K required to be filed with the SEC; and

          (2) all current reports on Form 8-K required to be filed with the SEC,

for public availability within the time periods specified in the rules and regulations applicable to such reports.

     If, at any time after consummation of the exchange offer, Westlake is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, Westlake will nevertheless continue filing the reports specified in the preceding paragraph with the SEC within the time periods specified above unless the SEC will not accept such a filing. Westlake has agreed that it will not take any action for the purpose of causing the SEC not to accept any such filings. If the SEC will not accept Westlake's filings for any reason, Westlake will post the reports referred to in the preceding paragraph on its website within the time periods that would apply if Westlake were required to file those reports with the SEC.

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EVENTS OF DEFAULT AND REMEDIES

     Each of the following is an Event of Default:

          (1) default for 30 days in the payment when due of interest or additional interest on the notes;

          (2) default in payment when due of the principal of, or premium, if any, on the notes;

          (3) failure by Westlake or any of its Restricted Subsidiaries to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Change of Control," "-- Repurchase at the Option of Holders -- Asset Sales," or "-- Certain Covenants -- Merger, Consolidation or Sale of Assets;"

          (4) failure by Westlake or any Guarantor for 60 days after notice to comply with any of the other agreements in the indenture;

          (5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Westlake or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Westlake or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the indenture, if that default:

             (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration of such Indebtedness prior to its express maturity,

     and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such maturity or acceleration;

          (6) failure by Westlake or any of its Restricted Subsidiaries to pay or otherwise discharge or stay final judgments aggregating in excess of $20.0 million, which are not covered by indemnities or third party insurance as to which the Person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

          (7) except as permitted by the indenture, any Guarantee of the notes shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Guarantee of the notes; and

          (8) certain events of bankruptcy or insolvency described in the indenture with respect to Westlake or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Westlake, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

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     Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any), interest or additional interest (if any), when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

          (1) such holder has previously given the trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in aggregate principal amount of the outstanding notes have requested the trustee to pursue the remedy;

          (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5) holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or additional interest, if any, on, or the principal of, the notes.

     In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Westlake with the intention of avoiding payment of the premium that Westlake would have had to pay if Westlake then had elected to redeem the notes pursuant to the optional redemption provisions of the indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

     The preceding paragraph refers only to those times when Westlake, while solvent, voluntarily, knowingly, deliberately or intentionally avoids payment of the premium referred to above and is not intended to encompass those situations in which such a payment of premium would render Westlake insolvent or force a bankruptcy, liquidation or reorganization of Westlake, or where non-payment is a result of financial distress or adverse financial condition.

     Westlake is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, Westlake is required to deliver to the trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Westlake or any Guarantor, as such, will have any liability for any obligations of Westlake or the Guarantors under the notes, the indenture or the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

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LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     Westlake may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes and all obligations of the Guarantors discharged with respect to their Guarantees ("Legal Defeasance") except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or premium, if any, interest or additional interest, if any, on such notes when such payments are due from the trust referred to below;

          (2) Westlake's obligations with respect to the notes concerning issuing temporary notes, registration of transfer or exchange of notes, mutilated, destroyed, lost or stolen notes, the furnishing to the trustee of lists of holders and the maintenance of an office or agency for registration of transfer or exchange or for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and Westlake's obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, Westlake may, at its option and at any time, elect to have the obligations of Westlake and the Guarantors released with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) Westlake must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, premium, if any, interest and additional interest, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and Westlake must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, Westlake has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Westlake has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon, such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, Westlake has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the indenture) to which
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     Westlake or any of its Subsidiaries is a party or by which Westlake or any of its Subsidiaries is bound;

          (6) Westlake must deliver to the trustee an officers' certificate stating that the deposit was not made by Westlake with the intent of preferring the holders of notes over any other creditors of Westlake with the intent of defeating, hindering, delaying or defrauding any other creditors of Westlake or others; and

          (7) Westlake must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each noteholder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

          (1) reduce the percentage of principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce, or change the Stated Maturity of, the principal of any note, change the date on which any of the notes may be subject to redemption or repurchase or reduce the redemption or repurchase price of the notes;

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of, premium, if any, interest or additional interest, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or Events of Default or the rights of holders of notes to receive payments of principal of, premium, if any, interest or additional interest, if any, on, the notes;

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders");

          (8) release any Guarantor from any of its obligations under its Guarantee or the indenture, except in accordance with the terms of the indenture; or

          (9) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, Westlake, the Guarantors and the trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

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          (3) to provide for the assumption of Westlake's or a Guarantor's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of its assets pursuant to the indenture;

          (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the indenture of any such holder;

          (5) to provide any security for, any guarantees of or any additional obligors on the notes or the Guarantees, or to confirm and evidence the release, termination or discharge of any such security or guarantee when such release, termination or discharge is permitted by the indenture;

          (6) to comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

          (7) to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a substantially verbatim recitation of a provision of the indenture, the Guarantees or the notes.

SATISFACTION AND DISCHARGE

     The indenture will be discharged and will cease to be of further effect as to all notes and Guarantees issued thereunder, when:

          (1) either:

             (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to Westlake or discharged from that trust, have been delivered to the trustee for cancellation; or

             (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Westlake or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, with consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, any premium and accrued interest and additional interest, if any, to the date of maturity or redemption;

          (2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Westlake or any Guarantor is a party or by which Westlake or any Guarantor is bound;

          (3) Westlake or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

          (4) Westlake has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

In addition, Westlake must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

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CONCERNING THE TRUSTEE

     If the trustee becomes a creditor of Westlake or any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

BOOK-ENTRY, DELIVERY AND FORM

     The notes will be issued only in fully registered form, without exception. We will issue the new notes in the form of one or more permanent global notes (the "Global Notes") in definitive, fully registered, book-entry form. The Global Notes will be deposited with or on behalf of The Depository Trust Company and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the trustee in accordance with the FAST Balance Certificate Agreement between DTC and the trustee.

     Westlake has appointed the trustee at its corporate trust office as paying agent, transfer agent and registrar for the notes. In such capacities, the trustee is responsible for, among other things, (i) maintaining a record of the aggregate holdings of notes represented by the Global Notes, and accepting notes for exchange and registration of transfer, (ii) ensuring that payments of principal, premium, if any, and interest in respect of the notes received by the trustee from Westlake are duly paid to DTC or its nominees and (iii) transmitting to Westlake any notices from Holders.

     Westlake will cause the transfer agent to act as registrar and will cause to be kept at the office of the transfer agent a register in which, subject to such reasonable regulations as it may prescribe, Westlake will provide for the registration of the notes and registration of transfers of the notes. Westlake may vary or terminate the appointment of the paying agent or the transfer agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be a paying agent and a transfer agent in the Borough of Manhattan, The City of New York, New York. Westlake will cause notice of any resignation, termination or appointment of the trustee or any paying agent or transfer agent, and of any change in the office through which any such agent will act, to be provided to holders of the notes.

  EXCHANGES OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES

     A beneficial interest in a Global Note may not be exchanged for a note in certificated form unless:

     - DTC (x) notifies Westlake that it is unwilling or unable to continue as Depository for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act and, in each case, a successor Depository has not been appointed within 90 days of that notice;

     - there shall have occurred and be continuing an Event of Default with respect to the notes, and DTC requests the issuance of certificated notes; or

     - Westlake determines not to have the notes represented by a Global Note.

     In all cases, certificated notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures). Any such exchange will be effected only through the
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DWAC System and an appropriate adjustment will be made in the records of the security register to reflect a decrease in the principal amount of the relevant Global Note.

  GLOBAL NOTES

     The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change from time to time. Westlake and the Guarantors take no responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

     Upon the issuance of the Global Notes, DTC will credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants), and the records of participants (with respect to interest of persons other than participants).

     As long as DTC, or its nominee, is the registered holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such Global Note for all purposes under the indenture and the notes. Except in the limited circumstances described above under "-- Exchanges of Book-Entry Notes for Certificated Notes," owners of beneficial interests in a Global Note will not be entitled to have any portions of such Global Note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of the Global Note (or any notes presented thereby), under the indenture or the notes. In addition, no beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures (in addition to those under the indenture referred to herein). In the event that owners of beneficial interests in a Global Note become entitled to receive notes in certificated form, such notes will be issued only in registered form in denominations of $1,000 and integral multiples thereof.

     The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons may be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take action in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Payments of the principal of and any premium and interest on Global Notes will be made to DTC or its nominee as the registered owner thereof. Neither Westlake, the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Beneficial interests in the Global Notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds. Westlake expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note representing any notes held by it or its nominee, will immediately credit participants' accounts with payment in amounts proportionate to their respective beneficial interests in the principal amount of such Global Notes for such notes as shown on the records of DTC or its nominee. Westlake also expects that payments by participants to owners of beneficial interests in such Global Notes held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

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     DTC has advised Westlake that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below), only at the direction of one or more participants to whose account with DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default (as defined below), under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its participants.

     DTC has advised Westlake as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the Global Notes among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Westlake, the trustee nor any of their respective agents will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in Global Notes.

  SAME-DAY SETTLEMENT AND PAYMENT

     Westlake will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any), by wire transfer of immediately available funds to the accounts specified by the holder of the Global Note. The notes represented by the Global Notes are expected to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds.

REGISTRATION RIGHTS; ADDITIONAL INTEREST

     The following description is a summary of the material provisions of the registration rights agreement. It does not restate that agreement in its entirety. We urge you to read the registration rights agreement in its entirety because it, and not this description, defines your registration rights as holders of the notes. The registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

     In connection with the issuance of the old notes, Westlake, the Guarantors and the initial purchasers entered into the registration rights agreement. Pursuant to the registration rights agreement, Westlake and the Guarantors agreed to file with the SEC a registration statement on the appropriate form relating to a registered exchange offer for the notes. Unless the exchange offer would not be permitted by applicable law or SEC policy, Westlake and the Guarantors will:

     (1) file an exchange offer registration statement with the SEC and use all commercially reasonable efforts to have the exchange offer registration statement declared effective by the SEC as soon as practicable on or prior to 180 days after the issue date of the old notes; and

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

     (2) following the effectiveness of the exchange offer registration statement:

          - commence the exchange offer; and

          - use all commercially reasonable efforts to consummate the exchange offer on or prior to 30 business days, or longer if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the SEC and issue new notes in exchange for all old notes tendered prior thereto in the exchange offer.

     Westlake will keep the exchange offer open for at least 20 business days (or longer, if required by applicable law) after the date notice of the exchange offer is mailed to the holders of the old notes. During the exchange offer, Westlake will offer to all holders of old notes who are legally eligible to participate in the exchange offer the opportunity to exchange their old notes for new notes.

     If any initial purchaser holds any old notes acquired by it that have the status of an unsold allotment in the initial distribution of the old notes, Westlake will issue and deliver to that initial purchaser in a private exchange, upon request and in exchange for the old notes held by that initial purchaser, a like aggregate principal amount of Westlake's debt securities that are identical in all material respects to the new notes. These private exchange notes will, however, be subject to transfer restrictions.

     The registration rights agreement also provides that Westlake and the Guarantors will:

     - use commercially reasonable efforts to make available, for up to 180 days after the consummation of the exchange offer, a prospectus for use in connection with any resale of the new notes received by broker-dealers in exchange for old notes acquired as a result of market-making activities or other trading activities, as described below under "Plan of Distribution"; and

     - pay certain expenses incident to the exchange offer and indemnify specified holders of the new notes (including broker-dealers) against certain liabilities, including liabilities under the Securities Act.

     A broker-dealer that delivers this prospectus to purchasers in connection with resales of new notes will be subject to civil liability provisions under the Securities Act in connection with those sales and will be bound by the applicable provisions of the registration rights agreement, including the indemnification obligations.

     If you desire to tender your old notes, you will be required to make to us the representations described above under "The Exchange Offer -- Procedures for Tendering -- Your Representations to Us" to participate in the exchange offer.

     If:

     (1) Westlake and the Guarantors are not permitted to consummate the exchange offer as contemplated by the registration rights agreement because the exchange offer is not permitted by applicable law or SEC policy; or

     (2) any initial purchaser so requests with respect to old notes (or private exchange notes) not eligible to be exchanged for new notes in the exchange offer and held by it following consummation of the exchange offer;

     (3) any holder of Transfer Restricted Notes (as defined below) notifies Westlake prior to the 20th day following consummation of the exchange offer that:

          - it is prohibited by law or SEC policy from participating in the exchange offer;

          - it may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the exchange offer registration statement is not appropriate or available for such resales by it; or

          - it is a broker-dealer and owns old notes acquired directly from Westlake or an affiliate of Westlake,
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Westlake and the Guarantors will file with the SEC a shelf registration statement to cover resales of the Transfer Restricted Notes by any such holder. If obligated to file a shelf registration statement, Westlake and the Guarantors will use all commercially reasonable efforts to:

     - file the shelf registration statement with the SEC on or prior to the later of (a) 90 days after the issue date of the old notes and (b) 60 days after such filing obligation arises; and

     - cause the shelf registration statement to be declared effective by the SEC as soon as practicable on or prior to 90 days after the date on which Westlake and the Guarantors are required to file the shelf registration statement.

     A holder who sells notes pursuant to the shelf registration statement generally will be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the registration rights agreement applicable to such a holder, including certain indemnification obligations. In addition, each holder of the notes will be required to deliver information to be used in connection with the shelf registration statement in order to have its notes included in the shelf registration statement, and Westlake will not be required to pay additional interest, as described below, to a holder who has not furnished certain information specified in the registration rights agreement.

     For purposes of the preceding, "Transfer Restricted Notes" means each old note until:

     - the date on which such note has been exchanged by a person other than a broker-dealer for a new note in the exchange offer;

     - following the exchange by a broker-dealer in the exchange offer of an old note for a new note, the date on which such new note is sold to a purchaser in whose hands those new notes are freely tradable under the Securities Act;

     - the date on which such note has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement;

     - the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act or is saleable pursuant to Rule 144(k) under the Securities Act; or

     - the date on which such note ceases to be outstanding.

     Westlake may suspend the availability of a registration statement and the use of the related prospectus for resales of Transfer Restricted Notes if:

     - such action is required by applicable law;

     - such action is taken by Westlake in good faith and for valid business reasons, including the possible acquisition or divestiture of assets or a material corporate transaction or event; or

     - the happening of any event or the discovery of any fact makes any statement made in the registration statement or the related prospectus untrue in any material respect or constitutes an omission to state a material fact in the registration statement or the related prospectus.

     The period for which Westlake is obligated to keep the registration statement effective will be extended by the period of such suspension. Each holder of Transfer Restricted Notes will be required to discontinue disposition of Transfer Restricted Notes pursuant to that registration statement upon receipt from Westlake of notice of any events described in the preceding paragraph or certain other events specified in the registration rights agreement.

     If:

     (1) Westlake and the Guarantors fail to file any of the registration statements required by the registration rights agreement on or before the date specified for such filing; or

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

     (2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness; or

     (3) Westlake and the Guarantors fail to consummate the exchange offer on or prior to the date specified for such consummation; or

     (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Notes covered thereby during the periods specified in the registration rights agreement, except during limited periods as a result of the exercise by Westlake of its right to suspend use of a registration statement and the related prospectus as described above,

(each such event referred to in clauses (1) through (4) above, a "Registration Default"), then Westlake and the Guarantors will pay additional interest to each holder of Transfer Restricted Notes affected thereby, with respect to the first 90-day period immediately following the occurrence of the first Registration Default, in an amount equal to $0.05 per week per $1,000 principal amount of notes held by such holder. The weekly amount of the additional interest per $1,000 principal amount of notes will increase by an additional $0.05 for each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of additional interest for all Registration Defaults of $0.40 per week per $1,000 principal amount of notes. Westlake will not be required to pay additional interest for more than one Registration Default at any given time, and additional interest will accrue only for those days that a Registration Default occurs and is continuing.

     Following the cure of all Registration Defaults, the accrual of additional interest will cease. Additional interest will not be payable on any notes other than Transfer Restricted Notes. A holder will not be entitled to receive any additional interest on any Transfer Restricted Notes if that holder was, at the time the exchange offer was pending and consummated, eligible to exchange, and did not validly tender or withdrew, Transfer Restricted Notes for new notes in the exchange offer.

     All accrued additional interest will be paid by Westlake on each interest payment date to the holders entitled to the payment in the same manner and at the same time as regular interest on the notes is paid.

GOVERNING LAW

     New York law governs the indenture, the registration rights agreement and the notes.

OTHER

     Westlake will make all payments on the notes without withholding or deducting any taxes or other governmental charges imposed by a United States jurisdiction, unless it is required to do so by applicable law. If Westlake is required to withhold taxes, it will not pay any additional, or gross up, amounts with respect to the withholding or deduction.

     Westlake may at any time purchase notes on the open market or otherwise at any price. Westlake will surrender all notes that it redeems or purchase to the trustee for cancellation, and may not reissue or resell any of these notes.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accounts Receivable Subsidiary" means any Wholly Owned Subsidiary of Westlake (i) which is formed solely for the purpose of, and which engages in no substantial activities other than activities in connection with, financing accounts receivable of Westlake and/or its Restricted Subsidiaries, (ii) which is designated by Westlake as an Accounts Receivables Subsidiary pursuant to an officers' certificate delivered to the trustee, (iii) no portion of Indebtedness or any other obligation (contingent or otherwise) of which
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

is at any time recourse to or obligates Westlake or any Restricted Subsidiary in any way, or subjects any property or asset of Westlake or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to (1) representations, warranties and covenants (or, any indemnity with respect to such representations, warranties and covenants) entered into in the ordinary course of business in connection with the sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable to such Accounts Receivable Subsidiary or (2) any guarantee of any such accounts receivable financing by Westlake or any Restricted Subsidiary that is permitted to be incurred pursuant to the covenants described under the caption entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and "-- Restricted Payments," (iv) with which neither Westlake nor any Restricted Subsidiary has any contract, agreement, arrangement or understanding other than contracts, agreements, arrangements and understandings entered into in the ordinary course of business in connection with the sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable in accordance with the covenant described under the caption "-- Certain Covenants -- Accounts Receivable Facilities" and fees payable in the ordinary course of business in connection with servicing accounts receivable and (v) with respect to which neither Westlake nor any Restricted Subsidiary has any obligation (a) to subscribe for additional Equity Interests therein or make any additional capital contribution or similar payment or transfer thereto other than in connection with the sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable to such Accounts Receivable Subsidiary in accordance with the covenant described under "-- Certain Covenants -- Accounts Receivable Facilities" or (b) to maintain or preserve the solvency, any balance sheet term, financial condition, level of income or results of operations thereof.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien that, at the time of acquisition of an asset by such specified Person, encumbers such asset.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Applicable Premium" means, with respect to any note on any redemption date, the greater of:

          (1) 1.0% of the principal amount of the note; or

          (2) the excess, if any, of:

             (a) the present value on such redemption date of (i) the redemption price of the note at July 15, 2007 (such redemption price being set forth in the table appearing above under the caption "-- Optional Redemption") plus (ii) all required interest payments due on the note through July 15, 2007 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

             (b) the principal amount of the note.

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

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition (other than the creation of a Lien) of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Westlake and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "-- Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "-- Certain Covenants -- Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests in any of Westlake's Restricted Subsidiaries or the sale by Westlake or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries or Joint Ventures.

     Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1) any single transaction or series of related transactions for which Westlake or its Restricted Subsidiaries receive aggregate consideration of less than $15.0 million;

          (2) a transfer of assets between or among Westlake and/or its Restricted Subsidiaries;

          (3) an issuance of Equity Interests by a Restricted Subsidiary to Westlake or to a Restricted Subsidiary of Westlake;

          (4) the sale or lease of products, services, accounts receivable, rolling stock, barges, pipeline capacity or chemical products in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

          (5) a sale (including a sale in exchange for a promissory note of or Equity Interest in such Accounts Receivable Subsidiary) of accounts receivable and/or related assets to an Accounts Receivable Subsidiary in connection with any Receivables Facility;

          (6) the sale or other disposition of cash or Cash Equivalents; or

          (7) a Restricted Payment that does not violate the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" or a Permitted Investment.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "Board of Directors" means:

          (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

          (2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

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

          (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

          (4) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Borrowing Base" means, as of any date, an amount equal to:

          (1) 75% of the face amount of all accounts receivable owned by Westlake and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 90 days past due; plus

          (2) 55% of the book value of all inventory owned by Westlake and its Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one-year from the date of acquisition;

          (3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

          (4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

          (5) commercial paper having one of the two highest ratings obtainable from Moody's or S&P and in each case maturing within nine months after the date of acquisition; and

          (6) investments in any U.S. dollar denominated money market fund as defined by Rule 2a-7 under the Investment Company Act of 1940.

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

     "Change of Control" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Westlake and its Restricted Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

          (2) the adoption of a plan relating to the liquidation or dissolution of Westlake;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties or a Permitted Group, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Westlake, measured by voting power rather than number of shares, other than in any transaction that complies with clause (4) below;

          (4) Westlake consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Westlake, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Westlake or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of Westlake outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance); or

          (5) after an initial public offering of common stock of Westlake or any direct or indirect parent of Westlake, the first day on which a majority of the members of the Board of Directors of Westlake are not Continuing Directors.

     "Consolidated Cash Flow" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

          (1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

          (2) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period (including any provision for taxes on the Net Income of any Joint Venture that is a pass-through entity for federal income tax purposes, to the extent such taxes are paid or payable by such Person or any of its Restricted Subsidiaries, provided, however, that such provision for taxes shall only be equal to such Person's proportional share in the Joint Venture), to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

          (3) the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

          (4) depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

          (5) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business;

in each case, on a consolidated basis and determined in accordance with GAAP.

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     Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of Westlake will be added to Consolidated Net Income to compute Consolidated Cash Flow of Westlake only to the extent that a corresponding amount would be permitted at the date of determination to be distributed as a dividend to Westlake by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

          (2) the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

          (3) the cumulative effect of a change in accounting principles will be excluded; and

          (4) notwithstanding clause (1) above, the Net Income (but not loss) of any Unrestricted Subsidiary will be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Westlake who:

          (1) was a member of such Board of Directors on the date of the indenture; or

          (2) was nominated for election or elected or appointed to such Board of Directors with the approval of, or whose nomination for election by the stockholders was approved by, a majority of the Continuing Directors who were members of such Board at the time of such nomination, appointment or election.


     "Credit Agreement" means, collectively, (i) the credit agreement dated as of July 31, 2003 among Westlake, the guarantors and other Subsidiaries of Westlake named therein, Bank of America, N.A., Banc of America Securities LLC and the financial institutions named therein providing for a revolving credit facility as described under "Description of Certain Indebtedness -- Credit Facility" and (ii) the credit agreement dated as of July 31, 2003 among Westlake, the Subsidiaries of Westlake named therein, Bank of America, N.A. and the other lenders named therein providing for a term loan as described under "Description of Certain Indebtedness -- Term Loan," in each case including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and in each case as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.


     "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement and any Receivable Facility) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to Accounts Receivable Subsidiaries) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by

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means of sales of debt securities to institutional investors) in whole or in part from time to time, whether or not with the same lenders or agents.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Westlake to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Westlake may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Westlake and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

     "Domestic Subsidiary" means any Restricted Subsidiary of Westlake that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of Westlake.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means the Indebtedness of Westlake and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, including all reimbursement obligations with respect to letters of credit outstanding as of that date, in each case until such amounts are repaid.

     "Fair Market Value" means the price that could be negotiated in an arm's-length transaction between a willing buyer and a willing seller not involving distress or necessity of either party, determined in good faith by the Board of Directors of Westlake (unless otherwise provided in the indenture).

     "Fixed Charge Coverage Ratio" means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, Guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

     In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

          (1) acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during

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     the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect (in accordance with Regulation S-X under the Securities Act) as if they had occurred on the first day of the four-quarter reference period;

          (2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

          (3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

          (4) any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

          (5) any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

          (6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

     "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

          (1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations; plus

          (2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

          (3) any interest accruing on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

          (4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of Westlake (other than Disqualified Stock) or to Westlake or a Restricted Subsidiary of Westlake, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     However, interest payments on Indebtedness of a Joint Venture shall, in each case, not be deemed Fixed Charges of Westlake or any Restricted Subsidiary as of any date of determination when such Indebtedness is not considered Indebtedness of Westlake or any Restricted Subsidiary.

     "Foreign Subsidiary" means any subsidiary that is not a Domestic
Subsidiary.

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     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "General Partner" means a Restricted Subsidiary of Westlake or any of its Restricted Subsidiaries that has no assets and conducts no operations other than its ownership of a general partnership interest in a Joint Venture.

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements (other than with respect to the obligations of a Joint Venture, solely by virtue of a Restricted Subsidiary being the General Partner of such Joint Venture if, as of the date of determination, no payment on such Indebtedness has been made by such General Partner of such Joint Venture and such arrangement would not be classified and accounted for, in accordance with GAAP, as a liability on a consolidated balance sheet of Westlake), or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

     "Guarantors" means each of:

          (1) each of the Subsidiaries of Westlake listed on schedule A to the indenture; and

          (2) any other subsidiary that executes a Guarantee of the notes in accordance with the provisions of the indenture;

in each case until a successor to such Person becomes such under the applicable provisions of the indenture, and thereafter "Guarantor" means the successor Person.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

          (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

          (2) other agreements or arrangements designed to manage interest rate risk; and

          (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, currency values or commodity prices.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

          (1) in respect of borrowed money;

          (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

          (3) in respect of banker's acceptances;

          (4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

          (5) representing the balance deferred and unpaid of the purchase price of any property due more than six months after such property is acquired; or

          (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in
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accordance with GAAP. In addition, the term "Indebtedness" includes all
Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

     The amount of any Indebtedness outstanding as of any date will be:

          (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

          (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

             (A) the Fair Market Value of such assets at the date of determination, and

             (B) the amount of the Indebtedness of the other Person.

     "Investment Grade" means a rating of Baa3 or better by Moody's and BBB- or better by S&P (or, if either such entity ceases to rate the notes for reasons outside of the control of Westlake, the equivalent investment grade credit rating from any other "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Westlake as a replacement agency).

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commissions, loans, fees, compensation and advances to officers, directors and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. "Investment" excludes trade credit and accounts receivable in the ordinary course of business and reimbursement obligations in respect of letters of credit and tender, bid, performance, government contract, surety and appeal bonds, in each case solely with respect to obligations of Westlake or any of its Restricted Subsidiaries. If Westlake or any Restricted Subsidiary of Westlake sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Westlake such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Westlake, Westlake will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Westlake's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." The acquisition by Westlake or any Restricted Subsidiary of Westlake of a Person that holds an Investment in a third Person will be deemed to be an Investment by Westlake or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

     "Joint Venture" means any joint venture between Westlake and/or any Restricted Subsidiary and any other Person, if such joint venture is:

          (1) owned 50% or less by Westlake and/or any of its Restricted Subsidiaries; and

          (2) not directly or indirectly controlled by or under direct or indirect common control of Westlake and/or any of its Restricted Subsidiaries.

     For purposes of this definition, "control," as used with respect to any entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such
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entity, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Limited Recourse Stock Pledge" means the pledge of Equity Interests in any Joint Venture or any Unrestricted Subsidiary to secure Non-Recourse Debt of such Joint Venture or Unrestricted Subsidiary, which pledge is made by a Restricted Subsidiary of Westlake, the activities of which are limited to making and managing Investments, and owning Equity Interests, in such Joint Venture or Unrestricted Subsidiary, but only for so long as its activities are so limited.

     "Moody's" means Moody's Investors Service, Inc.

     "Net Income" means, with respect to any specified Person, the net income
(loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

          (1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale or any disposition pursuant to a sale and leaseback transaction; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by Westlake or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, (2) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, (3) amounts required to be paid to holders of minority interests in Restricted Subsidiaries or Joint Ventures as a result of such Asset Sale, (4) amounts required to be applied to the repayment of Indebtedness, other than Indebtedness under a Credit Facility, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or which must by the terms of such Lien or by applicable law be repaid out of the proceeds of such Asset Sale, (5) all payments made with respect to liabilities directly associated with the assets which are the subject of the Asset Sale, including, without limitation, trade payables and other accrued liabilities, and (6) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither Westlake nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness),
     (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Westlake or any of its Restricted

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     Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Westlake or any of its Restricted Subsidiaries, other than the Equity Interests of a Joint Venture that is not a Restricted Subsidiary or of an Unrestricted Subsidiary pledged by Westlake or any of its Restricted Subsidiaries as a Limited Recourse Stock Pledge.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Pari Passu Indebtedness" means, in the case of the notes, any senior Indebtedness of Westlake and, in the case of the Guarantees of the notes, any senior Indebtedness of the guarantor thereof, including, in each case, Indebtedness and other Obligations outstanding under a Credit Facility.

     "Permitted Business" means the petrochemical, chemicals, and vinyls or plastic fabrications business and any other businesses related, incidental, complementary or ancillary thereto.

     "Permitted Group" means any group of investors that is deemed to be a "person" (as that term is used in Section 13(d)(3) of the Exchange Act) at any time prior to Westlake's initial public offering of common stock, provided that no single Person (other than the Principals and their Related Parties) Beneficially Owns (together with its Affiliates) more of the Voting Stock of Westlake that is Beneficially Owned by such group of investors than is then collectively Beneficially Owned by the Principals and their Related Parties in the aggregate.

     "Permitted Investments" means:

          (1) any Investment in Westlake or in a Restricted Subsidiary of Westlake that is a Guarantor;

          (2) any Investment in Cash Equivalents;

          (3) any Investment by Westlake or any Restricted Subsidiary of Westlake in a Person, if as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary of Westlake and a Guarantor; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Westlake or a Restricted Subsidiary of Westlake that is a Guarantor;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales";

          (5) any acquisition of assets or Capital Stock solely in exchange for the, or out of the net cash proceeds of a substantially concurrent, issuance of Equity Interests (other than Disqualified Stock) of Westlake;

          (6) any Investments received in settlement, compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Westlake or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

          (7) Investments represented by Hedging Obligations;

          (8) loans or advances to employees made in the ordinary course of business of Westlake or the Restricted Subsidiary of Westlake in an aggregate principal amount not to exceed $2.0 million at any one time outstanding;

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

          (9) Investments in an Accounts Receivable Subsidiary that, as conclusively determined by the Board of Directors of Westlake, are necessary or advisable to effect a Receivables Facility;

          (10) Limited Recourse Stock Pledges;

          (11) additional Investments in a Subsidiary of Westlake holding an interest in Suzhou Huasu Plastics Co. Ltd. in an aggregate amount not to exceed $8.5 million;

          (12) Investments in Joint Ventures in an aggregate amount not to exceed $25.0 million;

          (13) repurchases of the notes; and

          (14) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (14) that are at the time outstanding not to exceed $10.0 million.

     "Permitted Liens" means:

          (1) Liens on assets of Westlake or any Guarantor securing Pari Passu Indebtedness that is permitted by the terms of the indenture to be incurred and/or securing Hedging Obligations related thereto;

          (2) Liens in favor of Westlake or any Guarantor;

          (3) Liens on property of a Person existing at the time such Person becomes a Subsidiary or is merged with or into or consolidated with Westlake or any Subsidiary of Westlake; provided that such Liens were in existence prior to the contemplation of such acquisition, merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Westlake or the Subsidiary or that becomes a Subsidiary;

          (4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Westlake or any Subsidiary of Westlake, provided that such Liens were in existence prior to, and not incurred in contemplation of, such acquisition;

          (5) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

          (6) Liens existing on the date of the indenture;

          (7) Liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business;

          (8) Liens created for the benefit of (or to secure) the notes (or Guarantees of the notes);

          (9) Liens securing reimbursement obligations with respect to commercial letters of credit obtained in the ordinary course of business, consistent with past practices, which encumber documents and other property or assets relating to such letters of credit and products and proceeds thereof;

          (10) Liens incurred or assumed in connection with the issuance of revenue bonds the interest on which is exempt from federal income taxation pursuant to Section 103(b) of the Internal Revenue Code, including, without limitation, liens as a cash collateral account securing existing reimbursement obligations with respect to a letter of credit issued pursuant thereto;

          (11) customary Liens for the fees, costs and expenses of trustees and escrow agents pursuant to any indenture, escrow agreement or similar agreement establishing a trust or escrow arrangement;

          (12) Liens on assets of Westlake or any Restricted Subsidiary arising as a result of a sale and leaseback transaction with respect to such assets; provided that the proceeds from such sale and leaseback transaction are applied to the repayment of Indebtedness or acquisition of assets or the making of capital expenditures pursuant to the covenant described above under the caption "-- Repurchase at Option of Holders -- Asset Sales;"

          (13) Liens on accounts receivable and related property deemed to arise in connection with any Receivables Facility;

          (14) the interest of a lessor or licensor under an operating lease or license under which Westlake or any of its Restricted Subsidiaries are lessee, sublessee, or licensee, including protective financing statement filings;

          (15) Limited Recourse Stock Pledges;

          (16) Liens encumbering customary initial deposits and margin deposits, netting provisions and setoff rights, in each case securing Indebtedness under Hedging Obligations;

          (17) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

             (A) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

             (B) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount or, if greater, committed amount, of the Permitted Referencing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement; and

          (18) Liens incurred in the ordinary course of business of Westlake or any Restricted Subsidiary of Westlake with respect to obligations that do not exceed $10.0 million at any one time outstanding.

     "Permitted Payments to Parent" means, without duplication as to amounts:

          (1) payments to the Parent to permit the Parent to pay when due, or the incurrence by Westlake or any Restricted Subsidiary of expenses on behalf of Parent with respect to, reasonable accounting, legal and administrative expenses of the Parent, in an aggregate amount not to exceed $1.0 million per annum; and

          (2) for so long as Westlake is a member of a group filing a consolidated or combined tax return with the Parent, payments to the Parent in the amount of the relevant tax (including any penalties and interest) that Westlake would owe if Westlake were filing a separate tax return (or a separate consolidated or combined return with its Subsidiaries that are members of the consolidated or combined group), taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Westlake and such Subsidiaries from other taxable years.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Westlake or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Westlake or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

          (1) the principal amount (or initial accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount outstanding, or in the case of a revolving line of credit, available (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted

     Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes or the related Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes or the related Guarantees, as applicable, on subordination terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by Westlake or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Principals" means T.T. Chao, his descendants, including by adoption, and the spouses of any such individuals.

     "Public Equity Offering" means any underwritten public equity offering of common stock of Westlake yielding gross proceeds to the issuer of at least $25.0 million.

     "Receivables Facilities" means one or more receivables financing facilities or arrangements, as amended from time to time, pursuant to which Westlake or any of its Restricted Subsidiaries sells (including a sale in exchange for a promissory note of or Equity Interest in an Accounts Receivable Subsidiary) its accounts receivable, related assets and the provision of billing, collection and other services in connection therewith, in each case to an Accounts Receivable Subsidiary.

     "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interests issued or sold in connection with, and other fees paid to a Person that is not Westlake or a Restricted Subsidiary in connection with, any Receivables Facility.

     "Related Party" means:

          (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

          (2) any Person, the beneficiaries, stockholders, partners, owners or Persons beneficially holding a 50% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary. Unless the context otherwise requires, each reference to a "Restricted Subsidiary" shall refer to a Subsidiary of Westlake.

     "S&P" means Standard & Poor's Ratings Services.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to July 15, 2007; provided, however, that if the period from the redemption date to July 15, 2007, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

     "Unrestricted Subsidiary" means (i) any Accounts Receivable Subsidiary,
(ii) a Subsidiary holding an interest in Suzhou Huasu Plastics Co. Ltd., (iii) any Subsidiary of an Unrestricted Subsidiary and (iv) any other Subsidiary of Westlake that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such
Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) is not party to any agreement, contract, arrangement or understanding with Westlake or any Restricted Subsidiary of Westlake unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Westlake or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Westlake;

          (3) is a Person with respect to which neither Westlake nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Westlake or any of its Restricted Subsidiaries.

     Any designation of a Subsidiary of Westlake as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary (other than an Accounts Receivable Subsidiary) designated after the date of the indenture would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Westlake as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," Westlake will be in default of such covenant. The Board of Directors of Westlake may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Westlake of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

     "Wholly-Owned" Subsidiary of any specified Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person and one or more Wholly-Owned Subsidiaries of such Person.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     We have based the following discussion on the current provisions of the Internal Revenue Code of 1986, applicable Treasury regulations, judicial authority and administrative rulings. We have not obtained an opinion of counsel and have not sought a ruling from the Internal Revenue Service, and we can give you no assurance that the IRS will agree with the following discussion. Changes in the applicable law may occur that may be retroactive and could affect the tax consequences to you of the receipt of new notes in exchange for old notes in the exchange offer. We do not discuss the effect of special rules such as those that apply to insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations, and a person who is not a citizen or resident of the United States. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF RECEIVING NEW NOTES IN EXCHANGE FOR OLD NOTES IN THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAW.

     We believe that the receipt of new notes in exchange for old notes in the exchange offer should not be treated as an exchange for United States federal income tax purposes because the new notes and the old notes are not materially different in kind or in extent, and as a result on the receipt of new notes in exchange for old notes in the exchange offer you should not recognize gain or loss, your initial tax basis in the new notes should be the same as your adjusted tax basis in the old notes immediately before such exchange, and your holding period for the new notes should include your holding period for the old notes.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for the old notes if:

     -  you acquire the new notes in the ordinary course of your business; and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

     We believe that you may not transfer new notes issued in the exchange offer in exchange for the old notes if you are:

     -  our "affiliate" within the meaning of Rule 405 under the Securities Act;

     -  a broker-dealer that acquired old notes directly from us; or

     - a broker-dealer that acquired old notes as a result of market-making activities or other trading activities, unless you comply with the registration and prospectus delivery provisions of the Securities Act.

     If you wish to exchange your old notes for new notes in the exchange offer, you will be required to make representations to us as described above under "The Exchange Offer -- Procedures for Tendering -- Your Representations to Us" of this prospectus and in the letter of transmittal. In addition, each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until
[          ], 2004, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

     We are entitled under the registration rights agreement to suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

     - the SEC requests an amendment or supplement to this prospectus or the related registration statement or additional information;

     - the SEC issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

     - we receive notification of the suspension of the qualification of the new notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;

     -  the suspension is required by law;

     - the suspension is taken by us in good faith and for valid business reason, including the possible acquisition or divestiture of assets or a material corporate transaction or event; or

     - the happening of any event or the discovery of any fact makes any statement made in this prospectus untrue in any material respect or constitutes an omission to state a material fact in this prospectus.

If we suspend the use of this prospectus, the 180-day period referred to above will be extended by a number of days equal to the period of the suspension.

     We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

     -  in the over-the-counter market;

     -  in negotiated transactions;

     -  through the writing of options on the new notes; or

     -  a combination of those methods of resale.

     The prices at which these sales occur may be at:

     -  market prices prevailing at the time of resale;

     -  prices related to prevailing market prices; or

     -  negotiated prices.

     Any resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of the new notes. Any broker-dealer that resells new notes that were received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any resale of new notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incidental to the exchange offer, including the expenses of one counsel for the holders of old notes, other than commissions and concessions of any brokers or dealers. We also have agreed that we will indemnify specified holders of the new notes, including broker-dealers, against certain liabilities, including liabilities under the Securities Act.

                       TRANSFER RESTRICTIONS ON OLD NOTES

     The old notes were not registered under the Securities Act. Accordingly, we offered and sold the old notes only in private sales exempt from or not subject to the registration requirements of the Securities Act:

     - to "qualified institutional buyers" under Rule 144A under the Securities Act; and

     - outside the United States in compliance with Regulation S under the Securities Act.

You may not offer or sell those old notes in the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from or not subject to the Securities Act registration requirements.

                                 LEGAL MATTERS

     Certain legal matters in connection with the offering of the new notes will be passed upon for us by Baker Botts L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE(S)
                                                              -------
UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets as of September 30, 2003 and
  December 31, 2002.........................................      F-2
Consolidated Statements of Operations and Comprehensive
  Income (Loss) for Nine Months Ended September 30, 2003 and
  2002......................................................      F-3
Consolidated Statements of Cash Flows for Nine Months Ended
  September 30, 2003 and 2002...............................      F-4
Notes to Consolidated Financial Statements..................      F-5
AUDITED CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Auditors..............................     F-20
Consolidated Balance Sheets as of December 31, 2002 and
  2001......................................................     F-21
Consolidated Statements of Operations and Comprehensive
  Income (Loss) for Years Ended December 31, 2002, 2001 and
  2000......................................................     F-22
Consolidated Statements of Changes in Stockholders' Equity
  for Years Ended December 31, 2002, 2001 and 2000..........     F-23
Consolidated Statements of Cash Flows for Years Ended
  December 31, 2002, 2001 and 2000..........................     F-24
Notes to Consolidated Financial Statements..................     F-25
Schedule II -- Valuation and Qualifying Accounts............     F-64

                         WESTLAKE CHEMICAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)


                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
                                                               (IN THOUSANDS OF DOLLARS,
                                                                 EXCEPT SHARE AMOUNTS)
                                          ASSETS
Current assets
  Cash and cash equivalents.................................   $   19,664      $   10,074
  Accounts receivable, net..................................      164,312         123,234
  Inventories, net..........................................      182,383         170,866
  Prepaid expenses and other current assets.................        4,302          14,246
  Deferred income taxes.....................................       17,052          17,052
                                                               ----------      ----------
       Total current assets.................................      387,713         335,472
Property, plant and equipment, net..........................      910,666         935,463
Equity investments..........................................       15,960          14,990
Other assets, net...........................................       43,877          36,128
                                                               ----------      ----------
       Total assets.........................................   $1,358,216      $1,322,053
                                                               ==========      ==========

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................................   $   74,548      $   68,207
  Accrued liabilities.......................................       80,709          66,454
  Current portion of long-term debt.........................        1,453          14,673
                                                               ----------      ----------
       Total current liabilities............................      156,710         149,334
Long-term debt..............................................      509,389         491,677
Deferred income taxes.......................................      133,999         132,782
Other liabilities...........................................       23,418          23,541
                                                               ----------      ----------
       Total liabilities....................................      823,516         797,334
                                                               ----------      ----------
Minority interest...........................................           --          81,294
                                                               ----------      ----------
Stockholders' equity
  Preferred stock, nonvoting, noncumulative, no par value,
     1,000 shares authorized; 890 shares issued and
     outstanding............................................       89,000          89,000
  Common stock, $1 par value, 10,000 shares authorized;
     1,115 shares issued and outstanding....................            1               1
  Additional paid-in capital................................      391,954         304,364
  Retained earnings.........................................       55,863          53,636
  Other comprehensive income
     Minimum pension liability..............................       (2,006)         (2,006)
     Cumulative translation adjustment......................         (112)         (1,570)
                                                               ----------      ----------
       Total stockholders' equity...........................      534,700         443,425
                                                               ----------      ----------
       Total liabilities and stockholders' equity...........   $1,358,216      $1,322,053
                                                               ==========      ==========


  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTLAKE CHEMICAL CORPORATION

                   CONSOLIDATED STATEMENTS OF OPERATIONS AND
                          COMPREHENSIVE INCOME (LOSS)
                                  (UNAUDITED)


                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              -------------------------
                                                                  2003          2002
                                                              ------------   ----------
                                                              (IN THOUSANDS OF DOLLARS)

Net sales...................................................   $1,057,155     $790,611
Cost of sales...............................................      974,391      735,660
                                                               ----------     --------
Gross profit................................................       82,764       54,951
Selling, general and administrative expenses................       43,765       41,473
Impairment of long-lived assets.............................          932           --
                                                               ----------     --------
Income (loss) from operations...............................       38,067       13,478
OTHER INCOME (EXPENSE)
Interest expense............................................      (26,252)     (24,544)
Debt retirement cost........................................      (11,343)          --
Other income, net...........................................        4,602        4,285
                                                               ----------     --------
Income (loss) before income taxes and minority interest.....        5,074       (6,781)
                                                               ----------     --------
PROVISION FOR (BENEFIT FROM) INCOME TAXES
Current.....................................................          573          648
Deferred....................................................        1,217       (3,749)
                                                               ----------     --------
                                                                    1,790       (3,101)
                                                               ----------     --------
Income (loss) before minority interest......................        3,284       (3,680)
Minority interest in the net income (loss) of consolidated
  subsidiary................................................        1,057       (5,710)
                                                               ----------     --------
Net income..................................................        2,227        2,030
OTHER COMPREHENSIVE INCOME (LOSS)
Change in foreign currency translation......................        1,458          156
                                                               ----------     --------
Comprehensive income........................................   $    3,685     $  2,186
                                                               ==========     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTLAKE CHEMICAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                  NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                  2003          2002
                                                              ------------   -----------
                                                              (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................   $   2,227      $  2,030
                                                               ---------      --------
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities
  Depreciation and amortization.............................      64,275        64,315
  Provision for bad debts...................................       2,901         8,003
  Amortization of debt issue costs..........................       2,918         2,028
  Write off debt retirement cost............................       7,343            --
  (Gain) loss from disposition of fixed assets..............      (2,912)        1,932
  Impairment of long-lived assets...........................         932            --
  Deferred income taxes.....................................       1,217        (3,749)
  Minority interest in income (loss)........................       1,057        (5,710)
  Changes in operating assets and liabilities
     Accounts receivable....................................     (28,879)      (33,739)
     Inventories............................................     (11,517)      (24,330)
     Prepaid expenses and other current assets..............       9,944        (1,466)
     Accounts payable.......................................       6,341        15,403
     Accrued liabilities....................................      14,255        (3,499)
     Other, net.............................................     (24,460)      (15,297)
                                                               ---------      --------
       Total adjustments....................................      43,415         3,891
                                                               ---------      --------
       Net cash provided by operating activities............      45,642         5,921
                                                               ---------      --------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment..................     (29,717)      (29,859)
Proceeds from insurance claims..............................       3,350         3,500
                                                               ---------      --------
       Net cash used for investing activities...............     (26,367)      (26,359)
                                                               ---------      --------
CASH FLOWS FROM FINANCING ACTIVITIES
Equity contribution from parent.............................       1,039            --
Repurchase of securitization receivables....................     (15,100)           --
Proceeds from borrowings....................................     723,475        20,494
Repayments of borrowings....................................    (719,099)      (62,933)
                                                               ---------      --------
       Net cash used for financing activities...............      (9,685)      (42,439)
                                                               ---------      --------
Net increase (decrease) in cash and cash equivalents........       9,590       (62,877)
Cash and cash equivalents at beginning of period............      10,074        78,991
                                                               ---------      --------
Cash and cash equivalents at end of period..................   $  19,664      $ 16,114
                                                               =========      ========
Supplemental schedule of noncash investing and financing
  activities:
  Contribution of common stock of GVGP, Inc. and Geismar
     Holdings, Inc..........................................   $   4,200
                                                               =========
  Contribution of common stock of Westlake Olefins
     Corporation............................................   $  82,531
                                                               =========


  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTLAKE CHEMICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)

1.  BASIS OF FINANCIAL STATEMENTS


     The accompanying unaudited consolidated interim financial statements do not include all information and footnotes required for complete financial statements under generally accepted accounting principles in the United States. The financial statements have been prepared in conformity with the accounting principles and practices as disclosed in the financial statements for the years ended December 31, 2002, 2001 and 2000 for Westlake Chemical Corporation (the "Company") presented elsewhere in this prospectus and with the rules and regulations of the Securities and Exchange Commission for interim financial information. In the opinion of the Company's management, the accompanying unaudited interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of the Company's financial position as of September 30, 2003, the results of operations for the nine months ended September 30, 2003 and 2002 and the changes in its cash position for the nine months ended September 30, 2003 and 2002. Results of operations and changes in cash position for the interim periods presented are not necessarily indicative of the results that will be realized for the year ending December 31, 2003 or any other interim period. The financial statements should be read in conjunction with the Company's audited financial statements for the year ended December 31, 2002 and the notes thereto presented elsewhere in this prospectus. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.



2.  RECENT ACCOUNTING PRONOUNCEMENTS



     In August 2002, the FASB issued SFAS 143, Accounting for Obligations Associated with the Retirement of Long-Lived Assets. This statement requires:
(a) an existing legal obligation association with the retirement of a tangible long-lived asset must be recognized as a liability when incurred and the amount of the liability be initially measured at fair value, (b) an entity must recognize subsequent changes in the liability that result from the passage of time and revisions in either the timing or amount of estimated cash flows and
(c) upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. SFAS 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002. As of December 31, 2002, the Company did not have legal or contractual obligations to close any of its facilities. The Company's adoption of SFAS 143 on January 1, 2003 did not have a material impact on its consolidated results of operations, cash flows or financial position.



     In October 2002, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of. SFAS 144 provides that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. The Company's adoption of SFAS 144 on January 1, 2002 did not have a material impact on its consolidated results of operations, cash flows or financial position.



     In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections. SFAS 145 rescinds SFAS 4, Reporting Gains and Losses from Extinguishment of Debt. By rescinding SFAS 4, gains or losses from extinguishment of debt that do not meet the criteria of APB No. 30 should not be reported as an extraordinary item and should be reclassified to income from continuing operations in all periods presented.

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)


APB No. 30 states that extraordinary items are events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. SFAS 145 is effective for fiscal years beginning after May 15, 2002. The Company's adoption of SFAS 145 on January 1, 2003 did not have a material impact on its consolidated results of operations, cash flow or financial position. As discussed in Note 12, the Company completed a refinancing of substantially all of its outstanding long-term debt on July 31, 2003. As a result of the refinancing, the Company recognized $11.3 million in non-operating expense in the third quarter of 2003.



     In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost as defined in EITF Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. Previously issued financial statements shall not be restated upon adoption of SFAS 146. The Company's management believes that this statement will not have a material impact on the Company's consolidated results of operations, cash flows or financial position.



     In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of SFAS 5, Accounting for Contingencies, relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that upon issuance of a guarantee, the entity (i.e., the guarantor) must recognize a liability for the fair value of the obligation it assumes under that guarantee, including the cases in which the entity does not receive separately identifiable consideration (i.e., a premium) for issuing the guarantee. FIN 45 is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with a separately identified premium and guarantees issued without a separately identified premium. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods that end after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor's year-end. In accordance with the provisions of FIN 45, the Company will recognize the fair value of the guarantees issued as modified after December 31, 2002.



     In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46, Consolidation of Variable Interest Entities. This interpretation provides new consolidation accounting guidance for entities involved with SPEs and will replace the guidance provided by EITF Topic D-14. Interpretation 46 does not impact accounting for securitizations transacted through QSPEs. Interpretation 46 will require a primary beneficiary, defined as an entity, that participates in either a majority of the risks or rewards of a SPE, to consolidate the SPE. A SPE would not be subject to this interpretation if the entity has sufficient voting equity capital (presumed to require a minimum of 10%) so that the entity is able to finance its activities without additional subordinated financial support from other parties. The Company does not anticipate that the adoption of this interpretation will have a material impact on its consolidated results of operations, cash flows or financial position.



     In March 2003, the FASB issued SFAS 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)


hedging activities under SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 149 will be effective for contracts entered into, modified or designated as hedges after June 30, 2003. The Company adopted this standard as of July 1, 2003 and does not expect it to have a significant effect on its consolidated results of operations, cash flows or financial position.



     In May 2003, the FASB issued SFAS 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." This statement improves the accounting for certain financial instruments that, under previous guidance, issuers could account for as equity and requires that those instruments be classified as liabilities in statements of financial position. This statement is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS 150 as of July 1, 2003 and it did not have a significant effect on the Company's consolidated results of operations, cash flows or financial position.



3.  ACCOUNTS RECEIVABLE


     Accounts receivable consist of the following:


                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
Accounts receivable -- trade................................    $167,743        $ 51,924
Accounts receivable -- affiliates...........................         853          80,623
Allowance for doubtful accounts.............................      (8,821)        (13,382)
                                                                --------        --------
                                                                 159,775         119,165
Taxes receivable............................................          22           1,235
Accounts receivable -- other................................       4,515           2,834
                                                                --------        --------
                                                                $164,312        $123,234
                                                                ========        ========



     Accounts receivable from affiliates decreased between December 31, 2002 and September 30, 2003 due to termination of the accounts receivable securitization facility in connection with the debt refinancing that the Company completed on July 31, 2003. The debt refinancing is discussed in note 12.



4.  INVENTORIES


     Inventories consist of the following:


                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
Finished product............................................    $113,554        $103,646
Feedstock, additives and chemicals..........................      51,947          49,534
Materials and supplies......................................      25,032          26,428
                                                                --------        --------
                                                                 190,533         179,608
Allowance for inventory obsolescence........................      (8,150)         (8,742)
                                                                --------        --------
Net inventory...............................................    $182,383        $170,866
                                                                ========        ========


     In December 2002, the Company entered into an agreement with an unaffiliated third party to sell 15 million pounds of finished product inventory during 2003 at a fixed price. In accordance with the agreement, the Company will be required to repurchase this inventory throughout 2003 at market prices at

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)


the time of the repurchase after certain agreed upon adjustments. Due to the terms of the agreement, cash received from the sale of the inventory is recorded as a liability, which is adjusted to the market value of the inventory to reflect the repurchase obligations. The Company recognized losses of $1,451 for the nine months ended September 30, 2003 related to this agreement. No gains or losses were recognized in 2002. As of September 30, 2003 and December 31, 2002, the Company had $1,304 and $4,279, respectively, of inventory separately identified and restricted for use in accordance with this agreement.



5.  PROPERTY, PLANT AND EQUIPMENT



     Depreciation expense on property, plant and equipment of $58,564 and $57,571 is included in cost of sales in the consolidated statement of operations for the nine months ended September 30, 2003 and 2002, respectively. The Company recognized a gain from disposition of fixed assets of $2,912 due to $3,350 of insurance proceeds received during the nine months ended September 30, 2003. The Company also recognized a $932 impairment charge related to idled Styrene assets during the same period.



6.  OTHER ASSETS



     Amortization expense on other assets of $8,629 and $8,772 is included in the consolidated statement of operations for the nine months ended September 30, 2003 and 2002, respectively.



7.  DERIVATIVE COMMODITY INSTRUMENTS



     The Company had a net loss of $823 in connection with commodity derivatives and inventory repurchase obligations for the nine months ended September 30, 2003 compared to a net loss of $293 for the nine months ended September 30, 2002. Derivative losses recorded in the third quarter totaled $1,870 and $838, respectively, for 2003 and 2002. Risk management asset balances of $1,567 and $185 were included in "Prepaid expenses and other current assets" and risk management liability balances of $489 and $326 were included in "Accrued liabilities" in the Company's balance sheets as of September 30, 2003 and December 31, 2002, respectively. At September 30, 2003, the fair value of the natural gas futures contracts for 740,000 mmbtu and propane forward contracts for 130,000 barrels were obtained from a third party.



8.  INCOME TAXES



     The Company's effective tax rate was 35.3% in the first nine months of 2003 as compared to 45.7% in the first nine months of 2002. The Company recognized income tax expense of $1,790 for the nine months ended September 30, 2003 as compared to a benefit of $3,101 for the nine months ended September 30, 2002 as a result of positive earnings for the U.S. operations in the first nine months of 2003 as compared to a loss in the first nine months of 2002. The effective tax rate for the nine months ended September 30, 2002 is different from the federal statutory tax rate due primarily to state taxes, tax rates on foreign income and an adjustment of prior period state net operating loss carryforwards.



9.  COMMITMENTS AND CONTINGENCIES


     The Company is involved in various legal proceedings in the ordinary course of business. In management's opinion, none of these proceedings will have a material adverse effect on the Company's financial condition, results of operations and cash flows.

     The Company is subject to environmental laws and regulations that may require it to remove or mitigate the effects of the disposal or release of chemical substances at various sites. Under some of these laws and regulations, a current or previous owner or operator of property may be held liable for the costs

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

of removal or remediation of hazardous substances on, under, or in its property, without regard to whether the owner or operator knew of, or caused the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. As several of the Company's production sites have a history of industrial use, it is impossible to predict precisely what effect these laws and regulations will have on the Company in the future. As is typical for chemical businesses, soil and groundwater contamination has occurred in the past at some of the Company's sites, and might occur or be discovered at other sites in the future. The Company has typically conducted extensive soil and groundwater assessments throughout its operations either prior to acquisitions or associated with subsequent permitting requirements. The Company's investigations have not revealed any contamination caused by its operations that would likely require it to incur material long term remediation efforts and associated liabilities.


     Lake Charles. In the fall of 2000, the Company determined that it was not in compliance with certain Clean Air Act regulations governing emissions of benzene from its two ethylene plants in Lake Charles. The Company voluntarily reported this discovery to the Louisiana Department of Environmental Quality, or LDEQ, and began negotiations to resolve the matter. The Company subsequently expanded the scope of its settlement discussions to include other environmental non-compliance matters at all of its plants in Lake Charles. The Company entered into a settlement agreement with the LDEQ in the fourth quarter of 2003 requiring it to pay $815 in penalties, which have been paid, and to perform specified beneficial environmental projects that will cost approximately $4,400. A majority of these expenditures are capital in nature and have already been made.



     Calvert City. In connection with the Company's acquisition of the manufacturing complex in Calvert City from Goodrich Corporation ("Goodrich") in 1990 and 1997, Goodrich agreed to indemnify the Company for any liabilities related to pre-existing contamination at the site. Contamination at the Calvert City facilities is currently being investigated and remediated by PolyOne, an entity spun off from Goodrich in 1993 that assumed remediation and indemnification obligations for the site. For the past three years, PolyOne has suggested that the Company's actions after its acquisition of the complex have contributed to or otherwise exacerbated the contamination at the site. The Company has denied those allegations and has retained technical experts to evaluate its position. Goodrich has also asserted similar claims. In addition, Goodrich has asserted that the Company is responsible for a portion of the ongoing costs of treating contaminated groundwater being pumped from beneath the site and has withheld payment for a portion of the costs that the Company incurs to operate Goodrich's pollution control equipment located on the Company's property. The Company met with Goodrich representatives in July and August of 2003 to discuss Goodrich's assertions. In October 2003, the Company filed suit against Goodrich for unpaid invoices related to the groundwater treatment, which totaled approximately $500 as of October 31, 2003.


     In March and June 2002, the EPA's National Enforcement Investigation Center, or NEIC, conducted an environmental investigation of the Company's manufacturing complex in Calvert City. In May 2003, the Company received a report prepared by NEIC summarizing the results of that investigation. Among other things, the NEIC concluded that the requirements of several regulatory provisions had not been met. The Company has begun to analyze the NEIC report and has identified areas where the Company believes that erroneous factual or legal conclusions, or both, may have been drawn by NEIC. The Company has met with the EPA and plans additional meetings with the EPA to review its conclusions. Nevertheless, it is likely that penalties will be imposed or that expenditures for installation of environmental controls will be required, or both, by either the EPA or the Kentucky Department of Environmental Protection as a result of this investigation. At this time, the Company is unable to estimate the amount of penalties or expenditures that may be required.

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

     Geismar. In 2003, the Company acquired portions of an idled chemical complex in Geismar, Louisiana that were previously owned and operated by Borden Chemicals, Inc. and Borden Chemicals and Plastics Operating Limited Partnership, or BCP. In 1998, BCP entered into a consent decree with the U.S. Environmental Protection Agency and the LDEQ to investigate and remediate contaminated soil and groundwater at the site. As a part of BCP's bankruptcy reorganization, Borden Chemicals assumed BCP's obligations under the 1998 consent decree in a separate settlement agreement with the EPA and the LDEQ. Early in 2002, the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, was amended to create a new defense against liability for purchasers of contaminated property. The Company believes that it meets the criteria set forth in the statute to take advantage of the "bona fide purchaser" defense with respect to pre-existing contamination as long as, among other things, the Company does not release hazardous substances at the site that create a material effect and the Company cooperates with Borden Chemicals as it performs its remediation obligations at the site. In August 2003, the LDEQ notified the Company that it will first look to Borden Chemicals to address cleanup responsibilities for existing contamination on the property the Company acquired.

     It is the Company's policy to comply with all environmental, health and safety requirements and to provide safe and environmentally sound workplaces for its employees. In some cases, compliance can be achieved only by incurring capital expenditures, and the Company is faced with instances of non-compliance from time to time.

     It is difficult to estimate the future costs of environmental protection and remediation because of many uncertainties, including uncertainties about the status of laws, regulations and information related to individual locations and sites and the Company's ability to rely on third parties to carry out such remediation. Subject to the foregoing, but taking into consideration the Company's experience regarding environmental matters of a similar nature and facts currently known, the Company believes that capital expenditures and remedial actions to comply with existing laws governing environmental protection will not have a material adverse effect on the Company's business and financial results.


     In connection with the purchase of the Calvert City facilities in 1997, the Company acquired 10 barges that it uses to transport chemicals on the Mississippi, Ohio and Illinois Rivers. In April 1999, the U.S. Coast Guard issued a forfeiture order permanently barring the use of the barges in coastwise trade due to an alleged violation of a federal statute regarding the citizenship of the purchaser. The Company appealed the forfeiture order with the Coast Guard and, in June 1999, the Company filed suit in the U.S. Court of Appeals for the D.C. Circuit seeking a stay of the order pending resolution of the Coast Guard appeal. The D.C. Circuit granted the stay and the Company is able to use the barges pending resolution of its appeal with the Coast Guard. On October 30, 2003, the Coast Guard issued notice that it would not change its regulations. As a result, the Company is now seeking legislative relief through a private bill from the U.S. Congress, and the Coast Guard has stated that it will not oppose such efforts. The D.C. Circuit is holding further proceedings in abeyance pending the outcome of those efforts. The Company does not believe that the ultimate outcome of this matter will have a material adverse effect on its business, although there can be no assurance in this regard.



     In March 2002, the Company was awarded $16,300, plus legal fees and costs, by the U.S. District Court of the Western District of Louisiana, resulting from the Company's counterclaim in the Taita Chemical Company, LTD ("Taita") vs. Westlake Styrene Corporation ("WSC") lawsuit. The suit was brought by Taita in 1997 to recoup alleged overpayments relative to a styrene purchase agreement between Taita and WSC. The case is currently on appeal and a decision is expected in the fourth quarter of 2003. No gain or loss was recognized as of September 30, 2003 or December 31, 2002.


     The Company has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business. Such commitments are at prices not in excess of market prices. Certain

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

feedstock purchase commitments require taking delivery of minimum volumes at market-determined prices.


10.  SEGMENT INFORMATION


     The Company operates in two principal business segments: Olefins and Vinyls. These segments are strategic business units that offer a variety of different products. The Company manages each segment separately as each business requires different technology and marketing strategies.


                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                 2003        2002
                                                              ----------   --------
SALES TO EXTERNAL CUSTOMERS
Olefins.....................................................  $  652,482   $430,781
Vinyls......................................................     404,673    359,830
                                                              ----------   --------
                                                              $1,057,155   $790,611
                                                              ==========   ========
INTERSEGMENT SALES
Olefins.....................................................  $   24,245   $ 22,168
Vinyls......................................................         616        374
                                                              ----------   --------
                                                              $   24,861   $ 22,542
                                                              ==========   ========
INCOME (LOSS) FROM OPERATIONS
Olefins.....................................................  $   32,844   $  6,500
Vinyls......................................................       9,473     10,905
Corporate and other.........................................      (4,250)    (3,927)
                                                              ----------   --------
                                                              $   38,067   $ 13,478
                                                              ==========   ========
CAPITAL EXPENDITURES
Olefins.....................................................  $   16,828   $ 16,364
Vinyls......................................................      12,789     13,371
Corporate and other.........................................         100        124
                                                              ----------   --------
                                                              $   29,717   $ 29,859
                                                              ==========   ========



                                                              SEPTEMBER 30,   DECEMBER 31,
                                                                  2003            2002
                                                              -------------   ------------
ASSETS
Olefins.....................................................   $  904,117      $  903,569
Vinyls......................................................      374,062         350,684
Corporate and other.........................................       80,037          67,800
                                                               ----------      ----------
                                                               $1,358,216      $1,322,053
                                                               ==========      ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

     A reconciliation of total segment income (loss) from operations to consolidated income (loss) before taxes is as follows:


                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                2003       2002
                                                              --------   --------
Income (loss) from operations for reportable segments.......  $ 38,067   $ 13,478
Interest expense............................................   (26,252)   (24,544)
Debt retirement cost........................................   (11,343)        --
Other income, net...........................................     4,602      4,285
                                                              --------   --------
Income (loss) before taxes..................................  $  5,074   $ (6,781)
                                                              ========   ========



11.  STOCKHOLDERS' EQUITY



     In April 2003, the Company's parent contributed the stock of Geismar Holdings, Inc. and GVGP, Inc. to the Company. These entities are the partners of Geismar Vinyls Company LP (GVC). GVC's assets, which consist of a vinyls facility in Geismar, Louisiana, were purchased by the parent company in December 2002 for $5.0 million in cash. In addition, a percentage of earnings during the first two years of operations, not to exceed $4.0 million, is to be paid by the Company. The contribution was recognized on the Company's balance sheet as an increase to additional paid in capital. As of September 30, 2003, the financial statements of GVC are consolidated in the accompanying financial statements. Although the Geismar facility was idle as of the date of its acquisition by the parent company and remains idle, the Company is planning to start up a portion of the facility in the fourth quarter of 2003 to produce ethylene dichloride. The Company plans to operate the remainder of the facility when market conditions support utilization of the additional capacity.



     On August 1, 2003, the Company received a capital contribution from its parent company consisting of 20% of common stock of Westlake Olefins Corporation ("WOC"). As a result of this contribution, the Company now owns 100% of WOC. This contribution eliminated the minority interest balance of $82.4 million as of August 1, 2003 (the effective date of the contribution). This contribution was recognized as an increase in additional paid-in capital of the Company.



12.  DEBT REFINANCING


     On July 31, 2003, the Company completed a refinancing of substantially all of its outstanding long-term debt. The Company used net proceeds from the refinancing of approximately $507.4 million to:


     - repay in full all outstanding amounts under its then-existing revolving credit facility, term loan and 9.5% Series A and Series B notes, including accrued and unpaid interest, fees and a $4.0 million make-whole premium to the noteholders; and


     - provide $2.4 million in cash collateral for outstanding letter of credit obligations of $2.2 million.


     In conjunction with the refinancing, the Company terminated its accounts receivable securitization facility by repurchasing all accounts receivable previously sold to its unconsolidated accounts receivables securitization subsidiary. The net accounts receivable repurchased in the nine months ended September 30, 2003 totaled $15.1 million. No gain or loss was recognized as a result of the accounts receivable repurchase. The Company also obtained a $12.4 million letter of credit to secure its obligations under a letter of credit reimbursement agreement related to outstanding tax-exempt revenue bonds in the amount of $10.9 million. As a result of the refinancing, the Company recognized $11.3 million in non-operating

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

expense in the third quarter of 2003 consisting of the $4.0 million make-whole premium and a write-off of $7.3 million in previously capitalized debt issuance expenses.

     The refinancing consisted of:

     - $380.0 million in aggregate principal amount of privately placed 8 3/4% senior notes due 2011;

     -  $120.0 million senior secured term loan due in 2010; and

     - $21.0 million in borrowings under a new $200.0 million senior secured working capital revolving credit facility due in 2007.


The Company incurred approximately $13.7 million in costs associated with the refinancing that will be capitalized and amortized over the term of the new debt.



     The 8 3/4% senior notes are unsecured. There is no sinking fund and no scheduled amortization of the notes prior to maturity. The notes are subject to redemption, and holders may require the Company to repurchase the notes upon a change of control. All domestic restricted subsidiaries are guarantors of the senior notes. See Note 14.



     The term loan bears interest at either LIBOR plus 3.75% or prime rate plus 2.75%. Quarterly principal payments of $0.3 million are due on the term loan beginning on September 30, 2003, with the balance due in four equal quarterly installments in the seventh year of the loan. Mandatory prepayments are due on the term loan with the proceeds of asset sales and casualty events subject, in some instances, to reinvestment provisions. The term loan also requires prepayment with 50% of excess cash flow as determined under the term loan agreement. The term loan is secured by the Company's Lake Charles and Calvert City facilities and some related intangible assets.



     The revolving credit facility bears interest at either LIBOR plus 2.25% or prime rate plus 0.25%, subject to a grid pricing adjustment based on a fixed charge coverage ratio after the first year and subject to a 0.5% unused line fee. The revolving credit facility is also subject to a termination fee if terminated during the first two years. The revolving credit facility is secured by accounts receivable and contract rights, inventory, chattel paper, instruments, documents, deposit accounts and related intangible assets. The revolving credit facility matures in 2007.



     The agreements governing the 8 3/4% senior notes, the new term loan and the revolving credit facility each contain customary representations, conditions and events of default. Accordingly, these agreements impose significant operating and financial restrictions on the Company. These restrictions, among other things, provide limitations on incurrence of additional indebtedness, the payment of dividends, significant investments and sale of assets. These limitations are subject to a number of important qualifications and exceptions. None of the agreements require the Company to maintain specified financial ratios, except that the Company's new revolving credit facility requires the Company to maintain a minimum fixed charge coverage ratio when availability falls below a specified minimum level.



13.  SUBSEQUENT EVENT



     In October 2003, the Company reached a settlement with a software vendor and received $3,162 in connection with the settlement, which will be recorded as income in the fourth quarter of 2003.



14.  GUARANTOR DISCLOSURES


     The Company's payment obligations under its 8 3/4% senior notes are fully and unconditionally guaranteed by each of its current and future domestic restricted subsidiaries (the "Guarantor Subsidiaries"). These guarantees are the joint and several obligations of the Guarantor Subsidiaries. The

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)


following unaudited condensed consolidating financial information presents the financial condition, results of operations and cash flows of Westlake Chemical Corporation, the Guarantor Subsidiaries and the remaining subsidiaries that do not guarantee the notes (the "Non-Guarantor Subsidiaries"), together with consolidating adjustments necessary to present the Company's results on a consolidated basis. The 20% minority interest in WOC was contributed to Westlake Chemical Corporation by its parent as of August 1, 2003. WOC is included with the Guarantor Subsidiaries in the following financial information.



     CONDENSED CONSOLIDATING FINANCIAL INFORMATION AS OF SEPTEMBER 30, 2003



                                 WESTLAKE
                                 CHEMICAL      GUARANTOR     NON-GUARANTOR
BALANCE SHEET                   CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
-------------                   -----------   ------------   -------------   ------------   ------------
Current assets
  Cash and cash equivalents...  $   13,186     $    1,084       $ 5,394      $        --     $   19,664
  Accounts receivable, net....     423,874        162,234         7,483         (429,279)       164,312
  Inventories, net............          --        177,446         4,937               --        182,383
  Prepaid expenses and other
     current assets...........         224          3,989            89               --          4,302
  Deferred income taxes.......      17,052             --            --               --         17,052
                                ----------     ----------       -------      -----------     ----------
     Total current assets.....     454,336        344,753        17,903         (429,279)       387,713
Property, plant and equipment,
  net.........................          --        905,575         5,091               --        910,666
Equity investment.............     732,954             --        15,960         (732,954)        15,960
Other assets, net.............     164,394         20,757         7,899         (149,173)        43,877
                                ----------     ----------       -------      -----------     ----------
     Total assets.............  $1,351,684     $1,271,085       $46,853      $(1,311,406)    $1,358,216
                                ==========     ==========       =======      ===========     ==========
Current liabilities
  Accounts payable............  $    7,792     $   66,258       $   498      $        --     $   74,548
  Accrued liabilities.........      15,369         60,197         5,143               --         80,709
  Current portion of long-term
     debt.....................       1,200             --           253               --          1,453
                                ----------     ----------       -------      -----------     ----------
     Total current
       liabilities............      24,361        126,455         5,894               --        156,710
Long-term debt................     498,500        589,351            (8)        (578,454)       509,389
Deferred income taxes.........     133,999             --            --               --        133,999
Other liabilities.............       1,905         21,513            --               --         23,418
Stockholders' equity..........     692,919        533,766        40,967         (732,952)       534,700
                                ----------     ----------       -------      -----------     ----------
     Total liabilities and
       stockholders' equity...  $1,351,684     $1,271,085       $46,853      $(1,311,406)    $1,358,216
                                ==========     ==========       =======      ===========     ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

     CONDENSED CONSOLIDATING FINANCIAL INFORMATION AS OF DECEMBER 31, 2002

                                 WESTLAKE
                                 CHEMICAL      GUARANTOR     NON-GUARANTOR
BALANCE SHEET                   CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
-------------                   -----------   ------------   -------------   ------------   ------------
Current assets
  Cash and cash equivalents...  $    6,900     $      424       $ 2,750      $        --     $   10,074
  Accounts receivable, net....     470,267        136,945         6,582         (490,560)       123,234
  Inventories, net............          --        167,310         3,556               --        170,866
  Prepaid expenses and other
     current assets...........         412         13,707           127               --         14,246
  Deferred income taxes.......      17,052             --            --               --         17,052
                                ----------     ----------       -------      -----------     ----------
     Total current assets.....     494,631        318,386        13,015         (490,560)       335,472
Property, plant and equipment,
  net.........................          --        930,140         5,323               --        935,463
Equity investment.............     728,047             --        14,990         (728,047)        14,990
Other assets, net.............     154,067         16,005         8,103         (142,047)        36,128
                                ----------     ----------       -------      -----------     ----------
     Total assets.............  $1,376,745     $1,264,531       $41,431      $(1,360,654)    $1,322,053
                                ==========     ==========       =======      ===========     ==========
Current liabilities
  Accounts payable............  $       --     $   67,894       $   313      $        --     $   68,207
  Accrued liabilities.........      19,398         43,805         3,251               --         66,454
  Current portion of long-term
     debt.....................      14,673             --            --               --         14,673
                                ----------     ----------       -------      -----------     ----------
     Total current
       liabilities............      34,071        111,699         3,564               --        149,334
Long-term debt................     480,535        643,506           245         (632,609)       491,677
Deferred income taxes.........     132,782             --            --               --        132,782
Other liabilities.............       2,049         21,492            --               --         23,541
Minority interest.............          --         81,294            --               --         81,294
Stockholders' equity..........     727,308        406,540        37,622         (728,045)       443,425
                                ----------     ----------       -------      -----------     ----------
     Total liabilities and
       stockholders' equity...  $1,376,745     $1,264,531       $41,431      $(1,360,654)    $1,322,053
                                ==========     ==========       =======      ===========     ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)


    CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2003



                                   WESTLAKE
                                   CHEMICAL      GUARANTOR     NON-GUARANTOR
STATEMENT OF OPERATIONS           CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
-----------------------           -----------   ------------   -------------   ------------   ------------
Net sales.......................   $     --      $1,041,341       $20,512        $ (4,698)     $1,057,155
Cost of sales...................         --         961,872        17,217          (4,698)        974,391
                                   --------      ----------       -------        --------      ----------
Gross profit....................         --          79,469         3,295              --          82,764
Selling, general and
  administrative expenses.......      4,108          38,037         1,620              --          43,765
Impairment of long-lived
  assets........................         --             932            --              --             932
                                   --------      ----------       -------        --------      ----------
Income (loss) from operations...     (4,108)         40,500         1,675              --          38,067
OTHER INCOME (EXPENSE)
Interest expense................    (26,165)        (15,989)           (5)         15,907         (26,252)
Other income (expense), net.....      4,550           3,826           790         (15,907)         (6,741)
                                   --------      ----------       -------        --------      ----------
Income (loss) before income
  taxes and minority interest...    (25,723)         28,337         2,460              --           5,074
Provision for (benefit from)
  income taxes..................     (9,075)         10,293           572              --           1,790
                                   --------      ----------       -------        --------      ----------
Income (loss) before minority
  interest......................    (16,648)         18,044         1,888              --           3,284
Minority interest in the net
  income (loss) of consolidated
  subsidiary....................         --           1,057            --              --           1,057
                                   --------      ----------       -------        --------      ----------
Net income (loss)...............   $(16,648)     $   16,987       $ 1,888        $     --      $    2,227
                                   ========      ==========       =======        ========      ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)


    CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2002



                                    WESTLAKE
                                    CHEMICAL      GUARANTOR     NON-GUARANTOR
STATEMENT OF OPERATIONS            CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
-----------------------            -----------   ------------   -------------   ------------   ------------
Net sales........................   $     --       $776,357        $18,067        $(3,813)       $790,611
Cost of sales....................         --        724,673         14,800         (3,813)        735,660
                                    --------       --------        -------        -------        --------
Gross Profit.....................         --         51,684          3,267             --          54,951
Selling, general and
  administrative expenses........      3,861         36,109          1,503             --          41,473
                                    --------       --------        -------        -------        --------
Income (loss) from operations....     (3,861)        15,575          1,764             --          13,478
OTHER INCOME (EXPENSE)
Interest expense.................    (24,406)        (8,797)           (65)         8,724         (24,544)
Other income (expense), net......     14,798         (2,406)           617         (8,724)          4,285
                                    --------       --------        -------        -------        --------
Income (loss) before income taxes
  and minority interest..........    (13,469)         4,372          2,316             --          (6,781)
Provision for (benefit from)
  income taxes...................     (6,159)         2,246            812             --          (3,101)
                                    --------       --------        -------        -------        --------
Income (loss) before minority
  interest.......................     (7,310)         2,126          1,504             --          (3,680)
Minority interest in the net
  income (loss) of consolidated
  subsidiary.....................         --         (5,710)            --             --          (5,710)
                                    --------       --------        -------        -------        --------
Net income (loss)................   $ (7,310)      $  7,836        $ 1,504        $    --        $  2,030
                                    ========       ========        =======        =======        ========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)


    CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2003



                                    WESTLAKE
                                    CHEMICAL      GUARANTOR     NON-GUARANTOR
STATEMENT OF CASH FLOWS            CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
-----------------------            -----------   ------------   -------------   ------------   ------------
Net income (loss)................   $ (16,648)     $ 16,987        $1,888           $ --        $   2,227
Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities
  Depreciation and
     amortization................       2,918        62,586         1,689             --           67,193
  Provision for bad debts........          --         2,901            --             --            2,901
  (Gain) loss from disposition of
     fixed assets................          --        (2,912)           --             --           (2,912)
  Impairment of long-lived
     assets......................          --           932            --             --              932
  Deferred income taxes..........      (9,075)       10,292            --             --            1,217
  Minority interest in income
     (loss)......................          --         1,057            --             --            1,057
Net changes in working capital
  and other......................      39,815       (66,563)         (225)            --          (26,973)
                                    ---------      --------        ------           ----        ---------
  Net cash provided by (used for)
     operating activities........      17,010        25,280         3,352             --           45,642
                                    ---------      --------        ------           ----        ---------
Additions to property, plant and
  equipment......................          --       (29,009)         (708)            --          (29,717)
Proceeds from insurance claims...          --         3,350            --             --            3,350
                                    ---------      --------        ------           ----        ---------
  Net cash used for investing
     activities..................          --       (25,659)         (708)            --          (26,367)
                                    ---------      --------        ------           ----        ---------
Equity contribution from
  parent.........................          --         1,039            --             --            1,039
Repurchase of securitization
  receivables....................     (15,100)           --            --             --          (15,100)
Proceeds from borrowings.........     723,475            --            --             --          723,475
Repayments of borrowings.........    (719,099)           --            --             --         (719,099)
                                    ---------      --------        ------           ----        ---------
  Net cash provided by (used for)
     financing activities........     (10,724)        1,039            --             --           (9,685)
                                    ---------      --------        ------           ----        ---------
Net increase (decrease) in cash
  and cash equivalents...........       6,286           660         2,644             --            9,590
Cash and cash equivalents at
  beginning of period............       6,900           424         2,750             --           10,074
                                    ---------      --------        ------           ----        ---------
Cash and cash equivalents at end
  of period......................   $  13,186      $  1,084        $5,394           $ --        $  19,664
                                    =========      ========        ======           ====        =========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)


    CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR THE NINE MONTHS ENDED
                               SEPTEMBER 30, 2002



                                    WESTLAKE
                                    CHEMICAL      GUARANTOR     NON-GUARANTOR
STATEMENT OF CASH FLOWS            CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
-----------------------            -----------   ------------   -------------   ------------   ------------
Net income (loss)................   $ (7,310)      $  7,836        $ 1,504         $  --         $  2,030
Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities
  Depreciation and
     amortization................      1,411         62,903          2,029            --           66,343
  Provision for bad debts........         --          8,003             --            --            8,003
  (Gain) loss from disposition of
     fixed assets................         --          1,932             --            --            1,932
  Impairment of long-lived
     assets......................         --             --             --            --               --
  Deferred income taxes..........     (6,159)         2,410             --            --           (3,749)
  Minority interest in income
     (loss)......................         --         (5,710)            --            --           (5,710)
Net changes in working capital
  and other......................     (7,233)       (52,396)        (3,299)           --          (62,928)
                                    --------       --------        -------         -----         --------
     Net cash provided by (used
       for) operating
       activities................    (19,291)        24,978            234            --            5,921
                                    --------       --------        -------         -----         --------
Additions to property, plant and
  equipment......................         --        (28,679)        (1,180)           --          (29,859)
Proceeds from insurance claims...         --          3,500             --            --            3,500
                                    --------       --------        -------         -----         --------
     Net cash used for investing
       activities................         --        (25,179)        (1,180)           --          (26,359)
                                    --------       --------        -------         -----         --------
Proceeds from borrowings.........     20,494             --             --            --           20,494
Repayments of borrowings.........    (62,933)            --             --            --          (62,933)
                                    --------       --------        -------         -----         --------
     Net cash used for financing
       activities................    (42,439)            --             --            --          (42,439)
                                    --------       --------        -------         -----         --------
Net increase (decrease) in cash
  and cash equivalents...........    (61,730)          (201)          (946)           --          (62,877)
Cash and cash equivalents at
  beginning of period............     75,820            202          2,969            --           78,991
                                    --------       --------        -------         -----         --------
Cash and cash equivalents at end
  of period......................   $ 14,090       $      1        $ 2,023         $  --         $ 16,114
                                    ========       ========        =======         =====         ========

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholders of Westlake Chemical Corporation


     In our opinion, the consolidated financial statements listed in the index appearing on page F-1 present fairly, in all material respects, the financial position of Westlake Chemical Corporation and its subsidiaries (the "Company") at December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing on page F-1 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and the financial statement schedule are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


                                          PRICEWATERHOUSECOOPERS LLP

Houston, Texas
March 24, 2003, except for
   Notes 17 and 18, which are as of June 23, 2003, and
   Note 19, which is as of September 19, 2003

                         WESTLAKE CHEMICAL CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 2002          2001
                                                              -----------   -----------
                                                              (IN THOUSANDS OF DOLLARS,
                                                                EXCEPT SHARE AMOUNTS)
                                        ASSETS
Current assets
  Cash and cash equivalents.................................  $   10,074    $   78,991
  Accounts receivable, net..................................     123,234        81,419
  Inventories, net..........................................     170,866       128,227
  Prepaid expenses and other current assets.................      14,246         2,413
  Deferred income taxes.....................................      17,052        12,296
                                                              ----------    ----------
       Total current assets.................................     335,472       303,346
Property, plant and equipment, net..........................     935,463       978,525
Equity investment...........................................      14,990        14,883
Other assets, net...........................................      36,128        32,398
                                                              ----------    ----------
       Total assets.........................................  $1,322,053    $1,329,152
                                                              ==========    ==========

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable..........................................  $   68,207    $   53,731
  Accrued liabilities.......................................      66,454        67,483
  Current portion of long-term debt.........................      14,673        13,043
                                                              ----------    ----------
       Total current liabilities............................     149,334       134,257
Long-term debt..............................................     491,677       498,596
Deferred income taxes.......................................     132,782       135,965
Other liabilities...........................................      23,541        25,040
                                                              ----------    ----------
       Total liabilities....................................     797,334       793,858
                                                              ----------    ----------
Minority interest...........................................      81,294        89,359
                                                              ----------    ----------
Stockholders' equity
  Preferred stock, nonvoting, noncumulative, no par value,
     1,000 shares authorized; 890 shares issued and
     outstanding............................................      89,000        89,000
  Common stock, $1 par value, 10,000 shares authorized;
     1,115 shares issued and outstanding....................           1             1
  Additional paid-in capital................................     304,364       304,364
  Retained earnings.........................................      53,636        54,975
  Minimum pension liability.................................      (2,006)         (671)
  Cumulative foreign currency translation...................      (1,570)       (1,734)
                                                              ----------    ----------
       Total stockholders' equity...........................     443,425       445,935
                                                              ----------    ----------
       Total liabilities and stockholders' equity...........  $1,322,053    $1,329,152
                                                              ==========    ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTLAKE CHEMICAL CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                        AND COMPREHENSIVE INCOME (LOSS)

                                                                 YEAR ENDED DECEMBER 31,
                                                           ------------------------------------
                                                              2002         2001         2000
                                                           ----------   ----------   ----------
                                                                (IN THOUSANDS OF DOLLARS)
Net sales................................................  $1,072,627   $1,087,033   $1,391,363
Cost of sales............................................   1,002,092    1,121,759    1,198,700
                                                           ----------   ----------   ----------
                                                               70,535      (34,726)     192,663
Selling, general and administrative expenses.............      58,783       53,203       61,855
Impairment of long-lived assets..........................       2,239        7,677       10,777
                                                           ----------   ----------   ----------
Income (loss) from operations............................       9,513      (95,606)     120,031
OTHER INCOME (EXPENSE)
Interest expense.........................................     (32,907)     (31,892)     (31,957)
Other income, net........................................       6,784        8,895        1,685
                                                           ----------   ----------   ----------
Income (loss) before income taxes........................     (16,610)    (118,603)      89,759
                                                           ----------   ----------   ----------
PROVISION FOR (BENEFIT FROM) INCOME TAXES
Current..................................................         733          426        3,316
Deferred.................................................      (7,939)     (45,681)      27,391
                                                           ----------   ----------   ----------
                                                               (7,206)     (45,255)      30,707
                                                           ----------   ----------   ----------
Income (loss) before minority interest...................      (9,404)     (73,348)      59,052
Minority interest in the net income (loss) of
  consolidated subsidiary................................      (8,065)      (8,473)       5,357
                                                           ----------   ----------   ----------
Net income (loss)........................................      (1,339)     (64,875)      53,695
OTHER COMPREHENSIVE INCOME (LOSS)
Change in foreign currency translation...................         164         (794)        (630)
Change in minimum pension liability......................      (1,335)        (671)          --
                                                           ----------   ----------   ----------
Comprehensive income (loss)..............................  $   (2,510)  $  (66,340)  $   53,065
                                                           ==========   ==========   ==========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTLAKE CHEMICAL CORPORATION

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                            ACCUMULATED OTHER
                                                                                           COMPREHENSIVE LOSS
                                                                                         -----------------------
                                               COMMON STOCK                                          CUMULATIVE
                                            ------------------   ADDITIONAL               MINIMUM      FOREIGN
                                PREFERRED   NUMBER OF             PAID-IN     RETAINED    PENSION     CURRENCY
                                  STOCK      SHARES     AMOUNT    CAPITAL     EARNINGS   LIABILITY   TRANSLATION    TOTAL
                                ---------   ---------   ------   ----------   --------   ---------   -----------   --------
                                                         (IN THOUSANDS OF DOLLARS, EXCEPT SHARES)
BALANCES AT DECEMBER 31,
  1999........................   $89,000      1,115      $ 1      $261,177    $ 83,155    $    --      $  (310)    $433,023
Net income....................        --         --       --            --      53,695         --           --       53,695
Dividends paid to Parent......        --         --       --            --     (17,000)        --           --      (17,000)
Contribution of Westlake
  Styrene Corporation
  shares......................        --         --       --        43,187          --         --           --       43,187
Other comprehensive income
  Change in cumulative foreign
    currency translation......        --         --       --            --          --         --         (630)        (630)
                                 -------      -----      ---      --------    --------    -------      -------     --------
BALANCES AT DECEMBER 31,
  2000........................    89,000      1,115        1       304,364     119,850         --         (940)     512,275
Net loss......................        --         --       --            --     (64,875)        --           --      (64,875)
Dividends paid to Parent......        --         --       --       (87,000)         --         --           --      (87,000)
Capital contribution from
  Parent......................        --         --       --        87,000          --         --           --       87,000
Other comprehensive income
  Minimum pension liability...        --         --       --            --          --       (671)          --         (671)
  Change in cumulative foreign
    currency translation......        --         --       --            --          --         --         (794)        (794)
                                 -------      -----      ---      --------    --------    -------      -------     --------
BALANCES AT DECEMBER 31,
  2001........................    89,000      1,115        1       304,364      54,975       (671)      (1,734)     445,935
Net loss......................        --         --       --            --      (1,339)        --           --       (1,339)
Other comprehensive income
  Minimum pension liability...        --         --       --            --          --     (1,335)          --       (1,335)
  Change in cumulative foreign
    currency translation......        --         --       --            --          --         --          164          164
                                 -------      -----      ---      --------    --------    -------      -------     --------
BALANCES AT DECEMBER 31,
  2002........................   $89,000      1,115      $ 1      $304,364    $ 53,636    $(2,006)     $(1,570)    $443,425
                                 =======      =====      ===      ========    ========    =======      =======     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTLAKE CHEMICAL CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                            ---------------------------------
                                                              2002        2001        2000
                                                            ---------   ---------   ---------
                                                                (IN THOUSANDS OF DOLLARS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).........................................  $  (1,339)  $ (64,875)  $  53,695
                                                            ---------   ---------   ---------
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities
  Depreciation and amortization...........................     86,467      81,853      79,164
  Provision for bad debts.................................     10,379       3,817       1,300
  Amortization of debt issue costs........................      3,135       1,454       1,999
  Gain from disposition of fixed assets...................     (2,259)         --          --
  Impairment of long-lived assets.........................      2,239       7,677      10,777
  Deferred income taxes...................................     (7,939)    (45,681)     27,391
  Minority interest in income (loss)......................     (8,065)     (8,473)      5,357
  Changes in operating assets and liabilities
     Accounts receivable..................................    (52,194)     29,651     (12,342)
     Inventories..........................................    (42,639)     77,007     (21,610)
     Prepaid expenses and other current assets............    (11,833)        490          --
     Accounts payable.....................................     14,476     (29,916)      5,115
     Accrued liabilities..................................     (1,029)    (15,011)     25,164
     Other, net...........................................    (19,075)     (9,508)     (3,678)
                                                            ---------   ---------   ---------
       Total adjustments..................................    (28,337)     93,360     118,637
                                                            ---------   ---------   ---------
       Net cash provided by (used for) operating
          activities......................................    (29,676)     28,485     172,332
                                                            ---------   ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment................    (38,587)    (76,500)    (78,893)
Proceeds from insurance claims............................      4,901          --          --
Acquisition of business operations........................         --          --      (8,800)
                                                            ---------   ---------   ---------
       Net cash used for investing activities.............    (33,686)    (76,500)    (87,693)
                                                            ---------   ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from borrowings..................................    113,890     226,000      52,000
Repayments of borrowings..................................   (119,445)   (107,250)   (120,000)
Capital contribution from parent..........................         --      87,000          --
Dividends paid to parent..................................         --     (87,000)    (17,000)
                                                            ---------   ---------   ---------
       Net cash provided by (used for) financing
          activities......................................     (5,555)    118,750     (85,000)
                                                            ---------   ---------   ---------
Net increase (decrease) in cash and cash equivalents......    (68,917)     70,735        (361)
Cash and cash equivalents at beginning of year............     78,991       8,256       8,617
                                                            ---------   ---------   ---------
Cash and cash equivalents at end of year..................  $  10,074   $  78,991   $   8,256
                                                            =========   =========   =========
SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid.............................................  $  31,344   $  38,529   $  30,339
Income taxes paid.........................................         95       2,723      17,766
NONCASH TRANSACTIONS
Interest added to the principal...........................        266          --          --
Contribution of Westlake Styrene Corporation shares.......         --          --      43,187

  The accompanying notes are an integral part of these consolidated financial statements.

                         WESTLAKE CHEMICAL CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  DESCRIPTION OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Westlake Chemical Corporation ("WCC") was incorporated in 1991 in the state of Delaware to own certain chemical operations and to facilitate financing transactions for the related companies. WCC is a wholly owned subsidiary of Westlake Polymer and Petrochemical, Inc. ("WPPI"), which in turn is a wholly owned subsidiary of Gulf Polymer and Petrochemical, Inc. ("GPPI"). WCC and its subsidiaries are collectively referred to as the "Company."

     The Company operates as an integrated petrochemical manufacturer and plastics fabricator. The Company's customers range from large chemical processors and plastic fabricators to small construction contractors, municipalities and supply warehouses primarily throughout North America. The petrochemical industry is subject to price fluctuations and volatile feedstock pricing typical of a commodity-based industry, which may not be rapidly passed to all customers.

  PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of the Company and subsidiaries in which the Company directly or indirectly owns more than a 50% voting interest. Investments in entities in which the Company has a significant ownership interest, generally 20% to 50%, and in entities in which the Company has greater than 50% ownership, but due to contractual agreement or otherwise does not exercise control, are accounted for using the equity method. Intercompany balances and transactions are eliminated. Minority interest represents 20% ownership by an affiliate of one of the Company's subsidiaries.

  CASH AND CASH EQUIVALENTS

     Cash equivalents consist of highly liquid investments that are readily convertible into cash and have a maturity of three months or less at the date of acquisition.

  INVENTORIES

     Inventories primarily include product, material and supplies. Inventories are stated at lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is carried at cost, net of accumulated depreciation. Cost includes expenditures for improvements and betterments which extend the useful lives of the assets and interest capitalized on significant capital projects. Capitalized interest was $398 and $1,607 in 2002 and 2001, respectively. No interest was capitalized in 2000. Repair and maintenance costs are charged to operations as incurred. Depreciation is provided by utilizing the straight-line method over the estimated useful lives of the assets as follows:

CLASSIFICATION                                                YEARS
--------------                                                -----
Buildings and improvements..................................    25
Plant and equipment.........................................    25
Other.......................................................   3-7

  IMPAIRMENT OF LONG-LIVED ASSETS

     The Company reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net undiscounted cash

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

flows expected to be generated by the asset. Assets are considered to be impaired if the carrying amount of an asset exceeds the future undiscounted cash flows. The impairment recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or estimated fair value less costs to sell. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which superseded SFAS 121. Adoption of SFAS 144 did not have material effect on the consolidated results of operations, cash flows or financial position of the Company.

  IMPAIRMENT OF INTANGIBLE ASSETS

     Effective January 1, 2002, the Company adopted SFAS 142, Goodwill and Other Intangible Assets. In accordance with this statement, goodwill and indefinite-lived intangible assets are no longer amortized, but are tested for impairment at least annually. Other intangible assets with finite lives are amortized, over their estimated useful life and reviewed for impairment in accordance with the provisions of SFAS 144. The Company has no reported goodwill at December 31, 2002 and 2001. Adoption of SFAS 142 did not have material effect on consolidated results of operations, cash flows or financial position of the Company.

  TURNAROUND COSTS

     Turnaround costs are deferred at the time of the turnaround and amortized (within depreciation and amortization) on a straight-line basis until the next planned turnaround. Deferred turnaround costs are presented as a component of other assets.

  EXCHANGES

     The Company enters into inventory exchange transactions with third parties, which involve fungible commodities. These exchanges are settled in like-kind quantities and are valued at lower of cost or market. Cost is determined using the FIFO method. As of December 31, 2002 and 2001, the net exchange balance payable of $2,197 and $14,547, respectively, are included in accrued liabilities.

  INCOME TAXES

     The Company utilizes the liability method of accounting for income taxes. Under the liability method, deferred tax assets or liabilities are recorded based upon temporary differences between the tax basis of assets and liabilities and their carrying values for financial reporting purposes. Deferred tax expense or benefit is the result of changes in the deferred tax assets and liabilities during the period. Valuation allowances are recorded against deferred tax assets when it is considered more likely than not that the deferred tax assets will not be realized.

     The Company, except for a foreign subsidiary, is included in the consolidated tax return of GPPI. The provision for income taxes has been computed on a separate company basis.

  FOREIGN CURRENCY TRANSLATION

     Assets and liabilities of foreign subsidiaries are translated to U.S. dollars at the exchange rate as of the end of the year. Statement of operations items are translated at the average exchange rate for the year. The resulting translation adjustment is recorded as a separate component of stockholders' equity.

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentration of risk consist principally of trade receivables from customers engaged in manufacturing polyethylene products, polyvinyl chloride products and utilizing polyvinyl chloride pipe. The Company performs periodic credit evaluations of the customers' financial condition and generally does not require collateral. The Company maintains reserves for potential losses.

  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts reported in the balance sheet for cash and cash equivalents, receivables, and accounts payable approximate their fair value due to the short maturities of these instruments. The fair value of the Company's debt as of December 31, 2002 and 2001 approximates its carrying value because the interest rates on the borrowings as of December 31, 2002 and 2001 approximate the market rates for similar borrowing capacities available at the market and due to recent changes in the terms of the Company borrowings in 2002. The net fair value of derivative instruments as of December 31, 2002 and 2001 was $141 and $0, respectively. The fair value of derivative financial instruments is estimated using current market quotes.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

  REVENUE RECOGNITION

     Revenues associated with sales of chemical products are recorded when title passes to the customer upon delivery under executed customer purchase orders or contracts. Title generally passes to customers when goods are shipped to the customers. For export contracts, the title passes to customers at the time specified by each contract. Provisions for discounts, rebates and returns are provided for in the same period as the related sales are recorded.

  PRICE RISK MANAGEMENT

     Commencing January 1, 2001, the Company adopted SFAS 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS 138. SFAS 133 requires that the Company recognizes all derivative instruments on the balance sheet at fair value, and changes in the derivative's fair value must be currently recognized in earnings or comprehensive income, depending on the designation of the derivative. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in earnings. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative is recorded in comprehensive income and is recognized in the income statement when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in earnings currently.

     The Company does not enter into derivative instruments for trading purposes; however, the Company utilizes commodity price swaps to reduce price risks by entering into price swaps with counterparties and by purchasing or selling futures on established exchanges. The Company takes both fixed and variable positions, depending upon anticipated future physical purchases and sales of these commodities. Open

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

positions are accounted for as hedges with gains or losses deferred until corresponding physical transactions occur or until corresponding positions expire or close. The fair value of the natural gas futures and propane swap contracts was obtained from a third party.

                                                                 DECEMBER 31,
                                                      -----------------------------------
                                                            2002               2001
                                                      ----------------   ----------------
                                                      CARRYING   FAIR    CARRYING   FAIR
                                                       VALUE     VALUE    VALUE     VALUE
                                                      --------   -----   --------   -----
Natural gas futures contracts.......................   $(326)    $(326)    $--       $--
Propane swap contracts..............................     185       185      --        --

     During 2002, due to the short-term nature of the commitments and associated derivative instruments, the Company did not designate any of its derivative instruments as hedges under the provisions of SFAS 133. As such, gains and losses from changes in the fair value of all the derivative instruments used in 2002 were included in earnings.

  ENVIRONMENTAL COSTS

     Environmental costs relating to current operations are expensed or capitalized, as appropriate, depending on whether such costs provide future economic benefits. Remediation liabilities are recognized when the costs are considered probable and can be reasonably estimated. Measurement of liabilities is based on currently enacted laws and regulations, existing technology and undiscounted site-specific costs. Environmental liabilities in connection with properties that are sold or closed are realized upon such sale or closure, to the extent they are probable and estimable and not previously reserved. In assessing environmental liabilities, no set-off is made for potential insurance recoveries. Recognition of any joint and several liabilities is based upon the Company's best estimate of its final pro rata share of the liability.

  TRANSFERS OF FINANCIAL ASSETS

     The Company accounts for the transfers of financial assets, including transfers to a qualified special purpose entity ("QSPE"), in accordance with SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125. In accordance with SFAS 140, the Company recognizes transfers of financial assets as sales provided that control has been relinquished. Control is deemed to be relinquished only when all of the following conditions have been met: (i) the assets have been isolated from the transferor, even in bankruptcy or other receivership (true sale opinions are required); (ii) the transferee has the right to pledge or exchange the assets received and (iii) the transferor has not maintained effective control over the transferred assets (e.g., a unilateral ability to repurchase a unique or specific asset).

     The Company is also required to follow the accounting guidance under SFAS 140 and Emerging Issues Task Force ("EITF") Topic No. D-14, Transactions Involving Special-Purpose Entities, to determine whether or not a special purpose entity ("SPE") is required to be consolidated.

     The Company's transfer of financial assets relate to securitization transactions with a special purpose entity meeting the SFAS 140 definition of a QSPE. A QSPE can generally be described as an entity with significantly limited powers which are intended to limit it to passively holding financial assets and distributing cash flows based upon pre-set terms. Based upon the guidance in SFAS 140, the Company is not required to and does not consolidate such QSPE. Rather, the Company accounts for its involvement with QSPEs under a financial components approach in which the Company recognizes only its retained interest in assets transferred to the QSPE. The Company accounts for such retained interests at fair value with changes in fair value reported in earnings.

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

     In January 2003, the Financial Accounting Standards Board ("FASB") issued Interpretation No. 46, Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51 ("FIN 46"). FIN 46 provides new consolidation accounting guidance for entities involved with special purpose entities and will replace guidance provided by EITF Topic No. D-14. This guidance does not impact the accounting for securitizations transacted through QSPEs. FIN 46 will require a primary beneficiary, defined as an entity, which participates in either a majority of the risks or rewards of such special purpose entity, to consolidate the SPE. An SPE would not be subject to this interpretation if such entity has sufficient voting equity capital (presumed to require a minimum of 10 percent), such that the entity is able to finance its activities without additional subordinated financial support from other parties. While the Company has not yet completed its analysis of the impact of the new interpretation, the Company does not anticipate that the adoption of this interpretation will have a material impact to the Company's consolidated results of operations, cash flows or financial position.

  OTHER

     Amortization of debt issue costs is computed on a basis which approximates the interest method over the term of the related debt. Certain other assets (Note 6) are amortized over periods ranging from 3 to 15 years using the straight-line method.

  RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform to current year presentation.

  RECENT ACCOUNTING PRONOUNCEMENTS

     In August 2002, the FASB issued SFAS 143, Accounting for Obligations Associated with the Retirement of Long-Lived Assets. This statement requires the following: (a) an existing legal obligation association with the retirement of a tangible long-lived asset must be recognized as a liability when incurred and the amount of the liability be initially measured at fair value, (b) an entity must recognize subsequent changes in the liability that result from the passage of time and revisions in either the timing or amount of estimated cash flows and
(c) upon initially recognizing a liability for an asset retirement obligation, an entity must capitalize the cost by recognizing an increase in the carrying amount of the related long-lived asset. SFAS 143 will be effective for financial statements issued for fiscal years beginning after June 15, 2002. As of December 31, 2002, the Company does not have legal or contractual obligations to close any of its facilities. The Company's adoption of SFAS 143 on January 1, 2003 did not have a material impact on consolidated results of operations, cash flows or financial position of the Company.

     In October 2002, the FASB issued SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This statement supersedes SFAS 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. SFAS 144 provides that long-lived assets that are to be disposed of by sale be measured at the lower of book value or fair value less cost to sell. The provisions of SFAS 144 are effective for fiscal years beginning after December 15, 2001. The Company's adoption of SFAS 144 on January 1, 2002 did not have a material impact on consolidated results of operations, cash flows or financial position of the Company.

     In April 2002, the FASB issued SFAS 145, Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections. SFAS 145 rescinds SFAS 4, Reporting Gains and Losses from Extinguishment of Debt. By rescinding SFAS 4, gains or losses from extinguishment of debt that do not meet the criteria of APB No. 30 should not be reported as an extraordinary item and should be reclassified to income from continuing operations in all periods presented.

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

APB No. 30 states that extraordinary items are events and transactions that are distinguished by their unusual nature and by the infrequency of their occurrence. SFAS 145 is effective for fiscal years beginning after May 15, 2002. The Company's adoption of SFAS 145 on January 1, 2003 did not have a material impact on consolidated results of operations, cash flow or financial position of the Company.

     In June 2002, the FASB issued SFAS 146, Accounting for Costs Associated with Exit or Disposal Activities. SFAS 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS 146 requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred. Under EITF Issue 94-3, a liability for an exit cost as defined in EITF Issue 94-3 was recognized at the date of an entity's commitment to an exit plan. The provisions of SFAS 146 are effective for exit or disposal activities initiated after December 31, 2002, with early application encouraged. Previously issued financial statements shall not be restated upon adoption of SFAS 146. Management believes that this statement will not have a material impact on the Company's consolidated results of operations, cash flow or financial position.

     In November 2002, the FASB issued FASB Interpretation No. 45 ("FIN 45"), Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, an interpretation of FASB Statements No. 5, 57, and 107 and Rescission of FASB Interpretation No. 34. FIN 45 clarifies the requirements of SFAS 5, Accounting for Contingencies, relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. FIN 45 requires that upon issuance of a guarantee, the entity (i.e., the guarantor) must recognize a liability for the fair value of the obligation it assumes under that guarantee, including the cases in which the entity does not receive separately identifiable consideration (i.e., a premium) for issuing the guarantee. FIN 45 is intended to improve the comparability of financial reporting by requiring identical accounting for guarantees issued with a separately identified premium and guarantees issued without a separately identified premium. The disclosure provisions of FIN 45 are effective for financial statements of interim or annual periods that end after December 15, 2002. However, the provisions for initial recognition and measurement are effective on a prospective basis for guarantees that are issued or modified after December 31, 2002, irrespective of a guarantor's year end. In accordance with the provisions of FIN 45, the Company will recognize the fair value of the guarantees issued as modified after December 31, 2002.

2.  ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following at December 31, 2002 and 2001:

                                                                2002      2001
                                                              --------   -------
Accounts receivable -- trade................................  $ 51,924   $39,428
Accounts receivable -- affiliates...........................    80,623    37,324
Allowance for doubtful accounts.............................   (13,382)   (4,913)
                                                              --------   -------
                                                               119,165    71,839
Taxes receivable............................................     1,235     3,295
Accounts receivable -- other................................     2,834     6,285
                                                              --------   -------
                                                              $123,234   $81,419
                                                              ========   =======

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

3.  WESTLAKE AR CORPORATION

     In August 1997, the Company established Westlake AR Corporation ("WARC"), an unconsolidated subsidiary and QSPE. WARC's activities are legally limited to purchasing WCC's accounts receivable, selling undivided ownership interests in the accounts receivable and collecting and distributing proceeds related to the receivables.

     In October 1997, the Company entered into a Receivable Transfer Agreement to sell accounts receivable to WARC, which, under a separate agreement, agreed to sell up to $49,500 of revolving undivided ownership interests in those accounts receivable to an unrelated financial institution (the "receivable securitization"). As a result of certain WCC's subsidiaries merging into Delaware limited liability partnerships, an amended and restated Receivable Transfer Agreement was executed on February 12, 2001. As of December 31, 2002 and 2001, the undivided ownership interest in the receivables was $15,100 and $38,000, respectively. As a result of the reduction of the undivided ownership interest in its receivable, in 2001, WCC contributed $11,900 of cash to WARC. At December 31, 2002 and 2001, accounts receivables amounting to $91,059 and $67,406, respectively, had been sold under this agreement. These sales were reflected as reduction of trade accounts receivable. The Company retains beneficial interest to those receivables. The fair value of the beneficial interests approximates the carrying value of the receivables. The amount of receivables sold fluctuates based upon the availability of the receivable and is directly affected by changing business volume and credit risks. The Company guarantees certain amounts due by WARC under its agreement with the financial institution. The carrying amount of the Company's exposure related to guarantees for WARC loan were $15,100 and $38,000 as of December 31, 2002 and 2001, respectively.

     WCC sells receivables to WARC at a discount of approximately 2% and receives certain servicing fees from WARC. During the years ended December 31, 2002, 2001 and 2000, WCC recognized discount expense of $5,632, $7,480 and $12,788, respectively, and servicing fees of $6,724, $6,251 and $8,659, respectively, within other income, net in the statement of operations.

     In addition to purchasing receivables from WCC and utilizing WCC to service and collect its receivables, as well as fund the expenditures, WARC has an agreement with WCC whereby WARC's cash balance in excess of $250 is swept nightly into an account controlled by WCC. At December 31, 2002, the receivable from WARC, net of payable to WARC, was $25,456. At December 31, 2001, the payable to WARC, net of receivable from WARC, was $29,259. These amounts were included in receivables from affiliates on the balance sheet.

4.  INVENTORIES

     Inventories consist of the following at December 31, 2002 and 2001:

                                                                2002       2001
                                                              --------   --------
Finished product............................................  $103,646   $ 76,281
Feedstock, additives and chemicals..........................    49,534     34,427
Materials and supplies......................................    26,428     26,841
                                                              --------   --------
                                                               179,608    137,549
Allowance for inventory obsolescence........................    (8,742)    (9,322)
                                                              --------   --------
Net inventory...............................................  $170,866   $128,227
                                                              ========   ========

     In December 2002, the Company entered into an agreement to sell 15 million pounds of finished product inventory during 2003 at a fixed price. In accordance with the agreement, the Company will be

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

required to repurchase this inventory during 2003 at market prices at the time of repurchase after certain agreed upon adjustments. Due to the terms of the agreement, cash received from the sale of the inventory will be recorded as a liability, which will be adjusted to market value of the inventory to reflect repurchase obligations. As of December 31, 2002, the Company had $4,279 inventory separately identified and restricted for use in accordance with this agreement.

5.  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following at December 31, 2002 and 2001:

                                                                 2002         2001
                                                              ----------   ----------
Land........................................................  $   11,050   $   10,918
Buildings and improvements..................................      71,568       71,443
Plant and equipment.........................................   1,337,675    1,262,898
Other.......................................................      76,223       71,270
                                                              ----------   ----------
                                                               1,496,516    1,416,529
Less: Accumulated depreciation..............................    (579,978)    (514,229)
                                                              ----------   ----------
                                                                 916,538      902,300
Construction in progress....................................      18,925       76,225
                                                              ----------   ----------
                                                              $  935,463   $  978,525
                                                              ==========   ==========

     Depreciation expense on plant and equipment of $78,249 and $77,186 is included in cost of sales in the consolidated statement of operations in 2002 and 2001, respectively.

     During the fourth quarter of 2002, the Company announced plans to address the changing market conditions impacting the polyethylene pipe business and recognized an asset impairment charge of $1,783 to reflect the property and equipment associated with this business at its estimated fair value. The carrying amount of such assets was reduced to $497 as of December 31, 2002.

     On December 31, 2002 and 2001, the Company recognized a write-down of plant and equipment amounting to $2,239 and $7,677, respectively. Additionally, the Company recognized a write-down of plant and equipment of $10,777 the year ended December 31, 2000. The write-downs have been reflected in the consolidated statement of operations. The write-downs represent the amount necessary to adjust the carrying value of certain plant and equipment to its net realizable value.

     Property, plant and equipment includes nonoperating assets of $4,061 and $4,080 at December 31, 2002 and 2001, respectively.

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

6.  OTHER ASSETS

     Other assets consist of the following at December 31, 2002 and 2001:

                                                                2002       2001
                                                              --------   --------
Technology licenses.........................................  $ 10,541   $ 10,541
Debt issuance costs.........................................    21,141      9,817
Note receivable from affiliate..............................     9,253      9,253
Turnaround cost.............................................    16,229     13,048
Other.......................................................    10,493     11,015
                                                              --------   --------
                                                                67,657     53,674
Less: Accumulated amortization..............................   (31,529)   (21,276)
                                                              --------   --------
                                                              $ 36,128   $ 32,398
                                                              ========   ========

     Amortization expense on other assets of $11,353, $6,121 and $8,926 is included in the consolidated statement of operations in 2002, 2001 and 2000, respectively.

7.  LONG-TERM DEBT

     Indebtedness consists of the following at December 31, 2002 and 2001:

                                                                2002       2001
                                                              --------   --------
Revolving lines of credit -- maximum aggregate availability
  of $291,610 and $300,000 in 2002 and 2001.................  $172,500   $165,000
Term loan...................................................   113,957    120,000
Series A notes, interest at 9.50% and 8.51% in 2002 and
  2001......................................................    58,750     63,750
Series B notes, interest at 9.50% and 7.51% in 2002 and
  2001......................................................   150,000    150,000
Loan related to tax-exempt revenue bonds....................    10,889     10,889
Other.......................................................       254      2,000
                                                              --------   --------
                                                               506,350    511,639
Less: Current portion of long-term debt.....................   (14,673)   (13,043)
                                                              --------   --------
                                                              $491,677   $498,596
                                                              ========   ========

     The Company entered into a $300,000 revolving credit facility in 1996 with a syndicate of banks. As discussed below, the agreement was amended in June 2002. Prior to the amendment, at the Company's option, interest with respect to this revolving credit agreement accrued at a rate equal to the adjusted Eurodollar rate, or the higher of the adjusted federal funds rate or adjusted prime rate, as defined, and was payable at the end of each interest period or quarterly. The weighted-average interest rate as of December 31, 2002 and 2001, was 5.44% and 4.44%, respectively.

     In March 1998, the Company entered into a $150,000 term loan with a group of banks. As discussed below, the agreement was amended in June 2002. Prior to the amendment, at the Company's option, interest on the debt accrued at the adjusted Eurodollar rate or at a rate equal to the higher of the adjusted federal funds rate or prime rate, as defined, and was payable at the end of each interest period or quarterly. The outstanding term loan as of December 31, 2002 and 2001 was $113,957 and $120,000, respectively. The weighted-average interest rate as of December 31, 2002 and 2001 was 5.62% and 4.73%, respectively.

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

     In December 1997, the Company entered into a loan agreement with a public trust established for public purposes for the benefit of Parish of Calcasieu, Louisiana. The public trust issued $10,889 in tax-exempt waste disposal revenue bonds (revenue bonds) in order to finance the Company's construction of waste disposal facilities for its new ethylene plant. The revenue bonds expire in December 2027 and are subject to redemption and mandatory tender for purchase prior to maturity under certain conditions. Interest on the revenue bonds accrues at a rate determined by a remarketing agent and is payable quarterly. The interest rate on the revenue bonds at December 31, 2002 and 2001 was 1.7% and 1.6%, respectively. In conjunction with the loan agreement, the Company entered into a letter of credit reimbursement agreement and obtained a letter of credit from a bank in the amount of $11,268. The letter of credit will expire in March 2005.

     In 1994, the Company issued $85,000 of senior notes. In accordance with the original terms the senior notes were due in four equal annual installments beginning February 14, 2001, to a group of private investors. Interest accrued at the fixed rate of 8.51%. Interest is payable semi-annually.

     The Company issued $150,000 of senior notes to a group of private investors in 1995. Interest accrued at the fixed rate of 7.51%. Interest is payable semi-annually. In accordance with the original terms, principal was due in six equal semiannual payments beginning November 30, 2004.

     Both issuances of WCC senior notes, the revolving credit facility and the term loan are guaranteed by each of the Company's consolidated restricted subsidiaries, as defined (Note 8). The senior notes require the Company to pay the investors the difference between the stated rate and reinvestment rate, as defined, if the notes are prepaid. The indebtedness also contains certain restrictive covenants which, among other things, provide limitations on the incurrence of additional indebtedness, the payment of dividends and the sale of assets, and require the Company to maintain certain financial ratios and minimum net worth.

     Since June 29, 2001, the Company obtained a series of waivers for noncompliance with certain of the covenants related to its $300,000 revolving credit facility, $150,000 term loan, $11,268 letter of credit reimbursement agreement, 7.51% senior note agreement and the 8.51% senior note agreement. As part of the waiver agreement, the Company agreed with the lenders to pay interest monthly, and postponed the $10,000 principal repayment on the term loan originally due September 30, 2001, the $10,000 term loan principal repayment originally due December 31, 2001, the $20,000 term loan principal repayment originally due March 31, 2002, and the $21,250 8.51% note principal repayment originally due February 14, 2002. On June 26, 2002, the Company and the lenders under these agreements formalized new amended and restated agreements. The new amendments result in the Company providing security in most of its assets to its lenders, with a relaxation of financial covenants and an increase in interest rates and limitations on capital spending. As part of and through the date of the new amendments, the Company obtained waivers of all known covenant noncompliance with the previous agreements.

     The amended revolver is divided into three tranches: a $7,274 Tranche A1 priced at prime plus 2.25%, a $126,114 Tranche A2 priced at LIBOR plus 3.25% or prime plus 2.25%, and a $158,223 Tranche B priced at LIBOR plus 3.25% plus 0.5% utilization fee or prime plus 2.25% plus 0.5% utilization fee. Amounts drawn are attributed first to Tranche B to the extent of its availability, then to Tranche A2 and then to Tranche A1. The amended term loan of $113,957 is priced at LIBOR plus 3.75% or prime plus 2.75%. Both the 7.51% and 8.51% notes are repriced to 9.50% with interest payable quarterly. All of the loan agreements were amended to mature on March 31, 2005. As of December 31, 2002, the balance outstanding for Tranches A1, A2 and B were $0, $16,485 and $156,015, respectively.

     On June 26, 2002, at the closing of the amendment, the Company paid retroactive interest to July 1, 2001 of $5,116, fees of $9,574 and accrued interest of $1,775. Costs paid to the creditors at closing and fees paid to third parties in connection with the amendment of $9,377 were capitalized and are amortized

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

over the term of the amended agreements. The Company also paid at closing a total of $20,000 consisting of a permanent pay down of $8,390 on the revolver, principal repayment of $6,043 on its term loan, principal repayment of $5,000 on its 8.51% notes, and deposited $567 into a restrictive cash account as collateral against the letter of credit reimbursement agreement.

     Other than as discussed in the previous paragraph, there was no other principal amortization in 2002. The amortization in 2003 through 2005 will be used to pay down, on a pro rata basis, the revolving credit facility, the term loan and the new 9.5% notes and to cash collateralize the letter of credit reimbursement agreement. In addition, starting in 2003, excess cash flow as defined in the loan agreements will also be used to pay down the revolving credit facility, the term loan and the 9.5% notes and to cash collateralize the letter of credit reimbursement agreement on a pro rata basis.

     The quarterly payments to be made in relation to the new 9.5% Series A and B notes, revolving credit facility and term loan are as follows:


September 30, 2003..........................................          $  4,891
December 31, 2003...........................................             9,782
March 31, 2004..............................................            29,347
June 30, 2004...............................................            29,347
September 30, 2004..........................................            34,238
December 31, 2004...........................................            39,129
March 31, 2005..............................................           348,727

     The weighted average interest rate on the borrowings at December 31, 2002 and 2001 was 7.07% and 6.28%, respectively.

     In March 2000, a subsidiary of the Company entered into a $2,000 term loan with a related party. Interest on the debt accrues at prime rate and is payable at maturity. The loan maturity has been extended to August 2004, and the loan amount paid down to $254.

     The aggregate maturities of long-term debt are as follows:


2003........................................................          $ 14,673
2004........................................................           132,061
2005........................................................           348,727
2006........................................................                --
Thereafter..................................................            10,889
                                                                      --------
                                                                      $506,350
                                                                      ========

     The Company will have aggregate scheduled interest payments for the new 9.5% Series A and Series B notes as follows:


2003........................................................           $19,781
2004........................................................            17,361
2005........................................................             3,445
                                                                       -------
                                                                       $40,587
                                                                       =======

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

8.  SUPPLEMENTAL GUARANTOR INFORMATION

     Under the terms of the indebtedness described in Note 7, all subsidiaries of the Company that are not unrestricted entities are guarantors, jointly and severally, of the revolving credit facility, term loan agreement and senior notes. Westlake International Investments Corporation is the only unrestricted subsidiary of the Company. See Note 19 for guarantor disclosures related to the refinancing completed on July 31, 2003. The following condensed consolidated financial information presents supplemental information for the restricted entities (which include the parent company) and the unrestricted entity as of December 31, 2002 and 2001.

     CONDENSED CONSOLIDATING FINANCIAL INFORMATION AS OF DECEMBER 31, 2002

                                                                                       CONSOLIDATED
                                                           RESTRICTED   UNRESTRICTED     WESTLAKE
                                                            ENTITIES       ENTITY        CHEMICAL
                                                           ----------   ------------   ------------
BALANCE SHEET
Total current assets.....................................  $  335,428     $    44       $  335,472
Property, plant and equipment, net.......................     935,463          --          935,463
Equity investment........................................          --      14,990           14,990
Other assets.............................................      28,377       7,751           36,128
                                                           ----------     -------       ----------
          Total assets...................................  $1,299,268     $22,785       $1,322,053
                                                           ==========     =======       ==========
Current portion of long term debt........................  $   14,673     $    --       $   14,673
Other current liabilities................................     134,661          --          134,661
Long term debt...........................................     491,424         253          491,677
Deferred income taxes....................................     132,782          --          132,782
Other liabilities........................................      23,541          --           23,541
Minority interest........................................      81,294          --           81,294
Stockholder's equity.....................................     420,893      22,532          443,425
                                                           ----------     -------       ----------
          Total liabilities and stockholder's equity.....  $1,299,268     $22,785       $1,322,053
                                                           ==========     =======       ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

 CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31,
                                      2002

                                                                                       CONSOLIDATED
                                                           RESTRICTED   UNRESTRICTED     WESTLAKE
                                                            ENTITIES       ENTITY        CHEMICAL
                                                           ----------   ------------   ------------
STATEMENT OF OPERATIONS
Net sales................................................  $1,072,627     $    --       $1,072,627
Cost of sales............................................   1,002,092          --        1,002,092
Selling, general and administrative expenses.............      58,783          --           58,783
Impairment of long-lived assets..........................       2,239          --            2,239
                                                           ----------     -------       ----------
Income from operations...................................       9,513          --            9,513
OTHER INCOME (EXPENSE)
Interest expense.........................................     (32,806)       (101)         (32,907)
Other income (expense), net..............................       4,738       2,046            6,784
                                                           ----------     -------       ----------
Income (loss) before income taxes........................     (18,555)      1,945          (16,610)
Provision for income taxes...............................      (7,206)         --           (7,206)
                                                           ----------     -------       ----------
Income (loss) before minority interest...................     (11,349)      1,945           (9,404)
Minority interest in the net income of consolidated
  subsidiary.............................................      (8,065)         --           (8,065)
                                                           ----------     -------       ----------
Net income (loss)........................................      (3,284)      1,945           (1,339)
Retained earnings, December 31, 2001.....................      54,584         391           54,975
                                                           ----------     -------       ----------
Retained earnings, December 31, 2002.....................  $   51,300     $ 2,336       $   53,636
                                                           ==========     =======       ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

 CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31,
                                      2002

                                                                                       CONSOLIDATED
                                                           RESTRICTED   UNRESTRICTED     WESTLAKE
                                                            ENTITIES       ENTITY        CHEMICAL
                                                           ----------   ------------   ------------
STATEMENT OF CASH FLOWS
Net income (loss)........................................  $   (3,284)    $ 1,945       $   (1,339)
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED
  BY OPERATING ACTIVITIES
Depreciation and amortization............................      89,488         114           89,602
Net changes in working capital and other.................    (117,937)         (2)        (117,939)
                                                           ----------     -------       ----------
          Net cash provided (used) by operating
            activities...................................     (31,733)      2,057          (29,676)
                                                           ----------     -------       ----------
(Additions) to property, plant and equipment.............     (38,587)         --          (38,587)
Proceeds from insurance claims...........................       4,901          --            4,901
                                                           ----------     -------       ----------
          Net cash used in investing activities..........     (33,686)         --          (33,686)
                                                           ----------     -------       ----------
Proceeds from borrowings.................................     113,890          --          113,890
Repayments of borrowings.................................    (117,432)     (2,013)        (119,445)
                                                           ----------     -------       ----------
          Net cash used in financing activities..........      (3,542)     (2,013)          (5,555)
                                                           ----------     -------       ----------
Net increase (decrease) in cash and cash equivalents.....     (68,961)         44          (68,917)
Cash and cash equivalents at beginning of year...........      78,991          --           78,991
                                                           ----------     -------       ----------
Cash and cash equivalents at end of year.................  $   10,030     $    44       $   10,074
                                                           ==========     =======       ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

     CONDENSED CONSOLIDATING FINANCIAL INFORMATION AS OF DECEMBER 31, 2001

                                                                                       CONSOLIDATED
                                                           RESTRICTED   UNRESTRICTED     WESTLAKE
                                                            ENTITIES       ENTITY        CHEMICAL
                                                           ----------   ------------   ------------
BALANCE SHEET
Total current assets.....................................  $  303,346     $    --       $  303,346
Property, plant and equipment, net.......................     978,525          --          978,525
Equity investment........................................          --      14,883           14,883
Other assets.............................................      24,533       7,865           32,398
                                                           ----------     -------       ----------
          Total assets...................................  $1,306,404     $22,748       $1,329,152
                                                           ==========     =======       ==========
Current portion of long term debt........................  $   11,043     $ 2,000       $   13,043
Other current liabilities................................     121,214          --          121,214
Long term debt...........................................     498,596          --          498,596
Deferred income taxes....................................     135,965          --          135,965
Other liabilities........................................      25,040          --           25,040
Minority interest........................................      89,359          --           89,359
Stockholder's equity.....................................     425,187      20,748          445,935
                                                           ----------     -------       ----------
          Total liabilities and stockholder's equity.....  $1,306,404     $22,748       $1,329,152
                                                           ==========     =======       ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

 CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31,
                                      2001

                                                                                       CONSOLIDATED
                                                           RESTRICTED   UNRESTRICTED     WESTLAKE
                                                            ENTITIES       ENTITY        CHEMICAL
                                                           ----------   ------------   ------------
STATEMENT OF OPERATIONS
Net sales................................................  $1,087,033     $    --       $1,087,033
Cost of sales............................................   1,121,759          --        1,121,759
Selling, general and administrative expenses.............      53,203          --           53,203
Write down of impaired assets............................       7,677          --            7,677
                                                           ----------     -------       ----------
Loss from operations.....................................     (95,606)         --          (95,606)
OTHER INCOME (EXPENSE)
Interest expense.........................................     (31,892)         --          (31,892)
Other income (expense), net..............................       7,949         946            8,895
                                                           ----------     -------       ----------
Income (loss) before income taxes........................    (119,549)        946         (118,603)
(Benefit from) provision for income taxes................     (45,255)         --          (45,255)
                                                           ----------     -------       ----------
Income before minority interest..........................     (74,294)        946          (73,348)
Minority interest in the net income of consolidated
  subsidiary.............................................      (8,473)         --           (8,473)
                                                           ----------     -------       ----------
Net income...............................................     (65,821)        946          (64,875)
Retained earnings, December 31, 2000.....................     120,405        (555)         119,850
                                                           ----------     -------       ----------
Retained earnings, December 31, 2001.....................  $   54,584     $   391       $   54,975
                                                           ==========     =======       ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

 CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31,
                                      2001

                                                                                       CONSOLIDATED
                                                           RESTRICTED   UNRESTRICTED     WESTLAKE
                                                            ENTITIES       ENTITY        CHEMICAL
                                                           ----------   ------------   ------------
STATEMENT OF CASH FLOWS
Net income...............................................  $  (65,821)    $   946       $  (64,875)
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED
  BY OPERATING ACTIVITIES
Depreciation and amortization............................      83,115         192           83,307
Net changes in working capital and other.................      11,191      (1,138)          10,053
                                                           ----------     -------       ----------
          Net cash provided (used) by operating
            activities...................................      28,485          --           28,485
                                                           ----------     -------       ----------
(Additions) to property, plant and equipment.............     (76,500)         --          (76,500)
                                                           ----------     -------       ----------
          Net cash used in investing activities..........     (76,500)         --          (76,500)
                                                           ----------     -------       ----------
Proceeds from borrowings.................................     226,000          --          226,000
Repayments of borrowings.................................    (107,250)         --         (107,250)
                                                           ----------     -------       ----------
          Net cash used in financing activities..........     118,750          --          118,750
                                                           ----------     -------       ----------
Net increase (decrease) in cash and cash equivalents.....      70,735          --           70,735
Cash and cash equivalents at beginning of year...........       8,256          --            8,256
                                                           ----------     -------       ----------
Cash and cash equivalents at end of year.................  $   78,991     $    --       $   78,991
                                                           ==========     =======       ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

 CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31,
                                      2000

                                                                                       CONSOLIDATED
                                                           RESTRICTED   UNRESTRICTED     WESTLAKE
                                                            ENTITIES       ENTITY        CHEMICAL
                                                           ----------   ------------   ------------
STATEMENT OF OPERATIONS
Net sales................................................  $1,391,363      $  --        $1,391,363
Cost of sales............................................   1,198,700         --         1,198,700
Selling, general and administrative expenses.............      61,855         --            61,855
Write down of impaired assets............................      10,777         --            10,777
                                                           ----------      -----        ----------
Income from operations...................................     120,031         --           120,031
OTHER INCOME (EXPENSE)
Interest expense.........................................     (31,957)        --           (31,957)
Other income (expense), net..............................       1,871       (186)            1,685
                                                           ----------      -----        ----------
Income before income taxes...............................      89,945       (186)           89,759
Provision for income taxes...............................      30,707         --            30,707
                                                           ----------      -----        ----------
Income before minority interest..........................      59,238       (186)           59,052
Minority interest in the net income of consolidated
  subsidiary.............................................       5,357         --             5,357
                                                           ----------      -----        ----------
Net income...............................................      53,881       (186)           53,695
Retained earnings, December 31, 1999.....................      83,524       (369)           83,155
Dividends paid to parents................................     (17,000)        --           (17,000)
                                                           ----------      -----        ----------
Retained earnings, December 31, 2000.....................  $  120,405      $(555)       $  119,850
                                                           ==========      =====        ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

 CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31,
                                      2000

                                                                                       CONSOLIDATED
                                                           RESTRICTED   UNRESTRICTED     WESTLAKE
                                                            ENTITIES       ENTITY        CHEMICAL
                                                           ----------   ------------   ------------
STATEMENT OF CASH FLOWS
Net income...............................................  $   53,881      $(186)       $   53,695
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH PROVIDED
  BY OPERATING ACTIVITIES
Depreciation and amortization............................      80,986        177            81,163
Net changes in working capital and other.................      37,465          9            37,474
                                                           ----------      -----        ----------
          Net cash provided (used) by operating
            activities...................................     172,332         --           172,332
                                                           ----------      -----        ----------
(Additions) to property, plant and equipment.............     (78,893)        --           (78,893)
Acquisition of business operations.......................      (8,800)        --            (8,800)
                                                           ----------      -----        ----------
          Net cash used in investing activities..........     (87,693)        --           (87,693)
                                                           ----------      -----        ----------
Proceeds from borrowings.................................      52,000         --            52,000
Repayments of borrowings.................................    (120,000)        --          (120,000)
Contributions from parent................................          --         --                --
Dividend paid to parent..................................     (17,000)        --           (17,000)
                                                           ----------      -----        ----------
          Net cash used in financing activities..........     (85,000)        --           (85,000)
                                                           ----------      -----        ----------
Net increase (decrease) in cash and cash equivalents.....        (361)        --              (361)
Cash and cash equivalents at beginning of year...........       8,617         --             8,617
                                                           ----------      -----        ----------
Cash and cash equivalents at end of year.................  $    8,256      $  --        $    8,256
                                                           ==========      =====        ==========

9.  DERIVATIVE COMMODITY INSTRUMENTS

     The Company uses derivative instruments to reduce price volatility risk on commodities, primarily natural gas and ethane. Generally, the Company's strategy is to hedge its exposure to price variance by locking in prices for future purchases and sales. The Company accounts for such commodity derivatives as hedges. Usually, such derivatives are for terms less than one year. During 2002, due to the short-term nature of the commitments and associated derivative instruments, the Company did not designate any of its derivative instruments as hedges under the provisions of SFAS 133. As such, gains and losses from changes in the fair value of all the derivative instruments used in 2002 were included in earnings.

     The exposure on commodity derivatives used for price risk management includes the risk that the counterparty will not pay if the market declines below the established fixed price. In such case, the Company would lose the benefit of the derivative differential on the volume of the commodities covered. In any case, the Company would continue to receive the market price on the actual volume hedged. The Company also bears the risk that it could lose the benefit of market improvements over the fixed derivative price for the term and volume of the derivative securities (as such improvements would accrue to the benefit of the counterparty).

     The Company had losses of $737, $800 and $135 in connection with commodity derivatives for the years ending December 2002, 2001 and 2000, respectively. Risk management asset balance of $185 was included in "Prepaid expenses and other current assets," and risk management liability balance of $326

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

was included in "Accrued liabilities" in the Company's balance sheet as of December 31, 2002. There were no risk management assets or liabilities as of December 31, 2001.

10.  INCOME TAXES

     The Company's income tax provision for the years ended December 31, 2002 and 2001 consists of the following:

                                                          2002       2001      2000
                                                         -------   --------   -------
CURRENT
Federal................................................  $    --   $     --   $   637
State..................................................     (219)       426     2,655
Foreign................................................      952         --        24
                                                         -------   --------   -------
                                                             733        426     3,316
                                                         -------   --------   -------
DEFERRED
Federal................................................   (7,785)   (43,223)   25,739
State..................................................     (154)    (2,458)    1,238
Foreign................................................       --         --       414
                                                         -------   --------   -------
                                                          (7,939)   (45,681)   27,391
                                                         -------   --------   -------
          Total provision (benefit)....................  $(7,206)  $(45,255)  $30,707
                                                         =======   ========   =======

     An analysis of the Company's effective income tax rate for the years ended December 31, 2002, 2001 and 2000, follows:

                                                          2002       2001      2000
                                                         -------   --------   -------
Provision for federal income tax at statutory rate.....  $(5,656)  $(41,304)  $31,419
State income tax provision net of federal income tax
  effect...............................................     (210)    (1,534)    2,530
Foreign tax............................................      952         --        --
Other, net.............................................   (2,292)    (2,417)   (3,242)
                                                         -------   --------   -------
                                                         $(7,206)  $(45,255)  $30,707
                                                         =======   ========   =======

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

     The tax effects of the principal temporary differences between financial reporting and income tax reporting at December 31, 2002 and 2001, are as follows:

                                                                2002        2001
                                                              ---------   ---------
AMT credit carryforward.....................................  $  28,938   $  31,895
Net operating loss carryforward.............................     91,292      79,057
Investments.................................................     14,757      14,757
Accruals....................................................      9,384       9,806
Inventory...................................................      2,222         825
Other.......................................................      3,867       4,076
                                                              ---------   ---------
Deferred tax assets -- total................................    150,460     140,416
Book/tax depreciation differences...........................   (265,543)   (264,085)
Other.......................................................       (647)
                                                              ---------   ---------
Deferred tax liabilities -- total...........................   (266,190)   (264,085)
                                                              ---------   ---------
Total net deferred tax liabilities..........................  $(115,730)  $(123,669)
                                                              =========   =========

     At December 31, 2002, the Company had federal and state tax net operating loss carryforward of approximately $246,270 and $625,050, respectively, which will expire in varying amounts between 2009 and 2020 and are subject to certain limitations on an annual basis. Management believes the Company will realize the full benefit of the net operating loss carryforwards before they expire.

11.  EMPLOYEE BENEFITS

     The Company has a defined contribution savings plan covering all regular full-time employees whereby employees may elect to contribute up to 15% of their annual compensation. The Company matches the first 6% of such employee contributions at rates which vary by subsidiary. The Company may, at its discretion, make an additional contribution in an amount as the Board of Directors may determine. For the years ended December 31, 2002, 2001 and 2000, the Company charged approximately $1,905, $1,838 and $1,690, respectively, to expense for these contributions.

     The Company has a defined contribution retirement plan covering substantially all employees of certain subsidiaries who have completed one year of service. The Company contributions to the plan are determined as a percentage of employees' base and overtime pay. For the years ended December 31, 2002, 2001 and 2000, the Company charged approximately $1,908, $2,021 and $2,000, respectively, to expense for these contributions.

     The Company has noncontributory defined benefit plans which cover substantially all salaried and all wage employees of two subsidiaries. Benefits for salaried employees under these plans are based primarily on years of service and employees' pay near retirement. Benefits for wage employees are based upon years of service and a fixed amount per year as negotiated periodically. The Company recognizes the years of service prior to the Company's acquisition of the facilities for purposes of determining vesting eligibility and benefit levels for a certain subsidiary and for determining vesting and eligibility for employees of a certain subsidiary not covered by collective bargaining agreements. The Company's funding policy is consistent with the funding requirements of federal law and regulations.

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

     The Company provides postretirement healthcare benefits to the employees of three subsidiaries in 2001 who meet certain minimum age and service requirements. The Company has the right to modify or terminate some of these benefits.

                                PENSION BENEFITS                 OTHER BENEFITS
                           ---------------------------   ------------------------------
                            2002      2001      2000       2002       2001       2000
                           -------   -------   -------   --------   --------   --------
CHANGE IN BENEFIT
  OBLIGATION
Benefit obligation,
  beginning of year......  $20,492   $19,386   $15,785   $ 18,155   $ 18,071   $ 16,800
Service cost.............      807       845       876        403        411        320
Interest cost............    1,385     1,299     1,224        446        467        539
Actuarial gain (loss)....     (424)     (618)    1,823        648       (118)     1,016
Benefits paid............     (571)     (420)     (322)      (569)      (676)      (604)
Plan amendment...........       --        --        --      2,313         --         --
                           -------   -------   -------   --------   --------   --------
Benefit obligation, end
  of year................   21,689    20,492    19,386     21,396     18,155     18,071
                           -------   -------   -------   --------   --------   --------
CHANGE IN PLAN ASSETS
Fair value of plan
  assets, beginning of
  year...................   12,070    12,461    11,638         --         --         --
Actual return............     (550)     (742)      (66)        --         --         --
Employer contribution....    2,125       771     1,211        569        676        604
Benefits paid............     (571)     (420)     (322)      (569)      (676)      (604)
                           -------   -------   -------   --------   --------   --------
Fair value of plan
  assets, end of year....   13,074    12,070    12,461         --         --         --
                           -------   -------   -------   --------   --------   --------
Funded status............   (8,615)   (8,422)   (6,925)   (21,396)   (18,155)   (18,071)
Unrecognized net
  actuarial loss.........    2,729     1,562       313      6,408      6,221      6,836
Unamortized transition
  obligation.............       --        --        --      1,025      1,139      1,253
Unamortized prior period
  service cost...........      549       876     1,203      2,426        379        433
                           -------   -------   -------   --------   --------   --------
Net amount recognized....  $(5,337)  $(5,984)  $(5,409)  $(11,537)  $(10,416)  $ (9,549)
                           =======   =======   =======   ========   ========   ========
AMOUNTS RECOGNIZED IN THE
  STATEMENT OF FINANCIAL
  POSITION CONSIST OF
Accrued benefit
  liability..............  $(7,790)  $(7,326)  $(5,409)  $(11,537)  $(10,416)  $ (9,549)
Intangible asset.........      447       671        --         --         --         --
Accumulated other
  comprehensive..........       --        --        --         --         --         --
  loss...................    2,006       671        --         --         --         --
                           -------   -------   -------   --------   --------   --------
                           $(5,337)  $(5,984)  $(5,409)  $(11,537)  $(10,416)  $ (9,549)
                           =======   =======   =======   ========   ========   ========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

                                                  PENSION BENEFITS      OTHER BENEFITS
                                                 ------------------   ------------------
                                                 2002   2001   2000   2002   2001   2000
                                                 ----   ----   ----   ----   ----   ----
WEIGHTED-AVERAGE ASSUMPTIONS AS OF YEAR END
Discount rate..................................    7%     7%     7%   5.5%   5.5%   6.0%
Expected return on plan assets.................    9%     9%     9%     0%     0%     0%
Rate of compensation increase..................  4.5%   4.5%   5.0%     0%     0%     0%

                                      PENSION BENEFITS              OTHER BENEFITS
                                 ---------------------------   ------------------------
                                  2002      2001      2000      2002     2001     2000
                                 -------   -------   -------   ------   ------   ------
COMPONENTS OF NET PERIODIC
  BENEFIT COST
Service cost...................  $   807   $   845   $   876   $  403   $  411   $  320
Interest cost..................    1,385     1,299     1,224      446      467      539
Expected return on plan
  assets.......................   (1,121)   (1,126)   (1,155)      --       --       --
Net amortization...............      406       330       308      840      665      756
                                 -------   -------   -------   ------   ------   ------
Net period benefit cost........  $ 1,477   $ 1,348   $ 1,253   $1,689   $1,543   $1,615
                                 =======   =======   =======   ======   ======   ======

12.  RELATED PARTY TRANSACTIONS

     The Company leases office space for management and administrative services from an affiliated party. For the years ending December 31, 2002, 2001 and 2000, the Company incurred and paid lease payments of approximately $1,512, $1,671 and $1,600, respectively.

     In March 2000, the Company loaned an affiliated party $2,000. Principal and interest payments will be repaid in twelve semi-annual installments which commence in January 2003. Interest on the debt accrues at LIBOR plus 2%. The affiliate has to comply with certain debt covenants which limit its ability to pay the principal and interest on the loans to affiliates. The Company's ability to recover the interest and principal of the loan with the affiliate as well as time of such recovery is contingent upon the affiliate's compliance with these covenants. Previously, the Company loaned this same affiliate $5,150. No interest or principal payments were received from the original loan from 1997 through 2001. Interest payments of $1,350 were received in 2002 and included in other income (expense) in the income statement. The loan amounts are included in other assets, net in the accompanying consolidated balance sheet.

     During the years ended December 31, 2002, 2001 and 2000, the Company and subsidiaries charged affiliates $2,204, $2,627 and $3,130, respectively, for management services incurred on their behalf. The amounts are included in other income in the accompanying consolidated statement of operations. Amounts due for such services and other expenses of $1,056 and $3,622 as of December 31, 2002 and 2001, respectively, are included in accounts receivable in the accompanying consolidated balance sheet. During the years ended December 31, 2001 and 2000, the Company purchased product for resale from an affiliate of $2,639 and $269, respectively.

     In connection with the construction of a polyethylene plant, the Company signed a technology license agreement with a third party. During 1997, the Company assigned the technology license agreement to Westlake Technology Corporation ("WTC"), a subsidiary of GPPI. The Company entered into a sublicense agreement with WTC whereby the Company continues to utilize the technology and pays WTC a fee based on the Company's production. Approximately $3,289, $3,188 and $2,942 of fees are included in cost of sales for the years 2002, 2001 and 2000, respectively.

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

     In December 1997, the Company entered into an agreement with WTC for licensing computer software. The agreement provides for quarterly licensing payments until 2002 based on achieved cost savings. Licensing payments of approximately $1,300 were made in 2001 and 2000. Quarterly software support fee payments of $450 and $720 were made in 2001 and 2000, respectively.

     In March 2001, the Company declared and paid cash dividends as a return of capital amounting to $87,000 to WPPI. Immediately following the payment, the Company received a capital contribution from WPPI amounting to $87,000.

13.  ACQUISITIONS

     In December 2000, the Company received a capital contribution from WPPI consisting of 49 percent of the shares of common stock outstanding at Westlake Styrene Corporation ("WSC"). As a result of this contribution, the Company owns 100 percent of WSC. The contribution of WSC shares was recorded by the Company at $43,187, which represents WPPI's historical cost of the contributed WSC shares.

     During April 2000, the Company acquired a window fabrication business for approximately $8,800. The acquired business assets were recorded at fair value at the date of purchase.

14.  OTHER INCOME

     Other income, net consists of the following for the years ended December 31, 2002 and 2001:

                                                           2002      2001      2000
                                                          -------   -------   -------
Management services.....................................  $ 2,204   $ 2,627   $ 3,130
Interest income.........................................    1,978     1,755     1,077
Insurance proceeds, net.................................    1,965     2,878       591
WARC servicing fees, net of discount expense............    1,092    (1,229)   (4,129)
Equity income...........................................      770     1,138       656
WARC interest...........................................      244       481       735
Derivative loss.........................................     (737)     (800)     (135)
Sales leaseback gain....................................      340       620       339
Other...................................................   (1,072)    1,425      (579)
                                                          -------   -------   -------
                                                          $ 6,784   $ 8,895   $ 1,685
                                                          =======   =======   =======

15.  SEVERANCE COSTS

     During the year ended December 31, 2002, the Company incurred $1,075 of severance cost relating to the termination of 58 employees. The termination program commenced in July 2002 and was completed by December 31, 2002. As of December 31, 2002, a $240 liability was recorded in accrued liabilities representing payments to be made over time for the employee terminations. Severance expenses of $985 and $90 are included in the cost of sales and selling, general and administrative expenses components, respectively, of the income statement for the year ended December 31, 2002.

16.  COMMITMENTS AND CONTINGENCIES

     The Company is involved in various legal proceedings in the ordinary course of business. In management's opinion, none of these proceedings will have a material adverse effect on the Company's financial condition, results of operations and cash flows.

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

     The Company is subject to environmental laws and regulations that may require it to remove or mitigate the effects of the disposal or release of chemical substances at various sites. Under some of these laws and regulations, a current or previous owner or operator of property may be held liable for the costs of removal or remediation of hazardous substances on, under, or in its property, without regard to whether the owner or operator knew of, or caused the presence of the contaminants, and regardless of whether the practices that resulted in the contamination were legal at the time they occurred. As several of the Company's production sites have a history of industrial use, it is impossible to predict precisely what effect these laws and regulations will have on the Company in the future. As is typical for chemical businesses, soil and groundwater contamination has occurred in the past at some of the Company's sites, and might occur or be discovered at other sites in the future. The Company has typically conducted extensive soil and groundwater assessments throughout its operations either prior to acquisitions or associated with subsequent permitting requirements. The Company's investigations have not revealed any contamination caused by its operations, which would likely require it to incur material long term remediation efforts and associated liabilities.

     Lake Charles. In the fall of 2000, the Company determined that it was not in compliance with certain Clean Air Act regulations governing emissions of benzene from its two ethylene plants in Lake Charles. The Company voluntarily reported this discovery to the Louisiana Department of Environmental Quality, or LDEQ, and began negotiations to resolve the matter. The Company subsequently expanded the scope of its settlement discussions to include other environmental non-compliance matters at all of its plants in Lake Charles. In 2003, the Company has reached a tentative settlement with the LDEQ requiring it to pay $815 in penalties, which were accrued at December 31, 2002, and to perform specified beneficial environmental projects that will cost approximately $4,400. A portion of these expenditures has already been made. A final settlement may be reached by the fall of 2003.

     Calvert City. In connection with the Company's acquisition of the manufacturing complex in Calvert City from Goodrich Corporation ("Goodrich") in 1990 and 1997, Goodrich agreed to indemnify the Company for any pre-existing contamination at the site. Contamination at the Calvert City facilities is currently being investigated and remediated by PolyOne, an entity spun off from Goodrich in 1993 that assumed remediation and indemnification obligations for the site. For the past three years, PolyOne has suggested that the Company's actions after its acquisition of the complex have contributed to or otherwise exacerbated the contamination at the site. The Company has denied those allegations and has retained technical experts to evaluate its position. Goodrich has also recently asserted similar claims. While the Company believes that Goodrich and PolyOne will continue to remediate, and remain fully responsible for, this contamination in accordance with state and federal requirements and their contractual obligations to the Company, there can be no assurance that these parties will continue such remediation or that the Company will not be found to be at least partially responsible.

     In March and June 2002, the EPA's National Enforcement Investigation Center, or NEIC, conducted an environmental investigation of the Company's manufacturing complex in Calvert City in response to a January 2002 chlorine release. In May 2003, the Company received a report prepared by NEIC summarizing the results of that investigation. Among other things, the NEIC concluded that the requirements of several regulatory provisions had not been met. The Company has begun to analyze the NEIC report and has identified areas where the Company believes that erroneous factual or legal conclusions, or both, may have been drawn by NEIC, and the Company plans to meet with the EPA to review those areas. Nevertheless, it is likely that penalties will be imposed by either the EPA or the Kentucky Department of Environmental Protection for other violations.

     In general, it is the Company's policy to comply with all environmental, health and safety requirements and to provide safe and environmentally sound workplaces for its employees. In some cases,

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

compliance can be achieved only by incurring capital expenditures, and the Company is faced with instances of non-compliance from time to time.

     It is difficult to estimate the future costs of environmental protection and remediation because of many uncertainties, including uncertainties about the status of laws, regulations and information related to individual locations and sites and the Company's ability to rely on third parties to carry out such remediation. Subject to the foregoing, but taking into consideration the Company's experience regarding environmental matters of a similar nature and facts currently known, the Company believes that capital expenditures and remedial actions to comply with existing laws governing environmental protection will not have a material adverse effect on the Company's business and financial results.

     In connection with the purchase of our Calvert City facilities in 1997, the Company acquired 10 barges that it uses to transport chemicals on the Mississippi, Ohio and Illinois Rivers. In April 1999, the U.S. Coast Guard issued a forfeiture order permanently barring the use of the barges in coastwise trade due to an alleged violation of a federal statute regarding the citizenship of the purchaser. The Company appealed the forfeiture order with the Coast Guard and, in June 1999, the Company filed suit in the U.S. Court of Appeals for the D.C. Circuit seeking a stay of the order pending resolution of the Coast Guard appeal. The D.C. Circuit granted the stay and the Company is able to use the barges pending resolution of its appeal with the Coast Guard. The Company has approached the Coast Guard to discuss settlement of this matter. The Company does not believe that the ultimate outcome of this matter will have a material adverse effect on its business, although there can be no assurance in this regard.

     In March 2002, the Company was awarded $16,300, plus legal fees and costs, by the U.S. District Court of the Western District of Louisiana, resulting from the Company's counterclaim in the Taita Chemical Company, LTD ("Taita") vs. Westlake Styrene Corporation ("WSC") lawsuit. The suit was brought by Taita in 1997 to recoup alleged overpayments relative to an off-take agreement between Taita and WSC. The case is currently under appeal. No gain or loss was recognized as of December 31, 2002.

     The Company is obligated under various long-term and short-term noncancelable operating leases. Several of the leases provide for renewal terms. At December 31, 2002, future minimum lease commitments are as follows:


2003........................................................    $ 18,115
2004........................................................      15,720
2005........................................................      12,452
2006........................................................      10,659
2007........................................................       9,830
Thereafter..................................................      49,972
                                                                --------
                                                                $116,748
                                                                ========

     Rental expense, net of railcar mileage credits, was approximately $18,079, $19,990 and $18,957 for the years ended December 31, 2002, 2001 and 2000, respectively.

     The Company has various purchase commitments for materials, supplies and services incident to the ordinary conduct of business. Such commitments are at prices not in excess of market prices. Certain feedstock purchase commitments require taking delivery of minimum volumes at market-determined prices.

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

17.  SEGMENT INFORMATION

     The Company operates in two principal business segments: Olefins and Vinyls. These segments are strategic business units that offer a variety of different products. The Company manages each segment separately as each business requires different technology and marketing strategies.

     The Company's Olefins segment manufactures and markets ethylene, polyethylene, styrene monomer and various ethylene co-products. The majority of the Company's ethylene production is used in the Company's polyethylene, styrene and VCM operations. The remainder of ethylene is sold to third parties. In addition, we sell our ethylene co-products to third parties. Our primary ethylene co-products are propylene, crude butadiene and hydrogen.

     The majority of sales in our olefins business are made under long-term agreements. Contract volumes are established within a range. The terms of these contracts are fixed for a period (typically more than one year), although earlier terminations may occur if the parties fail to agree on price and deliveries are suspended for a period of several months. In most cases, these contracts also contemplate extension of the term unless specifically terminated by one of the parties. No single external Olefins customer accounted for more than 10% of segment net sales during 2002, 2001 or 2000.

     The Company's Vinyls business manufactures and markets PVC, VCM, chlorine, caustic soda, and ethylene. The Company also manufactures and sells products fabricated from the PVC that the Company produces, including pipe, window and patio door profile and fence. The Company's main manufacturing complex is located in Calvert City, Kentucky. It includes an ethylene plant, a chlor-alkali plant, a VCM plant and a PVC plant. The Company also owns a 43% interest in a PVC joint venture in China. As discussed in Note 1, in 2003, the Company acquired a PVC and VCM manufacturing facility in Geismar, Louisiana.

     The Company uses a majority of its chlorine, VCM and PVC production to manufacture fabricated products at the Company's eight regional plants. The remainder of the VCM production is sold pursuant to a contract that requires the Company to supply a minimum of 400 million pounds of VCM per year. During 2002, 2001 and 2000 one customer accounted for 19.8%, 17.3%, and 19.7%, respectively, of net sales in the Vinyls segment.

     The accounting policies of the individual segments are the same as those described in Note 1.

                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                      2002         2001         2000
                                                   ----------   ----------   ----------
SALES TO EXTERNAL CUSTOMERS
Olefins..........................................  $  599,035   $  631,694   $  863,711
Vinyls...........................................     473,592      455,339      527,652
                                                   ----------   ----------   ----------
                                                   $1,072,627   $1,087,033   $1,391,363
                                                   ==========   ==========   ==========
INTERSEGMENT SALES
Olefins..........................................  $   28,459   $   34,009   $   42,565
Vinyls...........................................         503           --           --
                                                   ----------   ----------   ----------
                                                   $   28,962   $   34,009   $   42,565
                                                   ==========   ==========   ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

                                                         YEAR ENDED DECEMBER 31,
                                                   ------------------------------------
                                                      2002         2001         2000
                                                   ----------   ----------   ----------
INCOME (LOSS) FROM OPERATIONS
Olefins..........................................  $    7,875   $  (44,734)  $   94,292
Vinyls...........................................      10,482      (32,857)      43,999
Corporate and other..............................      (8,844)     (18,015)     (18,260)
                                                   ----------   ----------   ----------
                                                   $    9,513   $  (95,606)  $  120,031
                                                   ==========   ==========   ==========
CAPITAL EXPENDITURES
Olefins..........................................  $   21,098   $   20,471   $   19,777
Vinyls...........................................      17,036       53,302       50,223
Corporate and other..............................         453        2,727        8,893
                                                   ----------   ----------   ----------
                                                   $   38,587   $   76,500   $   78,893
                                                   ==========   ==========   ==========

                                                         DECEMBER 31,
                                                    -----------------------
                                                       2002         2001
                                                    ----------   ----------
TOTAL ASSETS
Olefins...........................................  $  903,569   $  861,976
Vinyls............................................     350,684      350,303
Corporate and other...............................      67,800      116,873
                                                    ----------   ----------
                                                    $1,322,053   $1,329,152
                                                    ==========   ==========

     A reconciliation of total segment income (loss) from operations to consolidated income (loss) before taxes is as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                      -------------------------------
                                                        2002       2001        2000
                                                      --------   ---------   --------
Income (loss) from operations for reportable
  segments..........................................  $  9,513   $ (95,606)  $120,031
Interest expense....................................   (32,907)    (31,892)   (31,957)
Other income, net...................................     6,784       8,895      1,685
                                                      --------   ---------   --------
Income (loss) before taxes..........................  $(16,610)  $(118,603)  $ 89,759
                                                      ========   =========   ========

18.  SUBSEQUENT EVENTS

     In April 2003, the Company's parent contributed to the Company the stock of Geismar Holdings, Inc. and GVGP, Inc. These entities are the partners of Geismar Vinyls Company LP (GVC). GVC's assets, which consist of a vinyls facility in Geismar, Louisiana, were purchased by the parent company in December 2002 for $5 million in cash consideration. In addition, a percentage of future earnings not to exceed $4 million is to be paid by the Company. Although the Geismar facility is currently idled, the Company intends to operate the facility when market conditions support utilization of the additional capacity. The contribution will be accounted for by the Company at the parent's book value.

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

19.  GUARANTOR DISCLOSURES

     On July 31, 2003, the Company completed a refinancing of substantially all of its outstanding long-term debt. The Company used net proceeds from the refinancing of approximately $507.4 million to:

     - repay in full all outstanding amounts under its existing revolving credit facility, term loan and 9.5% Series A and Series B notes, including accrued and unpaid interest, fees and a $4.0 million make-whole premium to the noteholders; and

     - provide $2.4 million in cash collateral for outstanding letter of credit obligations of $2.2 million.

     In conjunction with the refinancing, the Company terminated its accounts receivable securitization facility by repurchasing all accounts receivable previously sold to its unconsolidated accounts receivables securitization subsidiary. No gain or loss was recognized as a result of the accounts receivable repurchase. The Company also obtained a $12.4 million letter of credit to secure its obligations under a letter of credit reimbursement agreement related to outstanding tax-exempt bonds. As a result of the refinancing, the Company will recognize $11.3 million in non-operating expense in the third quarter of 2003 consisting of the $4.0 million make-whole premium and a write-off of $7.3 million in previously capitalized debt issuance expenses.

     The refinancing consisted of:

     - $380.0 million in aggregate principal amount of privately placed 8 3/4% senior notes due 2011;

     - $120.0 million senior secured term loan due in 2010; and

     - $21.0 million in borrowings under a new $200.0 million senior secured working capital revolving credit facility due in 2007.

     The Company incurred approximately $13.6 million in costs associated with the refinancing that will be capitalized and amortized over the term of the new debt.

     The 8 3/4% senior notes are unsecured. There is no sinking fund and no scheduled amortization of the notes prior to maturity. The notes are subject to redemption, and holders may require the Company to repurchase the notes upon a change of control. All domestic restricted subsidiaries are guarantors of the senior notes.

     The term loan bears interest at either LIBOR plus 3.75% or prime rate plus 2.75%. Quarterly principal payments of $0.3 million are due on the term loan beginning on September 30, 2003, with the balance due in four equal quarterly installments in the seventh year of the loan. Mandatory prepayments are due on the term loan with the proceeds of asset sales and casualty events subject, in some instances, to reinvestment provisions. The term loan also requires prepayment with 50% of excess cash flow as determined under the term loan agreement. The term loan is secured by the Company's Lake Charles and Calvert City facilities and some related general intangibles.

     The revolving credit facility bears interest at either LIBOR plus 2.25% or prime rate plus 0.25%, subject to a grid pricing adjustment based on a fixed charge coverage ratio after the first year and subject to a 0.5% unused line fee. The revolving credit facility is also subject to a termination fee if terminated during the first two years. The revolving credit facility is secured by accounts receivable and contract rights, inventory, chattel paper, instruments, documents, deposit accounts and related general intangibles. The revolving credit facility matures in 2007.

     The agreements governing the 8 3/4% senior notes, the new term loan and the revolving credit facility each contain customary representations, conditions and events of default. Accordingly, these agreements impose significant operating and financial restrictions on the Company. These restrictions, among other

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

things, provide limitations on incurrence of additional indebtedness, the payment of dividends, significant investments and sale of assets. These limitations are subject to a number of important qualifications and exceptions. None of the agreements require the Company to maintain specified financial ratios, except that the Company's new revolving credit facility requires the Company to maintain a minimum fixed charge coverage ratio when availability falls below a specified minimum level.

     The Company's payment obligations under its 8 3/4% senior notes are fully and unconditionally guaranteed by each of its current and future domestic restricted subsidiaries (the "Guarantor Subsidiaries"). These guarantees are the joint and several obligations of the Guarantor Subsidiaries. The following condensed consolidating financial information presents the financial condition, results of operations and cash flows of Westlake Chemical Corporation, the Guarantor Subsidiaries and the remaining subsidiaries that do not guarantee the notes (the "Non-Guarantor Subsidiaries"), together with consolidating adjustments necessary to present the Company's results on a consolidated basis. Westlake Olefins Corporation is the Company's 80%-owned subsidiary and is included with the Guarantor Subsidiaries. The 20% minority interest in Westlake Olefins Corporation was contributed to Westlake Chemical Corporation by its parent as of August 1, 2003.

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

     CONDENSED CONSOLIDATING FINANCIAL INFORMATION AS OF DECEMBER 31, 2002

                                 WESTLAKE
                                 CHEMICAL      GUARANTOR     NON-GUARANTOR
BALANCE SHEET                   CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
-------------                   -----------   ------------   -------------   ------------   ------------
Current assets
  Cash and cash equivalents...  $    6,900     $      424       $ 2,750      $        --     $   10,074
  Accounts receivable, net....     470,267        136,945         6,582         (490,560)       123,234
  Inventories, net............          --        167,310         3,556               --        170,866
  Prepaid expenses and other
     current assets...........         412         13,707           127               --         14,246
  Deferred income taxes.......      17,052             --            --               --         17,052
                                ----------     ----------       -------      -----------     ----------
     Total current assets.....     494,631        318,386        13,015         (490,560)       335,472
Property, plant and equipment,
  net.........................          --        930,140         5,323               --        935,463
Equity investment.............     728,047             --        14,990         (728,047)        14,990
Other assets, net.............     154,067         16,005         8,103         (142,047)        36,128
                                ----------     ----------       -------      -----------     ----------
     Total assets.............  $1,376,745     $1,264,531       $41,431      $(1,360,654)    $1,322,053
                                ==========     ==========       =======      ===========     ==========
Current liabilities
  Accounts payable............  $       --     $   67,894       $   313      $        --     $   68,207
  Accrued liabilities.........      19,398         43,805         3,251               --         66,454
  Current portion of long-term
     debt.....................      14,673             --            --               --         14,673
                                ----------     ----------       -------      -----------     ----------
     Total current
       liabilities............      34,071        111,699         3,564               --        149,334
Long-term debt................     480,535        643,506           245         (632,609)       491,677
Deferred income taxes.........     132,782             --            --               --        132,782
Other liabilities.............       2,049         21,492            --               --         23,541
Minority interest.............          --         81,294            --               --         81,294
Stockholders' equity..........     727,308        406,540        37,622         (728,045)       443,425
                                ----------     ----------       -------      -----------     ----------
     Total liabilities and
       stockholders' equity...  $1,376,745     $1,264,531       $41,431      $(1,360,654)    $1,322,053
                                ==========     ==========       =======      ===========     ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

     CONDENSED CONSOLIDATING FINANCIAL INFORMATION AS OF DECEMBER 31, 2001

                                 WESTLAKE
                                 CHEMICAL      GUARANTOR     NON-GUARANTOR
BALANCE SHEET                   CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
-------------                   -----------   ------------   -------------   ------------   ------------
Current assets
  Cash and cash equivalents...  $   75,820     $      202       $ 2,969      $        --     $   78,991
  Accounts receivable, net....     359,679        146,102         2,232         (426,594)        81,419
  Inventories, net............          --        124,989         3,238               --        128,227
  Prepaid expenses and other
     current assets...........          --          1,835           578               --          2,413
  Deferred income taxes.......      12,296             --            --               --         12,296
                                ----------     ----------       -------      -----------     ----------
     Total current assets.....     447,795        273,128         9,017         (426,594)       303,346
Property, plant and equipment,
  net.........................          --        973,215         5,310               --        978,525
Equity investment.............     727,922             --        14,883         (727,922)        14,883
Other assets, net.............     237,650         18,710         8,083         (232,045)        32,398
                                ----------     ----------       -------      -----------     ----------
     Total assets.............  $1,413,367     $1,265,053       $37,293      $(1,386,561)    $1,329,152
                                ==========     ==========       =======      ===========     ==========
Current liabilities
  Accounts payable............  $    4,303     $   49,375       $    53      $        --     $   53,731
  Accrued liabilities.........       7,225         58,267         1,991               --         67,483
  Current portion of long-term
     debt.....................      11,043             --         2,000               --         13,043
                                ----------     ----------       -------      -----------     ----------
     Total current
       liabilities............      22,571        107,642         4,044               --        134,257
Long-term debt................     487,707        649,694          (954)        (637,851)       498,596
Deferred income taxes.........     135,965             --            --               --        135,965
Other liabilities.............       2,035         23,005            --               --         25,040
Minority interest.............          --         89,359            --               --         89,359
Stockholders' equity..........     765,089        395,353        34,203         (748,710)       445,935
                                ----------     ----------       -------      -----------     ----------
     Total liabilities and
       stockholders' equity...  $1,413,367     $1,265,053       $37,293      $(1,386,561)    $1,329,152
                                ==========     ==========       =======      ===========     ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

 CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31,
                                      2002

                                   WESTLAKE
                                   CHEMICAL      GUARANTOR     NON-GUARANTOR
STATEMENT OF OPERATIONS           CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
-----------------------           -----------   ------------   -------------   ------------   ------------
Net sales.......................   $     --      $1,055,873       $21,871        $ (5,117)     $1,072,627
Cost of sales...................         --         989,886        17,323          (5,117)      1,002,092
                                   --------      ----------       -------        --------      ----------
                                         --          65,987         4,548              --          70,535
Selling, general and
  administrative expenses.......      6,727          50,045         2,011              --          58,783
Impairment of long-lived
  assets........................         --           1,783           456              --           2,239
                                   --------      ----------       -------        --------      ----------
Income (loss) from operations...     (6,727)         14,159         2,081              --           9,513
Other income (expense)
Interest expense................    (32,721)        (13,411)         (101)         13,326         (32,907)
Other income (expense), net.....     13,996           3,930         2,184         (13,326)          6,784
                                   --------      ----------       -------        --------      ----------
Income (loss) before income
  taxes and minority interest...    (25,452)          4,678         4,164              --         (16,610)
Provision for (benefit from)
  income taxes..................     (5,882)         (2,851)        1,527              --          (7,206)
                                   --------      ----------       -------        --------      ----------
Income (loss) before minority
  interest......................    (19,570)          7,529         2,637              --          (9,404)
Minority interest in the net
  income (loss) of consolidated
  subsidiary....................         --          (8,065)           --              --          (8,065)
                                   --------      ----------       -------        --------      ----------
Net income (loss)...............   $(19,570)     $   15,594       $ 2,637        $     --      $   (1,339)
                                   ========      ==========       =======        ========      ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

 CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31,
                                      2001

                                   WESTLAKE
                                   CHEMICAL      GUARANTOR     NON-GUARANTOR
STATEMENT OF OPERATIONS           CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
-----------------------           -----------   ------------   -------------   ------------   ------------
Net sales.......................   $     --      $1,069,423       $20,755        $ (3,145)     $1,087,033
Cost of sales...................         --       1,108,052        16,852          (3,145)      1,121,759
                                   --------      ----------       -------        --------      ----------
                                         --         (38,629)        3,903              --         (34,726)
Selling, general and
  administrative expenses.......      7,362          43,890         1,951              --          53,203
Impairment of long-lived
  assets........................      3,636           4,041            --              --           7,677
                                   --------      ----------       -------        --------      ----------
Income (loss) from operations...    (10,998)        (86,560)        1,952              --         (95,606)
Other income (expense) Interest
  expense.......................    (32,967)        (59,251)         (152)         60,478         (31,892)
Other income (expense), net.....     63,279           4,643         1,451         (60,478)          8,895
                                   --------      ----------       -------        --------      ----------
Income (loss) before income
  taxes and minority interest...     19,314        (141,168)        3,251              --        (118,603)
Provision for (benefit from)
  income taxes..................      4,073         (50,326)          998              --         (45,255)
                                   --------      ----------       -------        --------      ----------
Income (loss) before minority
  interest......................     15,241         (90,842)        2,253              --         (73,348)
Minority interest in the net
  income (loss) of consolidated
  subsidiary....................         --          (8,473)           --              --          (8,473)
                                   --------      ----------       -------        --------      ----------
Net income (loss)...............   $ 15,241      $  (82,369)      $ 2,253        $     --      $  (64,875)
                                   ========      ==========       =======        ========      ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

 CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31,
                                      2000

                                   WESTLAKE
                                   CHEMICAL      GUARANTOR     NON-GUARANTOR
STATEMENT OF OPERATIONS           CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
-----------------------           -----------   ------------   -------------   ------------   ------------
Net sales.......................   $     --      $1,377,000       $18,681        $ (4,318)     $1,391,363
Cost of sales...................         --       1,186,802        16,216          (4,318)      1,198,700
                                   --------      ----------       -------        --------      ----------
                                         --         190,198         2,465              --         192,663
Selling, general and
  administrative expenses.......      5,225          54,809         1,821              --          61,855
Impairment of long-lived
  assets........................         --          10,777            --              --          10,777
                                   --------      ----------       -------        --------      ----------
Income (loss) from operations...     (5,225)        124,612           644              --         120,031
Other income (expense)
Interest expense................    (31,461)        (31,823)          (63)         31,390         (31,957)
Other income (expense), net.....     32,372             594           109         (31,390)          1,685
                                   --------      ----------       -------        --------      ----------
Income (loss) before income
  taxes and minority interest...     (4,314)         93,383           690              --          89,759
Provision for (benefit from)
  income taxes..................      4,257          26,012           438              --          30,707
                                   --------      ----------       -------        --------      ----------
Income (loss) before minority
  interest......................     (8,571)         67,371           252              --          59,052
Minority interest in the net
  income (loss) of consolidated
  subsidiary....................                      5,357            --              --           5,357
                                   --------      ----------       -------        --------      ----------
Net income (loss)...............   $ (8,571)     $   62,014       $   252        $     --      $   53,695
                                   ========      ==========       =======        ========      ==========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

 CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31,
                                      2002

                                    WESTLAKE
                                    CHEMICAL      GUARANTOR     NON-GUARANTOR
STATEMENT OF CASH FLOWS            CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
-----------------------            -----------   ------------   -------------   ------------   ------------
Net income (loss)................   $ (19,570)     $ 15,594        $ 2,637         $  --        $  (1,339)
ADJUSTMENTS TO RECONCILE NET
  INCOME (LOSS) TO NET CASH
  PROVIDED BY OPERATING
  ACTIVITIES
  Depreciation and
     amortization................       3,135        84,270          2,197            --           89,602
  Provision for bad debts........          --        10,379             --            --           10,379
  (Gain) loss from disposition of
     fixed assets................          --        (2,259)           456            --           (2,259)
  Impairment of long-lived
     assets......................          --         1,783             --            --            2,239
  Deferred income taxes..........      (5,882)       (2,057)            --            --           (7,939)
  Minority interest in income
     (loss)......................          --        (8,065)            --            --           (8,065)
  Net changes in working capital
     and other...................     (43,061)      (67,904)        (1,329)           --         (112,294)
                                    ---------      --------        -------         -----        ---------
     Net cash provided by (used
       for) operating
       activities................     (65,378)       31,741          3,961            --          (29,676)
                                    ---------      --------        -------         -----        ---------
Additions to property, plant and
  equipment......................          --       (36,420)        (2,167)                       (38,587)
Proceeds from insurance claims...          --         4,901             --            --            4,901
                                    ---------      --------        -------         -----        ---------
     Net cash used for investing
       activities................          --       (31,519)        (2,167)           --          (33,686)
                                    ---------      --------        -------         -----        ---------
Proceeds from borrowings.........     113,890            --             --            --          113,890
Repayments of borrowings.........    (117,432)           --         (2,013)           --         (119,445)
                                    ---------      --------        -------         -----        ---------
     Net cash provided by (used
       for) financing
       activities................      (3,542)           --         (2,013)           --           (5,555)
                                    ---------      --------        -------         -----        ---------
Net increase (decrease) in cash
  and cash equivalents...........     (68,920)          222           (219)           --          (68,917)
Cash and cash equivalents at
  beginning of period............      75,820           202          2,969            --           78,991
                                    ---------      --------        -------         -----        ---------
Cash and cash equivalents at end
  of period......................   $   6,900      $    424        $ 2,750         $  --        $  10,074
                                    =========      ========        =======         =====        =========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

 CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31,
                                      2001

                                    WESTLAKE
                                    CHEMICAL      GUARANTOR     NON-GUARANTOR
STATEMENT OF CASH FLOWS            CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
-----------------------            -----------   ------------   -------------   ------------   ------------
Net income (loss)................   $  15,241      $(82,369)       $ 2,253         $  --        $ (64,875)
Adjustments to reconcile net
  income (loss) to net cash
  provided by operating
  activities
  Depreciation and
     amortization................       1,454        79,581          2,272            --           83,307
  Provision for bad debts........          --         3,804             13            --            3,817
  (Gain) loss from disposition of
     fixed assets................          --            --             --            --               --
  Impairment of long-lived
     assets......................       3,636         4,041             --            --            7,677
  Deferred income taxes..........        (385)      (45,296)            --            --          (45,681)
  Minority interest in income
     (loss)......................          --        (8,473)            --            --           (8,473)
Net changes in working capital
  and other......................     (67,219)      123,674         (3,742)           --           52,713
                                    ---------      --------        -------         -----        ---------
     Net cash provided by (used
       for) operating
       activities................     (47,273)       74,962            796            --           28,485
                                    ---------      --------        -------         -----        ---------
Additions to property, plant and
  equipment......................          --       (74,760)        (1,740)                       (76,500)
Proceeds from insurance claims...          --            --             --            --               --
                                    ---------      --------        -------         -----        ---------
     Net cash used for investing
       activities................          --       (74,760)        (1,740)           --          (76,500)
                                    ---------      --------        -------         -----        ---------
Proceeds from borrowings.........     226,000            --             --            --          226,000
Repayments of borrowings.........    (107,250)           --             --            --         (107,250)
Capital contribution from
  parent.........................      87,000            --             --            --           87,000
Repayments of borrowings.........     (87,000)           --             --            --          (87,000)
                                    ---------      --------        -------         -----        ---------
     Net cash used for financing
       activities................     118,750            --             --            --          118,750
                                    ---------      --------        -------         -----        ---------
Net increase (decrease) in cash
  and cash equivalents...........      71,477           202           (944)           --           70,735
Cash and cash equivalents at
  beginning of period............       4,343            --          3,913            --            8,256
                                    ---------      --------        -------         -----        ---------
Cash and cash equivalents at end
  of period......................   $  75,820      $    202        $ 2,969         $  --        $  78,991
                                    =========      ========        =======         =====        =========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

 CONDENSED CONSOLIDATING FINANCIAL INFORMATION FOR THE YEAR ENDED DECEMBER 31,
                                      2000

                                    WESTLAKE
                                    CHEMICAL      GUARANTOR     NON-GUARANTOR
STATEMENT OF CASH FLOWS            CORPORATION   SUBSIDIARIES   SUBSIDIARIES    ELIMINATIONS   CONSOLIDATED
-----------------------            -----------   ------------   -------------   ------------   ------------
Net income (loss)................   $  (8,571)    $  62,014        $   252         $  --        $  53,695
ADJUSTMENTS TO RECONCILE NET
  INCOME (LOSS) TO NET CASH
  PROVIDED BY OPERATING
  ACTIVITIES
  Depreciation and
     amortization................       3,590        75,426          2,147            --           81,163
  Provision for bad debts........          --         1,300             --            --            1,300
  (Gain) loss from disposition of
     fixed assets................          --            --             --            --               --
  Impairment of long-lived
     assets......................                    10,777             --            --           10,777
  Deferred income taxes..........      (4,315)       31,292            414            --           27,391
  Minority interest in income
     (loss)......................          --         5,357             --            --            5,357
Net changes in working capital
  and other......................      92,515      (100,487)           621            --           (7,351)
                                    ---------     ---------        -------         -----        ---------
     Net cash provided by (used
       for) operating
       activities................      83,219        85,679          3,434            --          172,332
                                    ---------     ---------        -------         -----        ---------
Additions to property, plant and
  equipment......................          --       (76,879)        (2,014)                       (78,893)
Proceeds from insurance claims...          --        (8,800)            --            --           (8,800)
                                    ---------     ---------        -------         -----        ---------
     Net cash used for investing
       activities................          --       (85,679)        (2,014)           --          (87,693)
                                    ---------     ---------        -------         -----        ---------
Proceeds from borrowings.........      52,000            --             --            --           52,000
Repayments of borrowings.........    (120,000)           --             --            --         (120,000)
Dividend paid to parent..........     (17,000)           --             --            --          (17,000)
                                    ---------     ---------        -------         -----        ---------
     Net cash used for financing
       activities................     (85,000)           --             --            --          (85,000)
                                    ---------     ---------        -------         -----        ---------
Net increase (decrease) in cash
  and cash equivalents...........      (1,781)           --          1,420            --             (361)
Cash and cash equivalents at
  beginning of period............       6,124            --          2,493            --            8,617
                                    ---------     ---------        -------         -----        ---------
Cash and cash equivalents at end
  of period......................   $   4,343     $      --        $ 3,913         $  --        $   8,256
                                    =========     =========        =======         =====        =========

                         WESTLAKE CHEMICAL CORPORATION

                             (DOLLARS IN THOUSANDS)

20.  QUARTERLY FINANCIAL INFORMATION (UNAUDITED)


                                                         THREE MONTHS ENDED
                                         ---------------------------------------------------
                                         MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                           2002        2002         2002            2002
                                         ---------   --------   -------------   ------------
Net sales..............................  $203,144    $282,480     $304,987        $282,016
Gross profit...........................   (10,913)     14,856       51,008          15,584
Income (loss) from operations..........   (22,600)        (70)      36,148          (3,965)
Net income (loss)......................   (14,626)       (271)      16,927          (3,369)


                                                         THREE MONTHS ENDED
                                         ---------------------------------------------------
                                         MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,
                                           2001        2001         2001            2001
                                         ---------   --------   -------------   ------------
Net sales..............................  $306,486    $286,287     $265,114        $229,146
Gross profit...........................   (14,771)     (2,188)     (10,240)         (7,527)
Income (loss) from operations..........   (28,483)    (13,417)     (24,388)        (29,318)
Net income (loss)......................   (16,314)    (10,904)     (15,990)        (21,667)

                         WESTLAKE CHEMICAL CORPORATION

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                             (DOLLARS IN THOUSANDS)

                                                 BALANCE AT                                  BALANCE AT
ACCOUNTS RECEIVABLE                              BEGINNING    CHARGED TO     ADDITIONS/        END OF
ALLOWANCE FOR DOUBTFUL ACCOUNTS                   OF YEAR      EXPENSE     (DEDUCTIONS)(1)      YEAR
-------------------------------                  ----------   ----------   ---------------   ----------
2000...........................................    $1,595      $ 1,300         $  (864)       $ 2,031
2001...........................................     2,031        3,937          (1,055)         4,913
2002...........................................     4,913       10,379          (1,910)        13,382

---------------

(1) Accounts receivable written off during the period.

                                                 BALANCE AT                                  BALANCE AT
INVENTORY                                        BEGINNING    CHARGED TO     ADDITIONS/        END OF
ALLOWANCE FOR INVENTORY OBSOLESCENCE              OF YEAR      EXPENSE     (DEDUCTIONS)(1)      YEAR
------------------------------------             ----------   ----------   ---------------   ----------
2000...........................................    $1,660       $5,130         $(1,581)        $5,209
2001...........................................     5,209        5,122          (1,009)         9,322
2002...........................................     9,322        1,287          (1,867)         8,742

---------------

(1) Inventory written off during the period.

     UNTIL [               ], 2004 (THE 90TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            (WESTLAKE CHEMICAL LOGO)

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Delaware Corporations. Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability under section 174 of the Delaware General Corporation Law (the "DGCL") for unlawful payment of dividends or stock purchases or redemptions or (4) any transaction from which the director derived an improper personal benefit.

     The certificate of incorporation of Westlake Chemical Corporation ("Westlake") provides that, to the fullest extent of Delaware law, no Westlake director shall be liable to Westlake or its stockholders for monetary damages for breach of fiduciary duty as a director. The certificate of incorporation of each other Delaware corporation that is a registrant, except for Westlake Vinyl Corporation, contains a similar provision. The certificate of incorporation of Westlake Vinyl Corporation contains no provision limiting the liability of directors.

     Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding:
(1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or
(2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the certificate of incorporation or bylaws, a vote of stockholders or directors, agreement or otherwise.

     Under the Delaware General Corporation Law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

     Westlake's bylaws authorize indemnification of any person entitled to indemnity under law to the full extent permitted by law. The bylaws of Geismar Holdings, Inc., Gramercy Chlor-Alkali Corporation, GVGP, Inc., North American Profiles, Inc., Westlake Chemical Holdings, Inc., Westlake Chemical

Investments, Inc., Westlake Chemical Manufacturing, Inc., Westlake Chemical Products, Inc., Westlake Development Corporation and Westlake Vinyls, Inc. require indemnification of officers, directors, employees and agents to the extent permitted by the DGCL. The bylaws of Van Buren Pipe Corporation and Westech Building Products, Inc. require indemnification of directors and officers to the fullest extent permitted by applicable law and such indemnification must be approved by a two-thirds vote of the board upon a determination by the board that indemnification is proper. The bylaws of North American Pipe Corporation, Westlake Management Services, Inc., Westlake Olefins Corporation, Westlake PVC Corporation, Westlake Resources Corporation and Westlake Vinyl Corporation contain no provisions regarding indemnification of officers or directors.

     Delaware Limited Partnerships. Subject to such standards and restrictions as are set forth in its limited partnership agreement, the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands. The limited partnership agreement for each Delaware limited partnership that is a registrant provides that (1) the general partner's obligation to perform are performable only to the extent that the partnership has funds available and (2) neither the general partner nor its affiliates shall ever be personally liable to involuntarily furnish its or their own funds for any such purposes, to respond in damages or to render specific performance. The limited partners agree to look solely to the general partner's partnership interest for recovery of any judgment against the general partner. So long as the general partner acts in good faith, it has no liability or obligation to the partnership or to any partner for any decision, act or omission, whether or not such decision, act or omission was (1) authorized or reasonably prudent or (2) the result of the exercise of good or bad business judgment.

     U.S. Virgin Islands Corporation. The general corporation law of the U.S. Virgin Islands permits a corporation to adopt a provision in its articles of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for damages for breach of duty as a director, except that such provision shall not eliminate or limit the liability of a director (1) if a judgment or other final adjudication adverse to the director establishes that the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of the law or (2) that the director gained a financial profit or other advantage to which the director was not legally entitled. The articles of incorporation of Westlake Overseas Corporation contain no provision limiting the liability of directors.

     Under the general corporation law of the U.S. Virgin Islands, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than an action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding: (1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and (2) in the case of a criminal action or proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

     Under the general corporation law of the U.S. Virgin Islands, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

     The bylaws of Westlake Overseas Corporation provide that officers and directors shall be defended and indemnified by the corporation and the shareholders for against any and all claims and liabilities arising from serving as an officer or director, except for willful misconduct or gross negligence. As permitted by U.S. Virgin Islands law, the bylaws also authorize Westlake Overseas Corporation to purchase and maintain insurance to cover this liability of the corporation.

ITEM 21.  EXHIBITS

     (a) Exhibits


EXHIBIT
  NO.                               EXHIBIT
-------                             -------
  3.1*    Certificate of Incorporation of Westlake as filed with the
          Delaware Secretary of State on September 3, 1991.
  3.2*    Certificate of Amendment to the Certificate of Incorporation
          of Westlake as filed with the Delaware Secretary of State on
          June 28, 1993.
  3.3*    Certificate of Amendment of the Certificate of Incorporation
          of Westlake as filed with the Delaware Secretary of State on
          November 4, 1993.
  3.4*    Certificate of Amendment of the Certificate of Incorporation
          of Westlake as filed with the Delaware Secretary of State on
          August 14, 1997.
  3.5*    Bylaws of Westlake.
  3.6*    Certificate of Incorporation of Geismar Holdings, Inc. as
          filed with the Delaware Secretary of State on December 26,
          2002.
  3.7*    By-Laws of Geismar Holdings, Inc.
  3.8*    Certificate of Limited Partnership of Geismar Vinyls Company
          LP as filed with the Delaware Secretary of State on January
          2, 2003.
  3.9*    Certificate of Amendment to the Certificate of Limited
          Partnership of Geismar Vinyls Company LP as filed with the
          Delaware Secretary of State on January 8, 2003.
  3.10*   Agreement of Limited Partnership of Geismar Vinyls Company
          LP.
  3.11*   Certificate of Incorporation of Gramercy Chlor-Alkali
          Corporation as filed with the Delaware Secretary of State on
          December 13, 2000.
  3.12*   By-Laws of Gramercy Chlor-Alkali Corporation.
  3.13*   Certificate of Incorporation of GVGP, Inc. as filed with the
          Delaware Secretary of State on December 26, 2002.
  3.14*   By-Laws of GVGP, Inc.
  3.15*   Certificate of Incorporation of North American Pipe
          Corporation as filed with the Delaware Secretary of State on
          May 29, 1992.
  3.16*   Certificate of Amendment to the Certificate of Incorporation
          of North American Pipe Corporation as filed with the
          Delaware Secretary of State on July 7, 1992.
  3.17*   Bylaws of North American Pipe Corporation.
  3.18*   Certificate of Incorporation of North American Profiles,
          Inc. as filed with the Delaware Secretary of State on March
          27, 2000.
  3.19*   Certificate of Amendment to the Certificate of Incorporation
          of North American Profiles, Inc. as filed with the Delaware
          Secretary of State on August 1, 2000.
  3.20*   By-Laws of North American Profiles, Inc.
  3.21*   Certificate of Incorporation of Van Buren Pipe Corporation
          as filed with the Delaware Secretary of State on May 25,
          1994.
  3.22*   Certificate of Amendment to the Certificate of Incorporation
          of Van Buren Pipe Corporation as filed with the Delaware
          Secretary of State on December 13, 1995.

EXHIBIT
  NO.                               EXHIBIT
-------                             -------
  3.23*   By-Laws of Van Buren Pipe Corporation.
  3.24*   Certificate of Incorporation of Westech Building Products,
          Inc. as filed with the Delaware Secretary of State on May
          25, 1994.
  3.25*   Certificate of Amendment to the Certificate of Incorporation
          of Westech Building Products, Inc. as filed with the
          Delaware Secretary of State on May 6, 1996.
  3.26*   By-Laws of Westech Building Products, Inc.
  3.27*   Certificate of Incorporation of Westlake Chemical Holdings,
          Inc. as filed with the Delaware Secretary of State on
          December 13, 2000.
  3.28*   By-Laws of Westlake Chemical Holdings, Inc.
  3.29*   Certificate of Incorporation of Westlake Chemical
          Investments, Inc. as filed with the Delaware Secretary of
          State on December 13, 2000.
  3.30*   By-Laws of Westlake Chemical Investments, Inc.
  3.31*   Certificate of Incorporation of Westlake Chemical
          Manufacturing, Inc. as filed with the Delaware Secretary of
          State on December 13, 2000.
  3.32*   By-Laws of Westlake Chemical Manufacturing, Inc.
  3.33*   Certificate of Incorporation of Westlake Chemical Products,
          Inc. as filed with the Delaware Secretary of State on
          December 13, 2000.
  3.34*   By-Laws of Westlake Chemical Products, Inc.
  3.35*   Certificate of Incorporation of Westlake Development
          Corporation as filed with the Delaware Secretary of State on
          December 13, 2000.
  3.36*   By-Laws of Westlake Development Corporation.
  3.37*   Certificate of Incorporation of Westlake Management
          Services, Inc. as filed with the Delaware Secretary of State on November 5, 1990.
  3.38*   Bylaws of Westlake Management Services, Inc.
  3.39*   Certificate of Incorporation of Westlake Olefins Corporation
          as filed with the Delaware Secretary of State on May 15,
          1989.
  3.40*   Certificate of Amendment to the Certificate of Incorporation
          of Westlake Olefins Corporation as filed with the Delaware
          Secretary of State on July 20, 1992.
  3.41*   By-Laws of Westlake Olefins Corporation.
  3.42*   Articles of Incorporation of Westlake Overseas Corporation
          as filed with the Office of Lieutenant Governor of the U.S.
          Virgin Islands on May 10, 1988.
  3.43*   By-Laws of Westlake Overseas Corporation.
  3.44*   Certificate of Limited Partnership of Westlake
          Petrochemicals LP as filed with the Delaware Secretary of
          State on December 20, 2000.
  3.45*   Certificate of Amendment to the Certificate of Limited
          Partnership of Westlake Petrochemicals LP as filed with the
          Delaware Secretary of State on December 28, 2000.
  3.46*   Agreement of Limited Partnership of Westlake Petrochemicals
          LP.
  3.47*   Certificate of Limited Partnership of Westlake Polymers LP
          as filed with the Delaware Secretary of State on December
          20, 2000.
  3.48*   Agreement of Limited Partnership of Westlake Polymers LP.
  3.49*   Certificate of Incorporation of Westlake PVC Corporation as
          filed with the Delaware Secretary of State on August 19,
          1991.
  3.50*   Certificate of Amendment to the Certificate of Incorporation
          of Westlake PVC Corporation as filed with the Delaware
          Secretary of State on August 20, 1991.
  3.51*   Bylaws of Westlake PVC Corporation.
  3.52*   Certificate of Incorporation of Westlake Resources
          Corporation as filed with the Delaware Secretary of State on
          October 23, 1990.
  3.53*   Bylaws of Westlake Resources Corporation.
  3.54*   Certificate of Limited Partnership of Westlake Styrene LP as
          filed with the Delaware Secretary of State on December 20,
          2000.
  3.55*   Agreement of Limited Partnership of Westlake Styrene LP.

EXHIBIT
  NO.                               EXHIBIT
-------                             -------
  3.56*   Certificate of Incorporation of Westlake Vinyl Corporation
          as filed with the Delaware Secretary of State on June 8,
          1990.
  3.57*   Certificate of Amendment to the Certificate of Incorporation
          of Westlake Vinyl Corporation as filed with the Delaware
          Secretary of State on October 18, 1993.
  3.58*   Certificate of Amendment to the Certificate of Incorporation
          of Westlake Vinyl Corporation as filed with the Delaware
          Secretary of State on November 4, 1993.
  3.59*   Bylaws of Westlake Vinyl Corporation.
  3.60*   Certificate of Incorporation of Westlake Vinyls, Inc. as
          filed with the Delaware Secretary of State on July 10, 1997.
  3.61*   Certificate of Amendment to the Certificate of Incorporation
          of Westlake Vinyls, Inc. as filed with the Delaware
          Secretary of State on September 28, 2001.
  3.62*   By-Laws of Westlake Vinyls, Inc.
  3.63*   Certificate of Limited Partnership of WPT LP as filed with the Delaware Secretary of State on December 20, 2000.
  3.64*   Agreement of Limited Partnership of WPT LP.
  4.1*    Indenture dated as of July 31, 2003 by and among Westlake, the guarantors named therein and JPMorgan Chase Bank, as
          trustee, relating to 8 3/4% Senior Notes due 2011.
  4.2*    Form of 8 3/4% Senior Notes due 2011 (included in Exhibit
          4.1).
  4.3*    Registration Rights Agreement dated as of July 31, 2003 by and among Westlake, the guarantors named therein, Credit
          Suisse First Boston LLC, Banc of America Securities LLC,
          Deutsche Bank Securities Inc., J.P. Morgan Securities Inc.,
          Citigroup Global Markets Inc., Scotia Capital (USA) Inc.,
          Credit Lyonnais Securities (USA) Inc., and CIBC World
          Markets Corp. relating to 8 3/4% Senior Notes due 2011.

          Westlake and the guarantors are party to other long-term debt instruments not held herewith under which the total amount of securities authorized does not exceed 10% of the total assets of Westlake and its subsidiaries on a consolidated basis. Pursuant to paragraph 4(iii)(A) of Item
          601(b) of Regulation S-K, Westlake agrees to furnish a copy of such instruments to the SEC upon request.

  5.1     Opinion of Baker Botts L.L.P. as to the legality of the
          securities.
 10.1*    Credit Agreement dated as of July 31, 2003 (the "Revolving
          Credit Agreement") by and among the financial institutions party thereto, as lenders, Bank of America, N.A., as agent,
          Westlake and certain of its domestic subsidiaries, as
          borrowers relating to a $200 million senior secured
          revolving credit facility.
 10.2*    Credit Agreement dated as of July 31, 2003 by and among
          Westlake, as borrower, certain of its subsidiaries, as
          guarantors, Bank of America, N.A., as agent and the lenders party thereto relating to a $120 million senior secured term loan.
 10.3*    Westlake Group Performance Unit Plan effective January 1,
          1991.
 10.4*    Employment agreement with Warren Wilder dated December 10,
          1999.
 10.5*    First Amended and Restated Federal Income Tax Allocation
          Agreement dated as of May 10, 2002 (the "Tax Allocation
          Agreement") among Gulf Polymer & Petrochemical, Inc.,
          Westlake and certain subsidiaries of Westlake.
 10.6*    Amendment to Tax Allocation Agreement dated as of August 1,
          2003 among Gulf Polymer & Petrochemical, Inc., Westlake and certain subsidiaries of Westlake.
 10.7     Amendment, Assignment and Acceptance Agreement dated as of
          September 22, 2003 among Bank of America, N.A., the
          financial institutions party thereto, Westlake and certain of its domestic subsidiaries, amending the Revolving Credit
          Agreement.
 10.8     Employment Agreement with Ruth I. Dreessen dated June 5,
          2003.
 10.9     EVA Incentive Plan.
 12.1     Computation of Ratio of Earnings to Fixed Charges.
 21*      Subsidiaries of the Registrant.
 23.1     Consent of PricewaterhouseCoopers LLP.

EXHIBIT
  NO.                               EXHIBIT
-------                             -------
 23.2     Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
 24.1*    Powers of Attorney.
 25.1*    Statement of Eligibility under the Trust Indenture Act of
          1939, as amended, of the Trustee for 8 3/4% Senior Notes due
          2011, on Form T-1.
 99.1     Form of Letter to Depository Trust Company Participants.
 99.2     Form of Letter to Clients.
 99.3     Form of Notice of Guaranteed Delivery.
 99.4     Form of Letter of Transmittal.


---------------


* Previously filed.


     (b) Financial Statement Schedules


     Westlake Chemical Corporation -- Schedule II -- Valuation and Qualifying Accounts (included on page F-64 of the prospectus filed pursuant to Part I of this registration statement).


ITEM 22.   UNDERTAKINGS

     (a) The undersigned registrants hereby undertake:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

             (i) include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of any registrant pursuant to the foregoing provisions, or otherwise, such registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by any registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on November 21, 2003.


                                          WESTLAKE CHEMICAL CORPORATION
                                          GEISMAR VINYLS COMPANY LP,
                                            BY GVGP, INC., ITS GENERAL PARTNER
                                          GRAMERCY CHLOR-ALKALI CORPORATION
                                          GVGP, INC.
                                          WESTLAKE CHEMICAL HOLDINGS, INC.
                                          WESTLAKE CHEMICAL INVESTMENTS, INC.
                                          WESTLAKE MANAGEMENT SERVICES, INC.
                                          WESTLAKE OLEFINS CORPORATION
                                          WESTLAKE OVERSEAS CORPORATION
                                          WESTLAKE PETROCHEMICALS LP,
                                            BY WESTLAKE CHEMICAL INVESTMENTS,
                                          INC.,
                                            ITS GENERAL PARTNER
                                          WESTLAKE POLYMERS LP,
                                            BY WESTLAKE CHEMICAL INVESTMENTS,
                                          INC.,
                                            ITS GENERAL PARTNER
                                          WESTLAKE PVC CORPORATION
                                          WESTLAKE RESOURCES CORPORATION
                                          WESTLAKE STYRENE LP,
                                            BY WESTLAKE CHEMICAL HOLDINGS, INC.,
                                            ITS GENERAL PARTNER
                                          WESTLAKE VINYL CORPORATION
                                          WESTLAKE VINYLS, INC.
                                          WPT LP,
                                            BY WESTLAKE CHEMICAL HOLDINGS, INC.,
                                            ITS GENERAL PARTNER

                                          By:        /s/ ALBERT CHAO
                                            ------------------------------------
                                              Name: Albert Chao
                                              Title:   President

                                          GEISMAR HOLDINGS, INC.
                                          WESTLAKE CHEMICAL MANUFACTURING, INC.
                                          WESTLAKE CHEMICAL PRODUCTS, INC.
                                          WESTLAKE DEVELOPMENT CORPORATION

                                          By:     /s/ R. MICHAEL LOONEY
                                            ------------------------------------
                                              Name: R. Michael Looney
                                              Title:   President

                                          NORTH AMERICAN PIPE CORPORATION
                                          NORTH AMERICAN PROFILES, INC.
                                          VAN BUREN PIPE CORPORATION
                                          WESTECH BUILDING PRODUCTS, INC.

                                          By:      /s/ JOHN A. LABUDA
                                            ------------------------------------
                                              Name: John A. Labuda
                                              Title:   President


                         WESTLAKE CHEMICAL CORPORATION



     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on November 21, 2003.



              SIGNATURE                                        TITLE
              ---------                                        -----

           /s/ ALBERT CHAO                  President and Director (Principal Executive
--------------------------------------                        Officer)
             Albert Chao


                  *                      Senior Vice President and Chief Financial Officer
--------------------------------------             (Principal Financial Officer)
           Ruth I. Dreessen


                  *                           Vice President and Controller (Principal
--------------------------------------                  Accounting Officer)
          George J. Mangieri


                  *                                    Chairman of the Board
--------------------------------------
              T.T. Chao


                  *                                  Vice Chairman of the Board
--------------------------------------
              James Chao


                  *                                           Director
--------------------------------------
          Dorothy C. Jenkins


 *By:          /s/ ALBERT CHAO
        ------------------------------
                 Albert Chao
               Attorney-in-fact

                             GEISMAR HOLDINGS, INC.
                     WESTLAKE CHEMICAL MANUFACTURING, INC.
                        WESTLAKE CHEMICAL PRODUCTS, INC.
                        WESTLAKE DEVELOPMENT CORPORATION


     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on November 21, 2003.



              SIGNATURE                                        TITLE
              ---------                                        -----

        /s/ R. MICHAEL LOONEY            President and Director
--------------------------------------
          R. Michael Looney


                  *                      Director
--------------------------------------
        Harold F. Kalbach, Jr.


 *By:          /s/ ALBERT CHAO
        ------------------------------
                 Albert Chao
               Attorney-in-fact


         GEISMAR VINYLS COMPANY LP, BY GVGP, INC., ITS GENERAL PARTNER
                       GRAMERCY CHLOR-ALKALI CORPORATION
                                   GVGP, INC.
                        WESTLAKE CHEMICAL HOLDINGS, INC.
                      WESTLAKE CHEMICAL INVESTMENTS, INC.
                       WESTLAKE MANAGEMENT SERVICES, INC.
                          WESTLAKE OLEFINS CORPORATION
      WESTLAKE PETROCHEMICALS LP, BY WESTLAKE CHEMICAL INVESTMENTS, INC.,
                              ITS GENERAL PARTNER
         WESTLAKE POLYMERS LP, BY WESTLAKE CHEMICAL INVESTMENTS, INC.,
                              ITS GENERAL PARTNER
                            WESTLAKE PVC CORPORATION
                         WESTLAKE RESOURCES CORPORATION
           WESTLAKE STYRENE LP, BY WESTLAKE CHEMICAL HOLDINGS, INC.,
                              ITS GENERAL PARTNER
                           WESTLAKE VINYL CORPORATION
                             WESTLAKE VINYLS, INC.
        WPT LP, BY WESTLAKE CHEMICAL HOLDINGS, INC., ITS GENERAL PARTNER


     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on November 21, 2003.


              SIGNATURE                                        TITLE
              ---------                                        -----

           /s/ ALBERT CHAO               President and Director
--------------------------------------
             Albert Chao

                        NORTH AMERICAN PIPE CORPORATION
                         NORTH AMERICAN PROFILES, INC.
                           VAN BUREN PIPE CORPORATION
                        WESTECH BUILDING PRODUCTS, INC.


     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on November 21, 2003.


              SIGNATURE                                        TITLE
              ---------                                        -----

          /s/ JOHN A. LABUDA             President and Director
--------------------------------------
            John A. Labuda

                         WESTLAKE OVERSEAS CORPORATION


     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated and on November 21, 2003.



              SIGNATURE                                        TITLE
              ---------                                        -----

           /s/ ALBERT CHAO               President and Director
--------------------------------------
             Albert Chao


          /s/ JOHN A. LABUDA             Director
--------------------------------------
            John A. Labuda


                  *                      Director
--------------------------------------
            Gabi S. Rivera


                  *                      Director
--------------------------------------
         Maria Conor-Freeman


 *By:          /s/ ALBERT CHAO
        ------------------------------
                 Albert Chao
               Attorney-in-fact

                               INDEX TO EXHIBITS


EXHIBIT
  NO.                               EXHIBIT
-------                             -------
  3.1*    Certificate of Incorporation of Westlake as filed with the
          Delaware Secretary of State on September 3, 1991.
  3.2*    Certificate of Amendment to the Certificate of Incorporation
          of Westlake as filed with the Delaware Secretary of State on
          June 28, 1993.
  3.3*    Certificate of Amendment of the Certificate of Incorporation
          of Westlake as filed with the Delaware Secretary of State on
          November 4, 1993.
  3.4*    Certificate of Amendment of the Certificate of Incorporation
          of Westlake as filed with the Delaware Secretary of State on
          August 14, 1997.
  3.5*    Bylaws of Westlake.
  3.6*    Certificate of Incorporation of Geismar Holdings, Inc. as
          filed with the Delaware Secretary of State on December 26,
          2002.
  3.7*    By-Laws of Geismar Holdings, Inc.
  3.8*    Certificate of Limited Partnership of Geismar Vinyls Company
          LP as filed with the Delaware Secretary of State on January
          2, 2003.
  3.9*    Certificate of Amendment to the Certificate of Limited
          Partnership of Geismar Vinyls Company LP as filed with the
          Delaware Secretary of State on January 8, 2003.
  3.10*   Agreement of Limited Partnership of Geismar Vinyls Company
          LP.
  3.11*   Certificate of Incorporation of Gramercy Chlor-Alkali
          Corporation as filed with the Delaware Secretary of State on
          December 13, 2000.
  3.12*   By-Laws of Gramercy Chlor-Alkali Corporation.
  3.13*   Certificate of Incorporation of GVGP, Inc. as filed with the
          Delaware Secretary of State on December 26, 2002.
  3.14*   By-Laws of GVGP, Inc.
  3.15*   Certificate of Incorporation of North American Pipe
          Corporation as filed with the Delaware Secretary of State on
          May 29, 1992.
  3.16*   Certificate of Amendment to the Certificate of Incorporation
          of North American Pipe Corporation as filed with the
          Delaware Secretary of State on July 7, 1992.
  3.17*   Bylaws of North American Pipe Corporation.
  3.18*   Certificate of Incorporation of North American Profiles,
          Inc. as filed with the Delaware Secretary of State on March
          27, 2000.
  3.19*   Certificate of Amendment to the Certificate of Incorporation
          of North American Profiles, Inc. as filed with the Delaware
          Secretary of State on August 1, 2000.
  3.20*   By-Laws of North American Profiles, Inc.
  3.21*   Certificate of Incorporation of Van Buren Pipe Corporation
          as filed with the Delaware Secretary of State on May 25,
          1994.
  3.22*   Certificate of Amendment to the Certificate of Incorporation
          of Van Buren Pipe Corporation as filed with the Delaware
          Secretary of State on December 13, 1995.
  3.23*   By-Laws of Van Buren Pipe Corporation.
  3.24*   Certificate of Incorporation of Westech Building Products,
          Inc. as filed with the Delaware Secretary of State on May
          25, 1994.
  3.25*   Certificate of Amendment to the Certificate of Incorporation
          of Westech Building Products, Inc. as filed with the
          Delaware Secretary of State on May 6, 1996.
  3.26*   By-Laws of Westech Building Products, Inc.
  3.27*   Certificate of Incorporation of Westlake Chemical Holdings,
          Inc. as filed with the Delaware Secretary of State on
          December 13, 2000.
  3.28*   By-Laws of Westlake Chemical Holdings, Inc.
  3.29*   Certificate of Incorporation of Westlake Chemical
          Investments, Inc. as filed with the Delaware Secretary of
          State on December 13, 2000.
  3.30*   By-Laws of Westlake Chemical Investments, Inc.
  3.31*   Certificate of Incorporation of Westlake Chemical
          Manufacturing, Inc. as filed with the Delaware Secretary of
          State on December 13, 2000.
  3.32*   By-Laws of Westlake Chemical Manufacturing, Inc.

EXHIBIT
  NO.                               EXHIBIT
-------                             -------
  3.33*   Certificate of Incorporation of Westlake Chemical Products,
          Inc. as filed with the Delaware Secretary of State on
          December 13, 2000.
  3.34*   By-Laws of Westlake Chemical Products, Inc.
  3.35*   Certificate of Incorporation of Westlake Development
          Corporation as filed with the Delaware Secretary of State on
          December 13, 2000.
  3.36*   By-Laws of Westlake Development Corporation.
  3.37*   Certificate of Incorporation of Westlake Management
          Services, Inc. as filed with the Delaware Secretary of State on November 5, 1990.
  3.38*   Bylaws of Westlake Management Services, Inc.
  3.39*   Certificate of Incorporation of Westlake Olefins Corporation
          as filed with the Delaware Secretary of State on May 15,
          1989.
  3.40*   Certificate of Amendment to the Certificate of Incorporation
          of Westlake Olefins Corporation as filed with the Delaware
          Secretary of State on July 20, 1992.
  3.41*   By-Laws of Westlake Olefins Corporation.
  3.42*   Articles of Incorporation of Westlake Overseas Corporation
          as filed with the Office of Lieutenant Governor of the U.S.
          Virgin Islands on May 10, 1988.
  3.43*   By-Laws of Westlake Overseas Corporation.
  3.44*   Certificate of Limited Partnership of Westlake
          Petrochemicals LP as filed with the Delaware Secretary of
          State on December 20, 2000.
  3.45*   Certificate of Amendment to the Certificate of Limited
          Partnership of Westlake Petrochemicals LP as filed with the
          Delaware Secretary of State on December 28, 2000.
  3.46*   Agreement of Limited Partnership of Westlake Petrochemicals
          LP.
  3.47*   Certificate of Limited Partnership of Westlake Polymers LP
          as filed with the Delaware Secretary of State on December
          20, 2000.
  3.48*   Agreement of Limited Partnership of Westlake Polymers LP.
  3.49*   Certificate of Incorporation of Westlake PVC Corporation as
          filed with the Delaware Secretary of State on August 19,
          1991.
  3.50*   Certificate of Amendment to the Certificate of Incorporation
          of Westlake PVC Corporation as filed with the Delaware
          Secretary of State on August 20, 1991.
  3.51*   Bylaws of Westlake PVC Corporation.
  3.52*   Certificate of Incorporation of Westlake Resources
          Corporation as filed with the Delaware Secretary of State on
          October 23, 1990.
  3.53*   Bylaws of Westlake Resources Corporation.
  3.54*   Certificate of Limited Partnership of Westlake Styrene LP as
          filed with the Delaware Secretary of State on December 20,
          2000.
  3.55*   Agreement of Limited Partnership of Westlake Styrene LP.
  3.56*   Certificate of Incorporation of Westlake Vinyl Corporation
          as filed with the Delaware Secretary of State on June 8,
          1990.
  3.57*   Certificate of Amendment to the Certificate of Incorporation
          of Westlake Vinyl Corporation as filed with the Delaware
          Secretary of State on October 18, 1993.
  3.58*   Certificate of Amendment to the Certificate of Incorporation
          of Westlake Vinyl Corporation as filed with the Delaware
          Secretary of State on November 4, 1993.
  3.59*   Bylaws of Westlake Vinyl Corporation.
  3.60*   Certificate of Incorporation of Westlake Vinyls, Inc. as
          filed with the Delaware Secretary of State on July 10, 1997.
  3.61*   Certificate of Amendment to the Certificate of Incorporation
          of Westlake Vinyls, Inc. as filed with the Delaware
          Secretary of State on September 28, 2001.
  3.62*   By-Laws of Westlake Vinyls, Inc.
  3.63*   Certificate of Limited Partnership of WPT LP as filed with the Delaware Secretary of State on December 20, 2000.
  3.64*   Agreement of Limited Partnership of WPT LP.
  4.1*    Indenture dated as of July 31, 2003 by and among Westlake, the guarantors named therein and JPMorgan Chase Bank, as
          trustee, relating to 8 3/4% Senior Notes due 2011.
  4.2*    Form of 8 3/4% Senior Notes due 2011 (included in Exhibit
          4.1).

EXHIBIT
  NO.                               EXHIBIT
-------                             -------
  4.3*    Registration Rights Agreement dated as of July 31, 2003 by and among Westlake, the guarantors named therein, Credit
          Suisse First Boston LLC, Banc of America Securities LLC,
          Deutsche Bank Securities Inc., J.P. Morgan Securities Inc.,
          Citigroup Global Markets Inc., Scotia Capital (USA) Inc.,
          Credit Lyonnais Securities (USA) Inc., and CIBC World
          Markets Corp. relating to 8 3/4% Senior Notes due 2011.

          Westlake and the guarantors are party to other long-term debt instruments not held herewith under which the total amount of securities authorized does not exceed 10% of the total assets of Westlake and its subsidiaries on a consolidated basis. Pursuant to paragraph 4(iii)(A) of Item
          601(b) of Regulation S-K, Westlake agrees to furnish a copy of such instruments to the SEC upon request.

  5.1     Opinion of Baker Botts L.L.P. as to the legality of the
          securities.
 10.1*    Credit Agreement dated as of July 31, 2003 (the "Revolving
          Credit Agreement") by and among the financial institutions party thereto, as lenders, Bank of America, N.A., as agent,
          Westlake and certain of its domestic subsidiaries, as
          borrowers relating to a $200 million senior secured
          revolving credit facility.
 10.2*    Credit Agreement dated as of July 31, 2003 by and among
          Westlake, as borrower, certain of its subsidiaries, as
          guarantors, Bank of America, N.A., as agent and the lenders party thereto relating to a $120 million senior secured term loan.
 10.3*    Westlake Group Performance Unit Plan effective January 1,
          1991.
 10.4*    Employment agreement with Warren Wilder dated December 10,
          1999.
 10.5*    First Amended and Restated Federal Income Tax Allocation
          Agreement dated as of May 10, 2002 (the "Tax Allocation
          Agreement") among Gulf Polymer & Petrochemical, Inc.,
          Westlake and certain subsidiaries of Westlake.
 10.6*    Amendment to Tax Allocation Agreement dated as of August 1,
          2003 among Gulf Polymer & Petrochemical, Inc., Westlake and certain subsidiaries of Westlake.
 10.7     Amendment, Assignment and Acceptance Agreement dated as of
          September 22, 2003 among Bank of America, N.A., the
          financial institutions party thereto, Westlake and certain of its domestic subsidiaries, amending the Revolving Credit
          Agreement.
 10.8     Employment Agreement with Ruth I. Dreessen dated June 5,
          2003.
 10.9     EVA Incentive Plan.
 12.1     Computation of Ratio of Earnings to Fixed Charges.
 21*      Subsidiaries of the Registrant.
 23.1     Consent of PricewaterhouseCoopers LLP.
 23.2     Consent of Baker Botts L.L.P. (included in Exhibit 5.1).
 24.1*    Powers of Attorney.
 25.1*    Statement of Eligibility under the Trust Indenture Act of
          1939, as amended, of the Trustee for 8 3/4% Senior Notes due
          2011, on Form T-1.
 99.1     Form of Letter to Depository Trust Company Participants.
 99.2     Form of Letter to Clients.
 99.3     Form of Notice of Guaranteed Delivery.
 99.4     Form of Letter of Transmittal.


---------------


* Previously filed.